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As filed with the Securities and Exchange Commission on May 17, 2007

No. 333-139791

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Masonite International Inc.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	2431 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
1600 Britannia Road East Mississauga, Ontario L4W 1J2 Canada (905) 670-6500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Masonite Corporation (Exact name of registrant as specified in its charter)			Masonite International Corporation (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	2431 (Primary Standard Industrial Classification Code Number)	64-0198020 (I.R.S. Employer Identification No.)	Ontario, Canada (State or other jurisdiction of incorporation or organization)	2431 (Primary Standard Industrial Classification Code Number)	98-0377314 (I.R.S. Employer Identification No.)
One North Dale Mabry Highway, Suite 950 Tampa, Florida 33609 (813) 877-2726 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)			1600 Britannia Road East Mississauga, Ontario L4W 1J2 Canada (905) 670-6500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Frederick Arnold
One North Dale Mabry Highway, Suite 950
Tampa, Florida 33609
(813) 739-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies:
Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Tel: (212) 455-2000
Fax: (212) 455-2502

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Title of Each Class Of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Senior Subordinated Notes due 2015 issued by Masonite Corporation	$412,000,000	100%(1)	$412,000,000(1)	$44,084(2)

Guarantees of Senior Subordinated Notes due 2015 issued by Masonite Corporation(3)	(4)	(4)	(4)	(4)

Senior Subordinated Notes due 2015 issued by Masonite International Corporation	$358,000,000	100%(1)	$358,000,000(1)	$38,306(2)

Guarantees of Senior Subordinated Notes due 2015 issued by Masonite International Corporation(3)	(4)	(4)	(4)	(4)

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act of 1933, as amended.
(2)
Previously paid.
(3)
See inside facing page for table of additional registrant guarantors.
(4)
Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the guarantees is payable.

       The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant As Specified In Its Charter	State or other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number	Address, Including Zip Code, of Registrant's Principal Executive Offices	Phone Number
3061275 Nova Scotia Company	Nova Scotia	Not Applicable	1600 Britannia Road East Mississauga, Ontario L4W 1J2 Canada	(905) 670-6500
Bonlea Limited	United Kingdom	Not Applicable	Birthwaite Business Park Huddersfield Road Darton, Barnsley S75 5JS United Kingdom	+44-1226-383434
Castlegate Entry Systems, Inc.	Canada	Not Applicable	1600 Britannia Road East Mississauga, Ontario L4W 1J2 Canada	(905) 670-6500
Crown Door Corporation	Canada	Not Applicable	1600 Britannia Road East Mississauga, Ontario L4W 1J2 Canada	(905) 670-6500
Cutting Edge Tooling, Inc.	Florida	83-0338818	One North Dale Mabry Highway, Suite 950 Tampa, Florida 33609	(813) 877-2726
Door Installation Specialists Corporation	Florida	20-1562354	One North Dale Mabry Highway, Suite 950 Tampa, Florida 33609	(813) 877-2726
Eger Properties	California	68-0316847	One North Dale Mabry Highway, Suite 950 Tampa, Florida 33609	(813) 877-2726
Florida Made Door Co.	Florida	59-0737960	One North Dale Mabry Highway, Suite 950 Tampa, Florida 33609	(813) 877-2726
Masonite Chile Holdings S.A.	Chile	Not Applicable	Ruta Q-50, Km. 1,5 Cabrero, Chile 447000	+56-43-404402
Masonite Components	Ireland	Not Applicable	Derryoughter Drumsna Carrick on Shannon Co. Leitrim Republic of Ireland	+353-71-9659500
Masonite Europe	Ireland	Not Applicable	Derryoughter Drumsna Carrick on Shannon Co. Leitrim Republic of Ireland	+353-71-9659500
Masonite Europe Limited	United Kingdom	Not Applicable	Birthwaite Business Park Huddersfield Road, Darton, Barnsley, S75 5JS United Kingdom	+44-1226-383434
Masonite Ireland	Ireland	Not Applicable	Derryoughter Drumsna Carrick on Shannon Co. Leitrim Republic of Ireland	+353-71-9659500
Masonite Mexico, S.A. de C.V.	Mexico	Not Applicable	Carretera Laredo Km. 23 Cienega de Flores, Estado Nuevo Leon 65550 Mexico	+5281-8220-8900
Masonite PrimeBoard, Inc.	North Dakota	20-2765752	One North Dale Mabry Highway, Suite 950 Tampa, Florida 33609	(813) 877-2726
Pintu Acquisition Company, Inc.	Delaware	62-1647932	One North Dale Mabry Highway, Suite 950 Tampa, Florida 33609	(813) 877-2726
Premdor Crosby Limited	United Kingdom	Not Applicable	Birthwaite Business Park Huddersfield Road, Darton, Barnsley, S75 5JS United Kingdom	+44-1226-383434
Premdor Finance LLC	Delaware	51-0404966	Nemours Building, Suite 1414 1007 Orange Street Wilmington, Delaware 19801	(302) 652-5200

Premdor U.K. Holdings Limited	United Kingdom	Not Applicable	Birthwaite Business Park Huddersfield Road, Darton, Barnsley S75 5JS United Kingdom	+44-1226-383434
WMW, Inc.	Delaware	76-0533326	One North Dale Mabry Highway, Suite 950 Tampa, Florida 33609	(813) 877-2726
Woodlands Millwork I, Ltd.	Texas	76-0285989	One North Dale Mabry Highway, Suite 950 Tampa, Florida 33609	(813) 877-2726

Information contained herein is subject to completion or amendment. A registration statement relating to those securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy.

Subject to Completion, dated May 17, 2007

PRELIMINARY PROSPECTUS

Masonite International Inc.

Masonite Corporation          Masonite International Corporation

OFFER TO EXCHANGE

        Up to $412,000,000 aggregate principal amount of Senior Subordinated Notes due 2015 issued by Masonite Corporation, which have been registered under the Securities Act of 1933, for any and all outstanding Senior Subordinated Notes due 2015 issued by Masonite Corporation.

        Up to $358,000,000 aggregate principal amount of Senior Subordinated Notes due 2015 issued by Masonite International Corporation, which have been registered under the Securities Act of 1933, for any and all outstanding Senior Subordinated Notes due 2015 issued by Masonite International Corporation.

        The exchange notes will be fully and unconditionally guaranteed on an unsecured basis by our parent company, Masonite International Inc., and certain of our domestic and foreign subsidiaries.

        We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for freely tradeable exchange notes that have been registered under the Securities Act of 1933.

The Exchange Offer

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes representing the same underlying indebtedness that are freely tradeable.

  •
  You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

  •
  The exchange offer expires at 12:00 midnight, New York City time, on            , 2007 which is the 30th day after the date of this prospectus.

  •
  The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. or Canadian federal income tax purposes.

  •
  The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

        All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indentures. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

        You should carefully consider the "Risk Factors" beginning on page 18 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2007.

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

        This prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information in this prospectus is current only as of the date on its cover, and may change after that date.

        Following the date of this prospectus we will be subject to reporting obligations and any filings we make will be available via the website of the United States Securities and Exchange Commission, or SEC, at www.sec.gov. You can also obtain any filed documents regarding us without charge by written or oral request to:

Masonite International Inc.
One North Dale Mabry Highway, Suite 950
Tampa, Florida 33609
Attn. Frederick Arnold
Telephone: (813) 739-3000

        Please note that copies of documents provided to you will not include exhibits.

        In order to receive timely delivery of requested documents in advance of the expiration date of the exchange offer, you should make your request no later than                 , 2007, which is five business days before you must make a decision regarding the exchange offer.

        See "Available Information".

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        Unless we indicate otherwise, financial information in this preliminary prospectus has been prepared in accordance with Canadian GAAP. Canadian GAAP differs in some respects from U.S. GAAP, and thus our financial statements may not be comparable to the financial statements of U.S. companies. Certain differences as they apply to us are summarized in note 25 to the annual consolidated financial statements included elsewhere in this prospectus.

i

ENFORCEABILITY OF CIVIL LIABILITIES

        Masonite International Inc. is incorporated under the Canada Business Corporations Act and Masonite International Corporation, a subsidiary of Masonite International Inc., is incorporated under the Ontario Business Corporations Act. Certain of our guarantors are also incorporated in jurisdictions outside of the United States. Each of Masonite International Inc. and Masonite International Corporation has its principal executive office in Ontario, Canada. Certain of the directors, officers and experts named in this prospectus are not residents of the United States, and all or a substantial portion of their assets and a substantial portion of the assets of Masonite International Inc., Masonite International Corporation and our non-U.S. guarantors are located outside of the United States. It may be difficult for you to effect service of process within the United States upon us or our directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of U.S. courts based upon the civil liability under the federal securities laws of the United States. We have been advised by Davies Ward Phillips & Vineberg LLP, our Canadian counsel, that there is doubt as to the enforceability in Canada against us or against our directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the federal securities laws of the United States.

EXCHANGE RATE INFORMATION

        The following table sets forth, for the periods indicated, translations of Canadian dollars into U.S. dollars at specified rates. These translations have been made at the indicated noon-buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. These rates are provided solely for your convenience. They are not necessarily the rates used by us in the preparation of our financial statements.

Year Ended December 31	Average
2002	0.6368
2003	0.7186
2004	0.7702
2005	0.8269
2006	0.8821
Recent Monthly Data	Average	Low	High
October 2006	0.8861	0.8784	0.8965
November 2006	0.8804	0.8715	0.8869
December 2006	0.8672	0.8582	0.8760
January 2007	0.8502	0.8457	0.8586
February 2007	0.8540	0.8437	0.8631
March 2007	0.8561	0.8467	0.8673

INDUSTRY DATA

        We obtained the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, and surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified market and industry data from third party sources. While we believe our internal company research is reliable, such research has not been verified by any independent source.

ii

PROSPECTUS SUMMARY

        This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before participating in the exchange offer. You should read the entire prospectus carefully.

        Unless the context otherwise requires, in this prospectus "Masonite", the "company", "we", "us" and "our" refer to Masonite International Inc. ("Masonite International") and its subsidiaries; and references to the "Issuers" mean Masonite Corporation ("Masonite U.S.") and Masonite International Corporation ("Masonite Canada"), the issuers of the notes. Masonite U.S., a direct wholly owned subsidiary of Masonite International, operates Masonite International's U.S. subsidiaries. Masonite Canada, also a direct wholly owned subsidiary of Masonite International, operates Masonite International's Canadian subsidiaries as well as certain other non-U.S. subsidiaries. All amounts are in U.S. dollars unless specified otherwise.

Our Company

        We are one of the largest manufacturers of doors in the world based on the number of doors sold, with a significant market share in both interior and exterior door products. We sell approximately 50 million doors per year. Our products are sold in over 70 countries, including the United States, Canada, the United Kingdom, France and throughout Central and Eastern Europe. For the year ended December 31, 2006 our sales were $2.5 billion.

        Our products are marketed under well-recognized brand names throughout the world. In North America, we market our doors primarily under the Masonite brand, which is a leading brand in the door industry according to published industry sources. Our sales are derived from the two primary sources of door demand: residential repair, renovation and remodeling of existing homes, and the construction of new homes. We believe that sales to the less cyclical residential repair, renovation and remodeling sector represents the larger component of our business in North America. Approximately 77% of our 2006 sales were generated in North America, where we believe we have a leading market share in both interior and exterior doors, 19% in Europe, and the remainder in South America, Asia, Africa and the Middle East.

        We have over 80 manufacturing and distribution facilities in 18 countries, primarily in North America and Europe. We are a vertically integrated producer, manufacturing key components of doors, including composite molded and veneer door facings, glass door lites and cut stock. In order to realize cost advantages and efficiencies provided by vertical integration, we have integrated the various operations in our North American segment as well as our Europe and Other segment to the point where we share common systems, financing and infrastructure. We believe that our high level of vertical integration provides us with competitive and cost advantages over competitors not as vertically integrated, and enhances our ability to develop new and proprietary products.

        As part of our "all products" cross-merchandising strategy, we provide our customers with a broad product offering of interior and exterior doors and entry systems at various price points. We manufacture a broad line of interior doors, including residential molded, flush, stile and rail, louvre and specially-ordered commercial and architectural doors. We also manufacture exterior residential steel and fiberglass doors and entry systems. In 2006, sales of interior and exterior products accounted for approximately 66% and 34% of our revenue, respectively. In addition, we also sell certain door components to other door manufacturers.

        We sell doors through multiple distribution channels, including: (i) retail home center customers; (ii) one-step distributors that sell directly to homebuilders and contractors; and (iii) two-step wholesale distributors that resell to other distributors. For North American retail home center customers, our numerous door fabrication facilities provide value-added fabrication and logistical services, including store delivery of pre-hung interior and exterior doors. We believe our ability to provide: (i) a broad product range; (ii) frequent, rapid, on-time and complete delivery; (iii) consistency in products and merchandising; (iv) national service; and (v) special order programs differentiate us from our competitors.

Post-Transaction Initiatives

        We were acquired on April 6, 2005 by an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR. Since this acquisition, which we refer to as the Transaction, we have implemented a strategic focus designed to enhance the operating performance of our business and deliver increased value to our customers.

        Our "Blueprint for Profitable Growth" focuses employees at all levels on achieving key customer and manufacturing metrics, including targets for customer service, product profitability and manufacturing efficiencies. To accomplish these goals we have deployed an intensive program based upon "Lean Sigma" methodologies, along with a comprehensive review of product pricing. In addition, we have introduced a detailed set of operational metrics which are used to assess facility performance and to benchmark best practices across the company. These metrics measure key processes and controllable costs, including fill rates, lead times, direct labor, overhead, cost of quality, distribution and inventory levels. In 2007, we plan to train approximately 200 of our employees in the disciplines of Lean Sigma, and hire additional Lean Sigma experts from outside our company in order to effect these process-improvement initiatives. We believe that these initiatives will provide us with a strong platform for future profitability and growth.

Business Strengths

        We believe that we are distinguished by the following business strengths:

        Leading Global Manufacturer.    With operations in 18 countries and customers in over 70 countries, we are a leading manufacturer of doors in the United States, Canada, the United Kingdom and France.

        Diversified Business.    Our business is diversified by geography and distribution channel, with a broad product offering of doors. We sell products through multiple distribution channels, including one- and two-step distributors, retail home centers and wholesale building supply dealers, thereby reducing our reliance on any one channel.

        Focus on Stable End Market.    We generate the majority of our revenue from residential repair, renovation and remodeling spending, which has historically been less cyclical than new construction spending.

        Strong Brand Recognition.    Our brands are well recognized throughout the building products industry for their design, innovation, reliability and quality according to published industry sources. We market our doors globally, primarily under the Masonite® and Premdor® brands, as well as other well-recognized names.

        Strong Customer Relationships with Well-Established Multi-Channel Distribution.    We have well-established relationships within all door distribution channels. Our top ten customers have been purchasing doors from us for more than 11 years on average and we believe that in most cases we are their leading door supplier.

        Low Cost Producer with Leading Technology and Infrastructure.    We have numerous design, process and product patents developed primarily at our 141,000 square foot research facility in West Chicago.

        Vertically Integrated Operations.    We are one of the few vertically integrated manufacturers of doors in the world, enabling us to control the many facets of production, decrease lead times and enhance customer service.

Business Strategy

        We intend to build upon our leading position in the door market worldwide through the following key elements of our business strategy:

        Implement the Blueprint for Profitable Growth.    Our Blueprint for Profitable Growth was introduced during the fourth quarter of 2005 and distributed to employees around the world and to many of our customers, suppliers and investors. The Blueprint provides direction for all employees with clear, distinct and common goals and actions that we believe will enable us to improve operations across our business.

        We identified three priorities which we believe will improve our performance:

  •
  Creating a common culture across our company with a focus on operational excellence while preserving our traditional entrepreneurial spirit.

  •
  Driving cost reductions through all parts of our business, including at the plant level through improving core operational metrics; in the supply chain as we build capabilities to better manage and reduce materials, services and distribution costs; and in administrative costs by challenging all spending in selling and administrative cost centers.

  •
  Improving pricing discipline based on a comprehensive understanding of customer and product line profitability, and the value that we provide to our customers.

        Enhance Value Proposition for Our Customers.    Through the implementation of Lean Sigma, we intend to further enhance the value we provide to our customers by decreasing our lead times and focusing on other key customer service metrics.

        Continue Leadership in New Product Design and Technology.    We consider our strong focus on research and development to be one of our major strengths and intend to capitalize on our leadership in this area through the development of new and innovative products and improved manufacturing processes.

        There are a variety of risks inherent in the execution of our business strategy and the maintenance of our business strengths. For example, we must continually improve our door designs so that our doors remain among the most attractive available. In addition, we must continue to deliver quality products free of defects at competitive prices on a timely basis to our customers.

Recent Developments

        In the first quarter of 2007, we were notified by our largest customer, The Home Depot, that they would be moving substantially all of their business with us in certain geographic regions to a competitor later in 2007. This decision by The Home Depot was the result of price increases we put in place during 2006. Our sales to The Home Depot in the regions affected are approximately $250-$300 million on an annualized basis. Subsequent to The Home Depot notification, we announced the permanent closure of facilities dedicated to The Home Depot in Toledo, Ohio, Logan Township, New Jersey and Frederick, Maryland. In addition, we further announced the significant curtailment of production at three additional facilities dedicated to serving The Home Depot in Winchester, Virginia, Leominster, Massachusetts and Goshen, Indiana and the permanent closure of an interior door manufacturing facility located in Mississauga, Ontario. The shutdown of the four facilities being permanently closed is expected to be completed by the end of the third quarter of 2007. We expect to incur a charge in 2007 in connection with the transition of this business.

Issuer Information

        Masonite International Inc., the parent company of Masonite Corporation and Masonite International Corporation, was incorporated under the Canada Business Corporations Act on February 2, 2005. Masonite Corporation is a Delaware corporation incorporated on September 1, 1925. Masonite International Corporation and Specialty Buildings Products Ltd. amalgamated on May 30, 2005 to form Masonite International Corporation under the Ontario Business Corporations Act.

        Our principal executive offices are located at 1600 Britannia Road East, Mississauga, Ontario, Canada L4W 1J2 and One North Dale Mabry Highway, Suite 950, Tampa, Florida 33609. Our telephone number is (905) 670-6500 and (813) 877-2726, respectively. Our web site is located at www.masonite.com. Information on our web site does not constitute part of this prospectus and is not incorporated by reference herein.

Summary of the Terms of the Exchange Offer

        On April 6, 2005, in connection with the closing of the Transaction, we entered into a $770.0 million senior subordinated loan agreement. The proceeds of the loan were used to partially fund the Transaction. See "The Transaction". The senior subordinated loan initially carried an interest rate of LIBOR plus 6.00%, which increased over time to a maximum interest rate of 11% per annum. On October 6, 2006, the senior subordinated loan was repaid in full with the automatic issuance of a new debt obligation comprised of a senior subordinated term loan bearing an interest rate of 11% and maturing on April 6, 2015. Certain lenders exercised their option on and after October 6, 2006 to receive Senior Subordinated Notes due 2015 for all or a part of the principal amount of the senior subordinated term loan of such lender then outstanding (the "private placement").

        In this prospectus, the terms "outstanding notes" refers to the Senior Subordinated Notes due 2015 issued by Masonite Corporation (the "outstanding U.S. notes") and the Senior Subordinated Notes due 2015 issued by Masonite International Corporation (the "outstanding Canada notes") issued in the private placement; the term "exchange notes" refers to Senior Subordinated Notes due 2015 issued by Masonite Corporation and the Senior Subordinated Notes due 2015 issued by Masonite International Corporation, as registered under the Securities Act of 1933, as amended (the "Securities Act"); and the term "notes" refers to both the outstanding notes and the exchange notes.

General	In connection with the private placement, we entered into a registration rights agreement with The Bank of New York, as Trustee, for the holders of the outstanding notes (the "Trustee"), in which we and the guarantors agreed, among other things, to use our commercially reasonable efforts to file a registration statement within 90 days (January 4, 2007) after the date on which the outstanding notes were first issued and to consummate the exchange offer by the date that is 180 days (April 4, 2007) from the date outstanding notes were first issued.
You are entitled to exchange in the exchange offer your outstanding notes for exchange notes representing the same underlying indebtedness, which are identical in all material respects to the outstanding notes except:
	•	the exchange notes have been registered under the Securities Act;
	•	the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and
	•	certain additional interest rate provisions of the registration rights agreement are no longer applicable.
The Exchange Offer	We are offering to exchange up to:
	•	$412,000,000 aggregate principal amount of Senior Subordinated Notes due 2015 issued by Masonite Corporation, which have been registered under the Securities Act, for any and all outstanding Senior Subordinated Notes due 2015 issued by Masonite Corporation; and
	•	$358,000,000 aggregate principal amount of Senior Subordinated Notes due 2015 issued by Masonite International Corporation, which have been registered under the Securities Act, for any and all outstanding Senior Subordinated Notes due 2015 issued by Masonite International Corporation.

Subject to the satisfaction or waiver of specified conditions, we will exchange, as evidence of the same underlying indebtedness, the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the applicable exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.
Upon completion of the exchange offer, there may be no market for the outstanding notes and you may have difficulty selling them.
Resales	Based on interpretations by the staff of the Securities and Exchange Commission, or the "SEC", set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, if:
	1.	you are acquiring the exchange notes in the ordinary course of your business;
	2.	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;
	3.	you are not an "affiliate" of either of the Issuers within the meaning of Rule 405 under the Securities Act; and
	4.	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.
If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaging in, intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are an affiliate of the Issuers, then:
	1.	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993, or similar no- action letters; and
	2.	in the absence of an exception from the position of the SEC stated in (1) above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.
If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of the exchange notes that you receive in the exchange offer. See "Plan of Distribution."
Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on , 2007, which is the 30th day after the date of this prospectus, unless extended by us. We do not currently intend to extend the expiration date of the exchange offer.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration date of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.
Interest on the Exchange Notes and the Outstanding Notes	Each exchange note will bear interest at the rate per annum set forth on the cover page of this prospectus from the most recent date to which interest has been paid on the outstanding notes. The interest on the notes will be payable on each April 15 and October 15. No interest will be paid on outstanding notes following their acceptance for exchange. Pursuant to the Exchange and Registration Rights Agreement, as the exchange offer was not consummated by April 4, 2007, additional interest began to accrue as of April 5, 2007 in an amount equal to $.05 per week per $1,000 principal amount of outstanding notes for a period of 90 days. The amount of additional interest shall increase by an additional $.05 per week per $1,000 principal amount of outstanding notes with respect to each subsequent 90-day period for which the exchange offer is not consummated, provided that the additional interest in the aggregate shall not exceed $.20 per week per $1,000 principal amount of outstanding notes. Notwithstanding the foregoing, the interest rate borne by the Notes shall not exceed 11.0% per annum, except as otherwise specified in the indentures governing the notes. To the extent the interest rate borne by the outstanding notes exceeds 11.0% per annum, we may elect to pay such excess interest through the issuance of additional notes, as provided in the Indentures. Additional interest will cease to accrue once the exchange offer is consummated.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or "DTC", and wish to participate in the exchange offer for the outstanding notes, you must comply with the Automated Tender Offer Program procedures of DTC. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

	1.	you are acquiring the exchange notes in the ordinary course of your business;
	2.	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;
	3.	you are not an "affiliate" of any of the Issuers within the meaning of Rule 405 under the Securities Act; and
	4.	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.
If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you must represent to us that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.
If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaged in, or intend to engage in, or have an arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are an affiliate of any of the Issuers, then you cannot rely on the positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.
Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact such person promptly and instruct such person to tender those outstanding notes on your behalf.
Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal and any other documents required by the letter of transmittal or you cannot comply with the DTC procedures for book-entry transfer prior to the expiration date, then you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."
Effect on Holders of Outstanding Notes	In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the Trustee for the holders of the outstanding notes that grants the holders of outstanding notes registration rights. By making the exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the applicable indenture, except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement and we will not be obligated to pay additional interest as described in the registration rights agreement, except in certain limited circumstances.

To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.
Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.
U.S. Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States or Canadian federal income tax purposes. See "U.S. Federal Income Tax Consequences" and "Canadian Federal Income Tax Considerations."
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer.
Exchange Agent	The Bank of New York, whose address and telephone number are set forth in the section captioned "The Exchange Offer—Exchange Agent" of this prospectus, is the exchange agent for the exchange offer.

Summary of the Terms of the Exchange Notes

        The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be governed by the same indentures under which the outstanding notes were issued, and each series of the exchange notes and the outstanding notes will constitute a single class and series of notes for all purposes under the respective indenture. The following summary is not intended to be a complete description of the terms of the notes. For a more detailed description of the notes, see "Description of Notes." The outstanding notes and the exchange notes are collectively referred to herein as the "notes" unless the context otherwise requires.

Issuers	Masonite U.S. and Masonite Canada.
Securities	Up to $412,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2015 issued by Masonite U.S.; and
Up to $358,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2015 issued by Masonite Canada.
Maturity Date	The notes will mature on April 6, 2015.
Interest Payment Dates
We will pay interest on the notes on each April 15 and October 15. Pursuant to the Exchange and Registration Rights Agreement, as the exchange offer was not consummated by April 4, 2007, additional interest began to accrue as of April 5, 2007 in an amount equal to $.05 per week per $1,000 principal amount of outstanding notes for a period of 90 days. The amount of additional interest shall increase by an additional $.05 per week per $1,000 principal amount of outstanding notes with respect to each subsequent 90-day period for which the exchange offer is not consummated, provided that the additional interest in the aggregate shall not exceed $.20 per week per $1,000 principal amount of outstanding notes. Notwithstanding the foregoing, the interest rate borne by the Notes shall not exceed 11.0% per annum, except as otherwise specified in the indentures governing the notes. To the extent the interest rate borne by the outstanding notes exceeds 11.0% per annum, we may elect to pay such excess interest through the issuance of additional notes, as provided in the Indentures. Additional interest will cease to accrue once the exchange offer is consummated.
Additional Amounts
If Masonite Canada is required to withhold or deduct any Canadian taxes from any payment under or with respect to its notes, it will pay such additional amounts as may be necessary so that the net amount received by each holder after such withholding or deduction will not be less than the amount such holder would have received if such taxes had not been withheld or deducted, subject to the exceptions described under the heading "Description of Notes—Additional Amounts."

Guarantees
All payments with respect to the notes, including principal and interest, are fully and unconditionally guaranteed on an unsecured senior basis by Masonite International, the Issuers' direct parent company, by the other Issuer, and by each of the Issuers' existing and future U.S. restricted subsidiaries and by certain of the Issuers' non-U.S. restricted subsidiaries.
Ranking	The outstanding notes are, and the exchange notes will be, our unsecured senior subordinated obligations and:
	•	are subordinated in right of payment to our existing and future senior debt, including our senior secured credit facilities;
	•	rank equally in right of payment to all of our future senior subordinated debt;
•
are effectively subordinated in right of payment to all of our existing and future secured debt (including our senior secured credit facilities), to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of any of our subsidiaries that is not a guarantor of the notes; and
	•	rank senior in right of payment to all of our future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes.

Similarly, the note guarantees with respect to the outstanding notes are, and the note guarantees with respect to the exchange notes will be, unsecured senior subordinated obligations of the guarantors and:
	•	are subordinated in right of payment to all of the applicable guarantor's existing and future senior debt, including such guarantor's guarantee under our senior secured credit facilities;
	•	rank equally in right of payment to all of the applicable guarantor's future senior subordinated debt;
•
are effectively subordinated in right of payment to all of the applicable guarantor's existing and future secured debt (including such guarantor's guarantee under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes; and
	•	rank senior in right of payment to all of the applicable guarantor's future subordinated debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes.

As of December 31, 2006, (1) the notes and related guarantees ranked junior to approximately $1,197.4 million of senior indebtedness under our senior secured credit facilities, and (2) we had an additional $307.0 million of unutilized capacity under our senior secured revolving credit facility (excluding $8.2 million of outstanding undrawn letters of credit). In addition, the notes were structurally subordinated to $48.9 million of senior indebtedness incurred by our non-guarantor subsidiaries.

Optional Redemption
Prior to April 6, 2010, the Issuers may redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus an applicable make-whole premium (as described in "Description of Notes—Optional Redemption") plus accrued and unpaid interest to the redemption date.

After April 6, 2010, the Issuers may redeem some or all of the notes at par plus accrued interest plus a premium equal to one half of the coupon on such notes, which premium shall decline ratably on each subsequent anniversary of April 6 to zero on April 6, 2014.
Optional Redemption After Certain Equity Offerings
In addition, before April 6, 2008, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 111% of the face amount thereof with the proceeds of equity offerings; provided that at least 65% of the notes originally issued under the applicable Indenture remain outstanding.
Change of Control Offer
Upon the occurrence of a change of control, the Issuers will be required, subject to certain conditions, to offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See "Description of Notes—Offer to Purchase—Change of Control."
Asset Sale Proceeds
If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior indebtedness or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest.
Certain Indenture Provisions
The Issuers issued the notes under indentures among the Issuers, Masonite International, the other guarantors and the trustee. The indentures limit the ability of the Issuers, Masonite International and their restricted subsidiaries to, among other things:
• incur additional indebtedness and issue preferred stock;
• make restricted payments;

	•	place restrictions on the Issuers, Masonite International and their restricted subsidiaries to pay dividends or make other distributions;
	•	make investments;
	•	sell assets;
	•	enter into transactions with affiliates;
	•	merge or consolidate with other entities; and
	•	create or incur liens.
Each of the covenants is subject to a number of important exceptions and qualifications. See "Description of Notes—Certain Covenants."
No Prior Market; Listing
The exchange notes will generally be freely transferable but will be a new issue of securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.
ERISA Considerations	The notes may, subject to certain restrictions described in "ERISA Considerations" herein, be sold and transferred to ERISA plans.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Risk Factors

        See "Risk Factors" for a description of some of the risks you should consider before deciding to participate in the exchange offer.

Summary Consolidated Financial Data

        Set forth below is summary historical consolidated financial data of Masonite International Corporation, the entity acquired pursuant to the Transaction (the "Predecessor"), and summary historical consolidated financial data of Masonite International Inc. (the "Successor") at the dates and for the periods indicated. The historical data for the periods presented has been prepared in accordance with Canadian GAAP. The historical data of the Predecessor for the fiscal year ended December 31, 2004 and the period from January 1, 2005 to April 6, 2005 have been derived from the Predecessor's historical consolidated financial statements included elsewhere in this prospectus, which has been audited by KPMG LLP. The historical data of the Successor presented as at December 31, 2005 and for the period from February 2, 2005 to December 31, 2005 has been derived from the Successor's historical consolidated financial statements included elsewhere in this prospectus which has been audited by KPMG LLP. The historical data of the Successor presented as at and for the year ended December 31, 2006 has been derived from the Successor's historical consolidated financial statements included elsewhere in this prospectus which have been audited by Deloitte & Touche LLP.

        The summary historical consolidated financial data should be read in conjunction with and is qualified by reference to, "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

	Predecessor		Successor
	Fiscal Year Ended December 31,	Period from January 1 to April 6,	Period from February 2 to December 31,	Fiscal Year Ended December 31,
	2004	2005	2005(1)	2006
Statement of Operations Data:
Sales	$2,199.9	$600.1	$1,828.4	$2,464.5
Cost of sales	1,722.7	486.7	1,497.9	1,950.2

Gross profit	477.2	113.4	330.4	514.2

Selling, general and administration expenses	189.9	54.4	161.3	211.8
Depreciation	58.5	17.9	60.3	89.0
Amortization	4.1	1.1	29.9	35.6
Interest	39.5	11.2	137.1	182.6
Other expense, net	7.7	66.4	22.6	39.0

Income (loss) before income taxes and non-controlling interest	177.4	(37.7)	(80.8)	(43.8)
Income taxes	42.7	(8.3)	(16.3)	(15.7)
Non-controlling interest	6.8	1.3	5.3	6.2

Net income (loss)(2)	$128.0	$(30.7)	$(69.8)	$(34.3)

	Successor
	As at December 31,	As at December 31,
	2005	2006
	(in millions of U.S. dollars)
Balance Sheet Data:
Cash and cash equivalents	$47.5	$47.4
Working capital	211.2	239.9
Total assets	3,297.3	3,164.5
Total debt	2,105.2	2,016.2
Total shareholder's equity(2)	492.3	484.0
	Predecessor		Successor
	Fiscal Year Ended December 31,	Period from January 1 to April 6,	Period from February 2 to December 31,	Fiscal Year Ended December 31,
	2004	2005	2005	2006
Other Financial Data:
Capital expenditures	$70.2	$12.4	$69.8	$49.6
Adjusted EBITDA(3)	—	—	228.8	332.6

(1)
The only activity of the Successor in the February 2, 2005 to April 6, 2005 period is a realized exchange loss of $5.3 million to hedge the Canadian dollars required to close the Transaction. See note 1 of our consolidated financial statements contained elsewhere in this prospectus.

(2)
Reconciliation of certain financial data from Canadian GAAP to U.S. GAAP:

	Predecessor		Successor
	Fiscal Year Ended December 31, 2004	Period from January 1 to April 6, 2005	Period from February 2 to December 31, 2005	Fiscal Year Ended December 31, 2006
Reconciliation of net income (loss)—Canadian GAAP to U.S. GAAP
Net income (loss)—Canadian GAAP	$128.0	$(30.7)	$(69.8)	$(34.3)
Effect of SFAS 133(a)	6.6	1.4	—	—
Effect of EITF 88-16(b)	—	—	0.3	—
Tax effect of U.S. GAAP adjustments	(1.9)	(0.5)	(0.2)	—

Net income (loss)—U.S. GAAP	$132.7	$(29.7)	$(69.6)	$(34.3)

	Successor
	As at December 31,	As at December 31,
	2005	2006
Reconciliation of shareholder's equity—Canadian GAAP to U.S. GAAP
Shareholder's equity—Canadian GAAP	$492.3	$484.0
Effect of SFAS 133(a)	9.9	12.2
Effect of EITF 88-16(b)	(5.8)	(1.5)
Effect of SFAS 158(c)	—	2.3

Shareholder's equity—U.S. GAAP	$496.4	$496.9

  (a)
  SFAS No. 133: Accounting for derivative instruments and hedging activities ("SFAS 133"):

  SFAS 133 and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of SFAS 133", ("SFAS 138") requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships.

  Forward exchange contracts:

  The Company enters into forward exchange contracts to hedge certain forecasted cash flows. The contracts are for periods consistent with the forecasted transactions. All relationships between hedging instruments and hedged items, as well as risk management objectives and strategies are documented. Changes in the spot value of the foreign currency contracts that are designated, effective and qualified as cash flow hedges of forecasted transactions are reported in accumulated other comprehensive income and are reclassified into the same component of earnings and in the same period as the hedged transaction is recognized. Under Canadian GAAP, the derivative instruments are not marked to market and the related off balance sheet gains and losses are recognized in earnings in the same period as the hedged transactions.

  Interest rate swap agreements:

  The Company has entered into interest rate swap agreements to convert a portion of its floating rate debt into fixed rate debt in accordance with the Company's risk management objective of mitigating the variability and uncertainty in its cash flows due to variable interest rates. At the inception of these hedges, Masonite had met the criteria for designation and assessing the effectiveness of hedging relationships, thus these interest rate swaps were designated as cash flow hedges.

  For the Predecessor, the criteria under SFAS 133 were not met prior to the establishment of its interest rate swap agreements. Accordingly, any change in the fair value of the interest rate swaps was reported in income from inception to December 31, 2003. As of January 1, 2004, the Company had met the criteria for designation and assessing the effectiveness of hedging relationships, thus the interest rate swaps were designated as cash flow hedges. Under U.S. GAAP, changes in fair value of these financial instruments that are designated as effective and qualify as cash flow hedges are reported in accumulated other comprehensive income and are reclassified into income in the same period as the hedged transaction is reported.

  (b)
  EITF 88-16: Basis in leveraged buyout transactions:

  Under Canadian GAAP, the Transaction was accounted for using the purchase method with a 100% change in basis. Under U.S. GAAP, a portion of the purchase cost (representing approximately 1% of the purchase price) of the Transaction is accounted for at the carrying value of management's continuing equity interests. The termination of a former senior executive resulted in a step acquisition, as the percentage of the Company owned by management decreased. The results of this step acquisition are reflected in the operations of the Company in the Successor Period. As at December 31, 2006, approximately 0.1% (December 31, 2005—approximately 0.4%) of the purchase cost of the Transaction is accounted for at the carrying value of management's continuing equity interests. As a result, the purchase cost and the reduction of purchase cost is allocated pro rata to the assets acquired and liabilities assumed and shareholder's equity is reduced by a similar amount.

  (c)
  SFAS No. 158: Employer's Accounting for Defined Benefit Pension and Other Post-Retirement Plans:

  This standard requires the full recognition of the funded status of an entity's defined benefit and other post-retirement plans either as an asset or a liability on its year-end balance sheet. As a result, this standard eliminates the recognition of an Additional Minimum Pension Liability ("AML") as well as other previously unreported pension adjustments for defined benefit and other post-retirement plans that were not previously required under SFAS 87 "Employer's Accounting for Pensions". As a result of early adopting the provisions of SFAS 158 in 2006, the Company reduced its long-term pension liability by $2.3 million, with an offset to accumulated other comprehensive income.

(3)
Adjusted EBITDA is defined as net income (loss) plus interest, income taxes, depreciation and amortization, other expense (income), net, (gain) loss on refinancing, net and non-controlling interest further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing the notes and our senior secured credit facilities. Adjusted EBITDA is not a presentation made in accordance with GAAP, is not a measure of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indentures governing the notes and our senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. For instance, both the indentures governing the notes and the senior secured credit facilities contain financial ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indentures governing the notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions. We also believe that the inclusion of Adjusted EBITDA in this prospectus is appropriate because management uses it to evaluate and monitor the performance of each of our geographic segments. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table sets forth a reconciliation of net income to Adjusted EBITDA for the periods indicated:

	Successor
	Period from February 2 to December 31, 2005	Fiscal Year Ended December 31, 2006
Reconciliation of net income (loss) to Adjusted EBITDA:
Net loss	$(69.8)	$(34.3)
Interest	137.1	182.6
Income taxes	(16.3)	(15.7)
Depreciation and amortization	90.3	124.6
Other expense	22.6	39.0
Non-controlling interest	5.3	6.2
Receivables transaction charges(a)	5.3	7.9
Inventory purchase accounting adjustment(b)	21.8	—
Facility closures and realignments(c)	—	1.9
Hurricanes impact(d)	7.9	(0.7)
United Kingdom fire(e)	1.6	—
Inventory losses(f)	8.4	11.5
Acquisitions impact (including synergies)(g)	7.3	—
Stock-based awards(h)	3.0	2.0
Franchise and capital taxes	2.7	2.2
Foreign exchange gains	(2.9)	(1.0)
Other(i)	4.6	6.5

Adjusted EBITDA:	$228.8	$332.6

  (a)
  Represents transaction charges related to the sale of receivables.

  (b)
  Margins were impacted by fair value adjustments to increase the value of inventory acquired as part of business combinations. Acquisitions completed following the Transaction resulted in an adjustment that increased cost of sales by approximately $1.2 million during the fourth quarter of 2005.

  (c)
  During the first quarter of 2006, we rationalized and relocated certain facilities to better align capacity with demand. Total costs associated with these activities were $1.9 million.

  (d)
  During the third quarter of 2005, our operations were adversely impacted by hurricanes in parts of the southeastern United States, resulting in a $7.9 million reduction in profits. During the third quarter of 2006, we received $0.7 million of insurance proceeds.

  (e)
  In the fourth quarter of 2005, we lost $1.6 million of inventory due to a fire caused by arsonists at a leased warehouse near a factory located in the United Kingdom.

  (f)
  In the fourth quarter of 2005, we undertook a review of a product line of exterior doors that are distributed in the United States. Due to a reduction in anticipated future market demand for the product and the age of the inventory, a write down of $7.0 million was recorded on this inventory. Other write-offs of $1.4 million were also recorded. During the second quarter of 2006, we wrote down $9.0 million of obsolete inventory at various facilities within the organization.

  (g)
  We estimated that the six acquisitions completed during 2005 would have resulted in additional Adjusted EBITDA that was not included in Masonite's 2005 consolidated results. Included in that calculation of Adjusted EBITDA for the period from February 2, 2005 to December 31, 2005 is $7.3 million of pro forma Adjusted EBITDA and related synergies.

  (h)
  Represents non-cash equity compensation expense.

  (i)
  Adjusted EBITDA also excludes certain other costs, including employee future benefits, severance, litigation, and sponsor fees.

RISK FACTORS

        You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before participating in the exchange offer.

Risks Related to Our Indebtedness and the Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

        As of December 31, 2006, we had outstanding indebtedness of approximately $2,016.2 million, and availability of $298.8 million under our revolving credit facility after giving effect to outstanding letters of credit. Our outstanding indebtedness represented approximately 82% of our total capitalization (based on total capitalization of $2,452.8 million).

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indentures governing the notes and the agreements governing such other indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for and reacting to changes in our businesses and in the industries in which we operate;

  •
  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

  •
  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes; and

  •
  place us at a disadvantage compared to our competitors who may have less debt.

        Any of the above listed factors could materially adversely affect our business and results of operations. Furthermore, our interest expense could increase if interest rates increase because our senior secured credit facilities does bear interest at floating rates. See "Description of Notes—Interest" and "Description of Certain Indebtedness—Senior Secured Credit Facilities."

We and our subsidiaries will be able to incur more debt, which could further exacerbate the risks associated with our substantial anticipated leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures and our senior secured credit facilities do not fully prohibit us or our subsidiaries from doing so. To the extent new debt is added to our and our subsidiaries' currently anticipated debt levels, the substantial leverage risks would increase. Specifically, our senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans in an aggregate principal amount of up to $300.0 million, which additional term loans would have the same security and guarantees as under the senior secured credit facilities.

To service our indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

        Our ability to pay interest on and principal of the notes at maturity and to satisfy our other debt obligations principally will depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

        If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the senior secured credit facilities and the indentures governing the notes may restrict us from adopting some of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the notes.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

        A substantial portion of our assets are owned by subsidiaries. Repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Although certain of our subsidiaries are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

        Your claims in respect of the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and the claims (if any) of third party holders of preferred equity interests in our non-guarantor subsidiaries.

The notes are not secured by the Issuers' assets, and the lenders under the Issuers' senior secured credit facilities are entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

        In addition to being contractually subordinated to all existing and future senior indebtedness, the notes and the guarantees thereof are not secured by any of the Issuers' assets. In contrast, the Issuers' obligations under the senior secured credit facilities are secured by substantially all of the Issuers' assets and substantially all of the assets of Masonite International and of each guarantor including a perfected first-priority pledge of all the capital stock held by either Issuer or any guarantor (which will be limited in the case of any foreign subsidiary of a U.S. entity to 65% of the voting stock of such foreign subsidiary, and, in the case of other subsidiaries other than U.S. subsidiaries, as the Issuers and The Bank of Nova Scotia agree). In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured. As of December 31, 2006, we had $1,197.4 million of senior secured indebtedness. The Issuers' senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the term facility in an aggregate principal amount of up to $300.0 million, which additional term loans would have the same security and guarantees as the senior secured credit facilities.

        In addition, we established receivables sales arrangements with a maximum amount of $135.0 million pursuant to which we from time to time are permitted to sell non-interest bearing trade accounts receivable. We do not have a retained interest in the receivables sold under these sales arrangements. Accordingly, any receivables sold pursuant to these facilities do not constitute assets of ours and will not be available to satisfy payment obligations on the notes.

Because the notes and the guarantees will be unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

  •
  the commencement of bankruptcy, liquidation, reorganization, or other winding-up proceedings;

  •
  there is a default in payment under the senior secured credit facilities or other secured indebtedness; or

  •
  there is an acceleration of any indebtedness under the senior secured credit facilities or other secured indebtedness.

        If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indentures at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and the guarantees.

U.S. federal and state and Canadian federal and provincial laws allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.

        Masonite International and the guarantors guarantee and the Issuers cross-guarantee the Issuers' obligations under the notes. The issuance of the guarantees by the guarantors may be subject to review under U.S. federal or state or Canadian federal or provincial laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date any Issuer or guarantor, by or on behalf of, the Issuers' unpaid creditors or the unpaid creditors of Masonite International or of the other guarantors. Under the federal U.S. and Canadian bankruptcy laws and comparable provisions of state and provincial fraudulent transfer laws, a court may, among other things, void or otherwise decline to enforce a guarantor's guaranty, or subordinate such guaranty to the applicable guarantor's existing and future indebtedness. While the relevant laws may vary from jurisdiction to jurisdiction, a court might do so if it found that when the applicable guarantor entered into its guaranty or when the guaranty became effective (including following the suspension thereof) or, in some jurisdictions, when payments became due under such guaranty, the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

  •
  was insolvent or rendered insolvent by reason of such incurrence, or if in Canada, becomes subject to an insolvency proceeding within one year;

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  was engaged in a business or transaction for which such guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that such guarantor would incur, debts beyond such guarantor's ability to pay such debts as they mature.

        The court might also void a guaranty, without regard to the above factors, if the court found that the applicable guarantor entered into its guaranty with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guarantees could be voided and required to be returned to such guarantor or to a fund for the benefit of such guarantor's creditors.

        A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for such guaranty if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. In addition, upon certain circumstances specified in "Description of Notes," a guaranty that had previously been suspended by virtue of the notes having received investment grade ratings will be required to be reinstated. A court might void a guaranty if it found that the applicable guarantor was insolvent when it reinstated its guaranty.

        If a court were to void a guaranty, you would no longer have a claim against the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from any guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

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  the sum of such guarantor's debts, including, in some cases, contingent liabilities, was greater than the fair saleable value of such guarantor's assets; or

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  if the present fair saleable value of such guarantor's assets were less than the amount that would be required to pay such guarantor's probable liability on such guarantor's existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  such guarantor could not pay such guarantor's debts as they become due.

        To the extent a court voids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable guarantor. If a court were to take this action, the applicable guarantor's assets may be applied first to satisfy the applicable guarantor's liabilities, if any, before any portion of its assets could be applied to the payment of the notes.

        Each guaranty will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor's obligation to an amount that effectively makes the guaranty worthless.

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the notes and guarantees.

        The rights of trustees who represent the holders of the notes issued by Masonite Canada and the guarantees issued by Masonite Canada, Masonite International and the Canadian subsidiary guarantors to enforce remedies are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to any of such entities. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal or plan of arrangement for consideration by all or some of its creditors to be voted on by the various classes of its creditors affected thereby. Such a restructuring proposal, if accepted by the requisite majorities of each affected class of creditors and if approved by the relevant Canadian court, would be binding on all creditors within the affected class of creditors, who may not otherwise be willing to accept it. Moreover, this legislation permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under applicable debt instruments and the stay against proceedings remains in place.

        The powers of Canadian courts under the Bankruptcy and Insolvency Act and particularly under the Companies' Creditors Arrangements Act have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict if payments under the notes issued by Masonite Canada or the guarantees issued by Masonite Canada, Masonite International or the Canadian subsidiary guarantors would be made following commencement of or during such proceeding, whether or when the trustee could exercise its rights under the indentures governing the notes or guarantees or whether and to what extent holders of the notes issued by Masonite Canada or the notes guaranteed by Masonite Canada, Masonite International or the Canadian subsidiary guarantors would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the trustee.

The terms of our senior secured credit facilities and the indentures governing the notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        Our senior secured credit facilities and the indentures governing the notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to engage in acts that may be in our best long-term interests. Our senior secured credit facilities include financial covenants, including requirements that we:

  •
  maintain a minimum interest coverage ratio; and

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  not exceed a maximum total leverage ratio.

        The financial covenants contained in our senior secured credit facilities will become more restrictive over time. In addition, our senior secured credit facilities require that we use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in our business to repay indebtedness under those facilities.

        Our senior secured credit facilities also include covenants restricting, among other things, our ability to:

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  incur liens;

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  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

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  pay dividends, or make redemptions and repurchases, with respect to capital stock;

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  prepay, or make redemptions and repurchases of, subordinated debt;

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  make loans and investments;

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  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

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  change the business conducted by us; and

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  amend the terms of subordinated debt.

        The indentures relating to the notes also contain numerous covenants including, among other things, restrictions on our ability to:

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  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

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  create liens;

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  pay dividends or make other equity distributions;

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  repurchase or redeem capital stock;

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  make investments or other restricted payments;

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  sell assets or consolidate or merge with or into other companies;

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  create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and

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  engage in transactions with affiliates.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the senior secured credit facilities would result in a default under the senior secured credit facilities. If any such default occurs, the lenders under the senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all of our available cash to repay these borrowings, any of which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

We may not be able to repurchase notes upon a change of control.

        Certain events constitute a change of control under the indentures governing the notes. Upon the occurrence of such events, we will be required to offer to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the extent applicable. The senior secured credit facilities provide that certain change of control events (including a change of control as defined in the indentures relating to the notes) constitute a default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under our senior secured credit facilities, we could seek a waiver of such default or seek to refinance our senior secured credit facilities. In the event we do not obtain such a waiver or do not refinance the senior secured credit facilities, such default could result in amounts outstanding under our senior secured credit facilities being declared due and payable. In the event we experience a change of control that results in our having to offer to repurchase your notes, we may not have sufficient financial resources to satisfy all of our obligations under our senior secured credit facilities. A failure to make the applicable change-of-control offer or to pay the applicable change-of-control purchase price when due would result in a default under the indentures governing the notes. In addition, the change-of-control covenant in the indentures governing the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See "Description of Notes—Certain Covenants."

Cross-default and cross-acceleration provisions in our outstanding indebtedness may result in substantially all of our debt obligations coming due at the same time, and in such event we may not have available liquidity to satisfy all of those obligations.

        Our senior secured credit facilities contain cross-default and cross-acceleration provisions, and the indentures governing the notes also provide for cross-acceleration. These provisions could result in substantially all of our debt obligations coming due at the same time if an event of default under any of our indebtedness were to occur, and in such event we may not have available liquidity to satisfy all of those obligations, including the notes. For example, to the extent that we failed to pay interest on the notes when due and an event of default were to result following the applicable 30-day grace period, the cross-default provisions under our senior secured credit facilities would be triggered, in which case our obligations under both the notes and the senior secured credit facility could become immediately due and payable.

Your right to receive payments on the notes and the guarantees will be junior to the rights of the lenders under our senior secured credit facilities and to all of our other senior indebtedness, including any of our future senior debt.

        The notes and the guarantees thereof will rank in right of payment behind all of the Issuers' and the guarantors' existing senior indebtedness, including borrowings under our senior secured credit facilities and the guarantees thereof, and will rank in right of payment behind all of the Issuers' and the guarantors' future borrowings, except for any future indebtedness that expressly provides that it ranks equal or junior in right of payment to the notes and the related guarantees. See "Description of Notes—Subordination of the Notes." As of December 31, 2006, we had approximately $1,197.4 million of senior indebtedness, and the revolving credit portion of our senior secured credit facilities would have provided for additional borrowings of up to $298.8 million after giving effect to outstanding letters of credit, all of which would be senior indebtedness when drawn. Our senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the term facility in an aggregate principal amount of up to $300.0 million. As of December 31, 2006, the guarantors had approximately $1,197.4 million of senior indebtedness which represented guarantees of borrowings under our senior secured credit facilities and the notes. We will also be permitted to incur substantial additional indebtedness, including senior indebtedness, in the future.

        We may not pay principal, premium, if any, interest or other amounts on account of the notes or the guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior secured credit facilities and the notes, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we may not be permitted to pay any amount on account of the notes or the guarantees for a designated period of time. See "Description of Notes—Ranking."

        Because of the subordination provisions in the notes and the guarantees, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or a guarantor, the Issuers' or the guarantor's assets will not be available to pay obligations under the notes or the applicable guarantee until the applicable Issuer or guarantor has made all payments in cash on its senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the notes or the applicable guarantee, including payments of principal or interest when due. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to either Issuer or the guarantors, holders of the notes will participate with trade creditors and all other holders of the Issuers' and the guarantors' senior subordinated indebtedness, as the case may be, in the assets remaining after the Issuers and the guarantors have paid all of the senior indebtedness. However, because the indentures require that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, the Issuers and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness or other unsecured debt. See "Description of Notes—Ranking."

If you choose not to exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force and the market price of your outstanding notes could decline.

        If you do not exchange your outstanding notes for exchange notes representing the same underlying indebtedness in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Prospectus summary—Summary of the terms of the exchange offer" and "Description of Notes—The Exchange Offer; Registration Rights" for information about how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

        An active market for any of the exchange notes may not develop or, if developed, it may not continue. Historically, the market for non investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for any of the exchange notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.

        We do not intend to apply for the notes or any exchange notes to be listed on any securities exchange or to arrange for quotation. As a result, any trading market for the notes or the exchange notes or, in the case of any holders of notes that do not exchange them, the trading market for the notes following the offer to exchange the notes for exchange notes evidencing the same underlying indebtedness may not be liquid. You may not be able to sell your notes or exchange notes at a particular time or at favorable prices or at all.

        The liquidity of any market for the notes and the future trading prices of the notes will depend on many factors, including:

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  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the notes for the exchange notes;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  the market for similar securities.

Risks Related to Our Business

We operate in a competitive business environment. If we are unable to compete successfully, we could lose customers and our sales could decline.

        The building products industry is highly competitive. We compete against international, national and regional manufacturers of doors. Some of our principal competitors may be less highly leveraged than we are and may have greater financial, marketing and distribution resources than we do. Accordingly, these competitors may be better able to withstand changes in conditions within the industry in which we operate and may have significantly greater operating and financial flexibility than we do. Also, certain of our competitors may have excess production capacity, which could lead to pressure to decrease prices in order to remain competitive. For these and other reasons, these competitors could take a greater share of sales and cause us to lose business from our customers, resulting in potential facility closures and related writedowns and impairments.

        As a result of this competitive environment, we face and will continue to face pressure on selling prices of our products from competitors and from large customers. Because of these pricing pressures, we may in the future experience reduced sales and lower margins. In addition, overcapacity in the door industry could limit our ability to pass on future raw material price or labor cost increases to our customers which would also reduce profit margins.

Downward trends in repair, renovation and remodeling and new home construction or in general economic conditions could negatively impact our financial performance.

        Trends in repair, renovation and remodeling and new home construction directly impact our financial performance because demand for doors is influenced by the level of repair, renovation and remodeling activity in existing homes and new home construction activity. Accordingly, the following trends have a direct impact on our business in the countries in which our products are sold:

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  the strength of the economy;

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  the age of existing home stock;

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  new housing construction;

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  housing sales;

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  job growth;

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  interest rates;

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  consumer confidence;

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  gross domestic product levels;

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  employment rates and the availability of consumer credit; and

  •
  demographic factors such as immigration and migration of the population.

        The new home construction sector has historically been cyclical. During 2006, a major downturn began in the United States and December 2006 annualized seasonally adjusted housing starts were 18% below the December 2005 rate as reported by the U.S. Census Bureau. In addition, the repair, renovation and remodeling has recently experienced weakening year-over-year sales in the United States. Our relatively narrow focus within the building products industry amplifies the risks inherent in such a market downturn. The impact of this weakness on our revenues, profits and profit margin will be determined by many factors, including industry capacity, industry pricing discipline, and our ability to implement the series of initiatives encompassed in our Blueprint for Profitable Growth.

Increases in interest rates and the reduced availability of financing for home improvements and the purchase of new homes could have a material adverse impact on us.

        In general, demand for home improvement products and new homes may be adversely affected by increases in interest rates and the reduced availability of financing. If interest rates increase and, consequently, the ability of prospective buyers to finance purchases of home improvement products or new homes is adversely affected, our business, financial condition and results of operations may also be adversely impacted and the impact may be material.

Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

        Our customers consist mainly of wholesalers and retail home centers. Our top 10 major customers together accounted for approximately 49% of our gross sales in fiscal year 2006, while our largest customer accounted for approximately 25% of our gross sales in fiscal year 2006. We expect that a small number of customers will continue to account for a substantial portion of our gross sales for the foreseeable future. In addition, we generally do not enter into contracts with our customers and they generally do not have an obligation to purchase products from us. The loss of, or a diminution in, our relationship with our largest customer or any other major customer could have a material adverse effect on us. Our competitors may adopt more aggressive pricing and sales policies and devote greater resources to the development, promotion and sale of their products than we do, which could result in a loss of customers. This risk is particularly high in periods of excess industry capacity or lower economic activity. The loss of, or a reduction in orders from, any significant customers, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer, could have a material adverse effect on us. Also, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue in future periods, or if continued, may not reach or exceed historical levels in any period. Also, we have no operational or financial control over these customers and have limited influence over how they conduct their businesses. If any of these customers fails to remain competitive in their respective markets or encounters financial or operational problems, our revenue and profitability may decline, which could make it difficult for us to make some or all of the payments due on the notes. In the first quarter of 2007, we were notified by our largest customer, The Home Depot, that they would be moving substantially all of their business with us in certain geographic regions to a competitor later in 2007. As a result, we announced the permanent closure of three facilities dedicated to The Home Depot.

Consolidation of our customers and their increasing size could adversely affect our results of operations.

        In many of the countries in which we operate, an increasing share of sales of building products are sold through large home centers and other large retailers. In addition, consolidation among businesses operating in different geographic regions has increased in recent years, resulting in more customers operating nationally and internationally. We believe that these trends will continue in the future. As a result, our customers will increase in size and purchasing power. As our customers grow, we will be challenged to continue to provide consistently high customer service levels for increasing sales volumes, while offering a broad mix of innovative products and on-time and complete deliveries. If we fail to provide high levels of service, broad product offerings, competitive prices and timely and complete deliveries, we could lose a substantial portion of our customer base and our profitability, margins and revenues could decrease.

Changes in consumer preferences could adversely affect our business.

        Our business in general is subject to changing consumer and industry trends, demands and preferences. Our continued success depends largely on the introduction and acceptance by our customers of new products and improvements to existing product lines that respond to such trends, demands and preferences. Trends within the industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line and reduced demand and price reductions for our products, the writedown of obsolete or excess inventory or the impairment of intangibles or fixed assets, each of which could materially adversely affect us. In addition, we are subject to the risk that new technologies could be introduced that would replace or reduce demand for our products. We may not have sufficient resources to make necessary investments or we may be unable to make the investments necessary to develop new products or improve our existing products.

Our business is subject to some seasonality and weather may impact our sales, cash flows from operations and results of operations.

        Our business experiences seasonal business swings, which correspond primarily to the North American seasons, particularly in the Northeastern and Midwestern United States and in most regions of Canada. In addition to expected seasonal weather changes, unusually prolonged periods of cold, rain, blizzards, hurricanes or other severe weather patterns could delay or halt renovation and construction activity. For example, unusually severe weather can lead to reduced construction activity and magnify the seasonal decline in our sales, cash flows from operations and results of operations during the winter months. Negative cash flows typically occur in the first quarter and also, to a certain extent, in the second quarter of each year. This seasonality requires that we manage our cash flows over the course of the year. If sales were to fall substantially below what we would normally expect during certain periods, our annual financial results would be adversely impacted and our ability to service our debt may also be adversely affected.

        Severe weather may also have a negative impact on our operations. For instance, our ten facilities in the Southeastern United States lost a number of production and shipping days as a result of the four hurricanes experienced by that region in 2004. In 2005, two hurricanes struck the Southern United States and caused the temporary curtailment of operations at our Laurel, Mississippi facility, and other facilities in the area.

A disruption in our operations could materially affect our operating results.

        We operate over 80 facilities worldwide. Many of our facilities are located in areas that are vulnerable to hurricanes, earthquakes and other natural disasters. In the event that a hurricane, earthquake, natural disaster, fire or other catastrophic event were to interrupt our operations for any extended period of time, it could delay shipment of merchandise to our customers, damage our reputation or otherwise have a material adverse effect on our financial condition and results of operations. For example, during the first quarter of 2005, prior to the Transaction, we experienced an equipment electrical fire at our facility located in Laurel, Mississippi. The cost to repair the plant's equipment was immaterial, but two of the three production lines were inoperative for approximately three weeks. The lost production had a significant impact on our consolidated margins during that period.

        In addition, our operations may be interrupted by terrorist attacks or other acts of violence or war. These attacks may directly impact our suppliers' or customers' physical facilities. For example, earlier in 2006, operations at our plant in Karmiel, Israel, were interrupted for eight weeks due to its proximity to the Lebanese border and the recent conflict occurring there. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect our operating results. The United States has entered into, and may enter into additional, armed conflicts which could have a further impact on our sales and our ability to deliver product to our customers in the United States and elsewhere. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. They could also result in economic recession in the United States or abroad. Any of these occurrences could have a significant impact on our operating results.

We are subject to the credit risk of our customers.

        We provide credit to our customers in the normal course of business. We generally do not require collateral in extending such credit. Although we purchase worldwide credit insurance, obtain letters of credit from our customers in appropriate circumstances and reserve for this exposure, we cannot assure you that the exposure will not be greater than we anticipate. An increase in the exposure, coupled with material instances of default, could have an adverse effect on our business, financial condition, results of operations and cash flow.

Increased prices for raw materials or finished goods used in our products and/or interruptions in deliveries of raw materials or finished goods could adversely affect our profitability, margins and revenues.

        Our profitability is affected by the prices of the raw materials and finished goods used in the manufacture of our products. These prices have fluctuated and may continue to fluctuate based on a number of factors beyond our control, including world oil prices, changes in supply and demand, general economic or environmental conditions, labor costs, competition, import duties, tariffs, currency exchange rates, mergers and acquisitions, weather, and, in some cases, government regulation. The commodities we use may undergo major price fluctuations and there is no certainty that we will be able to pass these costs through to our customers. Significant increases in the prices of raw materials or finished goods are more difficult to pass through to customers in periods of housing market weakness and excess door industry capacity, and may negatively impact our revenues, profitability and margins. We also purchase raw materials and manufactured items from suppliers located in non-U.S. Dollar based economies in North America, Asia, Europe, South America and Africa. In most cases, purchases from those suppliers are priced in U.S. dollars or euros. However, fluctuations in currency exchange rates may also affect us.

        We require a regular supply of steel, fiberglass, wood, wood composites, door facings, cut stock, core material and other raw materials as well as petroleum-based products such as resins and foam. In certain instances, we depend upon single or limited source suppliers for these supplies. Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made.

        If any of our suppliers were unable to deliver materials to us for an extended period of time (including as a result of delays in land or sea shipping), or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. For example, in 2006 we experienced a short term disruption in the supply of methanol, a key ingredient in resins used in the production of door skins. In the future, we may not be able to find acceptable supply alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business.

Increases in labor costs, potential labor disputes and work stoppages at our facilities or the facilities of our suppliers could materially adversely affect our financial performance.

        Our financial performance is affected by the availability of qualified personnel and the cost of labor. We have approximately 12,800 employees and contract laborers. Approximately 3,700, or 29%, of our employees are unionized. Employees represented by these unions are subject to 24 collective bargaining agreements, six of which are with local unions in the United States. Four of our North American collective bargaining agreements are subject to renewal in 2007, and our collective bargaining agreements in France, United Kingdom and South Africa are subject to annual renewal. If we are unable to enter into new, satisfactory labor agreements with our unionized employees upon expiration of their collective bargaining agreements, we could experience a significant disruption of our operations, which could cause us to be unable to deliver products to customers on a timely basis. In 2004, our results were negatively affected by a 25-day strike at an interior door manufacturing facility, which contract is subject to renewal in 2007. If our workers were to engage in a strike, a work stoppage or other slowdowns, we could experience disruptions of our operations. Such disruptions could result in a loss of business and an increase in our operating expenses, which could reduce our profit margins. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.

        Many of our direct and indirect suppliers and customers also have unionized workforces. Strikes, work stoppages or slowdowns experienced by these suppliers and customers could result in slowdowns or closures of facilities where components of our products are manufactured or delivered. Any interruption in the production or delivery of these components could reduce sales, increase costs and have a material adverse affect on us.

Our recent acquisitions and any future acquisitions could be difficult to integrate and could adversely affect our operating results.

        Historically, a substantial part of our growth has come from acquisitions. Our recent and any future acquisitions involve a number of risks, including:

  •
  our inability to integrate the acquired business;

  •
  our inability to manage acquired businesses or control integration and other costs relating to acquisitions;

  •
  diversion of management attention;

  •
  our failure to achieve projected synergies or cost savings;

  •
  impairment of goodwill, intangibles or fixed assets affecting our reported net income;

  •
  our inability to retain the management or other key employees of the acquired business;

  •
  our inability to establish uniform standards, financial or other controls, procedures and policies;

  •
  our inability to retain customers of our acquired companies;

  •
  exposure to legal claims for activities of the acquired business prior to the acquisition;

  •
  damage to our reputation as a result of performance or customer satisfaction problems relating to an acquired businesses; and

  •
  the performance of any acquired business could be lower than we anticipated.

        For example, in 2005 we completed a series of acquisitions in Central and Eastern Europe, and we are still in the process of integrating these businesses into Masonite. The integration of these and any future material acquisition into our business will require substantial time, effort, attention and dedication of management resources and may distract our management in unpredictable ways from our ordinary operations. We may not be able to effectively manage recent or future acquisitions or realize their anticipated benefits, which could harm our results of operations and our ability to make some or all of the payments due on the notes.

If our leases terminate or are not renewed upon expiration, we could be required to make significant capital expenditures to relocate our facilities.

        A significant number of our manufacturing facilities and warehouses are leased. There can be no assurance that upon termination or expiration of these leases we will be able to renew them on acceptable terms or at all. If we are unable to renew such leases, we could be required to make significant capital expenditures to relocate our facilities.

We are exposed to political, economic and other risks that arise from operating a multinational business.

        We have operations in the United States, Canada, Europe and, to a lesser extent, other foreign jurisdictions. Approximately 77% of our sales are generated in North America and approximately 19% in Europe, with the remainder in South America, Asia and Africa. Further, certain of our businesses obtain raw materials and finished goods from foreign suppliers. Accordingly, our business is subject to political, economic and other risks that are inherent in operating in numerous countries. These risks include:

  •
  the difficulty of enforcing agreements and collecting receivables through foreign legal systems;

  •
  trade protection measures and import or export licensing requirements;

  •
  tax rates in foreign countries and the imposition of withholding requirements on foreign earnings;

  •
  the imposition of tariffs or other restrictions;

  •
  difficulty in staffing and managing widespread operations and the application of foreign labor regulations;

  •
  required compliance with a variety of foreign laws and regulations; and

  •
  changes in general economic and political conditions in countries where we operate.

        Our business success depends in part on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or on our business as a whole.

Environmental requirements may impose significant environmental compliance costs and liabilities on us.

        Our operations are subject to numerous U.S. (federal, state and local), Canadian (federal, provincial and local), European (European Union, country and local) and other laws and regulations relating to pollution and the protection of the environment, including, without limitation, those governing emissions to air, discharges to water, storage, treatment and disposal of waste, releases of contaminants or hazardous or toxic substances, remediation of contaminated sites and protection of worker health and safety. From time to time, our facilities are subject to investigation by governmental regulators. Despite our best efforts to comply with environmental requirements, we are at risk of being subject to civil, administrative or criminal enforcement actions, of being held liable, of being subject to an order or of incurring costs, fines or penalties for, among other things, releases of contaminants or hazardous or toxic substances occurring on or emanating from currently or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by us or by previous occupants.

        In addition, the requirements of such laws and enforcement policies have generally become more stringent over time. Changes in environmental laws and regulations or in their enforcement or the discovery of previously unknown or unanticipated contamination or non-compliance with environmental laws or regulations relating to our properties or operations could result in significant environmental liabilities or costs which could adversely affect our business. In addition, we might incur increased operating and maintenance costs and capital expenditures and other costs to comply with increasingly stringent air emission, wastewater discharge or waste disposal management laws or other future requirements. Typically under ten percent of our capital is spent to comply with our environmental, health and safety requirements. In addition, we will spend approximately $8.3 million over 2006 and 2007 to comply with the U.S. Maximum Achievable Control Technology requirements under the Clean Air Act. Also, discovery of currently unknown or unanticipated conditions could require responses that would result in significant liabilities and costs. Accordingly, we are unable to predict the ultimate costs of compliance with or liability under environmental laws, which may be larger than current projections.

        Further, as we consider acquisitions and divestitures of sites or change locations or rented facilities, a Phase 1 Environmental Assessment is conducted to assess and determine the current environmental condition of the site. This is completed by either utilizing in-house staff or by specialized environmental consultants.

Fluctuating exchange and interest rates could adversely affect our financial results.

        Our financial results may be adversely affected by fluctuating exchange rates. In the year ended December 31, 2006, approximately 34% of our net sales were generated outside of the United States although a large portion of these sales are denominated in U.S. dollars. We believe that the percentage of our costs denominated in currencies other than the U.S. dollar is greater than the percentage of our sales in those other currencies. For example, at most of our manufacturing facilities, the prices for a significant portion of our raw materials are quoted in the domestic currency of the country where the facility is located or other currencies that are not U.S. dollars. We also have substantial assets outside the United States. We are subject to currency exchange rate risk to the extent that some of our costs are denominated in currencies other than those in which we earn revenues. Also, since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on many aspects of our financial results. Changes in currency exchange rates for any country in which we operate may require us to raise the prices of our products in that country or allow our competitors to sell their products at lower prices in that country. As our borrowings under these notes and under our senior secured credit facilities are denominated in a currency (U.S. dollars) that is different from the currencies in which we derive a significant portion of our net sales, we are also exposed to currency exchange rate risk with respect to those financial obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Currency Risk."

        Some of our borrowings, including those under our revolving credit facility and the unhedged portion of our term loan facility, are at variable rates of interest. This exposes us to interest rate risk. If interest rates increase, the payments we are required to make on our variable portion of our indebtedness will increase, and cash available for servicing our other indebtedness would decrease. To the extent we are unable to repay our term loan facility at the same rate at which our interest rate hedges expire, our exposure to variable rates of interest would increase. In addition, when the debt represented by Masonite Canada's notes is repaid, Masonite Canada may be subject to taxes on any corresponding foreign currency gain, if the exchange rate of the Canadian dollar is different than the rate at the time of the Transaction.

We may fail to continue to innovate, face claims that we infringe third party intellectual property rights, or be unable to protect our intellectual property from infringement by others except by incurring substantial costs as a result of litigation or other proceedings relating to patent or trademark rights, any of which could cause our revenue or profitability to decline. In addition our innovations may fail to realize commercial success.

        Our continued success depends on our ability to develop and introduce new or improved products, to improve our manufacturing and product service processes, and to protect our proprietary rights to the technologies used in our products. If we fail to do so, or if existing or future competitors achieve greater success than we do in these areas, our results of operations may decline and we may not be able to make some or all of the payments due on the notes.

        We rely on a combination of U.S., Canadian and, to a lesser extent, European patent, trademark, copyright and trade secret laws as well as licenses, nondisclosure, confidentiality and other contractual restrictions to protect certain aspects of our business. We have registered trademarks and patents, and have pending trademark and patent applications in the United States, Canada and abroad. However, our pending patent and trademark applications may not be allowed by the applicable governmental authorities to issue as patents or register as trademarks at all, or in a form that will be advantageous to us. In addition, we have selectively pursued patent and trademark protection, and in some instances we may not have registered important patent and trademark rights in these and other countries. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The failure to obtain worldwide patent and trademark protection may result in other companies copying and marketing products based upon our technologies or under our brand or trade names outside the jurisdictions in which we are protected. This could impede our growth in existing regions and expansion into new regions, create confusion among consumers and result in a greater supply of similar products that could erode prices for our protected products.

        Our success depends in part on our ability to protect our patents, trademarks, copyrights, trade secrets and licensed intellectual property from unauthorized use by others. We cannot be sure that the patents we have obtained, or other protections such as confidentiality, trade secrets and copyrights, will be adequate to prevent imitation of our products by others. If we are unable to protect our products through the enforcement of intellectual property rights, our ability to compete based on our current advantages may be harmed. If we fail to prevent substantial unauthorized use of our trade secrets, we risk the loss of those intellectual property rights and whatever competitive advantage they embody.

        Although we are not aware that any of our products or intellectual property rights materially infringe upon the proprietary rights of third parties, third parties may accuse us of infringing or misappropriating their patents, trademarks, copyrights or trade secrets. Third parties may also challenge our trademark rights and branding practices in the future. We may be required to institute or defend litigation to defend ourselves from such accusations or to enforce our patent, trademark and copyright rights from unauthorized use by others, which, regardless of the outcome, could result in substantial costs and diversion of resources and could negatively affect our competitive position, sales, profitability and reputation. If we lose a patent infringement suit, we may be liable for money damages and be enjoined from selling the infringing product unless we can obtain a license or are able to redesign our product to avoid infringement. A license may not be available at all or on terms acceptable to us, and we may not be able to redesign our products to avoid any infringement, which could negatively affect our profitability. In addition, our patents, trademarks and other proprietary rights may be subject to various attacks claiming they are invalid or unenforceable. These attacks might invalidate, render unenforceable or otherwise limit the scope of the protection that our patents and trademarks afford. If we lose the use of a product name, our efforts spent building that brand may be lost and we will have to rebuild a brand for that product, which we may or may not be able to do. Even if we prevail in a patent infringement suit, there is no assurance that third parties will not be able to design around our patents, which could harm our competitive position.

Our business will suffer if certain key officers or employees discontinue employment with us.

        The success of our business is materially dependent upon the skills, experience and efforts of certain of our key officers and employees. The loss of key personnel could have a material adverse effect on our business, operating results or financial condition. We may not succeed in attracting and retaining the personnel we need to generate sales and to expand our operations successfully, and, in such event, our business could be materially and adversely affected. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on our business or operating results.

        Maintaining effective internal controls over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. In addition, we are in the process of integrating the financial reporting processes of those Central and Eastern European entities we acquired in 2005 with our reporting processes. We are not currently required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, which, beginning with our annual report for fiscal year 2007, will require, among other things, our management to assess and report on annually the effectiveness of our internal controls and, beginning with our annual report for fiscal year 2008, our independent registered public accounting firm to issue a report on our assessment and the effectiveness of our internal controls.

        Any failure to maintain adequate internal controls over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation could cause us to report deficiencies in our internal controls over financial reporting. If we are unable to maintain adequate internal controls, our business and operating results could be adversely affected, or if we or our independent registered public accounting firm were to conclude that our internal controls over financial reporting were not effective, investors could lose confidence in our reported financial information and the market value of our notes could decline.

Financial reporting requires us to make judgments and estimates about matters that are inherently uncertain, which affects the balances reported in our financial statements and has caused us to restate our financial statements.

        Our accounting policies require us to make judgments and estimates that affect the amounts of assets, liabilities, revenues and expenses and related disclosures of contingent items that we report. Actual results could differ significantly from those estimates, and such differences have required and could in the future require us to restate our financial statements.

        We restated our consolidated financial statements for the period from February 2, 2005 to December 31, 2005 after we determined that our income tax accounting surrounding certain income tax valuation allowances and other carryforward attributes required revision. As a result and as more fully described in note 2 to our consolidated financial statements contained elsewhere in this prospectus, we reduced our net future income tax liability by an aggregate amount of $33,790, reduced our net loss for the period and our accumulated deficit by $20,890 and recharacterized $12,900 of goodwill as future tax assets.

        Any future restatement may adversely impact our business and operating results, and may also cause investors to lose confidence in our reported information.

If the reorganization of Masonite in connection with the Transaction does not meet the requirements of Canadian tax law, the reorganization could result in Canadian tax liability to us.

        Certain restructuring transactions were effected following the Transaction. These transactions are dependent, under Canadian tax law, upon certain relevant facts relating to the ownership of shares of the entity acquired pursuant to the Transaction of our debt and equity. If the facts provided to us in respect of such ownership are subsequently proven to be incorrect, we could incur a tax liability that may result in a material adverse effect on our liquidity and results of operations and may impair our ability to make payments on the notes.

Our controlling shareholder may have interests that conflict with yours.

        We are controlled by KKR. In conjunction with our management, KKR oversees our affairs and policies. Circumstances may occur in which the interests of KKR could be in conflict with the interests of the holders of the notes. In addition, KKR may have an interest in pursuing acquisitions, divestitures or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to the holders of the notes if the transactions resulted in our being more leveraged or significantly change the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of KKR might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from KKR or other investors to reduce our leverage and pay our debts, while KKR might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, KKR and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Further, if it pursues such acquisitions or makes further investments in our industry, those acquisition and investment opportunities may not be available to us. While KKR is permitted under the indentures relating to the notes to sell a portion of its equity in us, so long as KKR continues to indirectly own a significant amount of our equity, even if such amount is less than 50%, it will continue to be able to influence or effectively control our decisions.

FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements, including, without limitation, statements concerning the conditions in our industry, expected cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. The words "may," "might," "should," "estimate," "project," "plan," "anticipate," "expect," "intend," "outlook," "believe" and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe them to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus.

        The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

  •
  our substantial indebtedness;

  •
  our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner;

  •
  competition from other companies;

  •
  levels of residential repair, renovation and remodeling and construction activity;

  •
  general economic, market and business conditions;

  •
  increases in interest rates and home financing availability;

  •
  our ability to maintain relationships with certain customers;

  •
  the continued success of certain key customers;

  •
  consolidation of our customers;

  •
  changes in consumer preferences;

  •
  our ability to keep pace with technological developments;

  •
  seasonality and weather conditions;

  •
  disruptions in our operations due to hurricanes, earthquakes and other natural disasters;

  •
  the credit risk of our customers;

  •
  increase in the costs of raw materials;

  •
  labor costs and disputes;

  •
  ability to manage expanding operations and integration of acquisitions;

  •
  renewal of our leases;

  •
  multinational business risks;

  •
  environmental and other government regulations;

  •
  fluctuating exchange and interest rates;

  •
  intellectual property challenges;

  •
  retention of key management personnel; and

  •
  control by our controlling shareholders.

        We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private placement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. As consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes and represent the same underlying indebtedness, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our capitalization.

CAPITALIZATION

        The following table sets forth cash and cash equivalents and consolidated capitalization as of December 31, 2006.

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

As at December 31, 2006
(in millions of U.S. dollars)
Cash and cash equivalents	$47.4

Debt (including current maturities):
Revolving credit facility(1)	43.0
Other bank loans	17.4
Term loan(2)	1,154.4
Senior subordinated loan(3)	—
Senior subordinated term loan(3)	22.6
Senior subordinated notes due 2015 issued by Masonite U.S.(3)	393.0
Senior subordinated notes due 2015 issued by Masonite Canada(3)	354.2
Other subsidiary long-term debt	31.5

Total debt	2,016.2
Total shareholder's equity	484.0

Total capitalization	$2,452.8

(1)
Consists of a six-year senior secured $350.0 million revolving credit facility.

(2)
Consists of an eight-year senior secured $1,175.0 million term loan facility.

(3)
In connection with the Transaction, we entered into a $770.0 million senior subordinated loan facility, the proceeds of which were used to partially fund the Transaction. On October 6, 2006, the senior subordinated loan facility was repaid in full by the automatic issuance of the debt comprising the new senior subordinated term loan facility. On and after October 6, 2006, certain senior subordinated term loan lenders opted to receive an aggregate of $397.5 million of senior subordinated notes due 2015 issued by Masonite U.S. and an aggregate of $355.8 million of senior subordinated notes due 2015 issued by Masonite Canada as evidence of the respective principal amounts of their term loans. As of the date hereof, certain senior subordinated term loan lenders were eligible to convert $14.5 million of senior subordinated term loans under which Masonite U.S. is the borrower and $2.0 million of senior subordinated term loans under which Masonite Canada is the borrower into the equivalent amounts of Senior Subordinated Notes due 2015 issued by Masonite U.S. or Masonite Canada, respectively.

THE TRANSACTION

        On December 22, 2004, Masonite International Corporation entered into a combination agreement with Stile Canada, an entity controlled by affiliates of KKR, which was amended and restated on January 16, 2005 and was further amended and restated on February 17, 2005, pursuant to which on April 6, 2005, Stile Canada acquired all of the common shares of Masonite International Corporation (other than certain shares held by certain officers and employees of Masonite International Corporation which were later exchanged for shares of Masonite Holding Corporation) at a purchase price of C$42.25 per share in cash (the "Transaction").

        Following the Transaction, Masonite International Corporation was amalgamated with Stile Canada to form Masonite Canada Corporation, which then transferred all of the common shares of Masonite Holdings, Inc., which is the parent company of Masonite International Corporation's U.S. subsidiaries, to Stile U.S. Following such transfer, Masonite Holdings, Inc. was merged with and into Stile U.S., and the surviving corporation was renamed Masonite Corporation. Masonite Canada Corporation was subsequently renamed Masonite International Corporation.

        The aggregate value of the Transaction, including the assumption of indebtedness, premiums, fees and expenses, was approximately $2.7 billion, including approximately $551.5 million of new equity provided by KKR and $24.3 million of equity invested by certain members of management at the closing. On June 30, 2005, members of our management and certain other employees invested an additional $22.6 million in the capital stock of Masonite Holding Corporation, with the proceeds used to repurchase shares held by KKR.

        In connection with the Acquisition:

  •
  Masonite U.S. and Masonite Canada entered into senior secured credit facilities, consisting of a $1,175.0 million term loan facility, the proceeds of which were used to pay the consideration in the Transaction and related costs and expenses, and a $350.0 million revolving credit facility, a portion of which is available for the issuance of letters of credit and the proceeds of which may be used solely for general corporate purposes;

  •
  Masonite U.S. and Masonite Canada entered into a $770.0 million senior subordinated loan facility;

  •
  we repaid approximately $569.9 million of Masonite International Corporation's existing net indebtedness; and

  •
  we paid approximately $182.1 million of transaction fees, expenses and other transaction costs, including the payout of equity compensation plans.

Ownership and Corporate Structure

        The chart below illustrates our ownership and corporate structure as of the date hereof.

(1)
Investment funds affiliated with KKR own 80.8% of Masonite Holding Corporation's outstanding common stock, with the remainder held by certain members of management. See "Major Shareholders and Related Party Transactions."

(2)
Masonite International guarantees on a senior basis the senior secured credit facilities and guarantees the notes on a senior basis.

(3)
Masonite U.S. guarantees on a senior basis the obligations of Masonite Canada under the senior secured credit facilities and guarantees the notes issued by Masonite Canada on a senior subordinated basis.

(4)
Consists of a six-year $350.0 million revolving credit facility and an eight-year $1,175.0 million term loan facility, of which $43.0 million and $1,154.4 million, respectively, were outstanding as of December 31, 2006. The senior secured credit facilities are (i) guaranteed on a senior basis by Masonite International and each subsidiary that guarantees the notes and (ii) secured by a pledge of substantially all of our assets, including the common stock of certain subsidiaries.

(5)
In connection with the Transaction, we entered into a $770.0 million senior subordinated loan facility, the proceeds of which were used to partially fund the Transaction. On October 6, 2006, the senior subordinated loan facility was repaid in full by the automatic issuance of the debt comprising the new senior subordinated term loan facility. On and after October 6, 2006, certain senior subordinated term loan lenders opted to receive the an aggregate of $397.5 million of senior subordinated notes due 2015 issued by Masonite U.S. and an aggregate of $355.8 million of senior subordinated notes due 2015 issued by Masonite Canada as evidence of the respective principal amounts of their term loans. As of the date hereof, certain senior subordinated term loan lenders were eligible to convert $14.5 million of senior subordinated term loans under which Masonite U.S. is the borrower and $2.0 million of senior subordinated term loans under which Masonite Canada is the borrower into the equivalent amounts of senior subordinated notes due 2015 issued by Masonite U.S. or Masonite Canada, respectively.

(6)
Masonite Canada guarantees on a senior basis the obligations of Masonite U.S. under the senior secured credit facilities and guarantees the notes issued by Masonite U.S. on a senior subordinated basis.

(7)
Each of our existing and future U.S. restricted subsidiaries guarantees (or will guarantee, in the case of future subsidiaries) on a senior basis the senior secured credit facilities and guarantees the notes on a senior subordinated basis.

(8)
Certain of our non-U.S. subsidiaries guarantee on a senior basis the senior secured credit facilities and guarantee the notes on a senior subordinated basis.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial data of the Predecessor and the Successor as of the dates and for the periods indicated. The historical data for the periods presented has been prepared in accordance with Canadian GAAP. The selected historical consolidated financial data of the Predecessor for the year ended December 31, 2004 and for the period from January 1, 2005 to April 6, 2005 have been derived from the audited consolidated financial statements and related notes appearing elsewhere in this prospectus, which have been audited by KPMG LLP. The selected historical consolidated financial data of the Predecessor as at December 31, 2002, 2003 and 2004 and for the years ended December 31, 2002 and December 31, 2003 presented in this table have been derived from the Predecessor's audited consolidated financial statements not included in this prospectus. The selected historical consolidated financial data of the Successor as at December 31, 2005 and for the period from February 2, 2005 to December 31, 2005 have been derived from the Successor's audited consolidated financial statements appearing elsewhere in this prospectus, which have been audited by KPMG LLP. The historical consolidated financial data of the Successor presented as at and for the year ended December 31, 2006 has been derived from the Successor's historical consolidated financial statements included elsewhere in this prospectus which has been audited by Deloitte & Touche LLP.

        The results of operations for any period are not necessarily indicative of the results to be expected for any future period. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Predecessor				Successor
	Fiscal Years Ended December 31,			Period From January 1 to April 6,	Period From February 2, to December 31,	Fiscal Year Ended December 31,
	2002	2003	2004	2005	2005(1)	2006
	(in millions of U.S. dollars)
Statement of Operations Data:
Sales	$1,619.5	$1,777.2	$2,199.9	$600.1	$1,828.4	$2,464.5
Cost of sales	1,254.2	1,380.2	1,722.7	486.7	1,497.9	1,950.2

Gross profit	365.3	397.1	477.2	113.4	330.4	514.2
Selling, general and administration expenses	155.1	162.2	189.9	54.4	161.3	211.8
Depreciation	40.7	47.5	58.5	17.9	60.3	89.0
Amortization	2.5	0.2	4.1	1.1	29.9	35.6
Interest	45.4	36.4	39.5	11.2	137.1	182.6
Other (income) expense, net	(0.6)	3.1	7.7	66.4	22.6	39.0
Gain on refinancing, net	(3.0)	—	—	—	—	—

Income (loss) before income taxes and non-controlling interest	125.2	147.7	177.4	(37.7)	(80.8)	(43.8)
Income taxes	28.0	34.5	42.7	(8.3)	(16.3)	(15.7)
Non-controlling interest	7.7	5.5	6.8	1.3	5.3	6.2

Net income (loss)(3)	$89.5	$107.7	$128.0	$(30.7)	$(69.8)	$(34.3)

	Predecessor						Successor
	As at December 31,						As At December 31,
	2002		2003		2004		2005	2006
	(in millions of U.S. dollars)
Balance Sheet Data:
Cash and cash equivalents	$47.6		$129.7		$86.5		$47.5	$47.4
Working capital	298.1		385.0		430.3		211.2	239.9
Total assets	1,462.8		1,693.2		2,108.5		3,297.3	3,164.5
Total debt	537.4		489.4		637.3		2,105.2	2,016.2
Total shareholder's equity(3)	552.4		732.6		916.9		492.3	484.0
Other Financial Data:
Capital expenditures	$43.5		$49.5		$70.2		$69.8	$49.6
Ratio of earnings to fixed charges(2)	3.4	x	4.3	x	4.6	x	—	—

(1)
The only activity of the Successor in the February 2 to April 6, 2005 period is the realized exchange loss of $5.3 million to hedge the Canadian dollars required to close the Transaction. See note 1 of our consolidated financial statements contained elsewhere in this prospectus.

(2)
Earnings to fixed charges ratio calculated as earnings (defined as pre-tax income before equity income or loss plus fixed charges) divided by fixed charges (defined as interest plus amortization of deferred financing plus rent expense). Under Canadian GAAP earnings were insufficient to cover fixed charges for the period from January 1 to April 6, 2005, the period from February 2 to December 31, 2005, and the fiscal year ended December 31, 2006 by $37.9 million, $80.8 million and $43.8 million, respectively.

(3)
Reconciliation of certain financial data from Canadian GAAP to U.S. GAAP:

	Predecessor				Successor
	Fiscal Year Ended December 31,			Period From January 1, 2005 to April 6,	Period From February 2, 2005 to December 31,	Fiscal Year Ended December 31,
	2002	2003	2004	2005	2005	2006
Reconciliation of net income (loss)—Canadian GAAP to U.S. GAAP
Net income (loss)—Canadian GAAP	$89.5	$107.7	$128.0	$(30.7)	$(69.8)	$(34.3)
Effect of SFAS 133(a)	(22.1)	3.3	6.6	1.4	—	—
Effect of EITF 88-16(b)	—	—	—	—	0.3	—
Tax effect of U.S. GAAP adjustments	8.4	(1.0)	(1.9)	(0.5)	(0.2)	—

Net income (loss)—U.S. GAAP	$75.7	$110.0	$132.7	$(29.7)	$(69.6)	$(34.3)

	Successor
	As at December 31,	As at December 31,
	2005	2006
Reconciliation of shareholder's equity—Canadian GAAP to U.S. GAAP
Shareholder's equity—Canadian GAAP	$492.3	$484.0
Effect of SFAS 133(a)	9.9	12.2
Effect of EITF 88-16(b)	(5.8)	(1.5)
Effect of SFAS 158(c)	—	2.3

Shareholder's equity—U.S. GAAP	$496.4	$496.9

(a)
SFAS No. 133: Accounting for derivative instruments and hedging activities ("SFAS 133"):

SFAS 133 and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of SFAS 133", ("SFAS 138") requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships.

Forward exchange contracts:

The Company enters into forward exchange contracts to hedge certain forecasted cash flows. The contracts are for periods consistent with the forecasted transactions. All relationships between hedging instruments and hedged items, as well as risk management objectives and strategies are documented. Changes in the spot value of the foreign currency contracts that are designated, effective and qualified as cash flow hedges of forecasted transactions are reported in accumulated other comprehensive income and are reclassified into the same component of earnings and in the same period as the hedged transaction is recognized. Under Canadian GAAP, the derivative instruments are not marked to market and the related off balance sheet gains and losses are recognized in earnings in the same period as the hedged transactions.

Interest rate swap agreements:

We have entered into interest rate swap agreements to convert a portion of its floating rate debt into fixed rate debt in accordance with our risk management objective of mitigating the variability and uncertainty in its cash flows due to variable interest rates. At the inception of these hedges, Masonite had met the criteria for designation and assessing the effectiveness of hedging relationships, thus these interest rate swaps were designated as cash flow hedges.

For the Predecessor, the criteria under SFAS 133 were not met prior to the establishment of its interest rate swap agreements. Accordingly, any change in the fair value of the interest rate swaps was reported in income from inception to December 31, 2003. As of January 1, 2004, we had met the criteria for designation and assessing the effectiveness of hedging relationships, thus the interest rate swaps were designated as cash flow hedges. Under U.S. GAAP, changes in fair value of these financial instruments that are designated as effective and qualify as cash flow hedges are reported in accumulated other comprehensive income and are reclassified into income in the same period as the hedged transaction is reported.

(b)
EITF 88-16: Basis in leveraged buyout transactions:

Under Canadian GAAP, the Transaction was accounted for using the purchase method with a 100% change in basis. Under U.S. GAAP, a portion of the purchase cost (representing approximately 1% of the purchase price) of the Transaction is accounted for at the carrying value of management's continuing equity interests. The termination of a former senior executive resulted in a step acquisition, as the percentage of the Company owned by management decreased. The results of this step acquisition are reflected in the operations of the Company in the Successor Period. As at December 31, 2006, approximately 0.1% (December 31, 2005, approximately 0.4%)

  of the purchase cost of the Transaction is accounted for at the carrying value of management's continuing equity interests. As a result, the purchase cost and the reduction of purchase cost is allocated pro rata to the assets acquired and liabilities assumed and shareholder's equity is reduced by a similar amount.

(c)
SFAS No. 158: Employer's Accounting for Defined Benefit Pension and Other Post-Retirement Plans:

This standard requires the full recognition of the funded status of an entity's defined benefit and other post-retirement plans either as an asset or a liability on its year-end balance sheet. As a result, this standard eliminates the recognition of an Additional Minimum Pension Liability ("AML") as well as other previously unreported pension adjustments for defined benefit and other post-retirement plans that were not previously required under SFAS 87 "Employer's Accounting for Pensions". As a result of early adopting the provisions of SFAS 158 in 2006, the Company reduced its long-term pension liability by $2.3 million, with an offset to accumulated other comprehensive income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following Management Discussion and Analysis ("MD&A") is a review of our financial condition and results of operations, is based upon Canadian Generally Accepted Accounting Principles ("GAAP") and covers periods prior and subsequent to the acquisition by Masonite International Inc. of Masonite International Corporation on April 6, 2005 (the "Transaction"). More specifically, the financial condition and results of operations for the year ended December 31, 2006 are for Masonite International Inc. and represents the first full year of operations following the Transaction. The results of operations from February 2, 2005 (date of Incorporation) to December 31, 2005 are for Masonite International Inc. ("Successor 2005"), and the results of operations from January 1, 2005 to April 6, 2005 ("Predecessor 2005") and January 1, 2004 to December 31, 2004 ("Predecessor 2004") are for Masonite International Corporation. "Predecessor" refers to Masonite International Corporation and its subsidiaries on a consolidated basis, "Masonite" or the "Successor" refers to Masonite International Inc. and its subsidiaries on a consolidated basis, and unless the context otherwise requires, the "Company", "we", "us" and "our" refer to the Predecessor for periods prior to the Transaction and to the Successor for periods thereafter, unless the context otherwise requires or it is otherwise indicated. All amounts are in United States dollars unless specified otherwise. The Successor financial information may not be comparable to the Predecessor financial information as a result of the effect of the revaluation of assets and liabilities to their estimated fair market values in accordance with the application of purchase accounting pursuant to Canadian GAAP.

        This discussion should be read in conjunction with the annual audited consolidated financial statements and the related notes appearing elsewhere herein. The following discussion also contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties.

Overview of the Business

        We are one of the largest manufacturers of doors in the world based on the number of doors sold, with a significant market share in both interior and exterior doors products. We sell approximately 50 million doors per year. Our products are sold in over 70 countries including the United States, Canada, the United Kingdom, France and throughout Central and Eastern Europe. For the year ended December 31, 2006 our sales were $2.5 billion.

        Our products are marketed under well-recognized brand names throughout the world. In North America, we market our doors primarily under the Masonite brand, which is a leading brand in the door industry according to published industry sources. Our sales are derived from the two primary sources of door demand: residential repair, renovation and remodeling of existing homes, and the construction of new homes. We believe that sales to the less cyclical residential repair, renovation and remodeling sector represents the larger component of our business in North America. Approximately 77% of our 2006 sales were generated in North America, where we believe we have a leading market share in both interior and exterior doors, 19% in Europe, and the remainder in South America, Asia, Africa and the Middle East.

        We have over 80 manufacturing and distribution facilities in 18 countries, primarily in North America and Europe. We are a vertically integrated producer, manufacturing key components of doors, including composite molded and veneer door facings, glass door lites and cut stock. We have integrated the various operations in our North American segment as well as our Europe and Other segment to the point where we share common systems, financing and infrastructure. We believe that our high level of vertical integration provides us with competitive and cost advantages over competitors not as vertically integrated, and enhances our ability to develop new and proprietary products.

        We sell doors through multiple distribution channels, including: (i) retail home center customers; (ii) one-step distributors that sell directly to homebuilders and contractors; and (iii) two-step wholesale distributors that resell to other distributors. For North American retail home center customers, our numerous door fabrication facilities provide value-added fabrication and logistical services, including store delivery of pre-hung interior and exterior doors. We believe our ability to provide: (i) a broad product range; (ii) frequent, rapid, on-time and complete delivery; (iii) consistency in products and merchandising; (iv) national service; and (v) special order programs differentiate us from our competitors.

        The demand for doors is influenced by various macroeconomic factors, including general economic conditions, interest rates, levels of unemployment, consumer confidence and the availability of credit. During periods when these macroeconomic factors are favorable, home prices typically rise, the volume of existing home sales increases and consumers tend to be more willing and able to undertake renovation, remodeling and repair projects for their homes. As a result, the demand for our products rises.

        The new home construction sector has historically been cyclical, and during 2006, a major downturn began in the United States. December 2006 annualized seasonally adjusted housing starts were 18% below the December 2005 rate as reported by the U.S. Census Bureau. In addition, the repair, renovation and remodeling has recently experienced weakening year-over-year sales in the United States. Our relatively narrow focus within the building products industry amplifies the risks inherent in such a market downturn. The impact of this weakness on our revenues, profits and profit margin will be determined by many factors, including industry capacity, industry pricing discipline, and our ability to implement the series of initiatives encompassed in our Blueprint for Profitable Growth.

        In many of the countries where we operate, an increasing share of door sales is made through large home center and other large retailers. In addition, consolidation among companies operating in different geographic regions has increased in recent years, resulting in more customers operating nationally and internationally. Although these trends are present to a lesser extent outside North America, we expect consolidation to continue in future years. We believe we are well-positioned to succeed with these large customers, as we offer a comprehensive, high quality product line, a focus on on-time and complete deliveries, and consistency in products and merchandising. We also provide value-added fabrication and logistical services, including store delivery of pre-hung interior and exterior doors to home centers and to large retail customers. We offer a broad range of interior and exterior doors in the form of stock products, custom-designed doors and special order doors. This extensive product and service offering allows us to offer an "all products" strategy which provides our customers one-stop shopping and reduces our reliance on any one type or style of door.

Critical Accounting Policies and Estimates

        Our significant accounting policies are disclosed in note 1 to the annual audited consolidated financial statements. The preparation of these financial statements requires us to make estimates that affect the reported amount of assets, liabilities, revenues and expenses, and related disclosures of contingent items. Actual results could differ significantly from those estimates. The following discussion addresses our more critical accounting policies. These policies are important to the presentation of our operating results and financial position and require significant judgment or the use of estimates.

Inventory

        We value inventories on a first-in, first-out basis at the lower of cost and replacement cost for raw materials, and the lower of cost and net realizable value for finished goods. In determining net realizable value, we consider such factors as yield, turnover and aging, expected future demand and past experience. A change in the underlying assumptions related to these factors could affect the valuation of inventory and have a corresponding effect on cost of sales.

Goodwill

        We use the purchase method of accounting for all business combinations. Use of the purchase method for acquisitions frequently results in the recording of goodwill as part of the purchase price. Goodwill is not amortized but instead is tested for impairment each year or more frequently if events or changes in circumstances indicate that an impairment loss may have been incurred. Goodwill impairment analysis is performed at the reporting unit level by comparing the reporting unit's carrying amount to its fair value. Fair values of reporting units are estimated using an income approach. In making this fair value assessment, we rely on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. There are inherent uncertainties related to these factors and to our judgment in applying them to the analysis of goodwill impairment. Since judgment is involved in performing goodwill valuation analyses, any change in estimates can affect the valuation of goodwill.

Intangible Assets

        We assign value to intangible assets acquired in business combinations or other forms of acquisitions. The value assigned to intangible assets such as customer relationships, non-compete agreements and order backlogs is determined by estimating future cash flows, discount rates, rates of attrition and useful lives of acquired intangible assets. As needed, independent external appraisers are engaged in assisting management to determine the appropriate fair values to be assigned to the intangible assets.

        An impairment test is performed at least annually which compares the carrying value of intangible assets not subject to amortization to fair value. A similar impairment test is performed for intangible assets which are subject to amortization when events or conditions indicate that the carrying value may be impaired by comparing the carrying value to future undiscounted cash flows. An impairment loss is recognized when the carrying amount of the intangible asset exceeds the fair value or is less than future undiscounted cash flows as appropriate. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates that reflect varying amounts of perceived risk. As the estimates of future cash flows, discount rates and attrition rates used to value and test the intangible assets for impairment are based on future events, any changes from the estimated amounts could have an impact on the annual impairment test and carrying value of the intangible assets.

Income Taxes

        Our consolidated income tax provision is calculated by determining taxable income and then applying varying rates of income tax that are appropriate in the numerous taxing jurisdictions in which we conduct business. In the ordinary course of conducting business internationally, there can be numerous transactions and calculations where the ultimate tax outcome is uncertain. The final result of these matters may be different from the estimates that have been made in determining income tax provisions and accruals. If these estimates and assumptions are determined to be inaccurate, there could be a material effect on our income tax provision and net income in the period in which the determination is made.

        We have recorded approximately $57 million of future income tax assets as of December 31, 2006. Future tax assets are calculated based on tax rates to be applied in future periods. Previously recorded tax assets and liabilities need to be adjusted when the expected date of the future event is revised based on current information. A valuation allowance has been recorded to reduce future tax assets to the amount of the future tax benefit that is likely to be realized. In determining the need for the valuation allowance, we considered such factors as projected future taxable income, available tax planning strategies, the character of the income tax asset and the reversal of future income tax liabilities. If assumptions related to these factors change significantly, then the valuation allowance, income tax expense and net income may change materially in the period for which the determination is made.

Long-lived Assets

        We periodically evaluate the recoverability of long-lived assets, including property, plant and equipment and amortizable intangible assets based on a two-step impairment analysis when events or conditions indicate that the carrying value may not be recoverable. In performing this evaluation, reliance is placed upon a number of factors which include operating results, business plans, economic projections and anticipated cash flows. An impairment loss is recognized when the carrying amount of the asset to be held and used exceeds the sum of the undiscounted cash flows expected from use. Impairment is measured as the amount by which the carrying value of the asset exceeds its fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates that reflect varying degrees of perceived risk. Since fair value is based on estimates of future events, changes in estimates could result in write downs.

Employee Future Benefit Plans

        We maintain defined benefit plans and other postretirement benefits covering certain employees. Earnings are charged with the cost of benefits earned by employees as services are rendered. The cost reflects our best estimates of the pension plans' expected investment yields, wage and salary escalation, expected health care costs, mortality of members, terminations and the ages at which members will retire. Changes in these assumptions could impact future pension expense. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets at the beginning of the year is amortized over the average remaining service lives of its members. These estimates may differ from actual results that will occur over an extended period of time. Any significant differences may have an effect on the recorded pension expense and carrying value of the plans' net assets or net liabilities. Benefits under our defined benefit pension plans were largely curtailed in 2003.

Stock-based Awards

        Effective January 1, 2003, we adopted the revised guidance for stock-based awards, which requires that a fair value method of accounting, as outlined above, be applied to all stock-based award grants to both employees and non-employees, and included in income. We have prospectively applied the fair value method of accounting for stock option awards granted to employees after January 1, 2003, and accordingly, have recorded the compensation expense for such awards.

        The determination of obligations and compensation expense for the plans noted above use several mathematical and judgment factors that include expected volatility, the anticipated life of the option, an estimated risk free rate, and the number of options expected to vest. Any difference in the number of options that actually vest can affect future compensation expense. Other assumptions are not revised after the original estimate.

        In 2003 we implemented a Restricted Shares Unit and Deferred Share Unit incentive plan. This incentive plan was terminated on April 6, 2005, and was settled as part of the Transaction.

Variable Interest Entities

        In 2004, we began consolidating variable interest entities ("VIE's"). Consolidation of VIE's is required for entities which we are determined to be the primary beneficiary. The determination of whether we are the primary beneficiary involves judgements and estimates by management. These judgements involve determining the expected loss and expected returns from the variable interest entity and a discount rate to determine the present value of the expected cash flows. Changes in assumptions used may affect the variability of the expected cash flows and potentially our conclusion of whether we are or are not the primary beneficiary.

Impact of the Transaction

        We entered into a combination agreement on December 22, 2004, which was amended and restated on January 16, 2005 and February 17, 2005, with Stile Acquisition Corp., a wholly owned subsidiary of Masonite and an affiliate of KKR whereby all of the issued and outstanding common shares of the Predecessor would be indirectly acquired by KKR for Cdn$42.25 per share in cash. The Transaction was approved by shareholders at a special meeting of shareholders held on March 31, 2005 and closed on April 6, 2005. Subsequently, the Predecessor's common shares were de-listed from the New York Stock Exchange and the Toronto Stock Exchange. In connection with the Transaction, we incurred certain transaction costs, in 2004 and 2005, which were not capitalized as part of the purchase price, and have been included in other expense.

        We accounted for the Transaction using the purchase method of accounting and, accordingly, the Transaction resulted in a new basis of accounting for us. We have allocated the purchase price on the basis of our estimate of the fair value of the underlying assets acquired and liabilities assumed. We retained third party professionals to assist in the determination of the fair value of the underlying assets acquired and liabilities assumed. We also engaged independent appraisers to assist in determining the fair values of property, plant and equipment and intangible assets acquired, including trade names, trademarks, and customer relationships. Certain transaction costs may be deductible for income tax purposes and others will form the basis of Masonite's investment in the Predecessor. These valuations and cost allocations may be subject to review and challenge by income tax authorities in the countries to which they relate. The excess of the total purchase price over the estimated fair value of the net identifiable assets acquired at closing has been allocated to goodwill, which is subject to an annual impairment review. Goodwill in the Transaction, based on the allocation of the purchase price, totaled approximately $950 million.

        As a result of the purchase accounting associated with the Transaction, the assets and liabilities of the Predecessor are recorded by the Successor at their fair value. Certain of the fair value assigned to the assets (including inventory; property, plant and equipment; customer lists; order backlogs; patents; trademarks and tradenames) is amortized to income over their estimated useful lives.

Recent Developments

        In the first quarter of 2007, we were notified by our largest customer, The Home Depot, that they would be moving substantially all of their business with us in certain geographic regions to a competitor later in 2007. This decision by The Home Depot was the result of price increases we put in place during 2006. Our sales to The Home Depot in the regions affected are approximately $250-$300 million on an annualized basis. Subsequent to The Home Depot notification, we announced the permanent closure of facilities dedicated to The Home Depot in Toledo, Ohio, Logan Township, New Jersey and Frederick, Maryland. In addition, we further announced the significant curtailment of production at three additional facilities dedicated to serving The Home Depot in Winchester, Virginia, Leominster, Massachusetts and Goshen, Indiana and the permanent closure of an interior door manufacturing facility located in Mississauga, Ontario. The shutdown of the four facilities being permanently closed is expected to be completed by the end of the third quarter of 2007. We expect to incur a charge in 2007 in connection with the transition of this business.

        During the fourth quarter of 2006, we incurred an impairment charge of $16.9 million related to several discontinued product lines and manufacturing realignments.

        During the third quarter of 2006 we implemented a company-wide reduction in employment levels, impacting approximately eight percent of the global salaried and indirect hourly workforce. In connection with the reduction in employment levels, we incurred a charge of approximately $8.5 million.

        During 2006, we announced the closure of four manufacturing facilities in North America. The first closure, announced in January 2006, was a distribution facility located in Dickson, Tennessee. The second closure, also announced in January 2006, was an interior door manufacturing facility located in Mobile, Alabama. In the second quarter of 2006, we announced the closure of an entry door manufacturing facility in Woodbridge, Ontario, and a component manufacturing facility in Corning, California. These closures are consistent with our goals to improve manufacturing efficiencies, consolidate production and reallocate capacity among locations, as we strive to better balance supply and demand. All employees at these affected locations were offered severance, extended benefits and outplacement assistance.

Acquisitions

        Subsequent to the Transaction described under "Impact of the Transaction" above, we completed six acquisitions during 2005.

        Three acquisitions were of interests in less than wholly-owned subsidiaries previously consolidated in our financial results. In May 2005, we purchased the remaining interest in a door component manufacturing facility with operations in Canada and the United States for cash consideration of approximately $36 million (plus approximately $18 million of cash paid to the minority partner in the form of a dividend prior to closing). Also in May 2005, we purchased the remaining ownership interest of less than wholly-owned investments located in Israel and Turkey for cash consideration of approximately $8 million. In October 2005, we purchased the remaining ownership interest of a less than wholly-owned distribution subsidiary with operations in Canada and the United States for total consideration of approximately $9 million, including cash on closing of approximately $5 million, and notes payable of approximately $4 million, which are payable over a three year period.

        Three other acquisitions completed during 2005 expanded our geographic reach and furthered our vertical integration. In July 2005, we purchased a 50% interest in a molded door and stile and rail door manufacturer in Malaysia for approximately $3 million. In October 2005, we acquired an 80% interest in a door manufacturer located in Hungary for total consideration of $8.5 million, including cash consideration of approximately $5 million on closing, with the balance, subject to certain post-closing adjustments, paid in 2006 and to be paid in 2007. In December 2005, we completed the acquisition of a door core manufacturing facility in the United States for cash consideration of approximately $7 million.

        While historically a substantial part of our growth has come from acquisitions, our current strategy emphasizes improving the operations of our existing business. We did not complete any acquisitions in 2006.

Results of Operations for the Year Ended December 31, 2006 compared to the Period from February 2, 2005 to December 31, 2005 and the Period from January 1, 2005 to April 6, 2005

	2006	Successor 2005	Predecessor 2005
	(in millions of U.S. dollars)
Sales	$2,464.5	$1,828.4	$600.1
Cost of sales	1,950.2	1,497.9	486.7
Gross margin	514.2	330.4	113.4
Selling, general and administration expenses	211.8	161.3	54.4
Depreciation	89.0	60.3	17.9
Amortization of intangible assets	35.6	29.9	1.1
Interest	182.6	137.1	11.2
Other expense, net	39.0	22.6	66.4
(Loss) income before income taxes and non-controlling interest	(43.8)	(80.8)	(37.7)
Income taxes	(15.7)	(16.3)	(8.3)
Non-controlling interest	6.2	5.3	1.3

Net loss	$(34.3)	$(69.8)	$(30.7)

Consolidated Sales

	2006	Successor 2005	Predecessor 2005
	(in millions of U.S. dollars)
Sales	$2,464.5	$1,828.4	$600.1

        Consolidated sales for 2006 were $2,464 million. Sales in 2006 were positively impacted by businesses acquired in 2005 after the Transaction which contributed $21 million of additional sales. Several new interior and exterior products also positively affected sales in 2006. An additional factor impacting 2006 consolidated sales is foreign exchange. If currencies were held constant from 2005, 2006 sales would have been reduced by $18 million.

        Sales in the 2005 Successor period were $1,828 million and include the results of the business of the Predecessor acquired on April 6, 2005. Sales in the 2005 Predecessor period were $600.1 million. Sales in both periods were positively impacted by the continued growth in sales of several new interior and exterior products as well as acquisitions completed in 2004.

Sales and Percentage of Sales by Principal Geographic Region

	2006	Successor 2005	Predecessor 2005
	(in millions of U.S. dollars)
North America	$1,899.4	$1,445.3	$473.4
	77%	79%	79%
Europe and Other	$644.2	$458.0	$144.0
	26%	25%	24%
Intersegment	$(79.2)	$(74.9)	$(17.3)
	(3)%	(4)%	(3)%

        Sales in our principal segment, North America, were $1,899 million in 2006. Sales in the North American segment contributed 77% of consolidated sales and were impacted by softening market conditions in North America. Sales in the North American segment were $1,445.3 million and $473.4 million for the 2005 Successor and 2005 Predecessor periods, respectively.

        Sales outside of North America, net of intersegment sales, were $565.0 million in 2006. European sales were impacted by acquisitions completed in 2005 and appreciation of European currencies. Sales in the Europe and Other segment were $458.0 million and $144.0 million for the 2005 Successor and 2005 Predecessor periods, respectively. Both periods were impacted by our expanded presence as a door manufacturer in several Eastern European countries.

        Intersegment sales consist primarily of sales of door components from our Europe and Other segment to the North American segment and these sales were impacted by softening market conditions in North America in 2006. In addition, the fire in our Laurel, Mississippi manufacturing facility and the 2005 hurricanes caused certain of our international manufacturing facilities to ship more components to North America to ensure continuity of supply for production throughout 2005.

Sales and Percentage of Sales by Product Line

	2006	Successor 2005	Predecessor 2005
	(in millions of U.S. dollars)
Interior	$1,625.0	$1,149.6	$409.4
	66%	63%	68%
Exterior	$839.4	$678.8	$190.7
	34%	37%	32%

        The proportion of revenues from interior and exterior products was approximately 66% and 34%, respectively, for 2006. For the 2005 Successor period, the proportion was 63% and 37%, respectively while the 2005 Predecessor period was 68% and 32%, respectively. Our sales of interior doors in 2006 were affected by our relative strength in the interior door market price increases as well as the acquisitions of interior door manufacturing facilities in 2005.

Cost of Sales

	2006	Percentage of Sales	Successor 2005	Percentage of Sales	Predecessor 2005	Percentage of Sales
	(in millions of U.S. dollars)
Cost of sales	$1,950.2	79.1%	$1,497.9	81.9%	$486.7	81.1%

        The significant components of cost of sales are materials, direct labor, factory overheads and distribution costs. Cost of sales, expressed as a percentage of sales, was 79.1% for 2006, 81.9% for the 2005 Successor period and 81.1% for the 2005 Predecessor period. In 2006, we completed a comprehensive review of future market conditions for certain inventories that resulted in an $11.5 million charge to cost of sales. This was partially offset by insurance proceeds of $0.7 million related to hurricane damage incurred in 2005. Our supply chain initiatives, facility rationalization and rigorous cost management helped affect the cost of sales percentage in 2006.

        Margins in the 2005 Successor period were impacted in part by the amortization of fair value adjustments that increase the value of inventory acquired as part of business combinations. This adjustment increased cost of sales by approximately $22 million.

        In December 2005, we wrote-off approximately $2 million in inventory to cost of sales, as a result of a fire set by arsonists at a leased warehouse facility near a manufacturing plant in the United Kingdom. We also took a charge against cost of sales in December of 2005 of approximately $7 million relating to inventory in the United States. We had evaluated the future market conditions for this inventory and determined that it was appropriate to record the charge based on the age of the inventory, and expected future demand.

        Also negatively impacting cost of sales in the 2005 Successor period were the hurricanes that occurred in the southeastern United States. The estimated impact of these hurricanes was approximately $8 million representing direct costs, property losses and lost profit margin on sales.

        The 2005 Successor period was also negatively impacted by a significant rationalization and standardization initiative in the production of residential entry doors. One exterior door manufacturing facility was closed during the period and several of the other locations were re-aligned to a common product specification. The costs associated with the rationalization and standardization of approximately $2 million are included in cost of sales.

        During the 2005 Predecessor period, prior to the Transaction, we experienced an equipment electrical fire at our facility located in Laurel, Mississippi. The cost to repair the plant's equipment was immaterial, but two of the three production lines were inoperative for approximately three weeks. The lost production impacted our consolidated margins during the period.

Selling, General and Administration Expenses

	2006	Percentage of Sales	Successor 2005	Percentage of Sales	Predecessor 2005	Percentage of Sales
	(in millions of U.S. dollars)
Selling, general and administration expenses	$211.8	8.6%	$161.3	8.8%	$54.4	9.1%

        SG&A primarily includes personnel costs, marketing and advertising, sales commissions, information technology costs, receivables sales program costs, professional fees and management travel. SG&A costs were 8.6% of sales in 2006 and were affected by our discontinued use of our corporate airplanes, and the reduction in staffing levels.

        For the 2005 Successor period, total SG&A costs were $161.3 million or 8.8% of sales while for the 2005 Predecessor period, total SG&A costs were 9.1% of sales. These costs reflect the fixed costs incurred during a period of generally lower seasonal sales during the 2005 Predecessor period.

Depreciation

	2006	Successor 2005	Predecessor 2005
	(in millions of U.S. dollars)
Depreciation	$89.0	$60.3	$17.9

        Depreciation expense was $89 million in 2006, $60 million in the 2005 Successor period and $18 million in the 2005 Predecessor period. In conjunction with the Transaction, we applied purchase accounting and recorded the fair value of assets acquired and liabilities assumed as of April 6, 2005 thereby increasing the historical carrying amounts of property, plant and equipment by $23 million. Also impacting the level of depreciation in 2006 were business acquisitions in 2005, as well as 2005 Successor and Predecessor capital expenditures of $70 million and $12 million, respectively.

Amortization of Intangible Assets

	2006	Successor 2005	Predecessor 2005
	(in millions of U.S. dollars)
Amortization of intangible assets	$35.6	$29.9	$1.1

        Amortization of intangible assets was $36 million in 2006, $30 million in the 2005 Successor period and $1 million in the 2005 Predecessor period. In conjunction with the Transaction, we applied purchase accounting and recorded the fair value of assets acquired and liabilities assumed as of April 6, 2005. The historical carrying amounts of intangible assets with definite lives were increased by $518 million representing an increase of $264 million for customer lists, $165 million for trademarks and tradenames, $85 million for patents and $4 million for order backlogs at the time of acquisition.

Other Expense

	2006	Successor 2005	Predecessor 2005
	(in millions of U.S. dollars)
Transaction costs	$—	$6.8	$7.2
Equity compensation settlement	—	—	57.7
Restructuring and severance expense	14.4	7.5	1.6
Hedging transaction loss	—	5.3	—
Loss (gain) on disposal of property, plant and equipment	6.8	2.4	0.1
Asset impairment	16.9	—	—
Other	0.9	0.6	(0.3)

Other expense	$39.0	$22.6	$66.4

        Other expense was $39.0 million in 2006, including asset impairments of $16.9 million to reduce the carrying value of certain assets to their net realizable value. In addition, we incurred restructuring and severance costs of $14.4 million related to the closure of four manufacturing facilities in North America as well as reductions in staffing levels that occurred primarily in September. A loss on disposal of idle property, plant and equipment also added $6.8 million to other expense in 2006.

        Approximately $6.8 million in transaction fees, including legal, accounting and other costs related to the Transaction which were not eligible to be capitalized are included in other expense for the 2005 Successor period. In addition, we recognized approximately $7.5 million in severance costs related to the resignation of our former Chief Executive Officer and the termination of other employees.

        Included in other expense for the 2005 Predecessor period are approximately $58 million in costs related to equity compensation settlements. These stock based compensation costs were for the value of vested and unvested stock options accounted for using the settlement basis of accounting, as well as previously unvested Restricted Share Units and Deferred Share Units. As a result of the affirmative shareholder vote authorizing the sale of the Predecessor in the Transaction, these stock based instruments were accelerated, vested and became payable in cash. The cash settlement of these instruments was recorded with a charge to the Predecessor's audited statement of operations. Also included in other expense for the 2005 Predecessor period are $7.2 million in transaction fees related to the Transaction and $2 million of costs associated with the completion of the shutdown of our Richmond, Indiana exterior steel door plant and our Seoul, South Korea production facility.

Interest Expense

	2006	Successor 2005	Predecessor 2005
	(in millions of U.S. dollars)
Interest	$182.6	$137.1	$11.2

        Interest expense was $182.6 million in 2006, $137.1 million in the 2005 Successor period, and $11.2 million in the 2005 Predecessor period. Information about the debt facilities are discussed in greater detail in the "Liquidity and Capital Resources" section below.

        We incurred additional deferred financing fees of $18.3 million in the fourth quarter of 2006 related to the conversion of the senior subordinated term loan into senior subordinated notes due 2015. These costs were capitalized and will be amortized over the life of the senior subordinated notes.

        Approximately $17 million of deferred financing amortization is included in interest expense for the 2005 Successor period. The majority of the deferred financing costs incurred are related to the senior secured credit facilities and the senior subordinated loan and are being amortized over the life of these facilities.

Income Tax Rates

	2006	Successor 2005	Predecessor 2005
Combined effective rate	35.7%	20.1%	22.1%

        Our effective income tax rate is primarily the weighted average of federal, state and provincial rates in various countries in which we have operations, including the United States, Canada, France, the United Kingdom and Ireland.

        Our income tax rate is also affected by estimates of realizability of tax assets, changes in tax laws and the timing of the expected reversal of temporary differences. We have established a valuation allowance on a portion of tax losses and other carryforward attributes in Canada, the United States and other jurisdictions until the realization of these tax assets becomes more likely than not during the carryforward period.

Net loss

	2006	Successor 2005	Predecessor 2005
	(in millions of U.S. dollars)
Net loss	$(34.3)	$(69.8)	$(30.7)

        The net loss of $34.3 million in 2006 reflects our cost management and supply chain initiatives as well as price increase implemented during 2006. Difficult market conditions in North America during the fourth quarter, restructuring and severance charges, asset impairments and inventory losses also are reflected in the 2006 net loss. The 2005 Successor period net loss of $69.8 million includes significant unexpected events such as hurricane damage and inventory losses. Significant equity compensation costs, financing charges and professional fees largely impacted the 2005 Predecessor period net loss of $30.7 million.

Segment Information

	2006	Percentage of Sales	Successor 2005	Percentage of Sales	Predecessor 2005	Percentage of Sales
	(in millions of U.S. dollars)
Adjusted EBITDA
—North America	$236.1	12.4%	$156.8	10.8%	$44.7	9.4%
Adjusted EBITDA
—Europe and Other	$96.5	15.0%	$72.0	15.7%	$25.0	17.3%

        The performance measurement of each of our geographic segments is based on Adjusted EBITDA. See "—Liquidity and Capital Resources."

        Set forth below is a reconciliation of Adjusted EBITDA, by segment, from net income as reported in the consolidated statement of operations.

	North America 2006	Percentage of Sales	Successor North America 2005	Percentage of Sales	Predecessor North America 2005	Percentage of Sales
	(in millions of U.S. dollars)
Net (loss) income	$(77.1)	(4.1)%	$(93.0)	(6.4)%	$(49.4)	(10.4)%
Interest	179.1		134.7		10.6
Income taxes	(28.0)		(31.0)		(6.7)
Depreciation and amortization	92.4		66.2		13.0
Other expense	34.4		28.9		65.2
Non-controlling interest	5.0		2.2		1.1
Inventory purchase accounting adjustment	—		15.1		—
Acquisitions impact (including synergies)	—		6.0		1.1
Hurricanes impact	(0.7)		7.9		—
Inventory losses	10.1		7.9		—
Receivables transaction charges	7.9		5.3		1.2
United States fire	—		—		5.0
Franchise and capital taxes	2.2		2.7		0.3
Stock-based awards	1.9		2.8		—
Sponsor fees	2.1		1.5		—
Facility closures and realignments	1.8		—		1.8
Craftmaster contract termination	—		—		1.3
Pension and postretirement expense (income) and funding, net	0.9		0.7		0.2
Other	4.1		(1.1)		—

Adjusted EBITDA	$236.1	12.4%	$156.8	10.8%	$44.7	9.4%

        Our 2006 Adjusted EBITDA margin of 12.4% in the North American segment was impacted by pricing actions taken mid-year, our supply chain initiatives, facilities closures, headcount reductions and overall cost management.

	Successor Europe and Other 2006	Percentage of Sales	Successor Europe and Other 2005	Percentage of Sales	Predecessor Europe and Other 2005	Percentage of Sales
	(in millions of U.S. dollars)
Net income	$42.8	6.4%	$23.2	5.1%	$18.8	13.0%
Interest	3.5		2.4		0.6
Income taxes	12.3		14.7		(1.6)
Depreciation and amortization	32.2		24.0		6.0
Other expense	4.6		(6.3)		1.2
Non-controlling interest	(1.2)		3.1		0.2
Inventory purchase accounting adjustment	—		6.6		—
Acqusitions impact (including synergies)	—		1.3		1.1
United Kingdom fire	—		1.6		—
Inventory losses	1.4		0.5		—
Pension and postretirement (income) expense and funding, net	(0.3)		0.2		—
Stock-based awards	0.1		0.1		—
Other	(1.1)		0.7		(1.3)

Adjusted EBITDA	$96.5	15.0%	$72.0	15.7%	$25.0	17.4%

        Our Adjusted EBITDA margin in the Europe and Other segment of 15.0% in 2006 reflected weakness in certain markets at the start of the year and the impact of expansion in Eastern Europe, where the benefits are not yet fully realized. The expansion also includes the construction of 2 new facilities in the Ukraine and Czech Republic in addition to the integration of acquisitions. Our 2006 results were also negatively impacted due to a one month closure of our Israel facility during the Israel and Lebanon conflict in July 2006.

Results of Operations for the Period from February 2, 2005 to December 31, 2005 and the Period from January 1, 2005 to April 6, 2005 compared to the Year Ended December 31, 2004

	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
Sales	$1,828.4	$600.1	$2,199.9
Cost of sales	1,497.9	486.7	1,722.7
Gross margin	330.4	113.4	477.2
Selling, general and administration expenses	161.3	54.4	189.9
Depreciation	60.3	17.9	58.5
Amortization of intangible assets	29.9	1.1	4.1
Interest	137.1	11.2	39.5
Other expense, net	22.6	66.4	7.7
(Loss) income before income taxes and non-controlling interest	(80.8)	(37.7)	177.4
Income taxes	(16.3)	(8.3)	42.7
Non-controlling interest	5.3	1.3	6.8

Net (loss) income	$(69.8)	$(30.7)	$128.0

Consolidated Sales

	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
Sales	$1,828.4	$600.1	$2,199.9

        Consolidated sales in the 2005 Successor period and the 2005 Predecessor period were $1,828 million and $600 million, respectively. Sales in both periods were positively impacted by the continued growth in sales of several new interior and exterior products as well as acquisitions completed in 2004.

        An additional factor impacting consolidated sales is foreign exchange. For the year ended December 31, 2005 compared to the year ended December 31, 2004, foreign currencies such as the EURO and the Canadian dollar strengthened versus the U.S. dollar, while the British Pound weakened versus the U.S. dollar.

Sales and Percentage of Sales by Principal Geographic Region

	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
North America	$1,445.3	$473.4	$1,760.3
	79%	79%	80%
Europe and Other	$458.0	$144.0	$487.6
	25%	24%	22%
Intersegment	$(74.9)	$(17.3)	$(48.0)
	(4)%	(3)%	(2)%

        Sales in our principal segment, North America, contributed 79% of consolidated sales in the 2005 Successor period and 79% of consolidated sales in the 2005 Predecessor period. Sales outside of North America, net of intersegment sales, were 25% and 24% of consolidated sales for the 2005 Successor period and 2005 Predecessor period, respectively. In the 2004 Predecessor period, 80% of consolidated sales were in the North American segment and 22% were in the Europe and Other segment.

        Demand in the new construction and home renovation sectors was stronger in 2005 than in 2004 in the regions where our products are sold. During 2004 and 2005, we expanded our presence as a door manufacturer in Europe to include several Eastern European countries. Reported net sales of existing operations for both periods were negatively impacted by the weakening Pound Sterling against the U.S. dollar, which was more than offset by a stronger EURO and other Eastern European currencies.

        Intersegment sales consist primarily of sales of door components from the Europe and Other segment to the North American segment. These sales increased in both the Successor and Predecessor 2005 periods due to businesses acquired in 2004 and higher demand for interior doors in our North American segment. Also, the impact of the fire in our Laurel, Mississippi manufacturing facility and the 2005 hurricanes resulted in certain of our international manufacturing facilities shipping components to North America to ensure continuity of supply for production.

Sales and Percentage of Sales by Product Line

	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
Interior	$1,149.6	$409.4	$1,364.7
	63%	68%	62%
Exterior	$678.8	$190.7	$835.2
	37%	32%	38%

        The proportion of revenues from interior and exterior products was approximately 63% and 37%, respectively, in the 2005 Successor period. The percentage of interior doors sold in that period is the result of our relative strength in the interior door market, as well as the acquisitions of interior door manufacturing facilities in both the Successor and Predecessor periods.

Cost of Sales

	Successor February 2, 2005 to December 31, 2005	Percentage of Sales	Predecessor January 1, 2005 to April 6, 2005	Percentage of Sales	Predecessor January 1, 2004 to December 31, 2004	Percentage of Sales
	(in millions of U.S. dollars)
Cost of sales	$1,497.9	81.9%	$468.7	81.1%	$1,722.7	78.3%

        The significant components of cost of sales are materials, direct labor, factory overheads and distribution costs. Cost of sales, expressed as a percentage of sales, was 81.9% for the 2005 Successor period. Margins in the 2005 Successor period were impacted in part by the amortization of fair value adjustments that increase the value of inventory acquired as part of business combinations. This adjustment increased cost of sales by approximately $22 million in the year-to-date period (see note 3 of the annual audited consolidated financial statements included elsewhere herein).

        In December 2005, we wrote-off approximately $2 million in inventory to cost of sales as a result of a fire set by arsonists at a leased warehouse facility near a manufacturing plant in the United Kingdom. We also took a charge against cost of sales in December of 2005 of approximately $7 million relating to inventory at a facility in the United States. We had evaluated the future market conditions for this inventory and determined that it was appropriate to record the charge based on the age of the inventory, and expected future demand.

        Also negatively impacting cost of sales in the 2005 Successor period were the hurricanes that occurred in the southeastern United States. The estimated impact of these hurricanes was approximately $8 million representing direct costs, property losses and lost profit margin on sales.

        We also experienced increased costs and, in some cases, shortages of supply, particularly in relation to petroleum-based products, transportation, and steel. These cost increases were partially offset by operating leverage from higher sales volume during the 2005 Successor period and the use of alternative components and sources of supply. We were not able to offset the full impact of the material cost increases due to competitive conditions. In addition, we incurred additional costs at certain plants we acquired during 2004 associated with integration of operations and startup costs associated with the introduction of a new door finishing process. The continuing impact of these and other measures is difficult to estimate due to the potential timing difference between input cost changes, ongoing availability of material and our ability to mitigate these effects.

        The 2005 Successor period was also negatively impacted by a significant rationalization and standardization initiative in the production of residential entry doors. One exterior door manufacturing facility was closed during the period and several other locations were re-aligned to a common product specification. The costs associated with the rationalization and standardization of approximately $2 million are included in cost of sales.

        During the 2005 Predecessor period, prior to the Transaction, we experienced an equipment electrical fire at our facility located in Laurel, Mississippi. The cost to repair the plant's equipment was immaterial, but two of the three production lines were inoperative for approximately three weeks. The lost production had a significant impact on our consolidated margins during the period.

Selling, General and Administration Expenses

	Successor 2005	Percentage of Sales	Predecessor 2005	Percentage of Sales	Predecessor 2004	Percentage of Sales
	(in millions of U.S. dollars)
Selling, general and administration expenses	$161.3	8.8%	$54.4	9.1%	$189.9	8.6%

        SG&A primarily includes personnel costs, marketing and advertising, sales commissions, information technology costs, receivables sales program costs, professional fees and management travel. For the 2005 Successor period, total SG&A costs were $161.3 million or 8.8% while for the 2005 Predecessor period, total SG&A costs were 9.1%. These costs reflect the fixed costs incurred during a period of generally lower seasonal sales during the 2005 Predecessor period.

        In the 2005 Predecessor period, total SG&A costs were 9.1%, expressed as a percentage of sales. These costs reflect the fixed costs incurred during a period of generally lower seasonal sales.

        For the year ended 2004, total SG&A costs were 8.6% of sales.

Depreciation

	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
Depreciation	$60.3	$17.9	$58.5

        Depreciation expense was $60.3 million in the 2005 Successor period, $17.9 million for in 2005 Predecessor period, and $58.5 million in the 2004 Predecessor period. In conjunction with the Transaction, we applied purchase accounting and recorded the fair value of assets acquired and liabilities assumed as of April 6, 2005. The historical carrying amounts of property, plant and equipment were increased by $23 million. Also affecting depreciation in the 2005 Successor period were business acquisitions during the Successor 2005 period, as well as prior year capital expenditures of $70 million.

Amortization of Intangible Assets

	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
Amortization of intangible assets	$29.9	$1.1	$4.1

        Amortization of intangible assets was $30 million in the 2005 Successor period, $1.1 million in the 2005 Predecessor period, and $4.1 million in the 2004 Predecessor period. In conjunction with the Transaction, we applied purchase accounting and recorded the fair value of assets acquired and liabilities assumed as of April 6, 2005. The historical carrying amounts of intangible assets with definite lives were increased by $518 million representing an increase of $264 million for customer lists, $165 million for trademarks and tradenames, $85 million for patents and $4 million for order backlogs at the time of acquisition.

Other Expense

	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
Transaction costs	$6.8	$7.2	$2.5
Equity compensation settlement	—	57.7	—
Restructuring and severance expense	7.5	1.6	7.5
Hedging transaction loss	5.3	—	—
Loss (gain) on disposal of property, plant and equipment	2.4	0.1	(5.1)
Asset impairment	—	—	2.9
Other	0.6	(0.3)	(0.1)

Other expense	$22.6	$66.4	$7.7

        Approximately $6.8 million in transaction fees, including legal, accounting and other costs related to the Transaction which were not eligible to be capitalized. In addition, we recognized approximately $7.5 million in severance costs related to the resignation of our former Chief Executive Officer and the termination of other employees.

        Included in other expense in the 2005 Predecessor period are approximately $58 million in costs related to equity compensation settlements. These stock based compensation costs were for the value of vested and unvested stock options accounted for using the settlement basis of accounting, as well as previously unvested Restricted Share Units and Deferred Share Units. As a result of the affirmative shareholder vote authorizing the sale of the Predecessor in the Transaction, these stock based instruments were accelerated, vested and became payable in cash. The cash settlement of these instruments was recorded with a charge to the Predecessor's audited statement of operations. Also included in other expense in the 2005 Predecessor period are $7.2 million in transaction fees related to the Transaction and $2 million of costs associated with the completion of the shutdown of our Richmond, Indiana exterior steel door plant and our Seoul, South Korea production facility.

        Included in other expense in the 2004 Predecessor period are $10.4 million in restructuring and severance costs related to the Predecessor's program to standardize its entry door product offering and $2.5 in transactions fees, partially offset by $5.1 million in net gains on disposals of idle property, plant and equipment.

Interest Expense

	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
Interest	$137.1	$11.2	$39.5

        Interest expense was $137 million in the 2005 Successor period, $11.2 million in the 2005 Predecessor period, and $39.5 million in the 2004 Predecessor period. Information regarding the new debt facilities are discussed in greater detail in the "Liquidity and Capital Resources" section below.

        Included in interest expense in the 2005 Successor period is approximately $17 million of deferred financing amortization. The majority of the deferred financing costs incurred are related to the senior secured credit facilities and the senior subordinated loan and are being amortized over the life of these facilities. The deferred financing costs in the 2004 Predecessor period were related to pre-Transaction debt, and were being amortized over the term of that debt, now discharged.

Income Tax Rates

	Successor 2005	Predecessor 2005	Predecessor 2004
Combined effective rate	20.1%	22.1%	24.0%

        Our effective income tax rate is primarily the weighted average of federal, state and provincial rates in various countries in which we have operations, including the United States, Canada, France, the United Kingdom and Ireland.

        Our income tax rate is also affected by estimates of realizability of tax assets, changes in tax laws and the timing of the expected reversal of temporary differences. We have established a valuation allowance on a portion of tax losses and other carryforward attributes in Canada, the United States and other jurisdictions until the realization of these tax assets becomes more likely than not during the carryforward period.

Net (Loss) Income

	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
Net (loss) income	$(69.8)	$(30.7)	$128.0

        The 2005 Successor period net loss of $69.8 million includes significant unexpected events such as hurricane damage and inventory losses. Significant equity compensation costs, financing charges and professional fees largely impacted the 2005 Predecessor period net loss of $30.7 million.

Segment Information

	Successor 2005	Percentage of Sales	Predecessor 2005	Percentage of Sales	Predecessor 2004	Percentage of Sales
	(in millions of U.S. dollars)
Adjusted EBITDA —North America	$156.8	10.8%	$44.7	9.4%	$240.1	13.6%
Adjusted EBITDA —Europe and Other	$72.0	15.7%	$25.0	17.3%	$79.3	16.3%

        The performance measurement of each of our geographic segments is based on Adjusted EBITDA. See "—Liquidity and Capital Resources."

        Set forth below is a reconciliation of Adjusted EBITDA, by segment, from net income as reported in the consolidated statement of operations.

	Successor North America 2005	Percentage of Sales	Predecessor North America 2005	Percentage of Sales	Predecessor North America 2004	Percentage of Sales
		(in millions of U.S. dollars)
Net (loss) income	$(93.0)	(6.4)%	$(49.4)	(10.4)%	$82.4	4.7%
Interest	134.7		10.6		38.0
Income taxes	(31.0)		(6.7)		34.9
Depreciation and amortization	66.2		13.0		43.9
Other expense	28.9		65.2		7.1
Non-controlling interest	2.2		1.1		5.2
Inventory purchase accounting adjustment	15.1		—		—
Acquisitions impact (including synergies)	6.0		1.1		8.6
Hurricanes impact	7.9		—		1.8
Inventory losses	7.9		—		—
Receivables transaction charges	5.3		1.2		1.8
United States fire	—		5.0		—
Franchise and capital taxes	2.7		0.3		1.6
Stock-based awards	2.8		—		5.9
Sponsor fees	1.5		—		—
Facility closures and realignments	—		1.8		—
Craftmaster contract termination	—		1.3		10.2
Pension and postretirement expense (income) and funding, net	0.7		0.2		(2.6)
Other	(1.1)		—		1.3

Adjusted EBITDA	$156.8	10.8%	$44.7	9.4%	$240.1	13.6%

        Adjusted EBITDA margin in the North American segment was 10.8% in the 2005 Successor period, 9.4% in the 2005 Predecessor period and 13.6% in the 2004 Predecessor period. Our cost reduction efforts and pricing strategies during the periods were unable to fully offset the impact of inflation and other cost increases, and along with the items outlined above combined to reduce Adjusted EBITDA margins for this segment.

	Successor Europe and Other 2005	Percentage of Sales	Predecessor Europe and Other 2005	Percentage of Sales	Predecessor Europe and Other 2004	Percentage of Sales
	(in millions of U.S. dollars)
Net income	$23.2	5.1%	$18.8	13.0%	$45.5	9.3%
Interest	2.4		0.6		1.5
Income taxes	14.7		(1.6)		7.8
Depreciation and amortization	24.0		6.0		18.7
Other (income) expense, net	(6.3)		1.2		0.6
Non-controlling interest	3.1		0.2		1.7
Inventory purchase accounting adjustment	6.6		—		—
Acquisitions impact	1.3		1.1		4.5
United Kingdom fire	1.6		—		—
Inventory losses	0.5		—		—
Pension and postretirement expense (income) and funding, net	0.2		—		—
Stock-based awards	0.1		—		—
Other	0.7		(1.3)		(1.0)

Adjusted EBITDA	$72.0	15.7%	$25.0	17.4%	$79.3	16.3%

        Adjusted EBITDA margin in the Europe and Other segment was 15.7% in the 2005 Successor period, 17.4% in the 2005 Predecessor period and 16.3% in the 2004 Predecessor period. Acquisitions completed in 2005, including start-ups, had a negative impact on Adjusted EBITDA in the 2005 periods.

Liquidity and Capital Resources

Net Debt

	As at
	December 31, 2006	Successor December 31, 2005
	(in millions of U.S. dollars)
Revolving credit facility outstanding	$43.0	$110.0
Other bank loans outstanding	17.4	18.8
Senior secured credit facility term loan outstanding	1,154.4	1,166.2
Senior subordinated loan outstanding	—	770.0
Senior subordinated notes	747.2	—
Senior subordinated term loan	22.6	—
Other subsidiary long-term debt outstanding	31.6	40.2

Total debt outstanding	$2,016.2	$2,105.1
Plus: Notes payable and letters of credit outstanding	12.4	16.9
Less: Cash on hand	47.4	47.5

Net debt outstanding(1)	$1,981.2	$2,074.6

(1)
Net debt is as defined in the credit agreement, dated as of April 6, 2005 (the "credit agreement").

        To fund the Transaction we entered into senior secured credit facilities totalling approximately $2 billion dollars on April 6, 2005.

        As of December 31, 2006, the balance outstanding on our revolving credit facility was reduced by $67 million from December 31, 2005 through the use of cash flow generated from operations, asset sales offset by capital expenditures. Subsidiary long-term debt was reduced by $9 million from December 31, 2005.

Debt Facilities

	As at
	December 31, 2006	Successor December 31, 2005
	(in millions of U.S. dollars)
Revolving credit facility capacity	$350.0	$350.0
Revolving credit facility outstanding	43.0	110.0
Subsidiaries' bank loan capacity	14.0	20.0
Subsidiaries' bank loan and overdrafts outstanding	17.4	18.8
Other subsidiary long-term debt outstanding	31.6	40.2
Senior secured credit facility term loan outstanding	1,154.4	1,166.2
Senior subordinated loan facility outstanding	—	770.0
Senior subordinated notes	747.2	—
Senior subordinated term loan	22.6	—

        The aggregate amount of long-term debt repayments required during the next five years ending December 31 is approximately $90 million at December 31, 2006, compared to approximately $99 million at December 31, 2005. Future principal debt payments are expected to be paid out of cash flows from operations, borrowings on our revolving credit facility and future refinancing of our debt.

        To mitigate interest risk, in April 2005, we entered into a five year interest rate swap agreement converting a notional $1.15 billion of floating-rate debt into fixed rate debt that currently bears interest at 4.22% plus an applicable credit spread of 2.00%. On April 26, 2006, $100 million of the interest rate swaps amortized, leaving $1.05 billion at a fixed rate as of December 31, 2006. After giving effect to the interest rate swap, approximately 93% of outstanding interest-bearing debt carries a fixed interest rate and the other 7% carries a floating rate at December 31, 2006. The three month LIBOR rate at December 31, 2006 was 5.36%.

        Our ability to make scheduled payments of principal, or to pay interest or additional amounts if any, or to refinance indebtedness, or to fund planned capital expenditures or payments required pursuant to our shareholder agreements relating to our less than wholly-owned subsidiaries, will depend on future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We believe that cash flow from operations and available cash, together with borrowings available under our senior secured credit facility and senior subordinated loan, will be adequate to meet our future liquidity needs throughout the term of the loans. There can be no assurance that we will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the senior secured credit facility in an amount sufficient to enable us to service our indebtedness or to fund other liquidity needs. In addition, there can be no assurance that we will be able to affect any future refinancing of our debt on commercially reasonable terms or at all.

        We expect our current cash balance plus cash flows from operations and availability under our revolving credit facility to be sufficient to fund near-term working capital and other investment needs.

Senior Secured Credit Facility

        On April 6, 2005, we entered into senior secured credit facilities which included an eight year $1.175 billion term loan with an original interest rate of LIBOR plus 2.00% that amortizes at 1% per year. The proceeds from the senior secured credit facilities were used to fund the Transaction.

        We also entered into a $350 million revolving credit facility which is available for general corporate purposes. The revolving credit facility interest rate is subject to a pricing grid ranging from LIBOR plus 1.75% to LIBOR plus 2.50%. As of December 31, 2006, the revolving credit facility interest rate was LIBOR plus 2.50%. In addition to the senior secured credit facilities noted above, we have funded operations through cash generated from operations.

        The senior secured credit facilities provide for the payment to the lenders of a commitment fee on the average daily undrawn commitments under the revolving credit facility at a range from 0.375% to 0.50% per annum, a fronting fee on letters of credit of 0.125%, and a letter of credit fee ranging from 1.75% to 2.50% (less the 0.125% fronting fee).

        The net debt to Adjusted EBITDA calculation measures the debt we have on our balance sheet against our Adjusted EBITDA over the last twelve months. This ratio improved from 6.95:1.0 at December 31, 2005 to 5.96:1.0 at December 31, 2006.

        Our cash interest coverage ratio measures our Adjusted EBITDA as a multiple of our cash interest expense over the last twelve months. This ratio improved from 1.74:1.0 at December 31, 2005 to 1.91:1.0 at December 31, 2006.

        Our senior secured credit facilities require us to meet a minimum interest coverage ratio of 1.6 times Adjusted EBITDA and a maximum leverage ratio of 7.4 times Adjusted EBITDA as of December 31, 2006, as defined in the credit agreements (see discussion on non-GAAP measures below). These ratios will be adjusted over the passage of time, ultimately reaching a minimum interest coverage ratio of 2.2 times Adjusted EBITDA, and a maximum leverage ratio of 4.75 times Adjusted EBITDA. In addition, the senior secured credit facilities contain certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. They also contain certain customary events of default, subject to grace periods, as appropriate.

        We are permitted to incur up to an additional $300 million of senior secured term debt under the senior secured credit facilities so long as no default or event of default under the new senior secured credit facilities has occurred or would occur after giving effect to such incurrence, and certain other conditions are satisfied.

Senior Subordinated Loan

        On April 6, 2005, we entered into a senior subordinated loan agreement for a $770 million senior subordinated loan, the proceeds of which were also used to fund the Transaction. The senior subordinated loan initially carried an interest rate of LIBOR plus 6.00% and increased over time to a maximum interest rate of 11% per annum which was reached in the second quarter of 2006. On October 6, 2006, the senior subordinated loan was repaid in full by the automatic issuance of a new debt obligation comprising a senior subordinated term loan. On and after October 6, 2006 the majority of the lenders elected to convert their holdings of the senior subordinated term loan to the senior subordinated notes due 2015, which bear interest 11%, and are subject to registration rights.

Notes

        The indentures governing the notes limit our ability to:

  •
  incur additional indebtedness or issue certain preferred shares;

  •
  pay dividends on or make other distributions or repurchase our capital stock or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens on certain assets to secure debt; consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

  •
  enter into certain transactions with affiliates; and

  •
  designate subsidiaries as unrestricted subsidiaries.

        Subject to certain exceptions, the indentures governing the notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Non-GAAP measures

        Under the indentures governing the notes, our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA.

        Adjusted EBITDA is defined as net income (loss) plus interest, income taxes, depreciation and amortization, other expense (income), net, (gain) loss on refinancing, net and non-controlling interest further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing the notes and our senior secured credit facilities. Adjusted EBITDA is not a presentation made in accordance with GAAP, is not a measure of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indentures governing the notes and our senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. For instance, both the indentures governing the notes and the senior secured credit facilities contain financial ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indentures governing the notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We also believe that the inclusion of Adjusted EBITDA in this prospectus is appropriate because management uses it to evaluate and monitor the performance of each of our geographic segments. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor's understanding of our liquidity and financial flexibility.

        The following is a reconciliation of net loss, which is a GAAP measure of our operating results, to Adjusted EBITDA as defined in our debt agreements, and the calculation of the fixed charge coverage ratio, net debt and net debt to Adjusted EBITDA ratio under the indentures governing the notes. The terms and related calculations are defined in the indentures governing the notes.

	Successor 2005	Predecessor 2005	Last Twelve Months Ended December 31, 2005	Last Twelve Months Ended December 31, 2006
	(in millions of United States dollars)
Net loss	$(69.8)	$(30.7)	$(100.5)	$(34.3)
Interest	137.1	11.2	148.3	182.6
Income taxes	(16.3)	(8.3)	(24.6)	(15.7)
Depreciation and amortization	90.3	19.0	109.3	124.6
Other expense	22.6	66.4	89.0	39.0
Non-controlling interest	5.3	1.3	6.6	6.2
Receivables transaction charges(a)	5.3	1.2	6.5	7.9
Inventory purchase accounting adjustment(b)	21.8	—	21.8	—
U.S. fire(c)	—	5.0	5.0	—
Facility closures and realignments(d)	—	1.8	1.8	1.9
Hurricanes impact(e)	7.9	—	7.9	(0.7)
United Kingdom fire(f)	1.6	—	1.6	—
Inventory losses(g)	8.4	—	8.4	11.5
Acquisitions impact (including synergies)(h)	7.3	2.2	9.5	—
Stock-based awards(i)	3.0	—	3.0	2.0
Franchise and capital taxes	2.7	0.3	3.0	2.2
Foreign exchange gains	(2.9)	(1.3)	(4.2)	(1.1)
Craftmaster contract termination(j)	—	1.3	1.3	—
Other(k)	4.5	0.2	4.8	6.3

Adjusted EBITDA	$228.8	$69.6	$298.4	$332.6

  (a)
  Represents transaction charges related to the sale of receivables.

  (b)
  Margins were impacted by fair value adjustments to increase the value of inventory acquired as part of business combinations.

  (c)
  During the first quarter of 2005, we experienced an equipment electrical fire at a door facings plant located in the southern United States reducing profitability by an estimated $5.0 million.

  (d)
  We incurred $1.8 million of costs related to a significant realignment of its exterior door manufacturing facilities in the first quarter of 2005. During the first quarter of 2006, we rationalized and relocated certain facilities to better align capacity with demand. Total costs associated with these activities were $1.9 million.

  (e)
  During the third quarter of 2005, our operations were adversely impacted by hurricanes in parts of the southeastern United States, resulting in a $7.9 million reduction in profits. During the third quarter of 2006, we received $0.7 million of insurance proceeds.

  (f)
  In the fourth quarter of 2005, we lost $1.6 million of inventory due to a fire caused by arsonists at a leased warehouse near a factory located in the United Kingdom.

  (g)
  In the fourth quarter of 2005, we undertook a review of a product line of exterior doors that are distributed in the United States. Due to a reduction in anticipated future market demand for the product and the age of the inventory, a write down of $7.0 million was recorded on this inventory. Other non-cash write-downs of $1.4 million were also recorded. During the second quarter of 2006, we wrote down $9.0 million of obsolete inventory at various facilities within the organization. Other non-cash write-downs of $2.5 million were also recorded.

  (h)
  We estimated that the six acquisitions completed during 2005 would have resulted in additional Adjusted EBITDA that was not included in our 2005 consolidated results. Included in that calculation of Adjusted EBITDA for the last twelve months ended December 31, 2005 is $9.5 million of pro forma Adjusted EBITDA and related synergies.

  (i)
  Represents non-cash equity compensation expense.

  (j)
  Represents $1.3 million of estimated cost savings that would have been achieved (in the first quarter of 2005) had the molded door facing supply contract between us and Craftmaster been terminated as of January 1, 2004.

  (k)
  Adjusted EBITDA also excludes certain other costs, including employee future benefits, severance, litigation, and sponsor fees.

Net Debt	1,981.2
Last Twelve Months Adjusted EBITDA	332.6

Ratio of Net Debt to Adjusted EBITDA	5.96
Last Twelve Months Adjusted EBITDA	332.6
Total Interest Expense	174.0

Ratio of Adjusted EBITDA to Interest Expense	1.91

Current—December 31, 2006

Cash flows from Operating Activities

	2006	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
Cash generated from (used in) operating activities	$146.2	$(28.2)	$126.8	$146.9

        In 2006, $146 million was generated through operations. Of the total, approximately $104 million of the operating cash flow came from operations and $42 million was generated through changes in working capital. Funds generated from working capital were principally the result of the Company's inventory reduction measures partially offset by a contraction in accounts payable due to slowing business activity. Receivables did not significantly impact cash flow in the year as contraction in North America from slowing business conditions was offset by higher receivables associated with more robust sales in the Company's Europe and Other segment.

        In the 2005 Successor period approximately $19 million of cash flow was generated from operations and working capital was a use of $48 million. Cash flow from operations was impacted by the hurricanes and other business events during the later part of 2005 as discussed previously. The use of cash for working capital was principally to pay down Transaction related liabilities, most significantly to settle the $57 million of stock compensation liabilities as part of the Transaction.

        In the 2005 Predecessor period, cash flow from operations was a use of $24 million while working capital generated $150 million. Both of these measures were significantly impacted by costs charged to expense in connection with the Transaction in the 2005 Predecessor period which were paid in cash in the 2005 Successor period. The Company completed an amendment to its accounts receivable sales facility in the 2005 Predecessor period resulting in the sale of an additional $34 million of accounts receivable immediately prior to the Transaction.

        In 2004, cash flow from operations was $224 million and working capital was a use of $77 million. Accounts receivable were a source of $29 million due in part to the initiation of the Company's accounts receivable sale program. Inventories increased by $75 million in 2004 partially as a result of the arrival close to year end of foreign materials in North America that were delayed earlier in the year due to difficulties in obtaining transportation.

Cash flows from Financing Activities

	2006	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
Cash (used in) generated from financing activities	$(112.5)	$2,094.7	$(145.0)	$107.9

        Cash used in financing activities in 2006 was $112.5 million. The principal components of this were net repayment of debt of $90 million, payment of the conversion fee on the senior subordinated bridge loan (and associated fees) of $18.3 million and payments related to 2005 acquisitions of $3.9 million.

        Cash provided by financing activities in the 2005 Successor period was related to the issuance of common shares of $567 million and debt of $1,945 million to fund the Transaction, and the incurrence of an additional $110 million of debt following the Transaction to complete acquisitions and fund capital expenditure and working capital. We also repaid $449 million of debt including debt that was assumed as part of the Transaction and paid $78 million in financing fees associated with the funding of the senior secured credit facility and the senior subordinated bridge loan.

        In the 2005 Predecessor period, financing activities consumed $145 million of cash which was principally used to repay long term debt immediately prior to the Transaction.

        In the 2004 Predecessor period, we incurred an additional $200 million of long term debt in order to fund acquisitions, pay $3 million of fees upon issuance and repay $104 million of long term debt using cash flow from operations. Issuances of common shares on the exercise of options contributed $5 million of cash flow and repurchases under the Company's Normal Course Issuer bid used $2 million of cash.

Cash flows from Investing Activities

	2006	Successor 2005	Predecessor 2005	Predecessor 2004
	(in millions of U.S. dollars)
Cash used in investing activities	$(39.5)	$(2,019.9)	$(13.6)	$(317.8)

        Cash flows used for investing activities in 2006 was $39.5 million. Proceeds on disposal of surplus real estate and fixed assets of $21 million helped to fund capital expenditures of $50 million for the year. Capital expenditures in 2006 were lower due to stricter project reviews. We also made distributions to shareholders of its less than wholly owned subsidiaries in the amount of $4 million. Other investing activities consist principally of advances made to our parent company to fund the net redemption of shares held by members of management who have departed the Company.

        In the 2005 Successor period, $1,932 million was spent on acquisitions, including $1,869 million paid for the acquisition of the Predecessor. The balance of the acquisitions were for businesses in Central and Eastern Europe and for the purchase of the remaining interest of a number of less than wholly owned subsidiaries. Immediately prior to the purchase of one of these subsidiaries, a distribution to the minority shareholder was made in the amount of $18 million. Distributions to other minority interest shareholders in the period were $4 million. Capital expenditures were $70 million in the Successor period as we invested in new manufacturing capabilities. This was offset by proceeds of $9 million on the sale of surplus real estate and fixed assets. Other investing activities of $5 million consists principally of advances made to the parent company to fund the redemption of management shareholders.

        In the 2005 Predecessor period, the uses of cash for investing was principally $12 million for capital expenditures.

        In the 2004 Predecessor year, acquisitions consumed $255 million of cash as we completed the acquisition of the residential entry door business of The Stanley Works as well as other smaller North American acquisitions and expanded our geographic reach through acquisitions in Eastern Europe and Asia. Capital expenditures for the year were $70 million offset by proceeds of $10 million on the sale of assets, principally the sale of an idle manufacturing site.

Contractual Obligations

	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in millions of U.S. dollars)
Bank indebtedness(1)	$60.3	$60.3	$—	$—	$—
Long-term debt	1,955.8	32.2	33.2	24.5	1,865.9
Interest payments(2)	896.9	149.5	247.5	182.2	317.6
Operating leases	114.5	24.9	31.7	21.1	36.8
Commerical commitments(3)	241.0	48.0	92.0	52.0	49.0
Other liabilities(4)	42.5	17.6	16.7	8.2	—

	$3,311.0	$332.5	$421.1	$288.0	$2,269.3

(1)
Assumes the outstanding balance on the revolving credit facility, and other borrowings and overdrafts are repaid in full by December 31, 2007.

(2)
The interest payments gives effect to the interest rate swap that we have entered into that matures in 2010, and assumes that the interest rate swaps are held to maturity.

(3)
Commercial commitments represent our estimate of the minimum obligations under the commitments which consist of agreements to purchase goods and services that are enforceable and legally binding. In addition, the purchase commitments specify all significant terms including fixed or minimum quantities to be purchased, and the timing of the transaction. Commercial commitments exclude normal course purchase orders for raw materials or other goods and services as they represent authorizations to purchase rather than binding contracts.

(4)
Includes contractual severance payments to our employees, repayment of minority interest loans, annual management fees payable to KKR, acquisition related notes payable, and our expected minimum funding of our defined benefit plan in the United Kingdom. The minimum pension funding is defined by the current law in place.

        We believe that our current cash balance plus cash flows from operations and the availability under our revolving credit facility will be sufficient to fund near-term working capital and other investment needs.

Off-Balance Sheet Arrangements

        Our off-balance sheet arrangements include a "Facilities Agreement" to sell up to $135 million of non-interest bearing trade accounts receivable, an "Acquired Facilities Agreement" whereby we can sell receivables of a specific customer, interest rate swap agreements to convert $1.05 billion floating rate debt into fixed rate debt and forward foreign currency contracts to hedge foreign currency risk.

        We do not have any material off-balance sheet arrangements other than those described above, which are more fully discussed in notes 1, 4, 10, 14, and 16 in the annual audited financial statements contained elsewhere herein.

Related Party Transactions

        We paid KKR a $30 million fee for services provided in completing the Transaction, plus approximately $1 million of out-of-pocket costs both of which were capitalized as part of the Transaction. We have also entered into an agreement to pay KKR annual management fees of $2 million for services provided during the year, payable quarterly in advance, with the amount increasing by 5% per year. In 2006, we paid KKR $2.1 million (2005 Successor Period—$1.57 million, 2005 Predecessor Period—$nil; 2004 Predecessor Period—$nil) for services rendered.

        In addition, we paid approximately $1 million of fees to Capstone for services provided during the Transaction, and we have engaged Capstone on a per-diem basis for management consulting services. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone. In 2006, we paid Capstone $2.9 million (2005 Successor Period—$0.7 million, 2005 Predecessor Period—$nil; 2004 Predecessor Period—$nil) for services rendered.

        In 2005, Capstone invested $2.5 million in our parent company, Masonite Holding Corporation.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to various market risks, which are potential losses arising from adverse changes in market rates and prices, such as currency and interest rate fluctuations.

Currency Risk

        Outside of the United States, we maintain assets and operations in Canada, Mexico, Europe, South America, Asia and Africa. The results of operations and the financial position of our foreign operations are principally measured in their respective currency and translated into U.S. dollars. As a result, exposure to foreign currency gains and losses exists. The reported income of these subsidiaries will be higher or lower depending on the depreciation or appreciation of the U.S. dollar against the respective foreign currency. Our subsidiaries also obtain labor and certain raw materials locally, denominated primarily in their respective domestic currencies. Other raw materials are imported and prices are often quoted in U.S. dollars or in the domestic currency in the country where the facility operates. Most of our subsidiaries sell a significant portion of their products within their respective domestic markets at domestic selling prices. In situations where import or export commitments are undertaken, the subsidiaries may periodically enter into foreign exchange contracts to manage and reduce the risk associated with foreign currency fluctuations. Gains and losses on such contracts offset losses and gains on transactions being hedged. The amount of foreign exchange contracts matches estimated foreign currency risks over a specified period of time. Our policy is not to utilize foreign exchange contracts for trading or speculative purposes. The amount of foreign exchange contracts outstanding at December 31, 2006 are described in note 16 of the audited consolidated financial statements.

Interest Rate Risk

        We are subject to market risk associated with interest rate changes in connection with our senior secured credit facility. Therefore, in the normal course of business we are exposed to changes in short-term interest rates that can create uncertainty and variability in cash flows. To mitigate this exposure, in April 2005, we entered into a 5 year interest rate swap agreement converting a notional $1.15 billion of floating-rate debt into fixed rate debt that currently bears interest at 4.22% plus an applicable credit spread of 2.00%. In April 2006, $100 million of the interest rate swaps amortized, leaving $1.05 billion of long-term debt at a fixed interest rate as at December 31, 2006. After giving effect to the interest rate swap, approximately 90% or $1.82 billion of our outstanding interest-bearing debt carries a fixed interest rate and 10% or $136 million carries a floating interest rate as at December 31, 2006. The Predecessor also had entered into interest rate swap agreements to convert floating rate debt into fixed rate debt. As at the closing date of the Transaction, the Predecessor's interest rate swaps were settled. We believe that these interest rate swaps are highly effective in achieving their economic purpose.

        The table below provides information about the Company's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. The information is presented in U.S. dollar equivalents, which is the Company's reporting currency.

	December 31, 2006
	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	Thereafter	Total	Fair Value
								(including notional amount)
Liabilities
Long-term Debt:
Fixed Rate(1)	$—	$—	$—	$—	$—	$769,856	$769,856	$704,418
Average Interest Rate	—	—	—	—	—	11%
Variable Rate	32,221	16,880	16,285	12,666	11,836	1,096,035	1,185,923	1,165,720
Average interest rate	6.41%	6.48%	6.61%	6.89%	7.00%	7.10%	—	—
Off-Balance Sheet Financial Instruments
Interest Rate Swaps:
Variable to Fixed	150,000	300,000	300,000	300,000		—	1,050,000	1,068,956
Average pay rate	4.22%	4.22%	4.22%	4.22%	4.22%	—	—	—
Average receive rate	4.95%	4.55%	4.75%	4.88%	5.00%	5.10%	—	—

        The table summarizes information on instruments that are sensitive to foreign currency exchange rates. For foreign currency forward exchange agreements, the table represents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates.

	December 31, 2006
	Actual	Fair Value
		(including notional amount)
Forward Exchange Agreements:
(US$ equivalent in thousands)
Receive CAD$/Pay US$	4,205	4,115
Average Contractual Exchange Rate	1.1415
Receive ZAR/Pay US$	2,839	2,927
Average Contractual Exchange Rate	0.1394
Receive EUR/Pay ZAR	874	893
Average Contractual Exchange Rate	0.1053

(1)
On October 6, 2006 the senior subordinated loan in the amount of $770 million was repaid in full with the automatic issuance of a new debt obligation comprised of a senior subordinated term loan bearing a fixed interest rate of 11% and maturing on April 6, 2015. Subsequent to the automatic issuance of the senior subordinated term loan, the holders of the senior subordinated term loan elected to convert an aggregate total of $753.3 million into senior subordinated notes bearing a fixed interest rate of 11% maturing on October 6, 2015.

INDUSTRY OVERVIEW

Overview

        We compete in the multi-billion dollar global door market. We believe that over 75 million interior doors and approximately 18 million exterior doors were purchased in North America during 2005. Residential volumes represent nearly 88% of the total doors purchased in North America, or approximately 82 million units. Non-residential volumes represent the remaining 12%, or approximately 11 million units. Demand for residential doors is driven by residential repair, renovation and remodeling and the construction of new housing.

Interior Doors

        Interior doors are typically manufactured with wood or wood composite materials. There are three primary types of interior doors: (i) molded panel (molded hardboard facings covering a wood or wood composite frame), (ii) stile and rail (traditional construction of stiles, rails and panels with wood, veneered or wood composite/engineered substrates) and (iii) flush (veneers, plywood or hardboard facings covering a wood or wood composite frame). Molded door construction allows for improved cost and design over traditional stile and rail doors. As a result, since the early 1990s, consumer preference has shifted to molded doors with significant growth worldwide. We believe the market for molded door products has been the fastest growing interior door segment, which in the United States is estimated to have grown from approximately 40% of residential interior door category share in 1990 to approximately 68% in 2005. This significant growth and acceptance of molded interior doors has been driven by the value proposition of this product.

Exterior Doors

        There are also three major categories of residential entry doors: (i) steel (steel facings positioned on a wood or metal frame with an insulated core), (ii) fiberglass (fiberglass facings positioned on a wood or composite frame with an insulated core) and (iii) stile and rail (traditional construction of stiles, rails and panels with wood, veneered or composite/engineered substrates). For many years, the residential entry door market has been dominated by the steel door category, which currently represents 66% of the total U.S. market. However, in recent years, fiberglass entry doors have seen substantial growth, primarily impacting the steel category share across all distribution channels. In 2005, industry sources estimated the fiberglass entry door category share at 23%. Fiberglass market share growth of up to 3% annually is projected through 2008 and beyond.

Distribution

        Doors are sold through two main distribution channels: retail and wholesale. The retail channel includes retail home centers, as well as smaller specialty retailers, and primarily targets consumers and small remodeling contractors. Specialty retailers are niche players that generally do not maintain an inventory and do not hang doors. Retail home centers, by contrast, offer large, warehouse size retail space for the widest product offering in the sector.

        Retail home centers continue to gain market share in residential repair, renovation and remodeling relative to more traditional wholesale channels such as lumberyards and millwork distributors. With the addition of pre-hanging and installation services, retail home centers have further solidified their position. The home center retail channel is expected to continue its growth by increasing the number of stores and geographic presence.

        The wholesale channel includes both one-step and two-step distributors through which door manufacturers sell indirectly to homebuilders and regional retailers. Two-step distributors have traditionally been the main channel for residential entry door distribution. Two-step distributors are large millwork or building products distributors that sell doors and door units to building products retailers. Typically, two-step distributors purchase doors or door units from the manufacturer in bulk and customize the units, installing windows (or "lites") and pre-hanging the doors.

        One-step distributors sell doors and door units directly to homebuilders and remodeling contractors who install the doors. Over the past five years this channel segment has seen significant consolidation and has become an increasingly important and growing method of door distribution. One-step distributors base their business proposition on shortening the supply chain thus reducing cost and delivery time.

Long-Term Demand Drivers

        The two primary demand drivers for doors and door-related products are the residential repair, renovation and remodeling of existing homes and new home construction.

Residential Repair, Renovation and Remodeling

        Despite the recent weakening in year over year retail home center sales, demand for residential repair, renovation and remodeling has historically demonstrated relatively stable and consistent growth. According to the U.S. Census Bureau, residential repair, renovation and remodeling expenditures in the United States grew during 36 of the 40 years ending in 2005, with 7.8% compounded annual growth over that 40-year period. Residential repair, renovation and remodeling expenditures increased from $125 billion in 1995 to $215 billion in 2005, representing a ten-year compounded annual growth rate of 5.6%. Leading drivers of residential repair, renovation and remodeling expenditures include the age and size of the housing stock, home size, the rate of existing home sales and home ownership rates.

New Home Construction

        In 2006, a major downturn began in new home construction in the United States. For example, seasonally adjusted housing starts in December 2006 reflected an 18% decrease from the December 2005 rate. Despite this downturn in new home construction in the United States, industry sources suggest that new home construction in the United States will be supported by a favorable interest rate environment and strong demographic trends, as increasing immigration drives demand for starter homes, and maturing baby boomers seek second homes and trade-up properties. According to the Joint Center for Housing Studies of Harvard University, total new home construction in the United States between 2006 and 2016 is expected to exceed 2.0 million units annually, as compared to the 1.8 million units added annually from 1995 to 2004.

        See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview of the Business."

BUSINESS

Our Company

        We are one of the largest manufacturers of doors in the world based on the number of doors sold, with a significant market share in both interior and exterior door products. We sell approximately 50 million doors per year. Our products are sold in over 70 countries, including the United States, Canada, the United Kingdom, France and throughout Central and Eastern Europe. For the year ended December 31, 2006 our sales were $2.5 billion.

        Our products are marketed under well-recognized brand names throughout the world. In North America, we market our doors primarily under the Masonite brand, which is a leading brand in the door industry according to published industry sources. Our sales are derived from the two primary sources of door demand: residential repair, renovation and remodeling of existing homes, and the construction of new homes. We believe that sales to the less cyclical residential repair, renovation and remodeling sector represents the larger component of our business in North America. Approximately 77% of our 2006 sales were generated in North America, where we believe we have a leading market share in both interior and exterior doors, 19% in Europe, and the remainder in South America, Asia, Africa and the Middle East.

        We have over 80 manufacturing and distribution facilities in 18 countries, primarily in North America and Europe. We are a vertically integrated producer, manufacturing key components of doors, including composite molded and veneer door facings, glass door lites and cut stock. In order to realize cost advantages and efficiencies provided by vertical integration, we have integrated the various operations in our North American segment as well as our Europe and Other segment to the point where we share common systems, financing and infrastructure. We believe that our high level of vertical integration provides us with competitive and cost advantages over competitors not as vertically integrated, and enhances our ability to develop new and proprietary products.

        As part of our "all products" cross-merchandising strategy, we provide our customers with a broad product offering of interior and exterior doors and entry systems at various price points. We manufacture a broad line of interior doors, including residential molded, flush, stile and rail, louvre and specially-ordered commercial and architectural doors. We also manufacture exterior residential steel and fiberglass doors and entry systems. In 2006, sales of interior and exterior products accounted for approximately 66% and 34% of our revenue, respectively. In addition, we also sell certain door components to other door manufacturers.

        We sell doors through multiple distribution channels, including: (i) retail home center customers; (ii) one-step distributors that sell directly to homebuilders and contractors; and (iii) two-step wholesale distributors that resell to other distributors. For North American retail home center customers, our numerous door fabrication facilities provide value-added fabrication and logistical services, including store delivery of pre-hung interior and exterior doors. We believe our ability to provide: (i) a broad product range; (ii) frequent, rapid, on-time and complete delivery; (iii) consistency in products and merchandising; (iv) national service; and (v) special order programs differentiate us from our competitors.

Post-Transaction Initiatives

        We were acquired on April 6, 2005 by an affiliate of KKR. Since the Transaction we have implemented a strategic focus designed to enhance the operating performance of our business and deliver increased value to our customers.

        Our Blueprint for Profitable Growth focuses employees at all levels on achieving key customer and manufacturing metrics, including targets for customer service, product profitability and manufacturing efficiencies. To accomplish these goals we have deployed an intensive program based upon Lean Sigma methodologies, along with a comprehensive review of product pricing. In addition, we have introduced a detailed set of operational metrics which are used to assess facility performance and to benchmark best practices across the company. These metrics measure key processes and controllable costs, including fill rates, lead times, direct labor, overhead, cost of quality, distribution and inventory levels. In 2007, we plan to train approximately 200 of our employees in the disciplines of Lean Sigma, and hire additional Lean Sigma experts from outside our company in order to effect these process-improvement initiatives. We believe that these initiatives will provide us with a strong platform for future profitability and growth.

Business Strengths

        We believe that we are distinguished by the following business strengths:

        Leading Global Manufacturer.    With operations in 18 countries and customers in over 70 countries, we are a leading manufacturer of doors in the United States, Canada, the United Kingdom and France.

        Diversified Business.    Our business is diversified by geography and distribution channel, with a broad product offering of doors. We sell products through multiple distribution channels, including one- and two-step distributors, retail home centers and wholesale building supply dealers, thereby reducing our reliance on any one channel.

        Focus on Stable End Market.    We generate the majority of our revenue from residential repair, renovation and remodeling spending, which has historically been less cyclical than new construction spending.

        Strong Brand Recognition.    Our brands are well recognized throughout the building products industry for their design, innovation, reliability and quality according to published industry sources. We market our doors globally, primarily under the Masonite® and Premdor® brands, as well as other well-recognized names.

        Strong Customer Relationships with Well-Established Multi-Channel Distribution.    We have well-established relationships within all door distribution channels. Our top ten customers have been purchasing doors from us for more than 11 years on average and we believe that in most cases we are their leading door supplier.

        Low Cost Producer with Leading Technology and Infrastructure.    We have numerous design, process and product patents developed primarily at our 141,000 square foot research facility in West Chicago.

        Vertically Integrated Operations.    We are one of the few vertically integrated manufacturers of doors in the world, enabling us to control the many facets of production, decrease lead times and enhance customer service.

Business Strategy

        We intend to build upon our leading position in the door market worldwide through the following key elements of our business strategy:

        Implement the Blueprint for Profitable Growth.    Our Blueprint for Profitable Growth was introduced during the fourth quarter of 2005 and distributed to employees around the world and to many of our customers, suppliers and investors. The Blueprint provides direction for all employees with clear, distinct and common goals and actions that we believe will enable us to improve operations across our business.

        We identified three priorities which we believe will improve our performance:

  •
  Creating a common culture across our company with a focus on operational excellence while preserving our traditional entrepreneurial spirit.

  •
  Driving cost reductions through all parts of our business, including at the plant level through improving core operational metrics; in the supply chain as we build capabilities to better manage and reduce materials, services and distribution costs; and in administrative costs by challenging all spending in selling and administrative cost centers.

  •
  Improving pricing discipline based on a comprehensive understanding of customer and product line profitability, and the value that we provide to our customers.

        Enhance Value Proposition for Our Customers.    Through the implementation of Lean Sigma, we intend to further enhance the value we provide to our customers by decreasing our lead times and focusing on other key customer service metrics.

        Continue Leadership in New Product Design and Technology.    We consider our strong focus on research and development to be one of our major strengths and intend to capitalize on our leadership in this area through the development of new and innovative products and improved manufacturing processes.

        There are a variety of risks inherent in the execution of our business strategy and the maintenance of our business strengths. For example, we must continually improve our door design so that our doors remain among the most attractive available. In addition, we must continue to deliver quality products free of defects at competitive prices on a timely basis to our customers.

Recent Developments

        In the first quarter of 2007, we were notified by our largest customer, The Home Depot, that they would be moving substantially all of their business with us in certain geographic regions to a competitor later in 2007. This decision by The Home Depot was the result of price increases we put in place during 2006. Our sales to The Home Depot in the regions affected are approximately $250-$300 million on an annualized basis. Subsequent to The Home Depot notification, we announced the permanent closure of facilities dedicated to The Home Depot in Toledo, Ohio, Logan Township, New Jersey and Frederick, Maryland. In addition, we further announced the significant curtailment of production at three additional facilities dedicated to serving The Home Depot in Winchester, Virginia, Leominster, Massachusetts and Goshen, Indiana and the permanent closure of an interior door manufacturing facility located in Mississauga, Ontario. The shutdown of the four facilities being permanently closed is expected to be completed by the end of the third quarter of 2007. We expect to incur a charge in 2007 in connection with the transition of this business.

History

        We commenced business in 1955 in Toronto, Ontario, as the purchasing division of a retail lumberyard. We began manufacturing doors in 1961 with a full line of flush doors. Expansion initially was through our product line with the introduction of wood doors, such as louvre, stile and rail, plastic laminate, fire doors and pre-hung units, and eventually including architectural doors and steel and fiberglass exterior doors and entry systems. We also expanded geographically, establishing and acquiring door manufacturers in Canada, the United States, the United Kingdom and France and in Central and Eastern Europe. In addition, we made numerous acquisitions of door component manufacturers, as well as logistical and fabrication centers.

        On August 31, 2001, we acquired Masonite Corporation, a leading manufacturer composite of molded door facings, from International Paper Company for approximately $427.3 million, forming the newly integrated company Masonite International Corporation. In 2004, we acquired the residential entry door business of The Stanley Works, a manufacturer and pre-hanger of steel and fiberglass residential entry doors sold primarily for use in residential repair, renovation and remodeling in the United States.

        On April 6, 2005, we were acquired by an entity controlled by affiliates of KKR.

Product Lines

        We sell interior and exterior doors, with interior products accounting for approximately 66% of our total sales revenue in 2006 and exterior products accounting for the balance of our revenue during 2006. We offer an extensive range of interior and exterior doors, which are available in a wide variety of sizes, styles and types. Substantially all interior doors are made with wood and related materials such as hardboard (including composite molded and flat door facings). Exterior doors are made primarily of steel or fiberglass, as sales of wood exterior doors have declined in use over the last decade.

        The following is a description of the principal types of doors and other products that we sell and manufacture worldwide:

Molded Flush	Doors made by sandwiching a wood or MDF frame and a hollow or solid core between two molded hardboard facings. These doors are used for closets, bedrooms, bathrooms and hallways.
Flush
Doors made by sandwiching a wood or MDF frame and a hollow or solid core between two facings made of plywood or hardboard (flat or embossed). These doors are used for closets, bedrooms, bathrooms and hallways.
Stile and Rail
Doors made from solid wood with vertical stiles, horizontal rails and wood panels, which have been cut, milled and assembled from lumber such as clear pine, knotty pine, oak and mahogany. Where glass panels are inserted between stiles and rails, the resulting door when used for interior purposes is referred to as a French door. For interior purposes these doors are primarily used for hallways, room dividers, closets and bathrooms. For exterior purposes these doors are used as entry doors and decorative glass inserts (lites) are often inserted into these doors.
Louvre	Doors with sloping horizontal slats that admit light and air. These doors are used for hallways, closets, and cabinets and as interior and exterior decorative shutters.
Bifold	Hinged folding doors (typically molded flush, flush or louvre doors) used in closets or as room dividers.
Pre-hung	Interior and exterior doors sold together with door frames as units.
Plastic Laminate	Flush doors with a plastic veneer facing, generally for commercial use.
Architectural	Doors custom-designed to architectural specifications generally for commercial uses such as in office buildings, hotels, schools and hospitals.
Steel	Exterior doors made by assembling two interlocking steel facings (paneled or flat) or attaching two steel facings to a wood or steel frame and injecting the core with polyurethane insulation.
Fiberglass	Exterior doors made by assembling two fiberglass facings to a wood frame or composite material and injecting the core with polyurethane insulation.
Entry Systems	Exterior doors sold pre-assembled in a door frame, with or without lites and transoms.
Molded Door Facings
Thin sheets of molded hardboard produced by grinding or defibrating wood chips, adding resin and other ingredients, creating a thick fibrous mat composed of dry wood fibers and pressing the mat between two steel dies to form a molded sheet, the surface of which may be smooth or textured with a wood grain pattern.

Door Framing Material	Commonly referred to as cut stock. Wood or MDF components that constitute the frame on which interior and exterior door facings are attached.
Door Lites	Decorative and non-decorative insulated glass inserts primarily used in exterior doors.
Door Core	A molded fiber mat or particle board used in the construction of solid core doors.

New Products

        Within the past three years, we have launched several new products containing patentable or patented features, including Palazzo™ and Cheyenne™ interior molded panel doors and new Barrington® Mahogany, Craftsman and Sierra™ textured exterior fiberglass doors. The Cheyenne is our first design in a new premium series of molded panel doors that are being marketed as Masonite's Anniversary Collection. The new Barrington products address the growing market needs for specific architectural designs and alternative wood grains. In addition, we modify our product offerings to keep pace with changing consumer preferences.

        Two Palazzo Series designs, Bellagio® and Capri®, are offered in all sizes and configurations. This door features raised moulding and recessed panels resembling authentic stile and rail doors. Palazzo provides these features with the added benefits of a single piece facing and composite wood technology.

        The Masonite® Anniversary Collection includes designs with unique architectural features. The Cheyenne door is a two-panel plank interior door for consumers who are looking for a rustic, country or western style. This door has beaded planks, a custom panel profile and feature lines distinguishing the stiles from the rails. We intend to add two more designs to the Anniversary Collection in 2007.

        The Barrington Mahogany, Craftsman and Sierra exterior fiberglass doors are extensions of the Barrington line. Barrington Mahogany features a mahogany wood-grain texture that, after staining, looks like an authentic mahogany hardwood door. This product was made to be compatible with the full array of Barrington decorative glass. Barrington Craftsman addresses the craftsman, mission or shaker design trends occurring today in building products, furniture and cabinetry. This door has custom glazing, recessed flat panels and straight-grain hardwood texture. The Barrington Sierra is designed for rustic, southwest or Mediterranean style homes. It is offered with or without planks, mahogany grain and in many configurations, including an over-sized 3'6" × 8'0" door.

        During the past three years, we have also launched our Belleville® and Barrington (oak) Series of exterior fiberglass doors. We have added several new additions to our exterior Royal Mahogany™ and interior wood panel and French stile and rail door lines. Many updates were also made to our steel door offerings, including: high-definition panel profiles on all 24-gauge steel doors, prefinished white (Sta-Tru® HD) and two new panel designs (one-panel arch and two-panel camber-top). The Specialty™ Glass line was enhanced with many new decorative glass families, Hurricane-Lites™ and a wrought iron collection.

Sales and Marketing

        In North America, we sell doors through our own dedicated commissioned sales force organized on a geographic basis. Our sales force is also responsible for customer service in the field, enabling us to respond rapidly to our customers and to end user needs.

        We have become a leader in merchandising and advertising through point of sale displays, in-store merchandising and training programs, trade advertisements, regional flyer programs and do-it-yourself videos for doors distributed through home centers. In addition, we advertise our products at numerous events, including trade shows in North America, Europe, Asia and the Middle East. We have also developed consumer brochures, including a planning guide and do-it-yourself products to assist the consumer in the purchase and installation of doors, as well as training programs designed to assist home center sales personnel with product knowledge and sales strategies.

        In 2003, we established our "all products" cross-merchandising strategy, which provides retail and wholesale customers a broad range of innovative doors and door products, frequent, on-time and complete delivery, consistency across our product lines, and merchandising expertise. This strategy has allowed our customers to consolidate their door purchasing with us and has translated into higher customer sales and satisfaction, greater efficiencies and lower costs for the customer.

Customers and Distribution

        We sell our products worldwide to more than 3,500 customers. Our top ten customers have been purchasing doors from us for more than 11 years on average, and we believe that in most cases we are their leading door supplier. Although we have a large number of customers worldwide, our largest customer accounted for approximately 25% of our sales in 2006.

        We sell doors through multiple distribution channels, including: (i) directly to retail home center customers; (ii) one-step distributors that sell directly to homebuilders and contractors; and (iii) two-step wholesale distributors that resell to other distributors. For our North American retail home center customers we provide value-added fabrication and logistical services, including store delivery of pre-hung interior and exterior doors. These services are provided from our door fabrication facilities, which are strategically located to optimize our ability to service our retail home center customers. These prehanging operations utilize interior flush doors, stile and rail and louvre doors, and exterior doors from our manufacturing operations. The value added door fabrication products include interior doors which are machined for hinges, passage and lock sets and then incorporated in a frame, and framed exterior doors with decorative glass lites (inserts).

Research and Development

        Research and development activities are concentrated in our 141,000 sq. ft. research center in West Chicago, Illinois. During 2006, the center employed approximately 67 people engaged in various forms of research and product development.

        We believe we are a leader in technological innovation and development in doors, door components and door entry systems and the manufacturing processes involved in making such products. We believe that research and development is a major competitive advantage for us, and we intend to capitalize on our leadership in this area through the development of more new and innovative products. Our research and development capability enables us to develop and implement product and process improvements relating to the manufacturing of our products that enhance manufacturing efficiency and reduce costs.

        As an integrated manufacturer, we believe that we are well positioned to take advantage of the growing global demand for a variety of molded door facing designs. This capability is particularly important outside North America where newer molded door designs are rapidly replacing traditional wood doors. We have an internal capability to create new molded door facing designs and manufacture our own molds for use in our own facilities. This provides us with the ability to develop proprietary designs that enjoy a strong identity in the marketplace; more flexibility in meeting customer demand;

quicker reaction time in the production of new designs or design changes; and greater responsiveness to customer needs.

Intellectual Property

        In North America, our doors are marketed primarily under the Masonite® brand. Other North American brands include: Premdor®, Belleville®, Barrington®, Oakcraft®, Sta-Tru® HD, ArTek®, Premvu®, Royal Mahogany™, Cavalier™, Fast-Frame™, Safe'N Sound®, Premcor™, Crown™, Miami™, Palazzo Series®, Bellagio®, Capri®, Cheyenne™, Savannah™ and Mohawk®.

        In Europe, doors are marketed under the Premdor®, Ekem™, Fonmarty™, Magri™, Monnerie™, Batimetal™ and Crosby™ brands, among others. We consider the use of trademarks and trade names to be important in the development of product awareness, and for differentiating our products from those of our competitors.

        Many of our products contain patented features or were manufactured using patented processes owned by us. We believe these patents provide us with an advantage over our competitors and are a valuable benefit to our customers.

Manufacturing Process and Raw Materials

        The manufacture of wood doors is primarily an assembly operation. Cut-stock is either acquired from suppliers or cut by the door manufacturer. If necessary, the cut-stock is milled into the various dimensions required for different door styles and sizes. The assembly process varies by type of door, from a relatively simple process for flush doors, where the door facings are glued to a wood frame, to more complex procedures for the many pieces of a louvre or stile and rail door. Following assembly, doors are trimmed to their final specifications. Short set-up times, proper production scheduling and coordinated material movement are essential to achieve a flexible process capable of producing a wide range of door types, sizes, materials and styles.

        The manufacture of insulated steel and fiberglass doors consists primarily of the fabrication of steel sheets embossed into panel or flush door facings and fiberglass door facings which are then assembled onto a wood or steel framing system. The doors are then injected with polyurethane insulation.

        Raw materials usually comprise more than 50% of the total cost of a finished door slab. The primary raw materials used in the manufacture of our interior and exterior doors are wood, steel, fiberglass, petroleum-based products including resins and plastics, paints, adhesives and door core material. The North American manufacturing operations primarily purchase production materials from sources in North America, South America and Asia, while our European operations primarily purchase materials from European suppliers.

        Cut-stock is purchased from suppliers located on the west coast of the United States and Western Canada, the southern United States, Europe, eastern Canada, southern Africa and South America. Plywood door facings are imported principally from Asia, although certain types of hardwood veneer door facings are sourced in North America. Hardboard door facings are purchased from suppliers in Canada, the United States, South America and Africa. Molded hardboard door facings are produced at our facilities in the United States, Ireland, Chile, Canada and Malaysia. Subject to seasonal fluctuations, the lead time required for shipments of plywood is approximately three months and ranges from two to eight weeks for cut-stock and hardboard (molded and flat).

Competition

        We believe we are well-positioned to compete successfully because we offer comprehensive product lines, a focus on on-time and complete deliveries, and consistency in products and merchandising. We believe that over time factors such as reduced lead time and accurate and complete deliveries will become more important than price as a competitive differentiator.

        Our competitors include many regional and local door manufacturers around the world, and several large door manufacturers, some with multi-national presence. Competition in the door industry is based on quality, price, product design, logistics and customer service.

Geographic Information

        The following geographic segment financial information summarizes our sales and Adjusted EBITDA for the Predecessor year ended December 31, 2004, the Predecessor period from January 1, 2005 to April 6, 2005; the Successor period from February 2, 2005 to December 31, 2005; and the year ended December 31, 2006, each of the years in the three-year period ended December 31, 2006.

	Predecessor		Successor
	Fiscal Year Ended December 31, 2004	Period from January 1 to April 6, 2005	Period from February 2 to December 31, 2005	Fiscal Year Ended December 31, 2006
Sales:
North America	$1,760.3	$473.4	$1,445.3	$1,899.4
Europe and Other	487.6	144.0	458.0	644.2
Intersegment	(48.0)	(17.3)	(74.9)	(79.2)

	$2,199.9	$600.1	$1,828.4	$2,464.4

Segment Adjusted EBITDA:
North America	$240.1	$44.7	$156.8	$236.1
Europe and Other	79.3	25.0	72.0	96.5

	$319.4	$69.7	$228.8	$332.6

Seasonality

        The building products industry in North America is seasonal, particularly in the northeast and midwest regions of the United States and in most regions of Canada, where inclement winter weather generally reduces building activity, particularly in the new construction sector. As such, we typically experience a decrease in sales in the first quarter of each year and also, to a lesser extent, in the fourth quarter of each year. However, our expansion into areas of more moderate climate (e.g., the southeast, southern and western part of the United States, France, the United Kingdom and Mexico) and our focus on the residential repair, renovation and remodeling segment, which is less seasonal than new construction, has helped to mitigate this seasonality.

Properties

        Our principal executive offices are located in Mississauga, Ontario and Tampa, Florida. We own 58 manufacturing, warehouse and office facilities worldwide. We also lease space for our manufacturing and warehouse operations and administrative offices, in many locations worldwide. We believe that our leased and owned facilities are adequate for our present operations. We believe that we generally have sufficient capacity to satisfy the demand for our products in the foreseeable future, and there are no environmental issues materially constraining the utilization of our facilities.

        The following table provides certain information regarding our properties of 5,000 square feet and more as of December 31, 2006.

Country	Facility Location	Principal Purpose	Square Footage	Status
Canada	Yarrow, BC	Manufacturing, Warehouse	182,000	Owned
	Berthierville, QC	Manufacturing, Warehouse	157,000	Owned
	Lac Megantic, QC	Manufacturing	151,000	Owned
	Mississauga, ON	Manufacturing, Warehouse	116,000	Owned
	St-Hyacinthe, QC	Manufacturing, Warehouse	112,000	Owned
	Lac Megantic, QC	Manufacturing, Warehouse	112,000	Owned
	Sacre-Coeur, QC	Manufacturing	100,000	Owned
	Lac Megantic, QC	Manufacturing, Warehouse	43,000	Owned
	St-Romuald, QC	Manufacturing Warehouse	39,000	Owned
	Lac Megantic, QC	Warehouse	18,000	Owned
	Mississauga, ON	Office	15,000	Owned
	Lac Megantic, QC	Manufacturing	15,000	Owned
	Lac Megantic, QC	Warehouse	15,000	Owned
	Berthierville, QC	Warehouse	8,000	Owned
	Lac Megantic, QC	Warehouse	6,000	Owned
	Surrey, BC	Manufacturing, Warehouse	189,700	Leased
	Concord, ON	Warehouse	170,000	Leased
	Brampton, ON	Manufacturing, Warehouse	122,000	Leased
	New Westminster, BC	Manufacturing	104,000	Leased
	Langley, BC	Manufacturing, Warehouse	100,000	Leased
	Granby, QC	Manufacturing, Warehouse	75,000	Leased
	Delta, BC	Warehouse	30,000	Leased
	Berthierville, QC	Warehouse	26,000	Leased
	Lac Megantic, QC	Warehouse	20,000	Leased
	Calgary, AB	Warehouse	16,000	Leased
	St-Romuald, QC	Warehouse	13,000	Leased
	Lac Megantic, QC	Warehouse	12,000	Leased
United States	Laurel, MS	Manufacturing	1,913,000	Owned
	Pittsburg, KS	Manufacturing, Warehouse	300,000	Owned
	Walkerton, IN	Manufacturing, Warehouse	220,000	Owned
	Northumberland, PA	Manufacturing, Warehouse	220,000	Owned
	Dickson, TN	Manufacturing, Warehouse	211,000	Owned
	Greenville, TX	Manufacturing, Warehouse	161,000	Owned
	West Chicago, IL	Die Manufacturing, R&D	141,000	Owned
	Astatula, FL	Manufacturing, Warehouse	125,000	Owned
	Stanley, VA	Manufacturing, Warehouse	118,000	Owned
	South Bend, IN	Manufacturing, Warehouse	117,000	Owned
	Greenville, TX	Warehouse	102,000	Owned
	Haleyville, AL	Manufacturing	94,000	Owned
	North Platte, NE	Manufacturing, Warehouse	92,000	Owned
	Stockton, CA	Manufacturing	92,000	Owned
	Haleyville, AL	Warehouse	85,000	Owned
	Tampa, FL	Manufacturing	75,000	Owned
	Stockton, CA	Warehouse	67,000	Owned
	Stockton, CA	Manufacturing	65,000	Owned
	Stockton, CA	Manufacturing, Warehouse	47,000	Owned
	Stockton, CA	Warehouse	15,000	Owned

	Charlotte, NC	Manufacturing	334,000	Leased
	Moreno Valley, CA	Manufacturing, Warehouse	334,000	Leased
	Bridgeport, NJ	Manufacturing, Warehouse	231,000	Leased
	Lawrenceville, GA	Manufacturing, Warehouse	220,100	Leased
	Toledo, OH	Manufacturing, Warehouse	186,000	Leased
	Leominster, MA	Warehouse	157,000	Leased
	Dickson, TN	Manufacturing, Warehouse	150,000	Leased
	Kirkwood, NY	Manufacturing, Warehouse	138,000	Leased
	Goshen, IN	Manufacturing, Warehouse	132,000	Leased
	Duluth, GA	Manufacturing, Warehouse	130,000	Leased
	Stockton, CA	Manufacturing, Warehouse	125,000	Leased
	Frederick, MD	Manufacturing, Warehouse	125,000	Leased
	Yulee, FL	Manufacturing, Warehouse	123,000	Leased
	Mobile, AL	Manufacturing, Warehouse	112,000	Leased
	Winchester, VA	Manufacturing, Warehouse	109,000	Leased
	Westminster, MA	Manufacturing, Warehouse	100,000	Leased
	Lake Charles, LA	Warehouse	100,000	Leased
	Vandalia, OH	Manufacturing, Warehouse	96,000	Leased
	Garland, TX	Manufacturing, Warehouse	84,000	Leased
	Mobile, AL	Manufacturing, Warehouse	80,000	Leased
	Mobile, AL	Manufacturing	80,000	Leased
	Pittsburg, KS	Warehouse	77,000	Leased
	Kansas City, MO	Manufacturing, Warehouse	74,000	Leased
	Tampa, FL	Warehouse	72,000	Leased
	Goshen, IN	Manufacturing, Warehouse	63,000	Leased
	Garland, TX	Warehouse	57,000	Leased
	Mt. Dora, FL	Manufacturing	57,000	Leased
	Charleston, SC	Warehouse	50,000	Leased
	Danville, VA	Warehouse	49,000	Leased
	Luray, VA	Warehouse	43,000	Leased
	Plymouth, IN	Warehouse	42,000	Leased
	Tampa, FL	Warehouse	37,000	Leased
	Kirkwood, NY	Warehouse	29,000	Leased
	Haleyville, AL	Warehouse	28,000	Leased
	Tampa, FL	Office	24,000	Leased
	Pittsburg, KS	Warehouse	19,000	Leased
	Pittsburg, KS	Warehouse	15,000	Leased
	Sunbury, PA	Warehouse	15,000	Leased
	North Platte, NE	Warehouse	14,400	Leased
	South Bend, IN	Warehouse	14,000	Leased
	Mobile, AL	Office	10,000	Leased
	White Bluff, TN	Warehouse	10,000	Leased
	Lake Charles, LA	Warehouse	7,000	Leased
	Tavares, FL	Manufacturing	6,000	Leased
	Pittsburg, KS	Warehouse	5,000	Leased
	Lake Charles, LA	Office	5,000	Leased
	Sidney, NE	Warehouse	Variable	Leased
	Cumberland Caves, TN	Warehouse	Variable	Leased
United Kingdom	Hedingham	Manufacturing, Warehouse	358,000	Owned

	Barnsley	Manufacturing, Warehouse	338,000	Owned
	Bridgwater	Manufacturing, Warehouse	108,000	Owned
	Barnsley	Warehouse	97,000	Owned
	Stockton-on-Tees	Manufacturing, Warehouse	40,000	Leased
	Middlesbrough	Manufacturing	25,000	Leased
	Swindon	Office	20,000	Leased
France	Bazas	Manufacturing, Warehouse	374,000	Owned
	Douvres	Manufacturing, Warehouse	183,000	Owned
	Orange	Manufacturing	171,000	Owned
	Bordeaux	Manufacturing, Warehouse	165,000	Owned
	Thignonville	Manufacturing, Warehouse	115,000	Owned
	Tillieres	Manufacturing, Warehouse	72,000	Owned
	Bazas	Warehouse	25,000	Owned
	Mereville	Manufacturing	15,000	Owned
	Giberville	Manufacturing	52,000	Leased
	Rungis	Office	6,000	Leased
Ireland	Carrick-on-Shannon	Manufacturing	576,000	Owned
Chile	Cabrero	Manufacturing	110,000	Owned
China	Shanghai	Warehouse, Office	16,000	Leased
South Africa	Kwa-Zulu Natal	Land, Forests		Owned
	Estcourt	Manufacturing, Warehouse	1,000,000	Owned
	Durban	Office	15,000	Leased
	Pietermaritzburg	Office	5,000	Leased
Mexico	Nuevo-Leon	Manufacturing	188,000	Leased
	Nuevo-Leon	Manufacturing, Warehouse	13,000	Leased
Costa Rica	Heredia	Manufacturing	135,000	Owned
	Guapiles	Manufacturing	57,000	Owned
Czech Republic	Jihlava	Manufacturing	239,000	Leased
Poland	Jaslo	Manufacturing	212,000	Leased
Romania	Brasov	Warehouse	13,000	Leased
Ukraine	Berdychiv	Manufacturing	454,000	Owned
Hungary	Banhalma	Manufacturing	107,600	Owned
	Budapest	Warehouse	45,200	Owned
Turkey	Istanbul	Manufacturing	25,000	Owned
	Istanbul	Warehouse	15,000	Leased
Israel	Karmiel	Manufacturing	105,000	Owned
	Ben Zvi	Warehouse	19,000	Leased
Malaysia	Bintulu	Manufacturing	127,000	Owned
	Kuala Lumpur	Manufacturing	215,000	Leased

Employees

        We employ approximately 12,800 employees and contract laborers of which approximately 3,700 were covered by collective bargaining agreements. During the third quarter of 2006 we implemented a company-wide reduction in employment levels, impacting approximately eight percent of the global salaried and indirect hourly workforce. Approximately 3,700, or 28%, of our employees are unionized. Employees represented by these unions are subject to 24 collective bargaining agreements, six of which are with local unions in the United States. There are seven contracts subject to renewal in 2007. Four of our North American collective bargaining agreements are subject to renewal in 2007, and our collective bargaining agreements in France, United Kingdom and South Africa are subject to annual renewal. In 2004, our results were negatively affected by a 25-day strike at an interior door manufacturing facility, which contract is subject to renewal in 2007. We have not since experienced any material interruptions of operations due to disputes with our employees and consider our relations with our employees to be satisfactory.

Legal Proceedings

        We are involved in various legal proceedings, claims and governmental audits in the ordinary course of business. In the opinion of management, the ultimate disposition of these proceedings, claims and audits will not have a material adverse effect on the financial position or results of our operations.

Environmental

        The geographic breadth of our facilities subjects us to environmental laws, regulations and guidelines in a number of jurisdictions, including, among others, Canada, the United States, the United Kingdom, the Republic of Ireland, France, the Czech Republic, Hungary, Poland, Ukraine, Israel, Mexico, Chile, Costa Rica, South Africa, and Malaysia. Such laws, regulations and guidelines relate to, among other things, the discharge of contaminants into water and air and onto land, the storage and handling of certain regulated materials used in the manufacturing process, the disposal of wastes and the remediation of contaminated sites.

        Typically under ten percent of our capital is spent to comply with our environmental, health and safety requirements. In addition, we will spend approximately $8.3 million over 2006 and 2007 to comply with the U.S. Maximum Achievable Control Technology requirements under the Clean Air Act. Based on recent experience and current projections, environmental protection requirements and liabilities are not expected to have a material effect on our business, operations or financial position.

DIRECTORS AND SENIOR MANAGEMENT

Directors and Senior Management

        The individuals serving as our senior managers and directors are as follows:

Name	Age	Positions
Kenneth W. Freeman	56	Chief Executive Officer and Director
Frederick J. Lynch	42	President
Frederick Arnold	53	Executive Vice President, Finance
James U. Morrison	61	Executive Vice President and Group Chief Operating Officer
Lawrence P. Repar	45	Executive Vice President and Group Chief Operating Officer
Paul E. Raether	60	Director
Scott C. Nuttall	34	Director
Tagar C. Olson	29	Director
Robert V. Tubbesing	60	Director

        The present principal occupations and recent employment history of each of the senior managers and directors listed above are as follows:

        Mr. Freeman has served as our Chief Executive Officer and as a Director of Masonite U.S. since October 2005. Mr. Freeman is a Managing Director of Kohlberg Kravis Roberts & Co. L.P., where he has held such position since May 2005. Prior to joining Kohlberg Kravis Roberts & Co. L.P., Mr. Freeman served as Chairman and Chief Executive Officer of Quest Diagnostics Incorporated from its inception in January 1997 through May 2004. Mr. Freeman retired from his role as Chairman of the Board of Directors of Quest Diagnostics in December 2004. Between 1995 and 1997, Mr. Freeman served as Chief Executive Officer of Corning Clinical Laboratories, the predecessor company to Quest. Prior to 1995, Mr. Freeman served in a variety of financial and general management positions at Corning Incorporated, which he joined in 1972. Mr. Freeman is also a director and Executive Chairman of Accellent Inc. and a director of Alliance Imaging.

        Mr. Lynch has served as our President since August 2006. Prior to joining us, Mr. Lynch served in a variety of senior positions at Alpharma, Inc. including as President, Generic Pharmaceuticals from June 2003 until December 2005. Prior to joining Alpharma, Mr. Lynch served in a variety of senior positions over the course of eighteen years at AlliedSignal and its successor, Honeywell International, including Vice President and General Manager of Specialty Chemicals, from 1999 to March 2003 and General Manager, High Purity Chemicals, from 1997 to 1999.

        Mr. Arnold has served as our Executive Vice President, Finance since February 2006. Prior to joining us, Mr. Arnold served in a series of senior management positions from March 2000 until September 2003 at Willis Group Holdings Ltd., including as Executive Vice President, Strategic Development and Group Chief Administrative Officer. Mr. Arnold formerly worked for 20 years as an investment banker, primarily at Lehman Brothers and Smith Barney, specializing in mergers and acquisitions and equity capital markets.

        Mr. Morrison was appointed Executive Vice President and Group Chief Operating Officer of Masonite in 2002 and continued in that role after the Transaction. Mr. Morrison is a 38-year veteran of Masonite U.S. He was appointed as a Vice President of Masonite U.S. in 1981 and continued to serve in that capacity until 2001. He joined Masonite U.S. as a Process Engineer in 1968 and has had various operations, sales, marketing and executive assignments.

        Mr. Repar was appointed as Executive Vice President and Group Chief Operating Officer of Masonite International upon the closing of the Transaction. He served in a similar position for our predecessor companies since 2001, and he has held a variety of senior positions with us since 1994. Mr. Repar formerly worked as an equity financial analyst and director of institutional sales and trading for Sanwa McCarthy Securities Limited in Toronto for 3 years prior to joining us in 1994.

        Mr. Raether serves as a Director of Masonite Holdings Corporation, Masonite International and Masonite U.S. He has been a member of KKR & Co. L.L.C., a limited liability company that is the general partner of Kohlberg Kravis Roberts & Co. L.P., since 1996. Prior to that, he was a general partner of Kohlberg Kravis Roberts & Co. L.P.

        Mr. Nuttall was appointed as a Director of Masonite Holding Corporation, Masonite International and Masonite U.S. upon the closing of the Transaction. He has been a member of KKR & Co. since 2005, having been continuously employed by KKR since 1996. Mr. Nuttall is also a director of Alea Group Holdings (Bermuda) Ltd., and KKR Financial Corp.

        Mr. Olson was appointed as a Director of Masonite Holding Corporation, Masonite International and Masonite U.S. upon the closing of the Transaction. He has been an executive of Kohlberg Kravis Roberts & Co. L.P. since 2002. From 1999 until 2002, Mr. Olson was an executive with Evercore Partners Inc., a private investment firm. Mr. Olson is also a director of Visant Corp.

        Mr. Tubbesing was appointed as a Director of Masonite Holding Corporation, Masonite International and Masonite Canada in April 2006. Mr. Tubbesing served as Vice President and Chief Financial Officer of Masonite from 1989 until 2004 and as Executive Vice President from 2004 until his retirement in September 2006.

Executive Compensation

        The aggregate salary and benefits paid to our senior managers for the year ended December 31, 2006 amounted to approximately $4,029,329. In addition, former senior managers, whose employment terminated in 2005 and 2006, are entitled to receive severance pay payable over periods from twelve to thirty-six months from the date of termination. Total severance paid in 2006 on account of former senior managers terminated in 2005 and 2006 amounted to $2,712,500.

        An aggregate of 2,850,000 time, performance and other options to purchase our common stock were also granted to our senior managers under the 2005 Stock Purchase and Option Plan for Key Employees of Masonite Holding Corporation and its subsidiaries in 2006. In 2006, 1,856,347 shares underlying options granted in 2005 have been redeemed in connection with the termination of employment of certain of our former senior managers and key employees.

        For details on the equity participation of our senior managers, please see "Major Shareholders and Related Party Transactions", note 14 to our historical consolidated financial statements and note 10 to our unaudited consolidated financial statements.

        In 2005, Masonite Holding Corporation adopted a Directors' Deferred Compensation Plan pursuant to which, for 2005, in lieu of receiving cash remuneration, non-employee directors received a credit under their stock accounts under the plan valued at $50,000 (10,000 shares based on fair market valuation of $5.00 per share in 2006).

        We also maintain a directors' and officers' insurance policy with respect to our senior managers and board of directors.

Stock Purchase and Option Plan

        We have adopted the 2005 Stock Purchase and Option Plan for Key Employees of Masonite Holding Corporation and its subsidiaries (the "Stock Plan"), which provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), options that are not incentive stock options, and various other stock-based grants, including the shares of common stock of

Masonite Holding Corporation ("Holdings Stock") sold to, and options granted to the executive officers and other key employees, as described below. We have granted under the Stock Plan certain options as non-incentive stock options. The options are generally granted as follows: 50% vest and become exercisable over the passage of time, which we refer to as "time options," assuming the optionee continues to be employed by us, and 50% vest and become exercisable over time based upon the achievement of certain performance targets, which we refer to as "performance options."

        Exercise Price.    The exercise price of the options is the fair market value of the shares underlying the options on the date of the grant of the option.

        Vesting of Time Options.    Time options granted in 2006 generally become exercisable by the holder of the option in installments of 20% on each of the first five anniversaries of the grant date.

        Vesting of Performance Options.    Performance options granted in 2006 generally become exercisable over a specified time in specified percentages upon the achievement of certain EBITDA performance targets. In the event that performance targets are not achieved in any given fiscal year but are achieved in a subsequent year, the performance option will become exercisable as to the previously unexercisable percentage of the performance options from the missed years, as well as with respect to the percentage of the performance options in respect of the fiscal year in which the performance targets are achieved.

        Effect of Change in Control of Masonite Holding Corporation.    In addition, immediately prior to a change in control of Masonite Holding, as defined in the Stock Plan, (i) the exercisability of the time options will automatically accelerate with respect to 100% of the shares of common stock of Masonite Holding Corporation subject to the time options and (ii) up to 100% of the unvested performance options will automatically vest if certain EBITDA performance targets have been achieved for the fiscal year ending immediately prior to such change in control. Otherwise, the acceleration of vesting of performance options depends upon whether KKR has achieved a specified internal rate of return.

        Miscellaneous.    The options are only be transferable by will or pursuant to applicable laws of descent and distribution upon the death of the optionee. The Stock Plan may be amended or terminated by Masonite Holding's Corporation's board of directors at any time.

        These options generally expire on the tenth anniversary of the grant date, subject to earlier termination, in the case of termination of employment.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

        Masonite International owns 100% of the issued and outstanding common stock of Masonite U.S. and Masonite Canada. Masonite Holding Corporation ("Masonite Holdings"), a Cayman entity, owns 100% of the issued and outstanding common stock of Masonite International.

        The following table and accompanying footnotes show information regarding the beneficial ownership of the common stock of Masonite Holdings by (i) each person known to us to beneficially own more than 5% of the issued and outstanding common stock of Masonite Holdings, (ii) each of our directors, (iii) each of our senior managers and (iv) all of the directors and senior managers as a group.

Name of beneficial owner	Number(1)	Percentage
KKR(2)	91,032,161	80.82%
Sculptor Investments, S.à. r.l.(3)	9,519,276	8.45%
Alpinvest(4)	5,711,565	5.07%
Kenneth W. Freeman	*	* %
Frederick J. Lynch	*	* %
Frederick Arnold	*	* %
James U. Morrison	*	* %
Lawrence P. Repar	*	* %
Paul E. Raether(2)	91,032,161	80.82%
Scott C. Nuttall(2)	91,032,161	80.82%
Tagar C. Olson(2)	91,032,161	80.82%
All senior managers and directors as a group (8 persons)	93,440,161	82.96%

*
Less than 1%.

(1)
Applicable percentage of ownership includes 112,631,002 shares of common stock outstanding as of December 31, 2006. The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
KKR affiliates currently beneficially own 91,032,161 shares of Masonite Holdings common stock as follows:

•
85,714,451 shares are beneficially owned by KKR Millennium Fund (Overseas), Limited Partnership, for which KKR Associates Millenium (Overseas), Limited Partnership is the general partner for which KKR Millennium Limited, a Cayman limited company, is the general partner and exercises sole voting and investment power with respect to such shares;

•
1,510,000 shares are beneficially owned by KKR Partners (International), Limited Partnership, for which KKR 1996 Overseas Limited, a Cayman limited company, is the general partner and exercises sole voting and investment power with respect to such shares; and

•
3,807,710 shares are beneficially owned by KKR Financial Corporation.

  Messrs. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Perry Golkin, Johannes P. Huth, Alexander Navab, Todd A. Fisher, Marc S. Lipschultz, Jacques Garaialde, Reinhard Gorenflos, Scott C. Nuttall and Michael M. Calbert, as members of KKR Millennium Limited, and Messrs. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Perry Golkin, Johannes P. Huth, Todd A. Fisher and Alexander Navab, as members of KKR 1996 Overseas, Limited, may be deemed to share beneficial ownership of the shares controlled by these entities, but disclaim such beneficial ownership except to the extent of their pecuniary interest in those shares. Messrs. Raether, Olson and Nuttall are our directors and are executives of KKR, and as such may be deemed to share beneficial ownership of any shares beneficially owned by KKR, but disclaim such beneficial ownership except to the extent of their pecuniary interest in those shares. The address of KKR Millennium Fund (Overseas) Limited, KKR Associates Millenium (Overseas), Limited Partnership, KKR Millennium Limited, KKR Partners (International), Limited Partnership and KKR 1996 Overseas Limited and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

  The address for KKR Financial Corp. is 555 California Street, 50th Floor, San Francisco, CA 94104.

  In December 2005, KKR sold 15,230,842 shares of Masonite Holdings common stock to Sculptor Investments, S.à. r.l. and Alpinvest Partners N.V.

(3)
Sculptor Investments, S.à. r.l. beneficially own 9,519,276 shares of Masonite Holdings common stock. The address of Sculptor Investments, S.a. r.l. is c/o Manacor (Luxembourg) SA 46A Avenue J.F. Kennedy Kirchberg, Luxembourg L-1855.

(4)
Alpinvest Partners N.V. affiliates current beneficially own 5,711,565 shares of Masonite Holdings common stock as follows:

•
5,649,309 shares are beneficially owned by Alpinvest Partners CS Investments 2005 C.V.

•
62,256 shares are beneficially owned by Alpinvest Partners Later Stage Co Investments.

  The address for both is c/o Patrick de van der Schueren 118 Jachthavenweg, KJ, Amsterdam, The Netherlands 10081.

Related Party Transactions

Management Stockholder's Agreement

        In connection with the subscription for the purchase of common shares of Masonite Holdings, the sale of shares of Masonite in consideration of the issuance of shares of Masonite Holdings, the exchange of options to purchase shares of Masonite for options to purchase shares of Masonite Holdings and the grant of options under the Stock Plan, as applicable, the senior managers and other employees and officers of Masonite each became party to a management stockholder's agreement with Masonite Holdings. The management stockholder's agreement generally restricts the ability of the stockholders to transfer shares held by them for five years after the closing of the Transaction in case of the agreements entered into around the time of the closing of the Transaction.

        In general, in the case of the agreements entered into around the time of the closing of the Transaction, if a management stockholder's employment is terminated prior to the fifth anniversary of the closing of the Transaction, Masonite Holdings has the right to purchase the shares and options held by such person on terms specified in the management stockholder's agreement. If a management stockholder's employment is terminated as a result of death or disability prior to the later of the fifth anniversary of the closing of the Transaction and the date of a public offering meeting certain criteria, such stockholder or, in the event of such stockholder's death, the estate of such stockholder, has the right to force Masonite Holdings to issue him shares of Masonite Holdings in exchange for certain exercisable options and to purchase all his shares, on terms specified in the management stockholder's agreement in the case of the agreements entered into around the time of the closing of the Transaction.

        The management stockholder's agreement also permits such stockholder under certain circumstances to participate in registrations by Masonite Holdings of its equity securities. If certain investment funds affiliated with KKR that are stockholders of Masonite Holdings also sell shares in such registration, such registration rights are subject to customary limitations specified in the registration rights agreement between Masonite Holdings and such investment funds.

Sale Participation Agreement

        Each management stockholder entered into a sale participation agreement granting the management stockholder the right to participate in any sale of shares of Masonite Holdings by certain investment funds affiliated with KKR that are shareholders of Masonite Holdings occurring prior to the fifth anniversary of the first public offering of Masonite Holdings on the same terms as such investment funds. In order to participate in such sale, the management stockholder may be required, among other things, to become a party to any agreement under which the shares of Masonite Holdings are to be sold, and to grant certain powers with respect to the proposed sale of shares of Masonite Holdings to custodians and attorneys-in-fact.

Registration Rights Agreement

        In connection with the Transaction, we entered into a registration rights agreement with certain investment funds affiliated with KKR that are stockholders of Masonite Holdings, pursuant to which such investment funds are entitled to certain demand and piggyback rights with respect to the registration and sale of the shares of Masonite Holdings held by them.

Management Services Agreement

        In connection with the Transaction, we entered into a management services agreement with KKR pursuant to which KKR provided certain structuring, consulting and management advisory services to us. Pursuant to this agreement, KKR received a transaction fee of $30.0 million, payable upon the closing of the Transaction, plus approximately $0.6 million of out-of-pocket costs and will receive an annual advisory fee of $2.0 million, payable quarterly in advance, such amount to increase by 5% per year. We indemnified KKR and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of KKR pursuant to, and the performance by KKR of the services contemplated by, the management services agreement.

Consulting Agreement

        Following completion of the Transaction, we retained Capstone Consulting to provide us with consulting services, primarily to identify and advise on potential opportunities to reduce our costs and identify other potential opportunities to grow our business. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone. We paid approximately $0.3 million of fees to Capstone for services provided in connection with the Transaction. In the fourth quarter of 2005, Capstone invested $2.5 million in Masonite Holdings.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

        Concurrently with the closing of the Transaction we entered into new senior credit facilities with The Bank of Nova Scotia and Deutsche Bank Securities Inc., as co-lead arrangers, The Bank of Nova Scotia, Deutsche Bank Securities Inc. and UBS Securities LLC, as co-bookrunners, the lenders signatory thereto, The Bank of Nova Scotia, as administrative agent and collateral agent, Deutsche Bank Securities Inc. and UBS Loan Finance LLC, as co-syndication agents, and Bank of Montreal and SunTrust Bank, as co-documentation agents.

        Our senior secured credit facilities consist of:

  •
  a $1,175.0 million senior secured term loan facility with an eight year maturity, a portion of which was drawn by Masonite U.S. on the closing date and the balance of which was drawn by Masonite Canada on the closing date, the proceeds of which were used to pay the consideration in the Transaction and related costs and expenses; and

  •
  a $350.0 million senior secured revolving credit facility with a six year maturity (the entire amount of which is available to Masonite U.S. and a portion of which is available to Masonite Canada in the form of either U.S. or Canadian dollar denominated loans), a portion of which is available for the issuance of letters of credit and the proceeds of which will be used solely for general corporate purposes.

        Our senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the term loan facility, or under a new term facility, in either case in an aggregate principal amount of up to $300.0 million, which additional term loans will have the same security and guarantees as the term loan facility.

Security and guarantees

        The obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed by Masonite International, Masonite U.S. (as to the obligations of Masonite Canada), Masonite Canada (as to the obligations of Masonite U.S.) and each of our Canadian and U.S. 100% owned subsidiaries as well as certain other material non-U.S. wholly-owned subsidiaries (but in any event excluding any non-U.S. subsidiaries of Masonite U.S. and their subsidiaries). All such obligations and the obligations under such guarantees are secured by substantially all of our assets and the assets of each guarantor, including but not limited to:

  •
  A perfected first-priority pledge of all the capital stock held by us or any guarantor (which will be limited in the case of any non-U.S. subsidiary of a U.S. entity to 65% of the voting stock of such non-U.S. subsidiary, and, in the case of subsidiaries other than U.S. and Canadian subsidiaries, as we and The Bank of Nova Scotia agree); and

  •
  A perfected first-priority security interest in substantially all of our and each guarantor's tangible and intangible assets.

Interest rates and fees

        Borrowings under the senior secured credit facilities bear interest as follows:

  •
  Revolving credit facility: at our option, at either LIBOR (adjusted if and to the extent necessary to account for and to compensate relevant lenders for any reduced yield resulting from, any applicable statutory or regulatory reserve requirements), multiplied by the statutory reserve rate in the case of U.S. denominated loans, plus 2.50% per annum or the alternate base rate (which is defined as the rate equal to the greater of (i) the "prime rate" (i.e. reference rate)

    determined by the administrative agent from time to time and (ii) the federal funds rate in effect from time to time plus 1/2 of 1%), which is the rate equal to the greater of the prime rate and the federal funds rate in effect plus 1/2 of 1%, plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum), subject to reduction based on our leverage ratio;

  •
  Term loan facility: at our option, at either adjusted LIBOR plus 2.00% per annum or the alternate base rate plus 1.00% per annum.

        The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on the average daily undrawn commitments under the revolving credit facility at a rate equal to 0.50% per annum, and a letter of credit fee at a rate equal to 2.50% per annum (in each case subject to reduction based on our leverage ratio).

Scheduled amortization payments and mandatory prepayments

        The term loan facility provides for quarterly amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 7 3/4 years, with the balance of the facility to be repaid at final maturity.

        In addition, the senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  100% of the net proceeds of certain asset sales, casualty events or other dispositions (including certain sale/leaseback transactions);

  •
  50% of our annual excess cash flow (which, as defined in the credit agreement, is generally our cash flow from operations minus capital expenditures, dividends paid and acquisitions and other investments), subject to reductions to a lower percentage and elimination if we achieve certain leverage ratios; and

  •
  100% of the net proceeds of certain debt issuances.

        Such requirements are subject to the limitation that no more than 25% of the principal amount of an outstanding term loan made to Masonite Canada is required to be repaid within 5 years from the date of issue of the loan if additional repayments would preclude the availability of the Canadian withholding tax exemption in respect of interest payments made on the loan.

Voluntary prepayments and commitment reductions

        The senior secured credit facilities permit voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments thereunder, without premium or penalty, subject to certain conditions pertaining to minimum notice and minimum payment/reduction amounts and to customary breakage costs with respect to LIBOR loans.

Covenants

        Our senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facilities include limitations (each of which is subject to customary exceptions) on our ability and each of our current and future restricted subsidiaries to:

  •
  incur liens;

  •
  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases of, subordinated debt;

  •
  make loans and investments;

  •
  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by us or our subsidiaries; and

  •
  amend the terms of subordinated debt.

        In addition, the senior secured credit facilities contain customary financial covenants including maximum total leverage and minimum interest coverage ratios.

Events of default

        Our senior secured credit facilities contain certain customary events of default, including:

  •
  non-payment of principal, interest, or other fees or failure to reimburse drawings under any letter of credit;

  •
  breach of covenants (with notice and cure periods in certain cases);

  •
  breach of representations or warranties in a material respect;

  •
  cross-default and cross-acceleration to other material indebtedness;

  •
  bankruptcy or insolvency;

  •
  material judgments;

  •
  certain ERISA events;

  •
  actual or asserted invalidity of any material collateral or guarantee; and

  •
  a change of control (as defined in the credit agreement with respect to the senior secured credit facilities).

Senior Subordinated Term Loan

        Concurrently with the closing of the Transaction we entered into a $770.0 million senior subordinated loan agreement with The Bank of Nova Scotia, as U.S. administrative agent and Canadian administrative agent, joint lead arranger and joint bookrunner, Deutsche Bank Securities Inc., as joint lead arranger, joint bookrunner and co-syndication agent, UBS Securities LLC, as joint bookrunner and co-syndication agent, and Bank of Montreal and Suntrust Bank as co-documentation agents. The proceeds of the loan were also used to fund the Transaction.

        The senior subordinated loan initially carried an interest rate of LIBOR plus 6.00% which increased over time to a maximum interest rate of 11% per annum. On October 6, the senior subordinated loan was repaid in full by the issuance of a new debt obligation comprising a senior subordinated term loan with an interest rate of 11% and maturing on April 6, 2015. Certain lenders exercised their option on and after October 6, 2006 to receive the outstanding notes for all or a part of the principal amount of the senior subordinated loan then outstanding, which notes bear interest at the rate applicable to the senior subordinated loan and are subject to registration rights. The senior subordinated term loan agreement contains financial, affirmative and negative covenants and events of default that correspond to those of the notes.

THE EXCHANGE OFFER

General

        The Issuers hereby offer to exchange a like principal amount of exchange notes representing the same underlying indebtedness as the outstanding notes for any or all outstanding notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the "exchange offer." You may tender some or all of your outstanding notes pursuant to the exchange offer.

        As of the date of this prospectus, $397.5 million aggregate principal amount of the outstanding U.S. notes is outstanding and $355.8 million aggregate principal amount of the outstanding Canadian notes is outstanding. As of the date hereof, certain senior subordinated term loan lenders were eligible to receive an equivalent principal amount of senior subordinated notes due 2015, representing the same underlying indebtedness, issued by Masonite US or Masonite Canada, as applicable, in respect of $14.5 million of senior subordinated term loans under which Masonite U.S. is the borrower and $2.0 million of senior subordinated term loans under which Masonite Canada is the borrower. This prospectus, together with the letter of transmittal, is first being sent to all holders of outstanding notes known to us on or about            , 2007. The Issuers' obligation to accept outstanding notes for exchange notes pursuant to the exchange offer is subject to certain conditions set forth under "Conditions to the exchange offer" below. The Issuers currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

        In connection with the private placement, we entered into a registration rights agreement with The Bank of New York, as Trustee, for the holders of the outstanding notes (the "Trustee"), in which we and the guarantors agreed, among other things, to use our commercially reasonable efforts to file a registration statement within 90 days (January 4, 2007) after the date on which the outstanding notes were first issued and to consummate the exchange offer by the date that is 180 days (April 4, 2007) from the date outstanding notes were first issued. The exchange notes will have terms substantially identical to the terms of the outstanding notes and represent the same underlying indebtedness as the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement.

        Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective for two years or such shorter period ending when all outstanding notes or exchange notes covered by the statement have been sold in the manner set forth and as contemplated in the statement or to the extent that the applicable provisions of Rule 144(k) under the Securities Act are amended or revised. These circumstances include:

  •
  if applicable law or SEC policy does not permit the Issuers and the guarantors to effect this exchange offer;

  •
  if for any other reason the exchange offer is not consummated within 180 days of the date outstanding notes were first issued (April 4, 2007);

  •
  any note holder requests in writing to the Issuers prior to due 20th business day after the consummation of this exchange offer with respect to outstanding notes that are not eligible to be exchanged for exchange notes in this exchange offer and held by it following the consummation of this exchange offer; or

  •
  if any holder of the outstanding notes that participates in this exchange offer does not receive exchange notes that may be sold without restriction in exchange for its tendered outstanding notes (other than due solely to the status of such holder as an affiliate of the Issuers) and notifies the Issuers prior to due 20th business day after becoming aware of restrictions; or

  •
  if the Issuers so elect.

        If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes and the exchange notes required to be registered on a shelf registration statement. Please read the section "Exchange offer; registration rights" for more details regarding the registration rights agreement.

        Each holder of outstanding notes that wishes to exchange their outstanding notes for exchange notes representing the same underlying indebtedness in the exchange offer will be required to make the following written representations:

  •
  any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

  •
  such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

  •
  such holder is not an affiliate of the Issuers, as defined by Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

  •
  it is not engaged in, and does not intend to engage in, a distribution of exchange notes.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you are acquiring the exchange notes in your ordinary course of business;

  •
  you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

  •
  you are not an affiliate of the Issuers as defined by Rule 405 of the Securities Act; and

  •
  you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

        If you are an affiliate of the Issuers, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

  •
  you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

  •
  in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. We will issue exchange notes in exchange for a corresponding principal amount of outstanding notes surrendered in the exchange offer.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indentures under which the outstanding notes were issued, and the exchange notes and the outstanding notes will constitute a single class and series of notes for all purposes under the indentures. For a description of the indentures, please see "Description of Notes".

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indenture relating to such holders' outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under "Conditions to the exchange offer".

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read

"—Fees and expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

        As used in this prospectus, the term "expiration date" means 12:00 midnight, New York City time, on            , 2007 which is the 30th business day after the date of this prospectus. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term "expiration date" will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

        To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes (only if we amend or extend the applicable exchange offer);

  •
  to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "Conditions to the exchange offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

  •
  subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice to the registered holders of the outstanding notes, and, to the extent the exchange offer is terminated, any outstanding notes accepted will be promptly returned after the termination of the exchange offer. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition or if we terminate the offer, we will notify the exchange agent by oral or written notice, followed by notification to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the business day after the amendment or termination has been determined and will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if:

  •
  the exchange offer, or the making of any exchange by a holder of outstanding notes, violates any applicable law or interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, and any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

  •
  all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

        If the exchange offer is terminated, outstanding notes will be returned to their registered holders.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and effect of the exchange offer" and "—Procedures for tendering outstanding notes"; and

  •
  any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer.

        We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes due to our extension of the exchange offer by notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer. We will issue new notes promptly after the expiration of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give notice by press release or other public announcement of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them so long as such circumstances do not arise due to our action or inaction or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Procedures for Tendering Outstanding Notes

        Only a holder of outstanding notes may tender their outstanding notes in the exchange offer. To tender in the exchange offer, a holder must comply with either of the following:

  •
  complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive outstanding notes along with the letter of transmittal; or

  •
  prior to the expiration date, the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "—Exchange agent" prior to the expiration date.

        A tender to us that is not withdrawn prior to the expiration date constitutes an agreement between us and the tendering holder upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of outstanding notes, letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or certificates representing outstanding notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or other nominees effect the above transactions for them.

        If you are a beneficial owner whose outstanding notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer, you should promptly contact such party and instruct such person to tender outstanding notes on your behalf.

        You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the outstanding notes.

        Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another "Eligible Guarantor Institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an Eligible Guarantor Institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an Eligible Guarantor Institution must guarantee the signature on the bond power.

        If the letter of transmittal or any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term

"agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, that states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  we may enforce that agreement against such participant.

Book-entry Delivery Procedures

        Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation," prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message," as defined above, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automatic Tender Offer Program prior to the expiration date, you may still tender if:

  •
  the tender is made through an Eligible Guarantor Institution;

  •
  prior to the expiration date, the exchange agent receives from such Eligible Guarantor Institution either: (i) a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or (ii) a properly transmitted agent's message and notice of guaranteed delivery, that (a) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (b) states that the tender is being made by that notice of guaranteed delivery; and (c) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

        Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal Rights

        Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under "—Exchange Agent"; or

  •
  you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an Eligible Guarantor Institution.

        If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or prior to the expiration date.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indentures governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:
The Bank of New York 101 Barclay Street Reorganization Unit—Floor 7E New York, NY 10286 Telephone: 212-815-6331	212-298-1915 To Confirm by Telephone: 212-815-6331	The Bank of New York 101 Barclay Street Reorganization Unit—Floor 7E New York, NY 10286 Telephone: 212-815-6331

        If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

        The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

        We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

        Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

General

        Certain terms used in this description are defined under the subheading "—Certain Definitions." In this description, (i) the term "Masonite International", the "Company", "we", "our" and "us" refer to Masonite International Inc. and its consolidated Subsidiaries; (ii) the term "Parent" refers only to Masonite International Inc. and not any of its Subsidiaries nor its parent company, (iii) the term "Masonite U.S." refers only to Masonite U.S. Corporation and not any of its Subsidiaries nor its parent company, (iv) the term "Masonite Canada" refers only to Masonite International Corporation and not any of its Subsidiaries nor its parent company and (v) the term "Issuer" and "Issuers" refers only to Masonite U.S. and/or Masonite Canada, as the case may be, and not any of their respective Subsidiaries nor their parent company. Each Issuer is a direct Wholly-Owned Subsidiary of Parent.

        Each Issuer issued outstanding Notes and will issue the exchange notes (collectively, the "Notes") under separate indentures each dated October 6, 2006 (the "Indentures") among the applicable Issuer, Parent, the Guarantors and The Bank of New York, as trustee (the "Trustee"). Except as set forth herein, the terms of each series of the Notes will be substantially identical and include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act. The term "Guarantor" refers to any guarantor of the Notes, except for Parent and the non-issuing Issuer. The term "Securities" refers to both series of the Notes.

        Masonite U.S. will exchange up to $412.0 million of Notes in this prospectus. Masonite Canada will exchange up to $358.0 million of Notes in this prospectus. Each series of notes will mature on April 6, 2015. Subject to compliance with the covenant described below under the caption "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", each Issuer may issue additional Notes of its respective series from time to time after this exchange offer under the applicable Indenture ("Additional Notes"). The series of Notes offered by each Issuer and any Additional Notes of the same series subsequently issued under the applicable Indenture will be treated as a single class for all purposes under such Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "Notes" for all purposes of the Indentures and this "Description of Notes" include any Additional Notes that are actually issued.

        The following description is only a summary of the material provisions of the Indentures, does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indentures because they, not this description, define your rights as holders of these Notes. You may request copies of these agreements at our address set forth under the heading "Prospectus Summary."

Brief Description of Notes

        The Notes:

  •
  are unsecured senior obligations of the applicable Issuer;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness (including the Senior Credit Facilities) of the applicable Issuer;

  •
  are senior in right of payment to any future Subordinated Indebtedness of the applicable Issuer; and

  •
  are guaranteed by Parent, by Masonite U.S. (as to the obligations of Masonite Canada), by Masonite Canada (as to the obligations of Masonite U.S.) and by each Restricted Subsidiary (except as set forth below) of the applicable Issuer on an unsecured senior subordinated basis.

Guarantees

        Parent, the non-issuing Issuer and the Guarantors, as primary obligors and not merely as sureties, will jointly and severally, irrevocably and unconditionally guarantee, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the issuing Issuer under its respective Indenture and the series of Notes issued by that Issuer, whether for payment of principal of or interest on or Additional Interest in respect of the Securities, expenses, indemnification or otherwise, on the terms set forth in the Indentures.

        With respect to each series of Notes, as of the date of the Indentures, Parent, the non-issuing Issuer and the Restricted Subsidiaries (other than as detailed below) will guarantee the Notes. Each of the Guarantees of the Notes will be a general unsecured obligation of each of Parent, the non-issuing Issuer and each Guarantor and will be subordinated in right of payment to all existing and future Senior Indebtedness of each such entity. The Notes will be structurally subordinated to Indebtedness of Subsidiaries of each Issuer that do not Guarantee the Notes.

        Not all of the Issuers' Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers.

        The obligations of each of Parent, the non-issuing Issuer and each Guarantor under their respective Guarantees will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—U.S. federal and state and Canadian federal and provincial laws allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from guarantors".

        Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the applicable Indenture to a contribution from each other guarantor in an amount equal to such other guarantor's pro rata portion of such payment based on the respective net assets of all the guarantors at the time of such payment.

        If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the guarantor, and, depending on the amount of such indebtedness, a guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—U.S. federal and state and Canadian federal and provincial laws allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from guarantors."

        Any Guarantee will be automatically and unconditionally released and discharged upon:

          (1)   (a)  any sale, exchange or transfer (by merger or otherwise) of all of the applicable Issuer's Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the relevant Indenture;

            (b)   the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

            (c)   if an Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

            (d)   the Issuer exercises its legal defeasance option or covenant defeasance option as described under "Legal Defeasance and Covenant Defeasance" or if such Issuer's obligations under the applicable Indenture are discharged in accordance with covenant described under "Satisfaction and Discharge" below; and

          (2)   such Guarantor has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

Ranking

Senior Indebtedness versus Notes

        The payment of the principal of, premium, if any, and interest on the Notes and the payment of any related Guarantee will be subordinate in right of payment to the prior payment in cash in full of all Senior Indebtedness of the applicable Issuer or the relevant guarantor, as the case may be, including the obligations of such Issuer and such guarantor under the Senior Credit Facilities.

        As of December 31, 2006, (1) the Notes and related Guarantees ranked junior to approximately $1,197.4 million of senior indebtedness under our Senior Credit Facilities, and (2) we had an additional $307.0 million of unutilized capacity under our senior revolving credit facility (excluding $8.2 million of outstanding undrawn letters of credit). In addition, the Notes were structurally subordinated to $48.9 million of senior indebtedness incurred by our non-guarantor subsidiaries.

        Although the Indentures contain limitations on the amount of additional Indebtedness that the Parent, the Issuers and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock."

Liabilities of Subsidiaries versus Notes

        A substantial portion of our operations are conducted through our Subsidiaries. Some of our Subsidiaries are not Guaranteeing the Notes, and, as described above under "Guarantees", Guarantees may be released under certain circumstances. In addition, our future Subsidiaries may not be required to Guarantee the Notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

        Although the Indentures limit the incurrence of Indebtedness and preferred stock by certain of our Subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred in compliance with the covenants could be substantial. Moreover, the Indentures do not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indentures. See "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock."

Subordination of the Notes

        Only Indebtedness of Parent, an Issuer or a Guarantor that is Senior Indebtedness will rank senior to the Notes and the relevant Guarantee in accordance with the provisions of the applicable Indentures. Each series of Notes and each applicable Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of Parent, the Issuers and the relevant Guarantor, respectively.

        We have agreed in the Indentures that Parent, the Issuers and the Guarantors will not incur any Indebtedness that is subordinate or junior in right of payment to the Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indentures do not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

        Neither Issuer nor Parent nor any Guarantor is permitted to pay principal of, premium, if any, or interest on the Notes (or pay any other obligations relating to the Notes, including Additional Interest, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge" below and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the notes") (except in the form of Permitted Junior Securities) if either of the following occurs (a "Payment Default"):

          (1)   any Obligation on any Designated Senior Indebtedness of the applicable Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

          (2)   any other default on Designated Senior Indebtedness of the applicable Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the applicable Issuer is permitted to pay the Notes if the applicable Issuer and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the applicable Issuer is not permitted to pay the Notes (except in the form of Permitted Junior Securities) for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the applicable Issuer) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

          (1)   by written notice to the Trustee and the applicable Issuer from the Person or Persons who gave such Blockage Notice;

          (2)   because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

          (3)   because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the applicable Issuer and related guarantors are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Payment Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the applicable Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Payment Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

        In connection with the Notes, any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

          (1)   the holders of Senior Indebtedness of such Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment of principal or interest on the Notes;

          (2)   until the Senior Indebtedness of such Issuer is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indentures will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive Permitted Junior Securities; and

          (3)   if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of such Issuer and pay it over to them as their interests may appear.

        The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indentures upon the failure of an Issuer to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the applicable Issuer or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration. So long as there shall remain outstanding any Senior Indebtedness under the Senior Credit Facilities, a Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Indebtedness of the Issuers is outstanding, none of the Issuers or any guarantor may pay the Notes until two Business Days after the Representatives of all the issuers of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indentures otherwise permit payment at that time.

        Each guarantor's obligations under its Guarantee relating to the Notes are senior subordinated obligations of that guarantor. As such, the rights of holders to receive payment pursuant to such Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuers' obligations under the Notes apply equally to the obligations of such guarantor under its Guarantee.

        A holder by its acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indentures and appoints the Trustee its attorney-in-fact for such purpose.

        By reason of the subordination provisions contained in the Indentures, in the event of a liquidation or insolvency proceeding, creditors of Parent, the Issuers or a Guarantor who are holders of Senior Indebtedness of Parent, the Issuers or such Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. government obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge", if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Interest

        Interest on each series of Notes will accrue at the rate of 11% per annum and will be payable semi-annually in arrears on April 15 and October 15 to Holders of record on the immediately preceding April 1 and October 1. Interest on each series of Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Notes. Interest on each series of Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Pursuant to the Exchange and Registration Rights Agreement, as the exchange offer was not consummated by April 4, 2007, additional interest began to accrue as of April 5, 2007 in an amount equal to $.05 per week per $1,000 principal amount of outstanding notes for a period of 90 days. The amount of additional interest shall increase by an additional $.05 per week per $1,000 principal amount of outstanding notes with respect to each subsequent 90-day period for which the exchange offer is not consummated, provided that the additional interest in the aggregate shall not exceed $.20 per week per $1,000 principal amount of outstanding notes. Notwithstanding the foregoing, the interest rate borne by the Notes shall not exceed 11.0% per annum, except as otherwise specified in the indentures governing the notes. To the extent the interest rate borne by the outstanding notes exceeds 11.0% per annum, we may elect to pay such excess interest through the issuance of additional notes, as provided in the Indentures. Additional interest will cease to accrue once the exchange offer is consummated.

        All references in the Indentures, in any context, to any interest or other amount payable on or with respect to the Securities shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on each series of Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the holders of each series of Notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to each series of Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption "Offer to Purchase." We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

        Except as set forth below or under "—Redemption for Changes in Withholding Taxes", the applicable Issuer will not be entitled to redeem the Notes issued by it. The Issuer shall not offer to redeem the Notes unless the Non-Issuing Issuer concurrently offers to redeem a pro rata amount of its Notes and unless the Issuer and the Non-Issuing Issuer concurrently offers to prepay a pro rata amount of its then outstanding Senior Subordinated Term Loans.

        At any time prior to April 6, 2010, we may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

        On and after April 6, 2010, we may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the note register at par plus accrued interest plus a premium equal to one half of the coupon on such Notes, which premium shall decline ratably on each subsequent April 6 of a calendar year to zero on April 6, 2014.

        In addition, until April 6, 2008, we may, at our option, redeem up to 35% of the aggregate principal amount of the Notes issued at a redemption price equal to par plus the coupon on such Notes, subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net cash proceeds are contributed to the Issuer; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued and any Additional Notes remains outstanding immediately after the occurrence of each such redemption, provided further that each such redemption occurs within 90 days of the date of closing of each Equity Offering.

        The Trustee shall select the Notes to be purchased in the manner described under "Offer to Purchase—Asset Sales—Selection and Notice."

Additional Amounts

        The Indentures provide that if Masonite Canada is required to make any withholding or deduction for or on account of any Canadian taxes from any payment made under or with respect to its Notes, Masonite Canada will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder of such Notes (including Additional Amounts) will not be less than the amount the Holder would have received had such Canadian taxes not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder or beneficial owner of such Notes to the extent that Canadian taxes are imposed or levied in respect of the payment: (a) due to the fact that Masonite Canada does not deal at arm's length (within the meaning set out in the Income Tax Act (Canada)) with the Holder or beneficial owner at the time of making such payment; (b) by reason of the Holder or beneficial owner being a citizen or resident of Canada, carrying on business (or having a permanent establishment) in Canada, or otherwise having a present or former connection with Canada otherwise than by the mere holding of such Notes or the receipt of payments thereunder; or (c) because the Holder or beneficial owner failed to duly and timely comply with a reasonable request by Masonite Canada to provide accurate information, documents or other evidence concerning such Holder or beneficial owner's nationality, residence, identity or connection with Canada if and to the extent that due and timely compliance with the request would have reduced or eliminated any Canadian taxes as to which Additional Amounts would have otherwise been payable to such Holder or beneficial owner but for this paragraph.

        In addition, Masonite Canada's obligation to pay Additional Amounts will not apply with respect to,

(a)
any estate, inheritance, gift, sales, transfer, personal property or similar Canadian taxes,

(b)
any Canadian tax which is payable otherwise than by deduction or withholding from payments made under or with respect to its Notes,

(c)
Canadian taxes imposed on or with respect to any payment by Masonite Canada to the Holder if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Canadian taxes would not have been imposed on such Holder had such Holder been the sole beneficial owner of such Notes, or

(d)
any combination of the above.

        Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder, it would not have been entitled to payment of Additional Amounts by reason of clauses (a) through (d) above.

Redemption for Changes in Withholding Taxes

        Each Issuer (including any successor entity to our obligations under the Notes) is entitled to redeem Notes issued by it, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days' notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that Masonite Canada or any successor entity has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such Notes issued by it, any Additional Amounts with respect to such Notes as a result of:

          (1) a change in or an amendment to the laws (including any regulations promulgated thereunder) and including any treaty to which it is a party of Canada or any political subdivision or any authority or agency therein or thereof having power to tax (each a "Relevant Taxing Jurisdiction"); or

          (2) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, including a decision of any court or tribunal, in either case (1) or (2) which change or amendment is announced or becomes effective on or after April 6, 2005 (and, in the case of a successor entity, after the date of the entity's assumption of our Obligations) and such Issuer (or the successor entity) cannot avoid such obligation by taking reasonable measures available to it.

        Such redemption shall also be permitted if we determine that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction, in a Relevant Taxing Jurisdiction, which action is taken or brought on or after April 6, 2005 (or, in the case of a successor entity, after the date of the entity's assumption of our obligations), there is a substantial probability that we would be required to pay Additional Amounts.

        Before any Issuer (or the successor entity) publishes or mails notice of redemption of any Notes issued by it as described above, such Issuer (or the successor entity) will deliver to the Trustee an Officers' Certificate to the effect that such Issuer (or the successor entity) cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. Such Issuer (or the successor entity) will also deliver an opinion of independent legal counsel or auditors of recognized standing stating that such Issuer (or the successor entity) would be entitled to exercise its right of redemption hereunder.

Offer to Purchase

  Change of Control

        Each series of Notes provides that if a Change of Control occurs, the Issuer of such series of Notes will make an offer to purchase all of the Notes of such series pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the applicable Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

          (1)   a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the applicable Issuer;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   that any Note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

          (6)   that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased;

          (7)   that if the Issuer is redeeming less than all of the Notes issued by it, the Holders of such Notes will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered which unpurchased portion of the Notes must be equal to $1,000 or an integral multiple thereof; and

          (8)   the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

        While the Notes are in global form and an Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indentures, the

Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indentures by virtue thereof.

        On the Change of Control Payment Date, the applicable Issuer will, to the extent permitted by law,

          (1)   accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)   deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers' Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

        The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuers become a party may prohibit or limit, the Issuers from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when an Issuer is prohibited from purchasing the Notes, the applicable Issuer could seek the consent of its lenders and the Holders of the Notes to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the applicable Issuer does not obtain such consent or repay such borrowings, such Issuer will remain prohibited from purchasing the Notes. In such case, such Issuer's failure to purchase tendered Notes would constitute an Event of Default under the relevant Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the relevant Indenture would restrict payments to the Holders under certain circumstances.

        The Senior Credit Facilities provide that certain change of control events with respect to the Issuers would constitute a default thereunder (including a Change of Control under the Indentures). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable. Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

        The paying agent will promptly mail to each Holder of the Notes the Change of Control Payment for the Notes, and the Trustee will promptly authenticate and deposit with DTC a new Global Note adjusted to reflect the unpurchased portion of the Notes surrendered, if any. The applicable Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens." Such restrictions can be waived only with the consent of the Holders of a majority in principal amount of the applicable series of Notes then outstanding.

Except for the limitations contained in such covenants, however, the Indentures will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of an Issuer to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

        The provisions under the Indentures relative to the Issuers' obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the applicable series of Notes.

  Asset Sales

        The Indentures provide that the Parent and each Issuer will not, and will not permit any Restricted Subsidiary controlled by it to, cause, make or suffer to exist an Asset Sale, unless

          (1)   Parent, such Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the assets sold or otherwise disposed of and

          (2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Parent, such Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

            (A)  any liabilities (as shown on Parent's, such Issuer's, or such Restricted Subsidiary's most recent balance sheet or in the footnotes thereto) of Parent, such Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which Parent, the Issuers and all Restricted Subsidiaries have been validly released by all creditors in writing,

            (B)  any securities received by Parent, such Issuer or such Restricted Subsidiary from such transferee that are converted by Parent, such Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

            (C)  any Designated Noncash Consideration received by the Parent, such Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 5.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 365 days after the receipt of any Net Proceeds of any Asset Sale, Parent, such Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale.

          (1)   to permanently reduce:

            (A)  Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto,

            (B)  Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or Senior Subordinated Indebtedness, provided that if the applicable Issuer shall so reduce Obligations under Senior Subordinated Indebtedness, it will equally and ratably reduce Obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid, or

            (C)  Indebtedness of a Restricted Subsidiary which is not a guarantor, other than Indebtedness owed to Parent, either Issuer or another Restricted Subsidiary (but only to the extent such Net Proceeds from such Asset Sale are from an Asset Sale of or affecting such Restricted Subsidiary which is not a guarantor),

          (2)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Parent or applicable Issuer or another Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

          (3)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in Parent or the Issuer or another Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Parent or applicable Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an "Acceptable Commitment") and, in the event any Acceptable Commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the applicable Issuer or such other Restricted Subsidiary enters into another Acceptable Commitment within nine months of such cancellation or termination.

        Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the applicable Issuer (or, in the case of an Asset Sale by Parent, the Issuer designated by Parent) shall make an offer to all Holders of the Notes issued by it and the Notes of the other Issuer, and, if required by the terms of any Indebtedness that is pari passu with the Notes ("Pari Passu Indebtedness"), to the holders of such Pari Passu Indebtedness (an "Asset Sale Offer"), to purchase the maximum aggregate principal amount of Notes issued by it, the Notes of the other Issuer and such Pari Passu Indebtedness, that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional

Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indentures. The applicable Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the Indentures, with a copy to the Trustee.

        To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the applicable Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the applicable Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indentures.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indentures, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indentures by virtue thereof.

        The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which either Issuer becomes a party may prohibit or limit, the Issuers from purchasing any Notes pursuant to this Asset Sales covenant. In the event either Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders or could attempt to refinance the borrowings that contain such prohibition. If such Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, such Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indentures. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indentures would restrict payments to the Holders of the Notes under certain circumstances.

  Selection and Notice

        If any Issuer is redeeming less than all of the Notes or such Senior Subordinated Indebtedness of the Issuer are to be redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis to the extent practicable, provided that no Notes of $1,000 or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes to be purchased or redeemed at such Holder's registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indentures. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        A new Note in principal amount equal to be unredeemed portion of any Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the Indentures. During any period of time that: (i) the series of Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), Parent and its Restricted Subsidiaries will not be subject to the following provisions of the applicable Indenture:

          (1)   "—Limitation on Restricted Payments";

          (2)   "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (3)   "—Transactions with Affiliates";

          (4)   "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

          (5)   "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

          (6)   "—Limitation on Layering";

          (7)   "Offer to Purchase"—Asset Sales"; and

          (8)   clause (4) of the first paragraph of "Merger, Consolidation or Sale of All or Substantially All Assets."

(collectively, the "Suspended Covenants"). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be set at zero. In addition, the guarantees will also be suspended as of such date (the "Suspension Date"). In the event that Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then Parent and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to the first paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below or one of the clauses set forth in the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below (in each case, to the extent such Indebtedness or Disqualified Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since April 6, 2005 and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments."

  Limitation on Restricted Payments

        Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of Parent's or any of its Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

            (A)  dividends or distributions by Parent payable in Equity Interests (other than Disqualified Stock) of Parent or in options, warrants or other rights to purchase such Equity Interests or

            (B)  dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (2)   purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Parent or any direct or indirect parent of Parent, including in connection with any merger or consolidation;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

            (A)  Indebtedness permitted under clauses (7) and (8) of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

          (4)   make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (A)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (B)  immediately after giving effect to such transaction on a pro forma basis, Parent could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (C)  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries after April 6, 2005 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (2) thereof only), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than:

            (1)   50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Bridge

    Closing Date, to the end of Parent's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

            (2)   100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received by Parent since immediately after the Bridge Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (12) of the second paragraph of " —Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") from the issue or sale of

              (A)  Equity Interests of Parent, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the board of directors of Parent, of marketable securities or other property received from the sale of

                (x)   Equity Interests to members of management, directors or consultants of Parent, any direct or indirect parent company of Parent and Parent's Subsidiaries after April 6, 2005 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and

                (y)   Designated Preferred Stock

        and to the extent actually contributed to Parent, Equity Interests of Parent's direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) or

              (B)  debt securities of Parent that have been converted into or exchanged for such Equity Interests of Parent;

    provided, however, that this clause (b) shall not include the proceeds from (A) Refunding Capital Stock (as defined below), (B) Equity Interests or converted debt securities of Parent sold to a Restricted Subsidiary or Parent, as the case may be, (C) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (D) Excluded Contributions, plus

            (3)   100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of Parent, of marketable securities or other property contributed to the capital of Parent following the Bridge Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (12) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

            (4)   to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors of Parent, of marketable securities or other property received by means of

              (A)  the sale or other disposition (other than to Parent or a Restricted Subsidiary) of Restricted Investments made by Parent and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Parent and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by Parent and its Restricted Subsidiaries or

              (B)  the sale (other than to Parent or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Parent or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

            (5)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of Parent in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by Parent or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indentures;

          (2)   (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of Parent or an Issuer, or any Equity Interests of any direct or indirect parent company of Parent, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Parent or an Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Parent) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

          (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Parent or an Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Parent or an Issuer which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" so long as:

            (A)  the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

            (B)  such Indebtedness is subordinated to the Notes or Parent's Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

            (C)  such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

            (D)  such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of Parent or any of its direct or indirect parent companies or any Issuer held by any future, present or former employee, director or consultant of Parent, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $25.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

            (A)  the cash proceeds from the sale of Equity Interests of Parent or any Issuer and, to the extent contributed to Parent, Equity Interests of any of Parent's direct or indirect parent companies, in each case to members of management, directors or consultants of Parent, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Bridge Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C) of the preceding paragraph; plus

            (B)  the cash proceeds of key man life insurance policies received by Parent and its Restricted Subsidiaries after the Bridge Closing Date less

            (C)  the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

  and provided further that cancellation of Indebtedness owing to Parent or an Issuer from members of management of Parent or an Issuer, any of Parent's direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Parent or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indentures;

          (5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Parent or any Restricted Subsidiary issued in accordance with the covenant described under " —Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Fixed Charges;

          (6)   (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Parent or an Issuer after the Bridge Closing Date;

            (B)  the declaration and payment of dividends to a direct or indirect parent company of Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Bridge Closing Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to Parent from the sale of such Designated Preferred Stock; or

            (C)  the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

  provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, Parent and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

          (7)   Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (i) $60.0 million and (ii) 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (9)   the declaration and payment of dividends on Parent's common stock, following the first public offering of Parent's Common Stock or the common stock of any of its direct or indirect parent companies after the Bridge Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to Parent in or from any such public offering, other than public offerings with respect to Parent's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution.

          (10) Investments that are made with Excluded Contributions;

          (11) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

          (12) distributions or payments of Receivables Fees;

          (13) any Restricted Payment used to fund the Transaction and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under "Transactions with Affiliates";

          (14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "Offer to Purchase—Change of Control" and "Offer to Purchase—Asset Sales"; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

          (15) the declaration and payment of dividends by Parent or an Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay

            (A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

            (B)  federal, state, provincial and local income taxes, to the extent such income taxes are attributable to the income of Parent and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

            (C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Parent and the Issuers to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Parent and its Restricted Subsidiaries, and

            (D)  general corporate overhead expenses of any direct or indirect parent company of Parent or an Issuer to the extent such expenses are attributable to the ownership or operation of Parent and the Restricted Subsidiaries.

  provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the time of issuance of the Notes, all of Parent's Subsidiaries will be Restricted Subsidiaries. Parent will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indentures.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

        Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness, which Parent or the Restricted Subsidiaries can elect to be incurred as additional Indebtedness under the Senior Credit Facilities) and Parent will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Parent's and the Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Issuers or Guarantors of the Notes shall not exceed $150 million at any one time outstanding.

        The foregoing limitations will not apply to:

          (1)   the incurrence of Indebtedness under Credit Facilities by Parent or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,825.0 million outstanding at any one time; provided, however, that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries (other than Issuers or Guarantors) pursuant to this clause (1) may not exceed $300 million outstanding at any one time;

          (2)   the incurrence by Parent, the Issuers and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes);

          (3)   Existing Indebtedness (other than Indebtedness described in clauses (1) and (2));

          (4)   Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by Parent or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (4) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), does not exceed the greater of (i) $200 million and (ii) 7.5% of Total Assets;

          (5)   Indebtedness incurred by Parent or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (6)   Indebtedness arising from agreements of Parent or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

            (A)  such Indebtedness is not reflected on the balance sheet of Parent or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(A)) and

            (B)  the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Parent and the Restricted Subsidiaries in connection with such disposition;

          (7)   Indebtedness of Parent to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not an Issuer or a Guarantor is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Parent or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (8)   Indebtedness of a Restricted Subsidiary to Parent or another Restricted Subsidiary; provided that:

            (A)  any such Indebtedness is made pursuant to an intercompany note and

            (B)  if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not an Issuer or a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor;

  provided further that any subsequent transfer of any such Indebtedness (except to Parent or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (9)   shares of preferred stock of a Restricted Subsidiary issued to Parent or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Parent or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

          (10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk with respect to any Indebtedness permitted to be incurred pursuant to "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or commodity pricing risk;

          (11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Parent or any Restricted Subsidiary in the ordinary course of business;

          (12) Indebtedness, Disqualified Stock and preferred stock of Parent or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed the sum of (a) $175.0 million and (b) 100.0% of the net cash proceeds received by Parent since immediately after the Bridge Closing Date from the issue or sale of Equity Interests of Parent or cash contributed to the capital of Parent (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Parent or any of its Subsidiaries) as determined in accordance with clauses (c)(ii) and (c)(iii) of the first paragraph of "—Limitation on Restricted Payments" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (12) shall cease to be deemed incurred or outstanding for purposes of this clause (12) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Parent or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (12));

          (13) the incurrence by Parent or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (12) and clause (14) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness

            (A)  has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

            (B)  to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof of the Note, such Refinancing Indebtedness is subordinated or pari passu to the Notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

            (C)  shall not include

              (i)    Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of Parent,

              (ii)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or

              (iii)  Indebtedness, Disqualified Stock or preferred stock of Parent or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

  and provided further that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facilities;

          (14) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by Parent or any Restricted Subsidiary or merged into Parent or a Restricted Subsidiary in accordance with the terms of the Indentures; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition or merger, either

            (A)  Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or

            (B)  the Fixed Charge Coverage Ratio of Parent and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

          (15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

          (16) Indebtedness of Parent or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

          (17) (A) any guarantee by Parent, an Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indentures, or

            (B)  any guarantee by a Restricted Subsidiary of Indebtedness of Parent, provided that such guarantee is incurred in accordance with the covenant described below under "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

        For purposes of determining compliance with this covenant:

          (1)   in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (17) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Parent, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities after the application of the net proceeds from the sale of the Notes will be treated as incurred on the Bridge Closing Date under clause (1) of the preceding paragraph; and

          (2)   at the time of incurrence, Parent will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Liens

        Parent will not, and will not permit any Issuer or Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the applicable Notes or, if applicable, any related Guarantee on any asset or property of Parent or such Issuer or Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless

          (1)   in the case of Liens securing Indebtedness subordinated to the applicable Notes or any related Guarantee, the applicable Notes and any applicable Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

          (2)   in all other cases, the Notes or the applicable Guarantees are equally and ratably secured, except that the foregoing will not apply to:

            (A)  (i) Liens securing the Notes and the related Guarantees, if any, and (ii) Liens securing Senior Debt of Parent, either Issuer or any Guarantor and any related guarantees of such Senior Debt; and

            (B)  Permitted Liens.

  Merger, Consolidation or Sale of All or Substantially All Assets

        Neither Parent nor either Issuer may consolidate, merge or amalgamate with or into or wind up into (whether or not Parent or such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

          (1)   Parent or such Issuer is the surviving corporation or the Person formed by or surviving any such consolidation, merger or amalgamation (if other than Parent or such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of Parent or such Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, or the laws of Canada, any province thereof or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Parent or such Issuer, expressly assumes all the obligations of the Parent or such Issuer under such series of Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default or Event of Default exists;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

            (a)   the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under " —Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (b)   the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries (or, for a transaction not involving Parent, for Parent and the Restricted Subsidiaries) would be greater than such Ratio for Parent and the Restricted Subsidiaries immediately prior to such transaction;

          (5)   each Issuer (as to its Guarantee of the other Issuer) and each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indentures and the Notes; and

          (6)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indentures.

        The Successor Company will succeed to, and be substituted for the Issuer or Parent, as the case may be, under the Indentures, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

          (1)   any Restricted Subsidiary (other than an Issuer) may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

          (2)   Parent or an Issuer may merge with an Affiliate of Parent or an Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indentures governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Parent and the Issuers will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

          (1)   (A) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, or the laws of Canada, any province thereof or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

            (B)  the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indentures and such Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

            (C)  immediately after such transaction, no Default or Event of Default exists; and

            (D)  Parent shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indentures; or

          (2)   the transaction is made in compliance with the covenant described under "Offer to Purchase—Asset Sales."

        Subject to certain limitations described in the Indentures, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indentures such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor, either Issuer or Parent.

  Transactions with Affiliates

        Parent will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless:

          (1)   such Affiliate Transaction is on terms that are not materially less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and

          (2)   Parent delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above.

        The foregoing provisions will not apply to the following:

          (1)   Transactions between or among Parent or any of the Restricted Subsidiaries;

          (2)   Restricted Payments permitted by the provisions of the Indentures described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investments;"

          (3)   the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors;

          (4)   the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of Parent, any of its direct or indirect parent companies or any Restricted Subsidiary;

          (5)   transactions in which Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (6)   any agreement as in effect as of the Bridge Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect as compared to the applicable agreement as in effect on the Bridge Closing Date);

          (7)   the existence of, or the performance by Parent or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Bridge Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Parent or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Bridge Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

          (8)   the Transaction and the payment of all fees and expenses related to the Transaction, in each case as disclosed in this prospectus;

          (9)   transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indentures which are fair to Parent and the Restricted Subsidiaries, in the reasonable determination of the board of directors of Parent or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (10) the issuance of Equity Interests (other than Disqualified Stock) of Parent to any Permitted Holder or to any director, officer, employee or consultant;

          (11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

          (12) payments by Parent or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of Parent in good faith;

          (13) payments or loans (or cancellation of loans) to employees or consultants of Parent, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of Parent in good faith; and

          (14) investments by KKR Financial Corp. in securities of Parent or any Restricted Subsidiary so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

          (1)   (a) pay dividends or make any other distributions to Parent or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

            (b)   pay any Indebtedness owed to Parent or any Restricted Subsidiary;

          (2)   make loans or advances to Parent or any Restricted Subsidiary; or

          (3)   sell, lease or transfer any of its properties or assets to Parent or any Restricted Subsidiary,

        except (in each case) for such encumbrances or restrictions existing under or by reason of:

            (a)   contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

            (b)   the Indentures and the Notes;

            (c)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

            (d)   applicable law or any applicable rule, regulation or order;

            (e)   any agreement or other instrument of a Person acquired by Parent or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

            (f)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

            (g)   secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

            (h)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (i)    other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Bridge Closing Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

            (j)    customary provisions in joint venture agreements and other similar agreements;

            (k)   customary provisions contained in leases and other agreements entered into in the ordinary course of business;

            (l)    any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent's board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

            (m)  restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Parent, are necessary or advisable to effect such Receivables Facility.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        Parent will not permit any Restricted Subsidiary, other than the Issuers, a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of Parent, the Issuers or any other Guarantor unless:

          (1)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indentures providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of Parent, the Issuers or any Guarantor

            (a)   if any series of Notes or such Guarantor's Guarantee of such Notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as such Notes are subordinated to such Indebtedness under the Indentures and

            (b)   if such Indebtedness is by its express terms subordinated in right of payment to any series of Notes or such Guarantor's Guarantee of such Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to such Notes substantially to the same extent as such Indebtedness is subordinated to such Notes;

          (2)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Parent or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

          (3)   such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that

            (A)  such Guarantee has been duly executed and authorized and

            (B)  such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by any Bankruptcy Law (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary:

          (1)   that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

          (2)   that guarantees the payment of Obligations of Parent, either Issuer or any Restricted Subsidiary under the Senior Credit Facilities or any other Senior Indebtedness and any refunding, refinancing or replacement there of, in whole or in part, provided that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and provided further that any such Senior Indebtedness and any refunding, refinancing or replacement thereof is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act.

  Limitation on Layering

        The Parent will not, and will not permit any Issuer or Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of Parent, such Issuer or such Guarantor, as the case may be, unless such Indebtedness is either

          (A)  equal in right of payment with the Notes or Parent's, such Issuer's or such Guarantor's Guarantee, as the case may be, or

          (B)  expressly subordinated in right of payment to the Notes or Parent's, such Issuer's or such Guarantor's Guarantee Notes, as the case may be.

        The Indentures do not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Reports and Other Information

        Notwithstanding that Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indentures will require Parent to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to each Holder, within 15 days after it files them with the SEC),

          (1)   within 120 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 20-F) after the end of each fiscal year, annual reports on Form 20-F, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

          (2)   within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form, except that unaudited financial information contained therein shall be permitted to be prepared on a basis consistent with the audited financial information presented in Form 20-F;

          (3)   promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K, or any successor or comparable form; and

          (4)   any other information, documents and other reports which Parent would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that Parent shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Parent will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time Parent would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

        In the event that any direct or indirect parent company of Parent becomes a guarantor of the Notes, the Indentures will permit Parent to satisfy its obligations in this covenant with respect to financial information relating to Parent by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Parent and the Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the Exchange Offer Registration Statement or Shelf Registration Statement within the time periods specified in the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

        The Indentures provide that each of the following is an Event of Default:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes issued under the applicable Indenture (whether or not prohibited by the subordination provisions Notes or of Guarantees);

          (2)   default for 30 days or more in the payment when due of interest or Additional Amounts on or with respect to the Notes issued under the applicable Indenture, whether or not prohibited by the subordination provisions of the Notes or of Guarantees);

          (3)   failure by Parent or any Issuer, as applicable, to comply for 30 days after notice by the Trustee or the holders of not less than 30% in principal amount of the Notes then outstanding of such series with any of its obligations in the covenants described above under "Offer to Purchase—Change of Control" (other than a failure to purchase Notes of that series) or "Offer to Purchase—Asset Sales" (other than a failure to purchase Notes of that series) or under "Certain Covenants" under "—Limitation on Restricted Payments", " —Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", "—Liens", "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", "—Transactions with Affiliates", "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries", "—Limitation on Layering" or " —Reports and Other Information;"

          (4)   failure by Parent or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 30% in principal amount of the then outstanding Notes and issued under the applicable Indenture to comply with any of its other agreements contained in the applicable Indenture or such Notes;

          (5)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Parent or any Restricted Subsidiary or the payment of which is guaranteed by Parent or any Restricted

  Subsidiary, other than Indebtedness owed to Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both

            (A)  such default either results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

            (B)  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

          (6)   failure by Parent, any Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

          (7)   certain events of bankruptcy or insolvency with respect to Parent, any Issuer or any Significant Subsidiary;

          (8)   the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indentures or the release of any such Guarantee in accordance with the Indentures; or

          (9)   an Event of Default under any of the other Indentures governing the Notes.

        If any Event of Default (other than of a type specified in clause (8) above) occurs and is continuing under an Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under the applicable Indenture to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred under the Indentures as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of

          (1)   acceleration of any such Indebtedness under the Senior Credit Facilities, or

          (2)   five Business Days after the giving of written notice of such acceleration to any Issuer and the administrative agent under the Senior Credit Facilities.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (8) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indentures provide that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such Notes.

        Each Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes thereunder by notice to the Trustee may on behalf of the Holders of all of such Notes waive any existing Default or Event of Default and its consequences under such Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such Note held by a non-consenting Holder.

          (1)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

          (2)   the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

          (3)   if the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under any Indenture at the request or direction of any of the Holders of the Notes of such series unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to any Indenture or the Notes of such series unless:

          (1)   such Holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   Holders of at least 30% in principal amount of the total outstanding Notes of such series have requested the Trustee to pursue the remedy;

          (3)   such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   Holders of a majority in principal amount of the total outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under any Indenture the Holders of a majority in principal amount of the total outstanding Notes of such series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indentures or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

        The Indentures provide that Parent is required to deliver to the Trustee annually a statement regarding compliance with the Indentures, and Parent is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of Parent, an Issuer or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Parent, Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of Parent, the Issuers or the Guarantors under the Notes, the Guarantees, the Indentures, or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of Parent, the Issuers and the related Guarantors under the Indentures will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes issued under the Indentures. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the Notes issued under the Indentures and have Parent's, the non-issuing Issuer's and each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for

          (1)   the rights of Holders of Notes issued under the Indentures to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due solely out of the trust created pursuant to the Indentures,

          (2)   such Issuer's obligations with respect to Notes issued under the Indentures concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and such Issuer's obligations in connection therewith and

          (4)   the Legal Defeasance provisions of the Indentures.

        In addition, an Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indentures ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to such Issuer) described under "Description of Certain Indebtedness—Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes issued under the Indentures:

          (1)   such Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes issued under the Indentures on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the Notes;

          (2)   in the case of Legal Defeasance, such Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States or Canada, as applicable, reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

            (A)  such Issuer has received from, or there has been published by, the United States Internal Revenue Service or the relevant Canadian authority, as applicable, a ruling or

            (B)  since the issuance of the Notes, there has been a change in the applicable U.S. federal income or Canadian tax law, as applicable,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income or Canadian tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income or Canadian tax, as applicable, on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, such Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States or Canada, as applicable, each reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income or Canadian tax purposes, as applicable, as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indentures) to which, such Issuer or any Guarantor is a party or by which such Issuer or any Guarantor is bound;

          (6)   such Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title II of the United States Code;

          (7)   such Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by such Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of such Issuer or any Guarantor or others; and

          (8)   such Issuer shall have delivered to the Trustee an Officers' Certificate and Opinions of Counsel in the United States or Canada, as applicable, (which Opinions of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        Each Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either

          (1)   all applicable Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (2)   (a) all applicable Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

            (b)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indentures or the Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indentures) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

            (c)   the Issuers have paid or caused to be paid all sums payable by it under the Indentures; and

            (d)   the Issuers have delivered irrevocable instructions to the Trustee under the Indentures to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, each Indenture, any related guarantee and the Notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes of such series then outstanding and issued under such Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default or compliance with any provision of such Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under such Indenture, other than Notes beneficially owned by Parent or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

        Each Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any Notes issued under such Indenture and held by a non-consenting Holder:

          (1)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver,

          (2)   reduce the principal of or change the fixed maturity of any such Note or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described under the caption),

          (3)   reduce the rate of or change the time for payment of interest on any Note,

          (4)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under such Indenture, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes of such series and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in such Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

          (5)   make any Note payable in money other than that stated in the Notes,

          (6)   make any change in the provisions of such Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes,

          (7)   make any change in these amendment and waiver provisions,

          (8)   impair the right of any Holder to receive payment of principal of, or interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, or

          (9)   make any change in the subordination provisions of the Indentures that would adversely affect the Holders.

        Notwithstanding the foregoing, without the consent of any Holder, Parent, the Issuers, any Guarantor (with respect to a Guarantee or the Indentures to which it is a party) and the Trustee may amend or supplement the Indentures relating to a series of Notes, any Guarantee or the Notes:

          (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   to comply with the covenant relating to mergers, consolidations or sales of all or substantially all assets;

          (4)   to provide the assumption of Parent's, the Issuers' or any Guarantor's obligations to Holders;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indentures of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon Parent, the Issuers or any Guarantor;

          (7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indentures of a successor Trustee pursuant to the requirements thereof;

          (9)   to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

          (10) to add a Guarantor under the Indentures;

          (11) to conform the text of the Indentures, Guarantees or the Notes to any provision of this "Description of Notes" to the extent that such provision in this "Description of Notes" was intended to be a verbatim recitation of a provision of the Indentures, the Guarantees or the Notes; or

          (12) making any amendment to the provisions of the Indentures relating to the transfer and legending of Notes of the series issued under that Indenture as permitted by such Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indentures as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

        The consent of the Holders is not necessary under the Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indentures contain certain limitations on the rights of the Trustee, should it become a creditor of Parent, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        Each Indenture provides that the Holders of a majority in principal amount of the outstanding Notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        Each Indenture, each series of Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indentures. For purposes of the Indentures, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person,

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Interest" means all additional interest then owing pursuant to the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any Note on any Redemption Date, the greater of:

          (1)   1.0% of the principal amount of the Note; and

          (2)   the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the Note at April 6, 2010, (such redemption price being set forth in the table appearing above under the caption "Optional Redemption"), plus (ii) all required interest payments due on the Note through April 6, 2010 (excluding accrued but unpaid interest to) the Redemption Date, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the Note.

        "Asset Sale" means:

          (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Parent or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

          (2)   the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

            (a)   any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

            (b)   the disposition of all or substantially all of the assets of Parent in a manner permitted pursuant to the provisions described above under "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indentures;

            (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "Certain Covenants—Limitation on Restricted Payments";

            (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

            (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Parent or by Parent or a Restricted Subsidiary to a Restricted Subsidiary;

            (f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

            (g)   the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

            (h)   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (h) of the definition of Permitted Investments);

            (i)    foreclosures on assets;

            (j)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

            (k)   any financing transaction with respect to property built or acquired by Parent or any Restricted Subsidiary after the Bridge Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indentures.

        "Board Resolution" means with respect to Parent or an Issuer, a duly adopted resolution of the Board of Directors of Parent or an Issuer, as the case may be, or any committee thereof.

        "Bridge Closing Date" means April 6, 2005.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means

          (1)   in the case of a corporation, corporate stock,

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means

          (1)   United States dollars,

          (2)   Canadian dollars,

          (3)   (a) euro, or any national currency of any participating member state in the European Union, or

            (b)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

          (4)   securities issued or directly and fully and unconditionally guaranteed or insured by the Canadian or U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

          (5)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks,

          (6)   repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

          (7)   commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

          (8)   marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof,

          (9)   investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

          (10) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and

          (11) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

          (2)   Parent or any Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Parent or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Parent.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of bridge, commitment and other financing fees), and

          (2)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

          (3)   interest income for such period.

  For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

          (1)   any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, curtailments or modifications to pension and postretirement employee benefit plans, inventory provisions and write-downs, new product introductions, one-time compensation charges and the Transaction) shall be excluded,

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

          (3)   any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

          (4)   any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of Parent, shall be excluded,

          (5)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

          (6)   solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments", the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to

  Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

          (7)   effects of adjustments (including the effects of such adjustments pushed down to Parent, the Issuers and their subsidiaries) in any line item in such Person's consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any acquisition that is consummated after the Bridge Closing Date, net of taxes, shall be excluded,

          (8)   any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

          (9)   any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded, and

          (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only (other than clause (c)(iv) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Parent and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Parent and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Parent or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.

        "Consolidated Secured Debt Ratio" as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of Parent and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which financial reports have been filed with the Commission or provided to the Trustee, to (2) the aggregate amount of EBITDA for the then most recent four fiscal quarters for which reports have been filed with the Commission or provided to the Trustee, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

        "Consolidated Total Indebtedness'' means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of Parent and its Restricted Subsidiaries on a consolidated basis and (2) the aggregate amount of all outstanding Disqualified Stock of Parent and all preferred stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indentures, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of Parent.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds

            (a)   for the purchase or payment of any such primary obligation or

            (b)   to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to Parent or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against receivables, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by a senior vice president and the principal financial officer of Parent, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

        "Designated Preferred Stock" means preferred stock of Parent or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by a senior vice president and the principal financial officer of Parent or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "Certain Covenants—Limitation on Restricted Payments" covenant.

        "Designated Senior Indebtedness" means

          (1)   any Indebtedness outstanding under the Senior Credit Facilities; and

          (2)   any other Senior Indebtedness permitted under the Indentures, the principal amount of which is $25.0 million or more and that has been designated by Parent as "Designated Senior Indebtedness."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

          (1)   increased (without duplication) by:

            (a)   provision for taxes based on income or profits, plus franchise or similar taxes, foreign withholding taxes and provincial capital taxes of such Person for such period deducted in computing Consolidated Net Income, plus

            (b)   Consolidated Interest Expense of such Person for such period (together with charges in connection with the sale of receivables for such Person for such period to the extent not included in Consolidated Interest Expense) to the extent the same was deducted in calculating such Consolidated Net Income, plus

            (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

            (d)   any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indentures (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted in computing Consolidated Net Income, plus

            (e)   the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Bridge Closing Date and costs related to the closure and/or consolidation of facilities, plus

            (f)    any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period, (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

            (g)   the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

            (h)   the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors or any of their respective Affiliates, plus

            (i)    costs of surety bonds incurred in such period in connection with financing activities;

          (2)   decreased by (without duplication) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

          (3)   increased or decreased by (without duplication):

            (a)   any net gain or loss resulting in such period from Hedging Obligations, plus or minus, as applicable,

            (b)   any net gain or loss resulting in such period from currency transaction gains or losses related to currency remeasurements (including any net loss or gain resulting from hedge agreements for currency exchange risk), plus or minus, as applicable,

            (c)   without duplication, the Historical Adjustments incurred in such period.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of Parent or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

          (1)   public offerings with respect to Parent's or any direct or indirect parent company's common stock registered on Form S-8;

          (2)   issuances to any Subsidiary of Parent; and

          (3)   any such public or private sale that constitutes an Excluded Contribution.

        "euro" means the single currency of participating member states of the EMU.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by Parent from

          (1)   contributions to its common equity capital, and

          (2)   the sale (other than to a Subsidiary of Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Parent,

in each case designated as Excluded Contributions pursuant to an officers' certificate executed by a senior vice president and the principal financial officer of Parent on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments."

        "Existing Indebtedness" means Indebtedness of Parent or the Restricted Subsidiaries in existence on the Bridge Closing Date, plus interest accruing thereon.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Parent or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Coverage Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Parent or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Parent or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Parent. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Parent may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of

          (1)   Consolidated Interest Expense of such Person for such period,

          (2)   all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

          (3)   all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

        "GAAP" means generally accepted accounting principles in Canada which are in effect on the Bridge Closing Date.

        "Government Securities" means securities that are

          (1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by Parent, the non-issuing Issuer or any Guarantor of an Issuer's Obligations under the Indentures.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

        "Historical Adjustments" means with respect to any Person, without duplication, the following items to the extent incurred prior to the Bridge Closing Date (or, with respect to item (9) below, prior to December 31, 2005) and, in each case, during the applicable period:

          (1)   extraordinary losses and unusual or non-recurring charges, including severance, relocation costs, curtailments or modifications to pension and postretirement employee benefit plans, costs related to labor disruptions or strikes, direct costs of extreme weather conditions such as hurricanes (it being agreed that the aggregate amount of such costs related to labor disruptions or strikes and direct costs of extreme weather conditions shall be $1,800,000 for the third fiscal quarter of fiscal year 2004), inventory provisions and write-downs and one-time compensation charges;

          (2)   gains (losses) from the early extinguishment of Indebtedness;

          (3)   the cumulative effect of a change in accounting principles;

          (4)   gains (losses), net of tax, from disposed or discontinued operations;

          (5)   non-cash adjustments to LIFO reserves;

          (6)   gains (losses) attributable to the disposition of fixed assets;

          (7)   other costs consisting of (a) one-time restructuring charges, (b) one-time severance costs in connection with former employees, (c) debt financing costs, (d) fees and expenses related to acquisitions, (e) consulting services in connection with acquisitions and (f) non-cash charges related to stock-based awards expense (including charges related to effect of the increase in the value of the stock of Masonite International Corporation on restricted stock units and deferred stock units prior to the occurrence of the Transaction);

          (8)   with respect to any entity acquired by or consolidated with Parent during the twelve months ended December 31, 2004, the amount of EBITDA for such entity for the period from January 1, 2004 through the date of such acquisition or consolidation, all as determined on a consolidated basis for such entity in accordance with GAAP; and

          (9)   the estimated cost savings that would have been achieved had (a) the supply contract, dated March 28, 2002, between Masonite International Corporation and a supplier been terminated at the beginning of such period and (b) certain door components purchased by an acquired door plant from this supplier instead been manufactured by Masonite during such period (it being agreed that such cost savings relating to the contracts in (a) and (b), in the aggregate, for each of the fiscal quarters in fiscal year 2004 would have been $2,550,000 and for the first fiscal quarter in fiscal year 2005 would have been $1,250,000).

        "Holder" means the Person in whose name a Note is registered on the Registrar's books.

        "Indebtedness" means, with respect to any Person, without duplication,

          (1)   any indebtedness (including principal and premium) of such Person, whether or not contingent

            (a)   in respect of borrowed money,

            (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),

            (c)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

            (d)   representing any Hedging Obligations,

    if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

          (2)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

          (3)   to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Parent, qualified to perform the task for which it has been engaged.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means

          (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

          (2)   debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Parent and its Subsidiaries,

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Parent in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants—Limitation on Restricted Payments,"

          (1)   "Investments" shall include the portion (proportionate to Parent's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

            (a)   Parent's "Investment" in such Subsidiary at the time of such redesignation less

            (b)   the portion (proportionate to Parent's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Parent.

  "Investors" means Kohlberg Kravis Roberts & Co. L.P. and its Affiliates.

  "Issue Date" means with respect to a Note, the date on which such Note was issued pursuant to the terms of the applicable Indenture.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by Parent or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Senior Subordinated Indebtedness required (other than required by clause (1) of the second paragraph of "Offer to Purchase—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Parent, Issuer or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Parent after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary.

        "Officers' Certificate" means a certificate signed on behalf of Parent by two Officers of Parent, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Parent, that meets the requirements set forth in the Indentures.

        "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to Parent or an Issuer.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Parent or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the "Asset Sales" covenant.

        "Permitted Holders" means each of the Investors and their respective Affiliates and members of management of Parent (or its direct parent) who are shareholders of Parent (or its direct parent) on the Bridge Closing Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Parent or any of its direct or indirect parent companies.

        "Permitted Investments" means

          (1)   any Investment in Parent or any Restricted Subsidiary;

          (2)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

          (3)   any Investment by Parent or any Restricted Subsidiary of Parent in a Person that is engaged in a Similar Business if as a result of such Investment

            (a)   such Person becomes a Restricted Subsidiary or

            (b)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary;

          (4)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "Offer to Purchase—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (5)   any Investment existing on the Bridge Closing Date;

          (6)   any Investment acquired by Parent or any Restricted Subsidiary

            (a)   in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of Parent of such other Investment or accounts receivable or

            (b)   as a result of a foreclosure by Parent or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (7)   Hedging Obligations permitted under clause (10) of the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

          (8)   any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $300.0 million and (b) 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (9)   Investments the payment for which consists of Equity Interests of Parent, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in "Certain Covenants—Limitations on Restricted Payments";

          (10) guarantees of Indebtedness permitted under the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (11) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (5) and (9) of such paragraph);

          (12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

          (13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $100.0 million and (b) 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (14) Investments relating to any special purpose Wholly-Owned Subsidiary of Parent organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of Parent, are necessary or advisable to effect such Receivables Facility;

          (15) advances to employees not in excess of $15.0 million outstanding at any one time, in the aggregate; and

          (16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business.

        "Permitted Junior Securities" means:

          (1)   Equity Interests in Parent, any Issuer, any Guarantor or any direct or indirect parent of Parent; or

          (2)   unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes and the related Guarantees are subordinated to Senior Indebtedness under the Indentures;

  provided that the term "Permitted Junior Securities" shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the Notes for purposes of such plan of reorganization.

  "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3)   Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (12) of the second paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (7)   Liens existing on the Bridge Closing Date;

          (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Parent or any Restricted Subsidiary;

          (9)   Liens on property at the time Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Parent or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Parent or any Restricted Subsidiary;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Parent or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indentures, secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Parent or any of the Restricted Subsidiaries;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Parent and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens in favor of Parent, any Issuer or any Guarantor;

          (16) Liens on equipment of Parent or any Restricted Subsidiary granted in the ordinary course of business to Parent's client at which such equipment is located;

          (17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

          (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indentures, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (19) deposits made in the ordinary course of business to secure liability to insurance carriers; and

          (20) other Liens securing obligations incurred in the ordinary course of business which obligations do to exceed $25.0 million at any one time outstanding.

For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Parent (as certified by a Board Resolution) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to Parent and the Restricted Subsidiaries pursuant to which Parent or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of October 6, 2006, among Parent, the Issuers, the Guarantors and the Trustee.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Parent or a Restricted Subsidiary in exchange for assets transferred by Parent or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of Parent or the Issuers.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of Parent or the Issuers, as the case may be, (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary".

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by Parent or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Parent or such Restricted Subsidiary to such Person in contemplation of such leasing.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any indebtedness of Parent secured by a Lien.

        "Securities Act" means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Facilities" means the Credit Agreement entered into as of April 6, 2005 by and among Parent, the Issuers, the lenders party thereto in their capacities as lenders thereunder, The Bank of Nova Scotia, as Administrative Agent, and The Bank of Nova Scotia, as Canadian Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" above).

        "Senior Indebtedness" means

          (1)   all Indebtedness of Parent, any Issuer or any Guarantor outstanding under the Senior Credit Facilities and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of Parent, any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Bridge Closing Date or thereafter created or incurred) and all obligations of Parent, the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

          (2)   all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indentures;

          (3)   any other Indebtedness of Parent, any Issuer or any Guarantor permitted to be incurred under the terms of the Indentures, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any related Guarantee;

          (4)   all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

        provided, however, that Senior Indebtedness shall not include:

          (1)   any obligation of such Person to Parent or any Subsidiary;

          (2)   any liability for federal, state, local or other taxes owed or owing by such Person;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business;

          (4)   any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

          (5)   that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indentures provided, however, that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Designated Senior Indebtedness, and the holder(s) of such Indebtedness of their agent or representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (b) shall have received a certificate from an officer of the Issuers to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indentures.

        "Senior Subordinated Indebtedness" means

          (1)   with respect to an Issuer, Indebtedness which ranks equal in right of payment to the Notes issued by such Issuer, and

          (2)   with respect to Parent, an Issuer (with respect to its Guarantee) or any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such entity of Notes.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Bridge Closing Date.

        "Similar Business" means any business conducted or proposed to be conducted by Parent and its Restricted Subsidiaries on the Bridge Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

        "Subordinated Indebtedness" means

          (1)   any Indebtedness of an Issuer which is by its terms subordinated in right of payment to such series of Notes, and

          (2)   any Indebtedness of Parent, the non-issuing Issuer or any Guarantor which is by its terms subordinated in right of payment to the guarantee of such entity of such series of Notes.

        "Subsidiary" means, with respect to any Person,

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

            (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means the total assets of Parent and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Parent.

        "Transaction" means the transactions contemplated by the Transaction Agreement, the Notes and the Senior Credit Facilities as in effect on the Bridge Closing Date.

        "Transaction Agreement" means the Second Amended and Restated Combination Agreement dated as of February 17, 2005 between Stile Acquisition Corp. and Masonite International Corporation.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 6, 2010, provided, however, that if the period from the redemption date to April 6, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C §§ 77aaa—777bbbb) as in effect on October 6, 2006.

        "Unrestricted Subsidiary" means

          (1)   any Subsidiary of Parent, except the Issuers, which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Parent, as provided below) and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The board of directors of Parent may designate any Subsidiary of Parent (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Parent or any Subsidiary of Parent (other than any Subsidiary of the Subsidiary to be so designated), provided that

          (1)   any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Parent,

          (2)   such designation complies with the covenants described under "Certain Covenants—Limitation on Restricted Payments" and

          (3)   each of

            (a)   the Subsidiary to be so designated and

            (b)   its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Parent or any Restricted Subsidiary.

        The board of directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

          (1)   Parent could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

          (2)   the Fixed Charge Coverage Ratio for Parent and its Restricted Subsidiaries would be greater than such ratio for Parent and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        Any such designation by the board of directors of Parent shall be notified by Parent to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

          (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

          (2)   the sum of all such payments.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

U.S. FEDERAL INCOME TAX CONSEQUENCES

Exchange of Notes

        The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder who acquires exchange notes with a maturity date of April 6, 2015 issued by Masonite Canada (the "Masonite Canada Exchange Notes") in exchange for outstanding notes issued by Masonite Canada with a maturity date of April 6, 2015 (the "Masonite Canada Outstanding Notes") pursuant to the Exchange Offer and who, at all relevant times, for purposes of the Income Tax Act (Canada) (the "Tax Act"), and any applicable income tax convention, is not, and is not deemed to be, a resident of Canada, deals with Masonite Canada at arm's length, and does not use or hold the Masonite Canada notes in a business carried on in Canada (a "Non-Canadian Holder"). Special rules, which are not discussed in this summary, may apply to a holder that is an insurer that carries on an insurance business in Canada and elsewhere. Holders to whom this summary is not applicable should consult their own tax advisors.

        This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the "Regulations"), and Masonite Canada's understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Non-Canadian Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Non-Canadian Holders of Notes should consult their own tax advisors having regard to their own particular circumstances.

        The exchange of Masonite Canada Outstanding Notes for Masonite Canada Exchange Notes pursuant to the Exchange Offer will not constitute a taxable event for purposes of the Tax Act.

        Provided that under the laws of the State of New York, the senior subordinated term loan of Masonite Canada, the Masonite Canada Outstanding Notes and Masonite Canada Exchange Notes represent the same underlying indebtedness of Masonite Canada, and do not represent the same underlying indebtedness as the initial senior subordinated loan of Masonite Canada, no Canadian withholding tax will apply to interest, principal or premium paid or credited to a Non-Canadian Holder by Masonite Canada in respect of a Masonite Canada Exchange Note, or to the proceeds received by a Non-Canadian Holder on the disposition of a Masonite Canada Exchange Note, including a redemption, payment on maturity or repurchase.

        Provided that under the laws of the State of New York, the senior subordinated term loan of Masonite Canada, the Masonite Canada Outstanding Notes and Masonite Canada Exchange Notes represent the same underlying indebtedness of Masonite Canada, and do not represent the same underlying indebtedness as the initial senior subordinated loan of Masonite Canada, no other tax on income or gains will be payable by a Non-Canadian Holder on interest, principal or premium paid or credited by Masonite Canada in respect of a Masonite Canada Exchange Note or on the proceeds received by a Non-Canadian Holder on the disposition of a Masonite Canada Exchange Note, including a redemption, payment on maturity or repurchase.

        Masonite Canada is of the view, based on input from its counsel, that under the laws of the State of New York, the senior subordinated term loan of Masonite Canada, the Masonite Canada Outstanding Notes and Masonite Canada Exchange Notes represent the same underlying indebtedness of Masonite Canada, and do not represent the same underlying indebtedness as the initial senior subordinated loan of Masonite Canada.

ERISA CONSIDERATIONS

        The outstanding notes or the exchange notes may be purchased and held by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must, however, determine that the purchase and holding of a note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that the purchase and holding of notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any similar law. Each purchaser and transferee of a note who is subject to Section 406 of ERISA and/or Section 4975 of the Code or any similar law ("Plan Investor") will be deemed to have represented to us, by its acquisition and holding of the note, that its acquisition and holding of the notes does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any similar law. The sale of any notes to any Plan Investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The global notes

        The exchange notes issued in exchange for outstanding notes will be represented by global notes in definitive, fully registered form, without interest coupons (collectively, the "global notes").

        Upon issuance, the global notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

        All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

        Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indentures should occur.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days, we will commercially efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Davies Ward Phillips & Vineberg LLP, Toronto, Canada, as to matters of Canadian law (other than Canadian tax matters), by Morales, Noguera, Valdivieso & Besa, as to matters of the laws of Chile, by Mason Hayes+Curran, as to matters of the laws of Ireland, by González Calvillo, S.C., as to matters of the laws of Mexico and by Pinsent Masons, as to matters of the laws of the United Kingdom, and by Simpson Thacher & Bartlett LLP, New York, New York, as to matters of U.S. federal and New York law. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of Holland & Knight LLP as to matters governed by the laws of the State of California, Florida and Texas, the opinion of Smith, Strege & Fredericksen, Ltd., as to matters governed by the laws of North Dakota. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of the funds controlled by KKR.

EXPERTS

        The consolidated balance sheet of Masonite International Inc. at December 31, 2005 and the consolidated statements of operations, changes in shareholder's equity and cash flows for the period from February 2, 2005 (Date of Incorporation) to December 31, 2005 and the consolidated statements of operations, changes in shareholders' equity and cash flows of Masonite International Corporation for the period from January 1, 2005 to April 6, 2005 and for the year ended December 31, 2004, appearing in this prospectus and registration statement have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Masonite International Inc. as of and for the year ended December 31, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to their consideration of internal control over financial reporting) and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

        We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the exchange notes being offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit to which reference is hereby made. We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. The registration statement and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Annual Financial Statements	Page Number

Audit Report of Independent Registered Public Accounting Firm	F-2
Audit Report of Independent Registered Public Accounting Firm	F-3

Consolidated Statements of Operations For the Year Ended December 31, 2006; the Period from February 2, 2005 (Date of Incorporation) to December 31, 2005; the Predecessor Period from January 1, 2005 to April 6, 2005; and the Predecessor Year Ended December 31, 2004	F-4
Consolidated Balance Sheets at December 31, 2006 and December 31, 2005	F-5

Consolidated Statements of Changes in Shareholder's Equity For the Year Ended December 31, 2006; the Period from February 2, 2005 (Date of Incorporation) to December 31, 2005; the Predecessor Period From January 1, 2005 to April 6, 2005; and the Predecessor Year Ended December 31, 2004	F-6

Consolidated Statements of Cash Flows For the Year Ended December 31, 2006; the Period from February 2, 2005 (Date of Incorporation) to December 31, 2005; the Predecessor Period from January 1, 2005 to April 6, 2005; and the Predecessor Year Ended December 31, 2004	F-7
Notes to Consolidated Financial Statements	F-8

Deloitte & Touche LLP 1 City Centre Drive Suite 500 Mississauga ON L5B 1M2 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Report of Independent
Registered Chartered Accountants

To the Board of Directors of
Masonite International Inc.

        We have audited the consolidated balance sheet of Masonite International Inc. as at December 31, 2006 and the consolidated statements of operations, changes in shareholder's equity and cash flows for the year ended December 31, 2006. Our audit also includes the financial statement schedule IIa "Valuation and Qualifying Accounts and Reserves". These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audit.

        We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Masonite International Inc. as at December 31, 2006 and the results of its operations and its cash flows for the year ended December 31, 2006 in accordance with Canadian generally accepted accounting principles. Also, in our opinion, the financial schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

        The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants

Mississauga, Ontario
March 8, 2007 (except for Note 26, which is as at April 16, 2007)

AUDITORS' REPORT TO THE BOARD OF DIRECTORS OF
MASONITE INTERNATIONAL INC.

        We have audited the accompanying consolidated balance sheet of Masonite International Inc. (the "Company") as at December 31, 2005 and the consolidated statements of operations, changes in shareholder's equity and cash flows for the period from February 2, 2005 (Date of Incorporation) to December 31, 2005, and the consolidated statements of operations, changes in shareholders' equity and cash flows of Masonite International Corporation for the period from January 1, 2005 to April 6, 2005 and for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Masonite International Inc. as at December 31, 2005 and the results of its operations and its cash flows for the period ended from February 2, 2005 (Date of Incorporation) to December 31, 2005, and the results of operations and cash flows of Masonite International Corporation for the period from January 1, 2005 to April 6, 2005 and for the year ended December 31, 2004 in conformity with Canadian generally accepted accounting principles.

        Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Information relating to the nature and effect of such differences is presented in note 25 to the consolidated financial statements.

        Our previous report dated March 13, 2006 has been withdrawn and the consolidated financial statements have been restated as explained in note 2.

/s/ KPMG LLP

Chartered Accountants
Toronto, Canada
March 13, 2006, except as
to notes 2, 5, 18, 22, 25 and 27 which
are as of January 2, 2007

Masonite International Inc.

Consolidated Statements of Operations

For the Year Ended December 31, 2006; the Period from February 2, 2005 (Date of Incorporation)
to December 31, 2005; the Predecessor Period from January 1, 2005 to April 6, 2005; and the Predecessor
Year Ended December 31, 2004
(in thousands of U.S. dollars)

	Masonite January 1, 2006- December 31, 2006	Masonite February 2, 2005- December 31, 2005 (Restated-note 2)	Predecessor January 1, 2005- April 6, 2005 (Restated-note 2)	Predecessor January 1, 2004- December 31, 2004 (Restated-note 2)
Sales	$2,464,471	$1,828,383	$600,115	$2,199,865
Cost of sales	1,950,247	1,497,934	486,746	1,722,711

	514,224	330,449	113,369	477,154
Selling, general and administration expenses (note 23)	211,789	161,319	54,424	189,889
Depreciation	88,992	60,338	17,919	58,520
Amortization of intangible assets	35,650	29,915	1,093	4,067
Interest	182,616	137,081	11,201	39,532
Other expense, net (note 17)	38,989	22,600	66,383	7,703

(Loss) income before income taxes and non-controlling interest	(43,812)	(80,804)	(37,651)	177,443
Income taxes (note 18)	(15,656)	(16,285)	(8,316)	42,653
Non-controlling interest	6,178	5,281	1,330	6,839

Net (loss) income	$(34,334)	$(69,800)	$(30,665)	$127,951

Basis of presentation (note 1)

See accompanying notes to consolidated financial statements.

Masonite International Inc.

Consolidated Balance Sheets

As at December 31, 2006 and December 31, 2005
(in thousands of U.S. dollars)

	December 31, 2006	December 31, 2005 (Restated—note 2)
Assets
Current assets:
Cash and cash equivalents	$47,423	$47,459
Accounts receivable (note 4)	247,670	246,280
Inventories (note 5)	351,538	400,095
Prepaid expenses	19,131	21,094
Current future income taxes (note 18)	38,885	36,385

	704,647	751,313
Property, plant and equipment (note 6)	873,576	940,753
Goodwill (note 3)	969,480	968,767
Intangible assets (note 7)	508,968	544,618
Other assets (note 8)	89,334	73,310
Long-term future income taxes (note 18)	18,507	18,544

	$3,164,512	$3,297,305

Liabilities and Shareholder's Equity
Current liabilities:
Bank indebtedness (note 9)	$60,393	$128,767
Accounts payable and accrued expenses (note 11)	343,682	355,403
Income taxes payable	26,909	19,163
Current future income taxes (note 18)	1,629	2,437
Current portion of long-term debt (note 10)	32,221	34,329

	464,834	540,099
Long-term debt (note 10)	1,923,558	1,942,133
Long-term future income taxes (note 18)	214,185	243,570
Other long-term liabilities (note 13)	41,081	48,486

	2,643,658	2,774,288

Non-controlling interest (note 12)	36,841	30,668
Shareholder's equity:
Share capital (note 14)	567,177	567,177
Common shares, unlimited shares authorized, 113,435,362 shares issued and outstanding at December 31, 2006 and December 31, 2005
Contributed surplus	4,987	2,956
Deficit	(104,134)	(69,800)
Cumulative translation adjustment	15,983	(7,984)

	484,013	492,349

	$3,164,512	$3,297,305

Commitments and Contingencies (note 16)
Related party transactions (notes 8 and 23)
Subsequent events (note 26)
Basis of presentation (note 1)

See accompanying notes to consolidated financial statements.

Masonite International Inc.

Consolidated Statements of Changes in Shareholder's Equity

For the Year Ended December 31, 2006; the Period from
February 2, 2005 (Date of Incorporation) to December 31, 2005;
the Predecessor Period from January 1, 2005 to April 6, 2005; and the Predecessor
Year Ended December 31, 2004
(in thousands of U.S. dollars)

	Masonite January 1, 2006- December 31, 2006	Masonite February 2, 2005- December 31, 2005 (Restated—note 2)	Predecessor January 1, 2005- April 6, 2005	Predecessor January 1, 2004- December 31, 2004
Share Capital:
Balance at beginning of period	$567,177	$—	$271,126	$266,870
Issued	—	567,177	469	4,750
Purchased for cancellation	—	—	—	(494)

Balance at end of period	$567,177	$567,177	$271,595	$271,126

Contributed Surplus:
Balance at beginning of period	$2,956	$—	$587	$191
Share based awards (note 14(a))	2,031	2,956	229	396
Cancellation of Predecessor share based awards (note 14(a))	—	—	(816)	—

Balance at end of period	$4,987	$2,956	$—	$587

(Deficit) Retained Earnings:
Balance at beginning of period	$(69,800)	$—	$529,611	$403,525
Net (loss) income	(34,334)	(69,800)	(30,665)	127,951
Premium paid on common shares purchased for cancellation	—	—	—	(1,865)

Balance at end of period	$(104,134)	$(69,800)	$498,946	$529,611

Cumulative Translation Adjustments:
Balance at beginning of period	$(7,984)	$—	$115,624	$62,054
Unrealized gain (loss) on translation of net investments in self-sustaining foreign operations	23,967	(7,984)	(20,471)	53,570

Balance at end of period	$15,983	$(7,984)	$95,153	$115,624

Basis of presentation (note 1)

See accompanying notes to consolidated financial statements.

Masonite International Inc.

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2006; the Period from February 2, 2005 (Date of Incorporation) to December 31, 2005; the Predecessor Period from January 1, 2005 to April 6, 2005; and the Predecessor Year Ended December 31, 2004
(in thousands of U.S. dollars)

	Masonite January 1, 2006- December 31, 2006	Masonite February 2, 2005- December 31, 2005 (Restated—note 2)	Predecessor January 1, 2005- April 6, 2005	Predecessor January 1, 2004- December 31, 2004
Cash provided by (used in):
Operating activities:
Net (loss) income	$(34,334)	$(69,800)	$(30,665)	$127,951
Items not involving cash:
Depreciation	88,992	60,338	17,919	58,520
Amortization of intangible assets	35,650	29,915	1,093	4,067
Amortization of financing fees	8,558	16,485	387	1,327
Impairment of property, plant and equipment	16,853	—	—	2,919
Loss (income) on sale of property, plant and equipment	6,792	2,414	118	(5,145)
Loss (income) from equity investments	—	19	(292)	(101)
Share based awards	2,031	2,956	229	396
Future income taxes	(28,484)	(29,146)	(13,849)	29,498
Pension and post-retirement expense (income) and funding, net	626	903	190	(2,527)
Unrealized foreign exchange on long-term liabilities	1,200	—	—	—
Non-controlling interest	6,178	5,281	1,330	6,839
Change in non-cash operating working capital:
Accounts receivable	(1,158)	3,349	17,978	29,253
Inventories	48,557	50,544	(87)	(75,258)
Income taxes payable	9,547	11,591	137	(11,967)
Prepaid expenses	613	816	(10,295)	1,165
Accounts payable and accrued expenses	(15,385)	(56,105)	84,822	(20,042)
Equity compensation settlement liability	—	(57,742)	57,742	—

	146,236	(28,182)	126,757	146,895

Financing activities
Change in bank indebtedness	(65,413)	102,045	18	12,474
Proceeds from issuance of common shares	—	567,177	469	4,750
Repurchase of common shares	—	—	—	(2,359)
Proceeds from issuance of long-term debt	12,170	1,952,500	—	200,000
Repayment of long-term debt	(37,031)	(449,066)	(145,454)	(103,751)
Change in other long-term liabilities	(3,868)	—	—	—
Deferred financing fees	(18,325)	(78,000)	—	(3,227)

	(112,467)	2,094,656	(144,967)	107,887

Investing activities
Proceeds from sale of property, plant and equipment	20,541	9,197	403	10,381
Additions to property, plant and equipment	(49,569)	(69,808)	(12,401)	(70,248)
Acquisitions (note 3)	—	(1,931,877)	—	(254,779)
Distributions to minority shareholders	(4,096)	(22,275)	—	—
Other investing activities	(6,398)	(5,095)	(1,617)	(3,164)

	(39,522)	(2,019,858)	(13,615)	(317,810)

Net foreign currency translation adjustment	5,717	843	(6,648)	19,840

(Decrease) increase in cash and cash equivalents	(36)	47,459	(38,473)	(43,188)
Cash and cash equivalents, beginning of period	47,459	—	86,488	129,676

Cash and cash equivalents, end of period	$47,423	$47,459	$48,015	$86,488

Basis of presentation (note 1)

Supplemental cash flow information (note 19)

See accompanying notes to consolidated financial statements.

Masonite International Inc.

Notes to Consolidated Financial Statements

For the year ended December 31, 2006; the Period from February 2, 2005 (date of Incorporation)
to December 31, 2005; the Predecessor Period from January 1, 2005 to April 6, 2005; and the Predecessor Year Ended December 31, 2004
(in thousands of U.S. dollars, except share and option information)

1.    Significant accounting policies

        Basis of Presentation

          These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). These consolidated financial statements include the accounts of Masonite International Inc., formerly Stile Consolidated Corp., ("Masonite", "Successor" or the "Company") for the year ended December 31, 2006 ("2006"), and the period from February 2, 2005 (date of Incorporation) to December 31, 2005 (the "2005 Successor Period"). The consolidated statements of operations and cash flows show the results of the Masonite International Corporation (the "Predecessor") for the period from January 1, 2005 to April 6, 2005 (the "2005 Predecessor Period"), as well as the Predecessor year ended December 31, 2004 (the "2004 Predecessor Year-End") for information purposes. These comparative periods are included as Masonite was formed for the sole purpose of the acquisition of the Predecessor (see note 3).

          The financial statements include the operations of Masonite (a company incorporated under the Canada Business Corporations Act) for the year ended December 31, 2006 and for the period from the date of incorporation of February 2, 2005 to December 31, 2005. Stile Consolidated Corp. changed its name to Masonite International Inc. in the 2005 Successor Period. The only operations of Masonite for the period from February 2, 2005 to April 6, 2005 consisted of a realized exchange loss of $5,314 to hedge the Canadian dollars required to complete the acquisition of the Predecessor as described in note 3. This realized loss, as well as the post acquisition operations from acquiring the Predecessor, are reflected in the consolidated statement of operations in the 2005 Successor Period.

          The Company's fiscal year is the 52 or 53-week period ending on the Sunday closest to December 31. In a 52-week year, each fiscal quarter consists of 13 weeks. The year ended December 31, 2006 consists of 52 weeks, while the year-ended December 31, 2004 consisted of 53 weeks. For presentation purposes, the financial statements and notes refer to December 31 as the Company's year-end.

          The significant accounting principles adopted by Masonite are described below. These accounting policies are consistent with those followed by the Predecessor during the relevant periods presented unless otherwise stated. The consolidated financial statements presented for the 2005 Predecessor Period and the 2004 Predecessor Year-End are not comparable in all respects to the consolidated financial statements of 2006 or the 2005 Successor Period as a result of the transaction described in note 3.

  (a)
  Principles of consolidation:

          These consolidated financial statements include the accounts of the Company, its subsidiaries and its proportionate share of assets, liabilities, revenues and expenses of joint ventures. Intercompany accounts and transactions have been eliminated on consolidation. Effective July 1, 2004, the Company adopted Accounting Guideline 15, "Consolidation of Variable Interest Entities" ("AcG-15"). As a result of adopting this guideline, the Company began to consolidate two variable interest entities ("VIE's") for which it was determined to be the primary beneficiary.

  The results of subsidiaries acquired during the period are consolidated from their respective dates of acquisition using the purchase method. Joint ventures are proportionately consolidated from the date of formation.

  (b)
  Generally accepted accounting principles:

          The Company has adopted Handbook sections 1100, "Generally Accepted Accounting Principles", and 1400, "General Standards of Financial Statement Presentation" issued by the Canadian Institute of Chartered Accountants ("CICA"). These sections establish standards for financial reporting and fair presentation in accordance with Canadian GAAP and provide guidance on sources to consult when a matter is not dealt with explicitly in the primary sources of Canadian GAAP. In addition, the Emerging Issues Committee issued Abstract No. 147, "Implementation of Accounting Changes Resulting from the Application of CICA 1100" which specifically outlines how to account for any changes in an accounting policy made as a result of adopting CICA 1100.

  (c)
  Translation of consolidated financial statements into United States dollars:

          These consolidated financial statements are expressed in United States ("U.S.") dollars. The U.S. dollar is the functional currency of the Company. The accounts of certain self-sustaining foreign operations of the Company are maintained in functional currencies other than the U.S. dollar. Assets and liabilities have been translated into U.S. dollars at the exchange rates prevailing at the end of the period and results of operations at the average exchange rates for the period. Unrealized exchange gains and losses arising on the translation of the financial statements of the Company's non-U.S. dollar functional currency operations are accumulated in the cumulative translation adjustments account in shareholder's equity.

  (d)
  Cash and cash equivalents:

          Cash includes cash equivalents which are short-term highly liquid investments with original maturities of three months or less.

  (e)
  Accounts receivable:

          Transfers of receivables are accounted for as sales when the Company is considered to have surrendered control over the transferred accounts receivables and receives proceeds, other than a beneficial interest, in the assets sold. This is considered to have occurred when the transferred receivables have been put presumptively beyond the reach of the Company and its creditors after the sale, there are no constraints put on the transferee of taking advantage of its right to pledge or exchange the assets received, and the Company no longer maintains effective control over the transferred receivables. In recording a sale, the receivables are removed from the consolidated balance sheet and charges incurred on the sale are recognized immediately in selling, general and administration expense on the consolidated statement of operations based on the carrying amount of the receivables transferred.

          Under the sale of the receivables facilities, as described in note 4, the Company acts as the servicer of the receivables for one of the programs, and is permitted to sell, on an ongoing basis, additional eligible accounts receivable on an agreed upon timetable. Although the Company remains responsible for servicing the accounts receivable under one of the programs, it does not receive additional compensation for servicing them. The Company's servicing obligations are not significant.

          The Company does not have a retained interest in the receivables sold, and records the sale of the receivables at the face value less the charge incurred. The Company does not record any gain or loss on the sale of receivables under these facilities. The balances sold represent the entire balance of accounts receivable from two selected customers.

  (f)
  Inventories:

          Raw materials are valued at the lower of cost and replacement cost. Finished goods are valued at the lower of cost (comprised of materials and conversion costs) and net realizable value. Cost is determined on a first-in, first-out basis. In determining the net realizable value, the Company considers factors such as yield, turnover, expected future demand and past experience.

  (g)
  Investments:

          Long-term investments over which the Company has significant influence are recorded on the equity basis. The investments include the Company's share of undistributed earnings and losses since acquisition and are reduced by the Company's share of dividends paid. Investments are written down when there is evidence that a decline in value is other than temporary. Equity loss (income) is included in other expense, net on the consolidated statement of operations in the amount of $nil in 2006, a loss of $19 in the 2005 Successor Period, and income of $292 and $101 in the 2005 Predecessor Period and 2004 Predecessor Year-End, respectively.

  (h)
  Property, plant and equipment:

          Property, plant and equipment are stated at cost. Depreciation is provided on the carrying values of buildings and machinery and equipment by the straight-line method based on the estimated useful lives as follows:

Buildings	20–40 years
Machinery and equipment
Tooling	12 years
Machinery and equipment	5–12 years
Molds and dies	20–25 years
Fixtures and fittings	10–12 years
Distribution and delivery equipment	5 years
Office and data processing equipment	3–10 years

          Improvements and extraordinary repairs that extend the life of an asset are capitalized; other repairs and maintenance are expensed. When assets are retired or otherwise disposed of, their carrying values and accumulated depreciation are removed from the accounts.

          Property, plant and equipment is tested for impairment when events or changes in circumstances indicate that the carrying value of property, plant and equipment exceed the sum of the undiscounted cash flows expected from their use and disposal. An impairment loss is recognized when the carrying amount of an asset being tested for recoverability exceeds the sum of the undiscounted cash flows expected from its use and disposal. Impairments are measured as the amount by which the carrying amount of the asset exceeds its fair value, as determined using a discounted cash flow approach. For the year ended December 31, 2006, the Company recorded impairment losses of $16,853 (2005 Successor Period—$nil; 2005 Predecessor Period—$nil; 2004 Predecessor Year-End—$2,919).

  (i)
  Goodwill:

          The Company uses the purchase method of accounting for all business combinations. The Company evaluates all business combinations for intangible assets that should be recognized and reported apart from goodwill.

          Goodwill is not amortized but instead is tested for impairment annually on December 31, or more frequently if events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment is tested at the reporting unit level by comparing the reporting unit's carrying amount to its fair value. Fair values of reporting units are estimated using an income approach. If the carrying amount exceeds fair value, there is impairment in goodwill. Any impairment in goodwill is measured by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and comparing the notional goodwill from the fair value allocation to the carrying value of goodwill. The Company has completed its annual impairment test for its reporting units, and determined that there was no impairment.

  (j)
  Intangible assets:

          Intangible assets with finite lives include customer relationships, non-compete agreements, order backlogs and patents. Intangible assets are amortized on a straight-line basis over their estimated useful lives, as follows:

Customer relationships	Over expected relationship period, not exceeding 15 years
Non-compete agreements	Over life of non-compete agreement
Order backlogs	Over expected completion period
Patents	Over expected useful life, not exceeding 17 years

          Amortizable intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying value may be greater than the fair value. An impairment loss is recognized when the estimate of undiscounted future cash flows generated by such assets is less than the carrying amount. Measurement of the impairment loss is based on the fair value of the asset. Fair value is measured using discounted cash flows when quoted market prices are not available.

          Indefinite life tangibles are tested for impairment annually on December 31, or more frequently if events or circumstances indicate the carrying value exceeds the fair value.

  (k)
  Other assets:

          Other assets includes deferred financing costs, long-term receivables and a receivable from the Company's parent. Deferred financing costs are amortized over the term of the related long-term debt using the effective interest method.

  (l)
  Future income taxes:

          The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is recorded to reduce future tax assets to an amount that is anticipated to be realized on a more likely than not basis.

  (m)
  Employee future benefits:

          The Company maintains defined benefit pension plans and other postretirement benefits covering certain employees. Earnings are charged with the cost of benefits earned by employees as services are rendered. The cost reflects management's best estimates of the pension plans' expected investment yields, wage and salary escalation, expected health care costs, mortality of members, terminations and the ages at which members will retire. Changes in these assumptions could impact future pension expense. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets at the beginning of the year is amortized over the average remaining service lives of the members. The average remaining service life of the members is 13 years (December 31, 2005 —14 years) for the U.S. defined benefit pension plan, 5 years (December 31, 2005 —6 years) for medical benefits and 12 years (December 31, 2005 —13 years) for life insurance benefits under the other U.S. employee postretirement benefits plan. For the United Kingdom defined benefit plan, the average remaining service life of the members is 15 years (December 31, 2005 —15 years).

          Assets are valued at fair value for the purpose of calculating the expected return on plan assets. Past service costs arising from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment.

          When a restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement. Curtailment gains are offset against unrecognized losses and any excess gains and all curtailment losses are recorded in the period in which the curtailment occurs.

          The Company is responsible for continuing to provide health care and life insurance benefits for certain retired employees. The amount of the accumulated postretirement benefits obligation has been actuarially determined and benefit costs are charged against the obligation as incurred.

  (n)
  Restructuring and severance benefits:

          All salary related contractual severance benefits are accrued and expensed when the benefit is probable and reasonably estimable, which is generally when the decision to terminate the employee is made by management of sufficient authority. A liability and expense is charged for contractual termination benefits based on their fair value when it is probable that employees will be entitled to the benefits, and the amount can be reasonably estimated. This occurs when management approves and commits the Company to the obligation, management's termination plan specifically identifies all significant actions to be taken, actions required to fulfill management's plan are expected to begin as soon as possible, and significant changes to the plan are not likely.

          All salary related non-contractual benefits are accrued and expensed at fair value at the communication date that the employees being severed are given formal notice of termination.

          In addition to salary related costs, the Company incurs other restructuring costs when facilities are closed or capacity is realigned within the organization. A liability and expense is charged for contractual exit activities when the Company terminates the contract within the provisions of the agreement, generally by way of written notice to the counterparty. For non-contractual exit activities, a liability and expense are measured at fair value in the period in which the liability is incurred.

  (o)
  Asset retirement obligations:

          Asset Retirement Obligations ("ARO") are measured initially at fair value in the period in which it is incurred. Upon initial recognition of a liability for an ARO, a corresponding asset retirement cost is added to the carrying amount of the related asset. Following the initial recognition of an ARO, the carrying amount of the obligation is increased for the passage of time and adjusted for revisions to the amount or timing of the underlying cash flows needed to settle the obligation. The cost is amortized into income subsequently on the same basis as the related asset.

  (p)
  Use of estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of management estimates include the collectibility of accounts receivable, the net realizable value of inventories, the determination of obligations under employee future benefit plans, the determination of stock based awards, the valuation of acquired assets and liabilities, the determination of fair value of financial instruments, the fair value of goodwill, the useful lives of long-lived assets, as well as the determination of impairment thereon and the recoverability of future income tax assets. Actual results could differ from those estimates.

  (q)
  Financial instruments:

          The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. These estimates, although based on the relevant market information about the financial instrument, are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          (i)    Fair values:

    The carrying values of cash and cash equivalents, accounts receivable, bank indebtedness and accounts payable and accrued expenses and other long-term liabilities approximate fair values because of the near-term nature of these instruments.

    The carrying values of long-term debt are determined based on the principal balance outstanding. The fair value of the instruments is determined based on the quoted market prices for these instruments.

    Other financial instruments held or issued by the Company include long-term receivables. The Company does not have plans to sell these financial instruments to third parties and will realize or settle them in the ordinary course of business. No quoted market prices exist for these instruments because they are not traded in an active and liquid market. The fair value of interest rate swaps is based on valuation models prepared by financial institutions and represents the estimated amounts the Company would pay or receive to terminate the contracts. The carrying value of interest rate swaps represents the accrued interest payable or receivable under these agreements.

    The fair value of the forward foreign currency contracts are estimated using period end market rates, and reflect the amount that the Company would receive or pay if the contracts were closed out at these dates.

    The carrying values and fair values of financial instruments, where there are differences, are disclosed in note 24.

          (ii)   Credit risk:

    Credit risk arises from the potential default of a customer in meeting its financial obligations to the Company. The Company has credit evaluation, approval and monitoring processes, including credit insurance, intended to mitigate potential credit risk.

    The Company evaluates the collectibility of accounts receivable and records an allowance for doubtful accounts, which reduces the receivables to the amount management reasonably believes will be collected. A specific allowance is recorded against customer receivables that are considered to be impaired based on the Company's knowledge of the financial condition of its customers and the availability of credit insurance.

    In determining the amount of the allowance, factors including, but not limited to, the following are considered: the aging of the receivables, customer and industry concentrations, current business environment, credit insurance available and historical experience.

    Credit risk exists in the Company's interest rate swap agreement in the event of non-performance by the counterparty. However, this risk is minimized as each contract is with a major financial institution and represents an exchange between the same parties, allowing for an offset in the event of non-performance.

          (iii)  Financial instruments:

    The Company utilizes certain financial instruments, principally interest rate swap contracts and forward currency exchange contracts to manage the risk associated with fluctuations in interest rates and currency exchange rates. The Company's policy is not to utilize financial instruments for trading or speculative purposes. Interest rate swap contracts are used to reduce the impact of fluctuating interest rates on the Company's long-term debt. These swap agreements require the periodic exchange of payments without the exchange of the notional principal amount on which the payments are based. Forward currency exchange contracts are used to reduce the impact of fluctuating exchange rates on the Company's purchases of materials and sale of goods in foreign currencies.

    The Company formally documents all significant relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or anticipated transactions. The Company assesses all hedging relationships to determine whether the criteria for hedge accounting are met. To qualify for hedge accounting, the hedging relationship must be appropriately documented at inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. Effectiveness requires a high degree of correlation of changes in fair values or cash flows between the hedged item and the hedging instrument. Effectiveness is assessed on an ongoing basis through the term of the hedge in order to determine if hedge accounting remains appropriate.

    Payments and receipts under interest rate swap contracts are recognized as adjustments to interest expense on long-term debt. The forward premium or discount on forward currency exchange contracts is amortized over the term of the forward contract. Gains and losses on forward foreign exchange contracts are recognized in revenues and expenses in the same period as the foreign currency revenues and expenses to which they relate. At period end, the unrealized gain or loss associated with these financial instruments has not been reflected in the consolidated financial statements. In the event that a hedged item is sold or cancelled prior to the termination of the related hedging item, any unrealized gain or loss on the hedging item is immediately recognized in income. In the event that a hedging item is sold or cancelled, any unrealized gain or loss on the hedging item is deferred and amortized over the original contractual life of the hedging item. Gains or losses on hedged forecasted transactions are recognized in earnings immediately when the hedge is no longer effective or the forecasted transaction is no longer expected.

    The Company's forward exchange contracts do not subject the Company to risk from exchange rate movements because gains and losses on such contracts offset losses and gains on transactions being hedged. The Company does not require collateral or other security to support financial instruments with credit risk. Note 16 outlines the outstanding foreign exchange forward contracts at period end.

  (r)
  Stock-based awards:

          The Company has a stock-based awards plan, which is described in further detail in note 14, and recognizes compensation expense for options awarded to employees using the fair value method of accounting. The Predecessor also had a stock-based awards plan, as described in note 14. Effective January 1, 2003, the Predecessor adopted the revised guidance for stock-based awards, which required that a fair value method of accounting be applied to all stock-based awards payments to both employees and non-employees, and that the expense determined under the fair value method be included in the determination of net income (loss). As a result of adopting this guidance, the fair value method was applied to all stock-based awards granted after January 1, 2003. As a result of the Transaction (note 3), the Predecessor's stock-option plan was settled and the program was cancelled.

          For stock-based awards granted to employees in 2006 and the 2005 Successor Period, the Company applied the fair value method of accounting using the Black-Scholes option pricing model to determine the compensation expense to be included in the determination of net income (loss). The Predecessor adopted the fair value method of accounting prospectively to awards of the Predecessor granted under the plan beginning on January 1, 2003.

  (s)
  Revenue recognition:

          Revenue from the sale of products is recognized when supported by an agreement with the customer in the form of a sales order, when collectibility is reasonably assured, and when the risks and benefits of ownership have been transferred to the customer. Revenue recognition occurs when title of ownership transfers to the customer.

          Volume rebates to customers are considered as a reduction of the sales price of the Company's products. Accordingly, revenue is reported net of such rebates.

  (t)
  Vendor rebates:

          The Company accounts for cash consideration received from a vendor as a reduction of cost of sales and inventory, on the statement of operations and balance sheet respectively. The cash consideration received represents agreed upon vendor rebates that are earned in the normal course of operations.

  (u)
  Non-Monetary Transactions:

          Effective January 1, 2006, the Company measures all non-monetary transactions at fair value unless the transaction lacks commercial substance; is an exchange of product or property held for sale in the ordinary course of business for a product or property to be sold in the same line of business; neither the fair value of the asset received nor the fair value of the asset given up is reliably measurable; or the transaction is a non-monetary non-reciprocal transfer to owners. A transaction is considered to have commercial substance if it causes an identifiable and measurable change in the economic circumstances of an entity. There was no impact from the adoption of this standard.

  (v)
  Recently issued accounting standards:

            (i)    Financial Instruments:

              In January 2005, the Canadian Institute of Chartered Accountants ("CICA") issued Handbook sections 3855, "Financial Instruments—Recognition and Measurement", 1530, "Comprehensive Income", and 3865, "Hedges". The new standards will be effective for interim and annual financial statements commencing in 2007. Earlier adoption is permitted. Most significantly for the Company, the new standards will require presentation of a separate statement of comprehensive income. Foreign exchange gains and losses on the translation of the financial statements of self-sustaining subsidiaries previously recorded in a separate section of shareholder's equity will be presented in comprehensive income. Derivative financial instruments will be recorded on the balance sheet at fair value and the changes in fair value of derivatives designated as cash flow hedges will be reported in comprehensive income. The existing principles of AcG-13 will be maintained. When these standards become effective on January 1, 2007, it will result in the Company recording the fair value asset or liability of financial instruments such as the interest rate swaps (note 24) and forward contracts (note 16) on the balance sheet, with the offsetting change in the fair value recorded as other comprehensive income or loss. It will also change the presentation of the consolidated statement of operations, as disclosures surrounding comprehensive income (loss) and accumulated other comprehensive income (loss) will be required, and accumulated other comprehensive income will be included as a component of shareholder's equity on the consolidated balance sheet. In addition to the above, long-term debt will be reflected net of the related deferred financing charges.

2.    Restatements

          Subsequent to the issuance of the December 31, 2005 consolidated financial statements, the Company determined that its accounting for certain income tax valuation allowances and other carryforward attributes required revision. As a result and as more fully described in the following two paragraphs, the Company reduced its net future income tax liability by an aggregate amount of $33,790, reduced its net loss and accumulated deficit by $20,890 and recharacterized $12,900 of goodwill as future income tax assets.

          The Company determined that it had incorrectly recorded a full valuation allowance against certain non-capital loss carryforwards as at December 31, 2005 when there were existing future reversals of taxable temporary differences related to unrealized foreign exchange gains and certain intangible assets. In order to correct this error, the Company reduced the long-term future income tax liability and future income tax expense as at December 31, 2005 and for the period from February 2, 2005 to December 31, 2005 by $20,890.

          The Company also determined that it had incorrectly recorded a valuation allowance at the date of acquisition of the Predecessor in respect of Investment Tax Allowances related to its Malaysian subsidiary. As the valuation allowance was in place at the acquisition date, the adjustment to eliminate the valuation allowance was recorded as a reduction to goodwill of $12,900, and the long-term future income tax liability of $2,159 and an increase in long-term future income tax asset of $10,741 at December 31, 2005.

          The Company also determined that there was an overstatement of the carrying value of inventory by a subsidiary located in Turkey at December 31, 2005. In order to correct this error, the carrying value of inventory was reduced and cost of sales was increased by $2,219 as of December 31, 2005 and for the period from February 2, 2005 through December 31, 2005.

          The Company also reclassified the charges incurred in the period from February 2, 2005 through December 31, 2005 of $5,296 (2005 Predecessor Period—$1,218; 2004 Predecessor Year-End—$1,763) relating to the sale of trade receivables from interest expense to selling, general and administration expenses.

          As a result of these restatements, the following balances changed:

Successor	As Previously Reported	Restatement	As Restated
Consolidated Statement of Operations (Period from February 2, 2005 (date of Incorporation) to December 31, 2005
Cost of sales	$1,495,715	$2,219	$1,497,934
Selling, general and administrative expense	156,023	5,296	161,319
Interest	142,377	(5,296)	137,081
Income taxes	4,605	(20,890)	(16,285)
Net (loss) income	(88,471)	18,671	(69,800)
Consolidated Balance Sheet (December 31, 2005)
Inventories	402,314	(2,219)	400,095
Goodwill	981,667	(12,900)	968,767
Long-term future income tax asset	7,803	10,741	18,544
Long-term future income tax liability	266,619	(23,049)	243,570
Deficit	(88,471)	18,671	(69,800)
Total shareholder's equity	473,678	18,671	492,349
Consolidated Statement of Cash Flows (Period from February 2, 2005 (date of Incorporation) to December 31, 2005)
Net loss	(88,471)	18,671	(69,800)
Future income taxes	(8,256)	(20,890)	(29,146)
Inventories	48,325	2,219	50,544
Predecessor Period from January 1, 2005 to April 6, 2005	As Previously Reported	Restatement	As Restated
Consolidated Statement of Operations
Selling, general and administrative expense	$53,206	$1,218	$54,424
Interest	12,419	(1,218)	11,201
Predecessor For the year ended December 31, 2004	As Previously Reported	Restatement	As Restated
Consolidated Statement of Operations
Selling, general and administrative expense	$188,126	$1,763	$189,889
Interest	41,295	(1,763)	39,532

3.    Acquisitions

          There were no acquisitions completed during the period from January 1, 2006 to December 31, 2006.

          On April 6, 2005, pursuant to a combination agreement (the "Transaction"), Stile Acquisition Corp. ("Stile"), a wholly owned subsidiary of the Successor and an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR"), acquired all of the outstanding common shares of the Predecessor. Immediately thereafter, Stile U.S. Acquisition Corp. ("Stile U.S."), a wholly-owned subsidiary of Successor, purchased the shares of Masonite Holdings Inc., the holding company of the U.S. operations of the Predecessor, from Stile for its fair value of $1,100,000.

          Subsequent to these transactions, Stile U.S. amalgamated with Masonite Holdings Inc. ("Masonite Holdings") and changed its name to Masonite Corporation (formerly known as Masonite U.S. Corporation), and Stile amalgamated with the Predecessor and changed its name to Masonite International Corporation. Finally, the Successor changed its name from Stile Consolidated Inc. to Masonite International Inc.

          The Company accounted for the acquisition as a business combination using the purchase method. All consideration was paid in cash. The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition, as well as the assets acquired and liabilities assumed of all other acquisitions in the Successor Period (the table does not include acquisitions of minority positions in subsidiaries that were already consolidated):

December 31, 2005	Acquisition of Predecessor	Acquisitions Since April 6, 2005	Total
Current assets, excluding cash acquired of $49,445	$725,637	$25,898	$751,535
Property, plant and equipment	934,590	17,521	952,111
Goodwill	949,892	9,400	959,292
Customer relationships	300,000	6,134	306,134
Order backlogs	4,000	—	4,000
Patents	85,000	1,232	86,232
Trademarks	165,000	—	165,000
Other assets	18,368	71	18,439
Long-term future income taxes	26,220	—	26,220
Current liabilities assumed	(486,783)	(20,756)	(507,539)
Debt assumed	(491,470)	(9,555)	(501,025)
Other long-term liabilities	(27,799)	(757)	(28,556)
Long-term future income taxes	(264,265)	—	(264,265)

	1,938,390	29,188	1,967,578
Non-controlling interest	(68,922)	(761)	(69,683)
Cost of original equity investment	—	(3,507)	(3,507)

	$1,869,498	$24,920	$1,894,388

Consideration:
Cash	$1,869,468	$21,420	$1,890,888
Note payable	—	3,500	3,500

	$1,869,468	$24,920	$1,894,388

          In the 2005 Successor Period, the Company paid cash of $21,420 (net of $1,430 in cash acquired) for the acquisition of businesses, excluding acquisitions of minority positions in subsidiaries that were already consolidated. In May 2005, the Company purchased the remaining ownership of less than wholly owned investments located in Israel and Turkey for cash consideration of $8,409. In July 2005, the Company entered into a joint venture in Malaysia with a cash contribution of $2,827. Also, in October 2005, the Company acquired an 80% interest in a manufacturing enterprise located in Hungary for total consideration of $8,514. The Company paid cash consideration of $5,014 in 2005, and the balance of the consideration is subject to certain post-closing adjustments and will be paid in 2007. In December 2005, the Company completed the acquisition of a manufacturing facility in the United States for cash consideration of $6,600.

          The Company also acquired the remaining ownership of less than wholly owned subsidiaries in the Successor Period for total consideration of $45,315. These acquisitions included purchasing the remaining interest in a manufacturing facility with operations in Canada and the United States for cash consideration of $36,369 in May 2005, and the purchase of the remaining ownership of a manufacturing enterprise with operations in Canada for total consideration of $8,946 in October 2005. The total consideration included cash of $4,620 and a note payable of $4,326 payable over a three year period from the closing date. Total goodwill recorded in connection with these transactions was $8,328.

          The final purchase price for the acquisitions in the 2004 Predecessor Year-End was allocated as follows:

Predecessor December 31, 2004	Entry Door	All Others	Total
Current assets, excluding cash acquired of $6,098	$17,806	$25,810	$43,616
Property, plant and equipment	29,281	76,097	105,378
Goodwill	115,722	33,599	149,321
Customer relationships	27,000	6,684	33,684
Patents	2,000	—	2,000
Other assets	1,500	455	1,955
Current liabilities assumed	(28,147)	(11,127)	(39,274)
Long-term debt assumed	(1,453)	(12,042)	(13,495)
Long-term future income taxes	—	(7,121)	(7,121)

	163,709	112,355	276,064
Non-controlling interest	—	(31,232)	(31,232)

	$163,709	$81,123	$244,832

Consideration:
Cash	$163,709	$81,123	$244,832

          In the 2004 Predecessor Year-End, the Predecessor purchased the residential entry door business of The Stanley Works ("Entry Door") for cash consideration of $163,709. The Predecessor also acquired 75% of the shares of a manufacturer in Eastern Europe for cash consideration of $23,631. In addition, the Predecessor acquired a 50% interest in a manufacturing facility in Malaysia for cash consideration of $25,514; and completed the purchase of a manufacturer in the United States for cash consideration of $31,978.

          In the 2004 Predecessor Year-End, the Predecessor also increased its ownership percentage in a less than wholly owned subsidiary for cash consideration of $234. In addition, the Predecessor acquired a 45% interest in a manufacturing facility in the U.S. for cash consideration of $9,713 (net of cash acquired of $758).

          Information regarding goodwill acquired in the 2005 Successor Period is as follows:

December 31, 2005	Acquisition of Predecessor	Acquisitions Since April 6, 2005	Total
Goodwill attributable to North America	$908,520	$11,590	$920,110
Goodwill attributable to Europe and other	41,372	6,138	47,510

Total goodwill from acquisitions	$949,892	$17,728	$967,620

Goodwill deductible for income tax purposes	$—	$—	$—

          For the year ended December 31, 2006 and the 2005 Successor Period ended December 31, 2005, the changes in the carrying amount of goodwill were as follows:

December 31, 2006	North America	Europe and Other	Total
Goodwill, December 31, 2005 (Restated — see note 2)	$920,110	$48,657	$968,767
Acquisition-related deferred taxes	(4,320)	—	(4,320)
Translation adjustment	—	5,033	5,033

Goodwill, December 31, 2006	$915,790	$53,690	$969,480

December 31, 2005	North America	Europe and Other	Total
Goodwill, February 2, 2005	$—	$—	$—
Acquisition of the Predecessor	908,520	41,372	949,892
Goodwill from other acquisitions	11,590	6,138	17,728
Translation adjustment	—	1,147	1,147

Goodwill, December 31, 2005 (Restated — see note 2)	$920,110	$48,657	$968,767

4.    Accounts receivable

          In 2004, the Predecessor entered into an agreement (the "Facilities Agreement") to sell up to $75,000 of non-interest bearing trade accounts receivable. Prior to the closing of the Transaction (note 3), the amount of trade accounts receivable that can be sold under the agreement was increased to $135,000. The rights to sell under this agreement were assumed by the Company after the Transaction. The charges incurred under the Facilities Agreement are calculated based on the receivables sold and the prevailing LIBOR interest rate plus a spread of 1.25% at December 31, 2006 (December 31, 2005—1.00%). Information regarding balances sold and charges incurred on the Facilities Agreement is included in the table below.

          As a result of an acquisition in 2004, the Predecessor entered into an agreement (the "Acquired Facilities Agreement") whereby it would sell receivables of a specific customer. The rights to sell under this agreement were assumed by the Company after the Transaction. The charges incurred under the Acquired Facilities Agreement are calculated based on the receivables sold and the prevailing LIBOR interest rate plus a spread of 1.75% at December 31, 2006 (December 31, 2005—1.75%). Information regarding the balances sold and charges incurred on the Acquired Facilities Agreement is included in the following table:

	December 31, 2006	December 31, 2005
Receivables Sold at period end:
Facilities Agreement	$88,063	$111,293
Acquired Facilities Agreement	24,841	30,228

	$112,904	$141,521

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Charges Incurred in the period
Facilities Agreement	$6,104	$4,058	$945	$1,088
Acquired Facilities Agreement	1,828	1,238	273	675

	$7,932	$5,296	$1,218	$1,763

5.    Inventories

	December 31, 2006	December 31, 2005 Restated (note 2)
Raw materials	$222,364	$261,601
Finished goods	129,174	138,494

	$351,538	$400,095

          In the second quarter of 2006, the Company recorded a provision of $9,000 to cost of sales in the consolidated statement of operations related to finished goods and raw materials inventory at various facilities within the organization. The Company performed an analysis of expected demand primarily related to discontinued product lines and it was determined that an adjustment was necessary to present these inventories at the lower of cost or market value.

          In the 2005 Successor Period, the Company recorded a provision of $7,000 to cost of sales in the consolidated statement of operations relating to inventory at a facility in the United States. The expected demand for this product line was evaluated, and it was determined that a reduction from carrying value to net realizable value was required. The $7,000 was charged to cost of sales in the consolidated statement of operations in the 2005 Successor Period.

          As a result of the Transaction (see note 3), the assets and liabilities of the Predecessor were re-measured at fair value on April 6, 2005. The Company determined the fair value of inventory on hand to be $20,518 higher than its carrying value, and accordingly, increased the carrying value.

  This fair value increase has been fully realized as a charge to cost of sales in the 2005 Successor Period. As a result of acquisitions in the 2005 Successor Period (see note 3), the assets and liabilities acquired were re-measured at the fair value as of the date of acquisition. The Company determined that the fair value of inventory acquired was $1,235 higher than its carrying value, and accordingly, increased the acquired carrying value. This fair value increase was fully realized as a charge to cost of sales in the 2005 Successor Period.

6.    Property, plant and equipment

December 31, 2006	Cost	Accumulated Depreciation	Net Book Value
Land	$48,901	$—	$48,901
Buildings	216,692	17,461	199,231
Machinery and equipment	771,523	146,079	625,444

	$1,037,116	$163,540	$873,576

December 31, 2005	Cost	Accumulated Depreciation	Net Book Value
Land	$59,335	$—	$59,335
Buildings	210,457	6,525	203,932
Machinery and equipment	729,063	51,577	677,486

	$998,855	$58,102	$940,753

          Total depreciation expense charged to the consolidated statement of operations related to property, plant and equipment in the year ended December 31, 2006 was $88,992 (2005 Successor Period—$59,695; 2005 Predecessor Period—$17,919; 2004 Predecessor Year-End—$58,520).

          In the fourth quarter of 2006, the Company recorded impairment charges of $16,853 (2005 Successor Period—$nil; 2005 Predecessor Period—$nil; 2004 Predecessor Year-End—$2,919) to reduce the carrying value of fixed assets to their net realizable value, as a result of the expected cash flows from these assets being less than their carrying value.

7.    Intangible assets

December 31, 2006	Cost	Accumulated Amortization	Net Book Value
Amortizable intangible assets
Customer relationships	$313,354	$45,561	$267,793
Order backlogs	4,105	4,105	—
Patents	92,023	15,848	76,175

	409,482	65,514	343,968
Indefinite life intangible assets
Trademarks and tradenames	165,000	—	165,000

	$574,482	$65,514	$508,968

December 31, 2005	Cost	Accumulated Amortization	Net Book Value
Amortizable intangible assets
Customer relationships	$313,354	$19,166	$294,188
Order backlogs	4,105	4,105	—
Patents	92,023	6,593	85,430

	409,482	29,864	379,618
Indefinite life intangible assets
Trademarks and tradenames	165,000	—	165,000

	$574,482	$29,864	$544,618

          For the year ended December 31, 2006 and the 2005 Successor Period ended December 31, 2005, the changes in the carrying amount of intangible assets were as follows:

December 31, 2006	Customer Relationships	Order Backlogs	Patents	Trademarks	Total
Net book value, December 31, 2005	$294,188	$—	$85,430	$165,000	$544,618
Amortization	(26,395)	—	(9,255)	—	(35,650)

Net book value, December 31, 2006	$267,793	$—	$76,175	$165,000	$508,968

December 31, 2005	Customer Relationships	Order Backlogs	Patents	Trademarks	Total
Net book value, February 2, 2005	$—	$—	$—	$—	$—
Acquisition of the Predecessor	300,000	4,000	85,000	165,000	554,000
Other acquisitions	13,354	105	7,023	—	20,482
Amortization	(19,166)	(4,105)	(6,593)	—	(29,864)

Net book value, December 31, 2005	$294,188	$—	$85,430	$165,000	$544,618

          The weighted average amortization period at December 31, 2006 for intangible assets was approximately 11 years (December 31, 2005 — 11 years). The estimated amortization for existing intangible assets over the next five years ending December 31 is as follows:

2007	$35,592
2008	35,592
2009	35,592
2010	35,592
2011	35,592

177,960

          Total amortization expense charged to the consolidated statement of operations related to intangible assets in the year ended December 31, 2006 was $35,650 (2005 Successor Period—$29,915; 2005 Predecessor Period—$1,093; 2004 Predecessor Year-End—$4,067).

8.    Other assets

	December 31, 2006	December 31, 2005
Deferred charges, less accumulated amortization of $25,043 (December 31, 2005—$16,485)	$71,282	$61,515
Receivable from parent	13,408	5,175
Long-term receivables and other	4,644	6,620

	$89,334	$73,310

          The deferred charges include costs of $78,000 related to financing fees on the Company's term loan and senior subordinated bridge loan that were incurred as a result of the Transaction. In 2006, additional deferred financing fees of $17,325, plus $1,000 in professional fees, were capitalized as part of the conversion of the senior term loan into senior subordinated notes, in accordance with the terms of the indenture of the senior term loan (see note 10).

          Included in long-term receivables and other at December 31, 2006 is $3,894 (December 31, 2005—$5,136) in receivables due over the next six years pursuant to a royalty agreement. The

  $13,408 (December 31, 2005—$5,175) due from Masonite Holding Corporation ("Holdings"), the Company's parent, represents share purchase and redemption transactions of the Parent's shares that were funded by a subsidiary of the Company. The amount receivable from Holdings is non-interest bearing, unsecured, and has no set terms of repayment.

9.    Bank indebtedness

	December 31, 2006	December 31, 2005
Revolving credit facility	$43,000	$110,000
Other borrowings and overdrafts	17,393	18,767

	$60,393	$128,767

          On April 6, 2005, Masonite entered into a $350,000 revolving credit facility as part of its banking arrangements. Interest on the revolving credit facility is subject to a pricing grid ranging from LIBOR plus 1.75% to LIBOR plus 2.50%, and is secured by fixed and floating charges over substantially all of Masonite's assets. As of December 31, 2006, the revolving credit facility interest rate was LIBOR plus 2.50% (December 31, 2005—LIBOR plus 2.50%) and $43,000 (December 31, 2005—$110,000) was outstanding on the revolving credit facility. The revolving credit facility is secured by a fixed and floating charge over the assets of the Company and the guarantor subsidiaries as defined in the credit agreement.

          The revolving credit facility also provides for payment to the lenders of a commitment fee on the average daily undrawn commitments at a rate ranging from 0.375% to 0.5% per annum, a fronting fee of 0.125%, and a letter of credit fee ranging from 1.75% to 2.5% (less the 0.125% fronting fee).

          Interest on the revolving credit facility for the year ending December 31, 2006 was $8,696 (2005 Successor Period—$4,981). Interest on the Predecessor's credit facility in the 2005 Predecessor Period and the 2004 Predecessor Year-End was $174 and $154, respectively.

          Certain of Masonite's subsidiaries also have bank loans and bank overdraft agreements with local lenders. These facilities are secured by fixed and floating charges over the assets of the respective subsidiaries and are non-recourse to Masonite. The maximum credit available to these subsidiaries was $14,081 (December 31, 2005 -$14,985) and bear interest at rates between of 4.6% to 5.6%.

10.    Long-term debt

	December 31, 2006	December 31, 2005
Senior Secured Credit Facilities, bearing interest at LIBOR plus 2.00% due April 6, 2013	$1,154,438	$1,166,187
Senior Subordinated Notes, bearing interest at 11%, due October 6, 2015	747,231	—
Senior Subordinated Term Loan, bearing interest at 11%, due October 6, 2015	22,625	—
Senior Subordinated Bridge Loan, bearing interest at LIBOR plus 6.00% (to a maximum of 11%)	—	770,000
Bank term loan denominated in Canadian dollars, bearing interest at Banker's Acceptance rates plus 1.25%, due September 1, 2006	—	16,254
Bank term loan bearing interest at LIBOR plus 1.50%, due November 27, 2009	10,700	—
Bank term loan bearing interest at LIBOR plus 0.49% (2005—1.40%) due July 16, 2007	7,500	10,000
Bank term loan bearing interest at LIBOR plus 0.49% (2005 -0.49%) due January 4, 2007	7,500	7,500
Bank term loan denominated in Canadian dollars, bearing interest at Canadian prime plus 1.50%, due July 31, 2008	—	2,580
Other loans, at various interest dates and maturities	5,785	3,941

	1,955,779	1,976,462
Less current portion	32,221	34,329

	$1,923,558	$1,942,133

          The aggregate amount of principal repayments in the twelve month periods ending December 31 in each of the next five years and thereafter is as follows:

2007	$32,221
2008	16,880
2009	16,285
2010	12,666
2011	11,836
Thereafter	1,865,891

$1,955,779

          On April 6, 2005, the Company entered into senior secured credit facilities which included an eight year $1,175,000 term loan that bears interest at LIBOR plus 2.00% and amortizes at 1% per year. This facility requires the Company to meet a minimum interest coverage ratio starting at 1.5 times and increasing over time to 2.2 times adjusted earnings before interest, taxes, depreciation and amortization, as defined in the credit agreement ("Adjusted EBITDA"), and a maximum leverage ratio starting at 7.9 times, and decreasing over time to 4.75 times, Adjusted EBITDA.

          At December 31, 2006, the Company was required to have met a minimum interest coverage ratio of 1.60 times Adjusted EBITDA, and a maximum leverage ratio of 7.40 times Adjusted EBITDA. In addition, the senior secured credit facilities limit, among other things, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and other encumbrances, additional payments based on excess cash flows, and other matters customarily restricted in such agreements. This facility also contains certain customary events of default, subject to grace periods, as appropriate. The senior secured credit facilities are secured by a fixed and floating charge over the assets of the Company and the guarantor subsidiaries, as defined in the credit agreement. At December 31, 2006 and 2005, the Company was in compliance with both of these ratios.

          Also on April 6, 2005, the Company entered into a senior subordinated bridge loan agreement for a $770,000 senior subordinated loan. The senior subordinated loan initially carried an interest rate of LIBOR plus 6.00% and increased over time to a maximum interest rate of 11% per annum, which was reached during the second quarter of 2006. At the option of the lenders, all or a portion of the senior subordinated loan can be converted on or after October 6, 2006 to senior subordinated notes due 2015, which will bear interest at the rate applicable to the senior subordinated loan immediately prior to conversion and will be subject to registration rights. On October 6, 2006, the $770,000 senior subordinated bridge loan automatically converted into a $770,000 senior subordinated term loan, bearing interest at 11%. Upon notice of conversion by the holders of the senior subordinated term loan, $747,231 of the senior subordinated term loan converted to senior subordinated notes due 2015, which bear interest at 11% and are subject to registration rights. On January 3, 2007, the Company filed a Registration Statement with the Securities and Exchange Commission ("SEC") on form F-4. In connection with the conversion from the senior term loan to senior subordinated notes, the Company paid a conversion fee of $17,325, which was capitalized as deferred financing costs. Pursuant to the Exchange and Registration Rights Agreement relating to the senior subordinated notes due 2015, if the Company does not consummate a registered exchange offer for the notes by April 4, 2007, additional interest will begin to accrue as of April 5, 2007 in an amount equal to $0.05 per week per $1,000 principal amount of outstanding notes for a period of 90 days. The amount of additional interest shall increase by an additional $0.05 per week per $1,000 principal amount of outstanding notes with respect to each 90-day period for which the exchange offer is not consummated, provided that the additional interest in the aggregate shall not exceed $0.20 per week per $1,000 principal amount of outstanding notes. The Company may elect to pay such additional interest through the issuance of additional notes, as provided in the indentures relating to the notes. Additional interest will continue to accrue at $0.20 per week per $1,000 principal amount without a maximum until the exchange offer is consummated. No additional interest has been recorded at December 31, 2006.

          The Company's weighted average interest rate at December 31, 2006 was 8.1% (December 31, 2005—7.8%).

          Interest on long-term debt for the year ended December 31, 2006 was $163,250 (2005 Successor Period—$112,593; 2005 Predecessor Period—$10,902; 2004 Predecessor Year-End—$34,490).

          On April 26, 2005, Masonite entered into interest rate swap agreements to convert $1,150,000 of floating rate debt into fixed rate debt. At December 31, 2006, a total of $1,050,000 of floating rate debt has been converted into fixed rate debt, after $100 million amortized in April 2006, at an interest rate of 4.22% plus a credit spread of 2.00%. These swaps amortize over a five year period and mature in 2010. At December 31, 2006, the fair value of these agreements represented an asset of $18,953. The Predecessor had also entered into interest rate swap agreements to convert floating rate debt into fixed rate debt. The Predecessor's interest rate swaps were settled as part of the closing of the Transaction (see note 3). Pursuant to Accounting Guideline 13, "Hedging Relationships", the Company has established a hedging relationship with formal documentation between the interest rate swap and the long-term debt.

          The $7,500 long-term debt due January 4, 2007 was renegotiated on its maturity date to be repaid in full on January 3, 2008 at the same interest rate.

11.    Accounts payable and accrued expenses

	December 31, 2006	December 31, 2005
Trade payables	$153,045	$159,104
Payroll and related remittances	42,487	38,091
Customer incentives	40,516	40,330
Interest	35,887	33,716
Restructuring and severance	7,783	2,762
Other	63,964	81,400

	$343,682	$355,403

12.    Non-controlling interest

	December 31, 2006	December 31, 2005
Balance, beginning of period	$30,668	$—
Share of results	6,178	5,281
Impact of:
Acquisition of the Predecessor	—	68,922
Acquisitions	86	(24,033)
Distributions to minority shareholders	(144)	(17,775)
Foreign exchange and other	53	(1,727)

Balance, end of period	$36,841	$30,668

          Non-controlling interest decreased in the 2005 Successor Period as a result of the purchase of the remaining interests in less than wholly owned subsidiaries (see note 3). Prior to the acquisition of one of the Company's less than wholly owned subsidiaries in the 2005 Successor Period, a distribution of $17,775 was paid to the minority shareholder.

13.    Other long-term liabilities

	December 31, 2006	December 31, 2005
Advances from minority interest shareholders	$11,443	$15,088
U.S. defined benefit plan (note 15(a))	12,224	11,254
United Kingdom defined benefit plan (note 15(b))	8,670	7,941
Severances payable (a)	3,925	4,396
Notes payable issued in a business combination	1,273	6,452
U.S. post-retirement benefit plan (note 15(c))	2,053	2,021
France retirement indemnity (b)	1,493	1,334

	$41,081	$48,486

  (a)
  Severance payable:

          This amount represents the portion of severance payable to former executives and employees of the Company in 2008 and thereafter. For additional information on the severances payable, see note 17.

  (b)
  France retirement indemnity:

          The Company's subsidiaries located in France are required to provide for statutory retirement benefits to covered employees.

14.    Share capital

          Masonite is authorized to issue an unlimited number of common shares.

	December 31, 2006	December 31, 2005
Number of common shares outstanding	113,435,362	113,435,362
Share capital	$567,177	$567,177

          Upon the acquisition of the Predecessor (note 3), the Company issued 112,935,362 common shares for aggregate consideration of $564,677. A value of $5.00 was assigned to the shares upon their initial issuance to complete the Transaction. The fair value of $5.00 was determined based on the arm's length purchase price of the Predecessor and the number of common shares issued. There are no conversion or redemption features included with these common shares.

          Masonite is a wholly owned subsidiary of Holdings. As at December 31, 2006, management owns a 5.8% (December 31, 2005—6.9%) interest in Holdings. Holdings provides a stock option plan to allow management and key employees of Masonite to purchase shares of Holdings. The Predecessor also provided a stock option plan that was terminated immediately prior to the closing of the Transaction (see note 3).

          On June 30, 2005, certain executive officers and other members of management subscribed for 500,000 common shares of Holdings' pursuant to the execution of Management Stockholder Agreements for aggregate consideration received of $2,500. The 500,000 common shares subscribed for under the Management Stockholder Agreements were in connection with the Transaction, and as a result, were assigned a value of $5.00 per share, which was determined to be the fair value consistent with the value determined in the Transaction which had been recently completed. There are no conversion or redemption features included with these common shares.

          In June 2004, the Company filed a Normal Course Issuer Bid ("Share Repurchase") with the Toronto Stock Exchange to repurchase up to 4,700,000 common shares, for cancellation, over the period from June 11, 2004 to June 10, 2005. The shares were to be repurchased at the market price. The number of shares repurchased during any 30 day period was not to exceed 2% of the total outstanding common shares. During the 2004 Predecessor Year-End, the Company purchased for cancellation 100,000 of its common shares for $2,359 pursuant to its Share Repurchase program. Subsequent to December 31, 2004, the Company terminated its Share Repurchase program.

  (a)
  Masonite's stock option plan:

          Information with respect to Masonite's participation in Holdings' stock option plan is included below.

          Options to acquire shares of Holdings have a 10 year term and an exercise price of $5.00. The vesting period of the options varies with the type of option granted.

          Of the options granted in the year ended December 31, 2006 (the "2006 Options"), 1,275,000 vest equally over a 5 year period with the passage of time, and 1,275,000 options vest based on pre-established performance criteria set for each period in a 5 year period. If the performance criteria for a fiscal period are met, those options will vest accordingly. Also included as part of the performance based options criteria are cumulative targets. If the cumulative targets at the end of a subsequent fiscal period are met, options in that period, as well as previously unvested options in periods where the performance criteria were not met, become vested. In addition to the options granted above, 300,000 additional options vested immediately.

          Of the total options granted in the 2005 Successor Period (the "2005 Options"), 11,745,390 vest equally over a 5 year period with the passage of time, and 11,745,389 options vest based on pre-established performance criteria set for each period in a 5 year period. If the performance criteria for a fiscal period are met, those options will vest accordingly. Also included as part of the performance based options criteria are cumulative targets. If the cumulative targets at the end of a subsequent fiscal period are met, options in that period, as well as previously unvested options in periods where the performance criteria were not met, become vested. In addition, 1,015,000 options were granted that will vest only if specific cumulative performance targets are met at the end of a 5 year period.

December 31, 2006	Time Based Options	Performance Based Options	Cumulative Performance Options	Immediate Vesting
Number of options outstanding, beginning of period	9,114,140	9,114,139	640,000	—
Number of options granted	1,275,000	1,275,000	—	300,000
Number of options exercised	—	—	—	—
Number of options cancelled	(3,188,515)	(2,532,514)	(240,000)	—

Number of options outstanding, end of period	7,200,625	7,856,625	400,000	300,000

December 31, 2005	Time Based Options	Performance Based Options	Cumulative Performance Options	Immediate Vesting
Number of options outstanding, beginning of period	—	—	—	—
Number of options granted	11,745,390	11,745,389	1,015,000	—
Number of options exercised	—	—	—	—
Number of options cancelled	(2,631,250)	(2,631,250)	(375,000)	—

Number of options outstanding, end of period	9,114,140	9,114,139	640,000	—

	2006		2005 Successor Period
	Total Number of Options	Weighted Average Exercise Price	Total Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of period	18,868,279	$5.00	—	$—
Options granted	2,850,000	5.00	24,505,779	5.00
Options exercised	—	—	—	—
Options cancelled	(5,961,029)	5.00	(5,637,500)	5.00

Options outstanding, end of period	15,757,250	$5.00	18,868,279	$5.00

          The weighted average fair value at the grant date for the time-based, performance based and immediate vesting 2006 Options issued by Holdings was $2.03. The weighted average fair value at the grant date for the 2005 Options was $1.09.

          Information regarding the number of options outstanding by type, the average remaining contractual life, and the number of options exercisable is as follows:

	Options Outstanding		Options Exercisable
	Number Outstanding	Average Remaining Contractual Life (years)	Number Exercisable
Time based	7,200,625	8.55	1,685,000
Performance based	7,856,625	8.55	—
Cumulative performance	400,000	8.27	—
Immediate vesting	300,000	9.86	300,000

	15,757,250		1,985,000

          Although 1,685,000 time-based and 300,000 immediate vesting options have vested and are exercisable, the Option Agreement restricts option holders from exercising, selling or transferring their options until December 31, 2009 unless certain conditions occur.

          Subsequent to the year ended December 31, 2006, an additional 573,750 time-based and 573,750 performance based options were cancelled.

          The Company has determined that the total stock-based awards expense for awards granted to employees, using the minimum value method for the 2005 Options and the Black-Scholes method for the 2006 Options, was $2,031 in the year ended December 31, 2006 (2005 Successor Period—$2,956). The determination of total stock-based awards was adjusted for options that have been cancelled and or are not expected to vest. The assumptions used in the determination of the fair value of stock options are as follows:

	2006 Options	2005 Options
Risk-free rate	4.7%	4.1%
Expected dividend yield	0%	0%
Expected volatility of the market price of the Company's shares	32%	0%
Expected option life (in years)	6	6
  (b)
  Predecessor's stock option plan:

          Information with respect to the Predecessor's stock option plan is included below.

          The term of each Predecessor option to acquire shares of the Predecessor was 10 years and the vesting period was three years. The exercise price for options was the closing share price of the

  Predecessor's shares on the Toronto Stock Exchange on the day prior to the grant date. The options had expiry dates through 2013.

          In connection with the Transaction, all options to purchase Predecessor common shares that were outstanding immediately prior to the close of the Transaction were cancelled and extinguished for consideration in an amount equal to the difference between the consideration of Cdn$42.25 per share and the exercise price. This difference resulted in an aggregate cash payment of $47,801 subsequent to April 6, 2005, of which $46,895 was recognized as equity compensation settlement expense and is included in other expense on the Predecessor's statement of operations. As at April 6, 2005, the Predecessor's stock option plan was terminated.

	2005 Predecessor Period		2004 Predecessor Year-End
	Total Number of Options	Weighted Average Exercise	Total Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of period	2,275,678	$13.75	2,743,750	$12.20
Options granted	—	—	—	—
Options exercised	(23,000)	20.37	(462,732)	10.27
Options cancelled	(2,252,678)	13.57	(5,340)	19.43

Options outstanding, end of period	—	$—	2,275,678	$13.75

          There were no stock options granted in the 2005 Predecessor Period or the 2004 Predecessor Year-End.

          In 2003, the Predecessor adopted, on a prospective basis, the requirements for fair value accounting for options granted to employees. For the options granted in 2003, the Predecessor recognized $229 of compensation expense in the 2005 Predecessor Period (2004 Predecessor Year-End—$396). For the Predecessor options granted in 2002, the pro forma disclosure relating to the compensation expense of the Predecessor is as follows:

	2005 Predecessor Period	2004 Predecessor Year-End
Net (loss) income as reported	$(30,665)	$127,951
Add (deduct): Stock-based award costs using fair value method, net of tax	1,116	(512)

Pro forma net (loss) income	$(29,549)	$127,439

  (c)
  Other Predecessor stock option plan:

          In 2004, the Predecessor implemented a Full Value Incentive Plan. This plan replaced the one-time grant of Restricted Share Units ("RSUs") and Deferred Share Units ("DSUs") that occurred in 2003. Under this plan, certain of the awards were RSUs that were subject to certain performance criteria. The balance of the awards were DSUs which vested in equal annual instalments over a five year period. Total compensation expense recorded in the consolidated statement of operations for the two plans in the 2004 Predecessor Year-End was $5,552.

          As a result of the Transaction (see note 3), all vested and unvested RSUs and DSUs were accelerated and settled for cash consideration totaling $16,185, of which $10,757 was recorded as equity compensation settlement expense, and is included in other expense, net, in the Predecessor 2005 Period's consolidated statement of operations, as described in note 17. As at April 6, 2005, the Full Value Incentive Plan was terminated.

15.    Employee future benefits

  (a)
  U.S. defined benefit plan:

          The Predecessor had a defined benefit plan covering approximately 2,000 employees in the United States, which was assumed by Masonite as part of the Transaction. Benefits under the plan were largely curtailed in 2003, and are a function of compensation levels, benefit formulas and years of service. The Company accrues the expected costs of providing plan benefits during the periods in which the employees render service. The measurement date used for the accounting valuation for the defined benefit plan was December 31, 2006, while the most recent actuarial valuation was updated to January 1, 2006. Information about the defined benefit plan is as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Pension expense
Current service cost	$1,194	$810	$297	$864
Interest cost	4,307	3,103	907	3,225
Expected return on plan assets	(4,531)	(3,387)	(1,158)	(4,518)
Amortization of prior service cost	—	—	91	—

Net pension expense	$970	$526	$137	$(429)

          Information with respect to the assets and liabilities in the U.S. defined benefit plan is as follows:

	2006	2005 Successor Period
Pension asset:
Fair value of plan assets, beginning of period	$66,007	$65,490
Actual return on plan assets	5,478	2,564
Benefits paid	(3,349)	(1,814)
Administrative expenses paid	(457)	(233)

Fair value of plan assets, end of period	$67,679	$66,007

	2006	2005 Successor Period
Pension liability:
Accrued benefit obligation, beginning of period	$78,051	$76,218
Current service cost	1,194	810
Interest cost	4,307	3,103
Actuarial gain	(1,169)	(33)
Benefits paid	(3,349)	(1,814)
Administrative expenses paid	(457)	(233)

Accrued benefit obligation, end of period	$78,577	$78,051

          A reconciliation of the net accrued benefit obligation is as follows:

	2006	2005 Successor Period
Reconciliation to net accrued benefit obligation:
Accrued benefit obligation, end of period	$(78,577)	$(78,051)
Fair value of plan assets, end of period	67,679	66,007
Unamortized actuarial (gain) loss	(1,326)	790

Net accrued benefit obligation, end of period	$(12,224)	$(11,254)

          Pension fund assets are invested primarily in equity and debt securities. Asset allocation between equity and debt securities and cash is adjusted based on the expected life of the plan and the expected retirement of the plan participants. Information with respect to the amounts and types of securities that are held in the plans assets are as follows:

	December 31, 2006		December 31, 2005
Information on Plan Assets
	Amount	% of Total Plan	Amount	% of Total Plan
Equity securities	$33,298	49.2%	$27,855	42.2%
Debt securities	34,313	50.7%	38,086	57.7%
Other	68	0.1%	66	0.1%

	$67,679	100.0%	$66,007	100.0%

          Under the Company's investment policy and strategy, plan assets are invested to achieve a fully funded status based on actuarial calculations, maintain a level of liquidity that is sufficient to pay benefit and expense obligations when due, maintain flexibility in determining the future level of contribution and to maximize returns within the limits of risk. The target asset allocation for plan assets in the defined benefit plan is as follows:

Target Asset Allocation
Equity securities	30 – 40%
Debt securities	60 – 70%
Other	0 – 5%

          The Company's pension funds are not invested directly in the equity of Masonite, but may have been invested indirectly as a result of inclusion of Masonite in certain market investment funds during the period in which Masonite was a public company.

          The weighted average actuarial assumptions for the year ended December 31, 2006, the 2005 Successor Period, the 2005 Predecessor Period and the 2004 Predecessor Year-End adopted in measuring the Company's accrued benefit obligations and costs were as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Discount rate for:
Accrued benefit obligation	5.75%	5.50%	6.00%	6.00%
Net periodic pension cost	5.50%	5.50%	6.00%	6.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%	7.00%

          The rate of compensation increase for the accrued benefit obligation and net periodic pension cost for the U.S. defined benefit plan is not applicable, as benefits under the plan are not affected by compensation increases.

  (b)
  United Kingdom defined benefit plan:

          The Company also has a defined benefit plan in the United Kingdom ("U.K."), which has been curtailed in prior years. The measurement date used for the accounting valuation for the defined benefit plan was December 31, 2006, while the most recent actuarial valuation was updated to March 31, 2005. Information about the defined benefit plan in the U.K. is as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Pension expense
Interest cost	$1,238	$853	$260	$1,036
Expected return on plan assets	(1,061)	(671)	(258)	(1,056)
Amortization of actuarial losses	—	—	24	46

Net pension expense	$177	$182	$26	$26

          Information with respect to the assets and liabilities in the United Kingdom defined benefit plan is as follows:

	2006	2005 Successor Period
Pension asset:
Fair value of plan assets, beginning of period	$15,836	$13,812
Actual return on plan assets	1,178	2,041
Employer contributions	478	208
Benefits paid	(475)	(225)
Exchange impact	2,173	—

Fair value of plan assets, end of period	$19,190	$15,836

	2006	2005 Successor Period
Pension liability:
Accrued benefit obligation, beginning of period	$22,407	$21,779
Interest cost	1,238	853
Benefit payments	(475)	(225)
Actuarial gain	1,128	—
Exchange impact	3,089	—

Accrued benefit obligation, end of period	$27,387	$22,407

          A reconciliation of the net accrued benefit obligation is as follows:

	2006	2005 Successor Period
Reconciliation to net accrued benefit obligation:
Accrued benefit obligation, end of period	$(27,387)	$(22,407)
Fair value of plan assets, end of period	19,190	15,836
Unamortized actuarial gain	(473)	(1,370)

Net pension accrued benefit obligation, end of period	$(8,670)	$(7,941)

          The weighted average actuarial assumptions for the year ended December 31, 2006, the 2005 Successor Period, the 2005 Predecessor Period and the 2004 Predecessor Year-End adopted in measuring the Company's accrued benefit obligations and costs were as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Discount rate for:
Accrued benefit obligation	5.25%	5.25%	6.00%	6.00%
Net period pension cost	5.25%	5.25%	6.00%	6.00%
Rate of compensation increase for:
Accrued benefit obligation	n/a	n/a	2.60%	2.60%
Net period pension cost	n/a	n/a	2.60%	2.60%
Expected long-term rate of return on plan assets	6.50%	6.50%	7.50%	7.50%

          The rate of compensation increase for the accrued benefit obligation and net pension cost for the United Kingdom defined benefit plan is not applicable, as the plan was largely curtailed in 2005, and benefits under the plan are not affected by compensation increases.

          The expected long-term rate of return on plan assets is based on projected rates of return for current and planned asset classes in the plan's investment portfolio. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio is developed considering the effects of active portfolio management and expenses paid from plan assets. Under the Company's investment policy and strategy, plan assets are invested to achieve a fully funded status based on actuarial calculations, maintain a level of liquidity that is sufficient to pay benefit and expense obligations when due, maintain flexibility in determining the future level of contributions and to maximize returns within the limits of risk.

  (c)
  U.S. post-retirement benefit plan:

          The Predecessor maintained a contributory retiree medical plan and a limited non-contributory life insurance benefit covering approximately 350 employees in the United States, which was assumed by Masonite as a result of the Transaction. The plan contains features such as co-insurance, co-pays and deductibles. The plan is unfunded with benefits and contributions subject to change. The measurement date used for the accounting valuation for the post-retirement benefit plan was updated to December 31, 2006. Information about the post-retirement benefit plans is as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Post-retirement benefits expense (income)
Current service cost	$101	$111	$33	$182
Interest cost	88	84	27	153
Amortization of net settlement gain	(27)	—	(33)	(116)
Curtailment gain	—	—	—	(2,015)
Benefits paid	—	—	—	(11)

Post-retirement benefits expense (income)	$162	$195	$27	$(1,807)

          A reconciliation of the post-retirement liability is as follows:

	2006	2005 Successor Period
Reconciliation to post-retirement liability:
Accrued benefit obligation, beginning of period	$2,021	$2,058
Current service cost	101	111
Interest cost for the period	88	84
Benefits paid during the period	(221)	(92)
Administrative expenses paid during the period	—	(140)
Unamortized actuarial gain	64	—

Accrued benefit obligation, end of period	$2,053	$2,021

          The accrued benefit obligation is included in other long-term liabilities on the balance sheet.

          The impact of a 1% increase and a 1% decrease in health care cost trend rates would be as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
1% increase in health care cost rates:
Accrued benefit obligation, end of period	$1,615	$2,219	$1,936	$1,936
Change in accrued benefit obligation	61	198	159	159
1% decrease in health care cost rates:
Accrued benefit obligation, end of period	$1,503	$1,859	$1,646	$1,646
Change in accrued benefit obligation	(51)	(162)	(131)	(131)

          The significant actuarial assumptions adopted in measuring the Company's accrued benefit obligations at year-end are as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Discount rate for:
Accrued benefit obligation	5.75%	5.50%	6.00%	6.00%
Net periodic post-retirement cost	5.50%	5.50%	6.00%	6.00%
Health care trend rate for:
Accrued benefit obligation	8.00%	5.50%	5.00%	5.00%
Net periodic post-retirement cost	8.00%	5.00%	5.00%	5.00%
Ultimate year trend rate for:
Accrued benefit obligation	5.00%	5.00%	5.00%	5.00%
Net periodic post-retirement cost	5.00%	5.00%	5.00%	5.00%

          The rate of compensation increase for the accrued benefit obligation and net post-retirement cost for the U.S. post-retirement benefit plan is not applicable, as the plan was largely curtailed in 2003, and benefits under the plan are not affected by compensation increases.

          The ultimate health care trend rate of 5.00% was expected to be achieved in 2010.

          As at December 31, 2006, the estimated future benefit payments and expected contributions for the years ended December 31 are as follows:

	Defined Benefit Plans	Post-retirement Benefits
Estimated Future Benefit Payments:
2007	$2,538	$52
2008	2,851	65
2009	3,242	86
2010	3,427	109
2011	3,825	137
2012 through 2016	24,184	828
Expected Contributions:
2007	$1,782	$52

          The expected long-term rate of return on plan assets is based on projected rates of return for current and planned asset classes in the plan's investment portfolio. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio is developed considering the effects of active portfolio management and expenses paid from plan assets.

16.    Commitments and contingencies

          Masonite has entered into forward foreign currency contracts to hedge foreign currency risk. At December 31, 2006, unrealized gains totalled $14 (December 31, 2005—$137) and unrealized losses totalled $56 (December 31, 2005—$26). The Company had the following outstanding foreign exchange forward contracts representing commitments to buy and sell foreign currencies at December 31, 2006:

Year of Maturity	Currency Sold	Amount Sold	Currency Purchased	Weighted Average Rate
2007	USD	4,205	CAD	1.1415
2007	USD	2,839	ZAR	7.1734
2007	ZAR	8,304	EUR	0.103

          For lease agreements that provide for escalating rent payments or rent-free occupancy periods, the Company recognizes rent expense on a straight line basis over the non-cancellable lease term and any option renewal period where failure to exercise such option would result in an economic penalty in such amount that renewal appears, at the inception of the lease, to be reasonably assured. The lease term commences on the date when all conditions precedent to the Company's obligation to pay rent are satisfied. The leases generally contain provisions for 1 to 3 renewal options of 5 years each. Future minimum payments, in the twelve month periods ending

  December 31, under non-cancellable operating leases with initial or remaining terms of one year or more consisted of the following:

2007	$24,925
2008	18,014
2009	13,681
2010	11,573
2011	9,483
Thereafter	36,828

$114,504

          Total rent expense, including non-cancellable operating leases as well as month-to-month leases, incurred in the year ended December 31, 2006 was $36,905 (2005 Successor Period—$25,573; 2005 Predecessor Period—$7,884; 2004 Predecessor Year-End—$29,001).

          Masonite has provided standard indemnifications to its landlords under certain property lease agreements for claims by third parties in connection with its use of the premises. The maximum amount of these indemnifications cannot be reasonably estimated due to their nature. Historically, neither the Company nor the Predecessor made any significant payments relating to such indemnifications.

          In addition to the above indemnifications, Masonite has also provided routine indemnifications, whose terms range in duration and often are not explicitly defined. These may include indemnifications against adverse effects to changes in tax laws and patent infringements by third parties. The maximum amounts from these indemnifications cannot be reasonably estimated. In some cases, Masonite has recourse against other parties to mitigate its risk of loss from these indemnifications. Historically, the Predecessor did not make significant payments relating to these types of indemnifications.

          The Company is involved in various claims and legal actions. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or liquidity.

17.    Other expense, net

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Asset impairment (a)	$16,853	$—	$—	$2,919
Restructuring and severance (b)	14,444	7,513	1,660	7,530
Loss (income) on disposal of property, plant and equipment (c)	6,792	2,414	118	(5,145)
Equity compensation settlement expense (d)	—	—	57,742	—
Insurance proceeds (e)	(370)	—	—	—
Transaction costs (f)	—	12,083	7,155	2,500
Other (g)	1,270	590	(292)	(101)

	$38,989	$22,600	$66,383	$7,703

  (a)
  Asset impairment:

          As a result of the consolidation of certain facilities and the discontinuation of product lines, the Company tested the related property, plant and equipment for impairment. After determining that the undiscounted cash flows were lower than the carrying value for these fixed assets, the Company used a discounted cash flow approach to determine that an impairment charge of $16,853 was required to reduce the carrying value of these fixed assets to their net realizable value. There was no impairment charge in the 2005 Successor or 2005 Predecessor Periods, and a $2,919 charge in the 2004 Predecessor Period.

  (b)
  Restructuring and severance expenses:

          The restructuring and severance expense for the year ended December 31, 2006 relate to the closure of four manufacturing facilities in North America as well as selected headcount reductions that occurred towards the end of September. Two of the closures were announced in the first quarter, while the other two were announced in the second quarter. Also included are severance benefits for certain former senior executives of the Company.

          In 2004, the Predecessor closed a non-core North American operation and undertook a program of standardizing its entry door product offering, which resulted in the closure of two manufacturing facilities. The first closure was completed in early 2004, and the second was announced in late 2004 and was completed in the first quarter of 2005. Also included are transfer and severance costs related to employee consolidation in the Company's United States headquarters. The costs incurred in fiscal 2004 are included in other expense, net, on the consolidated statement of operations. In the 2005 Predecessor Period, additional cost of $1,660 were incurred that related to the closure of the second facility.

          The following tables detail the activity in the accrued restructuring liability for the year ended December 31, 2006 and the period from February 2, 2005 to December 31, 2005:

	Provision December 31, 2005	Provision During 2006	Payments During 2006	Provision December 31, 2006
Reduction in staff levels	$—	$8,451	$3,552	$4,899
Executive and management compensation	7,158	3,337	3,816	6,679
Mobile, Alabama plant closure	—	999	999	—
Woodbridge, Ontario plant closure	—	1,497	1,367	130
Corning, California plant closure	—	437	437	—
Dickson, Tennessee plant closure	—	279	279	—

	$7,158	$15,000	$10,450	$11,708

          Included in the provision column in the table above is $556 (2005 Successor Period—$142) in charges related to the accretion of previously discounted severance liability. The current portion of the accrued restructuring liability is included in accounts payable and accrued expenses on the balance sheet, with the long-term portion recorded in other long-term liabilities.

	Provision February 2, 2005	Provision During the 2005 Successor Period	Payments During the 2005 Successor Period	Provision December 31, 2005
Executive and management compensation	$—	$7,513	$355	$7,158
  (c)
  Loss (income) on disposal of property, plant and equipment:

          For the year ended December 31, 2006, the Company disposed of idle property, plant and equipment, as well as other machinery and equipment for cash consideration of $20,541. The disposal of these assets resulted in a net loss of $6,792, which is included in other expense, net.

          In the 2005 Successor Period, the Company disposed of idle property, plant and equipment, as well as other machinery and equipment for cash consideration of $9,197. The disposal of these assets resulted in a net loss of $2,414, which is included in other expense, net.

          In the 2005 Predecessor Period, the Company disposed of idle property, plant and equipment, as well as other machinery and equipment for cash consideration of $403. The disposal of these assets resulted in a net loss of $118, which is included in other expense, net.

          During the 2004 Predecessor Year-End, the Company disposed of idle property, plant and equipment, as well as other machinery and equipment for cash consideration of $10,381. The disposal of these assets resulted in a net gain of $5,145, which is included in other expense, net.

  (d)
  Equity compensation settlement expense:

          As a result of the affirmative shareholder vote on the Transaction, previously unrecognized compensation costs for vested and unvested stock options, as well as previously unrecognized compensation costs for unvested RSUs and DSUs were settled in cash, resulting in a charge to the statement of operations in the 2005 Predecessor Period in the amount of $57,742.

  (e)
  Insurance proceeds:

          These proceeds were received from the Company's insurance provider, as a result of claims made by the Company on account of the hurricanes that impacted operations at numerous facilities in the southeastern United States in 2005.

  (f)
  Transaction costs:

          As part of the Transaction (see note 3), certain legal, accounting and other costs were incurred that were not eligible to be capitalized as part of the purchase price and were expensed. Also included in transaction costs in the 2005 Successor Period is $5,000 of compensation awarded to management in connection with the Transaction. Of this amount $2,500 was issued in the form of shares of Holdings.

  (g)
  Other:

          These costs are primarily related to the translation gains or losses on long-term debt denominated in currencies other than the United States dollar. Also included in this account in the 2005 Predecessor Period and the 2004 Predecessor Year-End are equity (income) losses on investments.

18.    Income taxes

	2006	2005 Successor Period (Restated—note 2)	2005 Predecessor Period	2004 Predecessor Year-End
Current	$12,828	$12,861	$5,533	$13,155
Future	(28,484)	(29,146)	(13,849)	29,498

	$(15,656)	$(16,285)	$(8,316)	$42,653

          The effective rates of income taxes provided in the consolidated statements of operations vary from the combined Canadian federal and provincial statutory income tax rates as follows:

	2006		2005 Successor Period (Restated — note 2)
	Amount	Percent of pre-tax income	Amount	Percent of pre-tax income
Income tax computed at statutory income tax rate	(14,948)	34.1%	$(27,069)	33.5%
Reduction in rate of tax due to income earned in foreign jurisdictions	(21,948)	50.0%	(13,971)	17.3%
Change in valuation allowance	12,969	(29.6)%	14,434	(17.9%)
Other	8,271	(18.8)%	10,321	(12.8%)

	(15,656)	35.7%	(16,285)	20.1%

	2005 Predecessor Period		2004 Predecessor Year-End
	Amount	Percent of pre-tax income	Amount	Percent of pre-tax income
Income tax computed at statutory income tax rate	$(12,613)	33.5%	$59,621	33.6%
Reduction in rate of tax due to income earned in foreign jurisdictions	(6,367)	16.9%	(14,728)	(8.3%)
Change in valuation allowance	2,639	(7.0%)	(239)	(0.1%)
Other	8,025	(21.3%)	(2,001)	(1.2%)

	$(8,316)	22.1%	$42,653	24.0%

          Future income tax assets arise from available income tax losses and future income tax deductions. The Company's ability to use these income tax losses and future income tax deductions is dependent upon the results of the operations of the Company in the tax jurisdictions in which such losses or deductions arose. The tax effects of temporary differences that give rise to significant portions of the future tax assets and liabilities are as presented below:

	2006	2005 Successor Period (Restated—note 2)
Future tax assets:
Non-capital loss carryforwards	$85,363	$68,512
Pension and post-retirement liability	8,828	8,126
Amounts currently not deductible for tax purposes	21,281	22,984
Other	16,023	14,575

	131,495	114,197
Valuation allowance	(37,113)	(24,581)

	94,382	89,616
Future tax liabilities:
Plant and equipment	(112,819)	(135,094)
Intangibles	(127,224)	(134,442)
Unrealized foreign exchange gain	(7,047)	(7,901)
Other	(5,714)	(3,257)

	(252,804)	(280,694)

Net future tax liability	$(158,422)	$(191,078)

          The Company currently has future tax assets in certain jurisdictions resulting from net operating losses and other deductible temporary differences, which will reduce taxable income in these jurisdictions in future periods. The Company has determined that a valuation allowance of $37,113 is required in respect of its future income tax assets as at December 31, 2006 (December 31, 2005—$24,581). The Company has provided valuation allowances for future tax benefits resulting from net operating loss carry forwards and other carryforward attributes arising in Canada, the U.S., and certain countries in South America, Eastern Europe and Asia. The Company expects to record a valuation allowances on future tax assets arising in these jurisdictions until a sustained level of taxable income is reached.

          The Company has not recognized a future tax liability for the undistributed earnings of its foreign subsidiaries in the current and prior years as the Company currently does not expect those undistributed earnings to reverse and to become taxable in the foreseeable future. A future tax liability will be recognized when the Company expects that it will recover those undistributed earnings in a taxable manner, such as sale of the investment or through receipt of dividends. Such liability is not reasonably determinable at the present time.

          The Canadian and foreign components of (loss) income before taxes and the applicable provision for income taxes are as follows:

	2006	2005 Successor Period (Restated — note 2)	2005 Predecessor Period	2004 Predecessor Year-End
(Loss) income before taxes
Canada	$(72,548)	$(68,094)	$(40,304)	$24,513
Foreign	28,736	(12,710)	2,653	152,930

	(43,812)	(80,804)	(37,651)	177,443
Current income tax provision
Canada	1,653	6,284	8,580	2,779
Foreign	11,175	6,577	(3,047)	10,376

	12,828	12,861	5,533	13,155
Future income tax provision
Canada	(16,025)	(21,849)	(13,906)	5,015
Foreign	(12,459)	(7,297)	57	24,483

	(28,484)	(29,146)	(13,849)	29,498

Total provision	$(15,656)	$(16,285)	$(8,316)	$42,653

          The losses carried forward for tax purposes available to reduce future income taxes amount to $230,899. The Company can utilize these losses against future taxable income as follows:

	Canada	Foreign	Total
2007	$—	$5,292	$5,292
2008	—	3,976	3,976
2009	—	2,274	2,274
2010	—	4,195	4,195
2011	—	5,226	5,226
2012	—	—	—
2013	—	—	—
Thereafter	111,232	71,047	182,279
Indefinitely	—	27,657	27,657

	111,232	119,667	230,899
Tax losses for which a tax benefit has been accounted for as a future tax asset	(89,842)	(36,692)	(126,534)

Tax losses for which a valuation allowance has been established	$21,390	$82,975	$104,365

19.    Supplemental cash flow information

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Transactions involving cash:
Interest paid, net of interest received	$171,873	$86,826	$12,729	$37,158
Income taxes paid	12,006	7,484	2,422	29,816
Income tax refunds	4,138	10,676	167	8,534
Non-cash transactions:
Issuance of shares of Holdings as compensation	—	2,500	—	—
Issuance of notes payable as part of acquisitions	—	7,826	—	—

20.    Variable Interest Entities

          Certain of the Predecessor's investments were consolidated beginning in fiscal 2004 as they represented VIE's and the Predecessor was determined to be the primary beneficiary of the investments. As a result, their operating results have been consolidated.

          The Company is the primary beneficiary of two VIE's that manufacture semi-finished products for use in the Company's other manufacturing operations. The majority of the semi-finished products produced by the VIE are contractually obligated to be sold to the Company to be used in other manufacturing operations.

          The liabilities of the VIE's consolidated by the Company represent claims against the specific assets of the VIE's, and not additional claims on the Company's general assets. There is no recourse available to the creditors of the VIE against the Company.

          The impact of consolidating these investments as VIE's on the consolidated balance sheet is as follows:

	December 31, 2006	December 31, 2005
Current assets	$12,228	$15,801
Property, plant and equipment	77,722	81,895
Goodwill	584	584
Long-term future income taxes	19,715	18,018
Current liabilities	4,231	6,942
Long-term debt	10,700	18,884
Other long-term liabilities	6,990	10,550
Non-controlling interest	30,206	25,076
Net investment by the Company	(58,122)	(54,846)

21.    Investments in Joint Ventures

          The 50% investment in the door manufacturing facility in Malaysia (as described in note 3) is accounted for under the proportionate consolidation method, as it represents a jointly controlled enterprise. In addition, the 45% investment in the manufacturing facility made in the 2004 Predecessor Year-End is also accounted for under the proportionate consolidation method as it represents a jointly controlled operation. The following table summarizes the Company's proportionate share of investments that are included in these consolidated financial statements. Net sales include intercompany sales from the jointly controlled operations to the Company in the amount of $11,035 in 2006, $8,191 in the 2005 Successor Period, $2,753 in the 2005 Predecessor

  Period and $5,009 in the 2004 Predecessor Year-End. All intercompany transactions have been eliminated on consolidation.

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Statement of operations:
Net sales	$16,111	$10,963	$3,591	$6,437
Costs and expenses	14,545	10,286	3,117	5,386
Earnings before income taxes	1,566	677	474	1,051
Statement of cash flows:
Cash flows from operating activities	3,554	825	998	1,117
Cash flows from investing activities	(438)	(188)	(145)	(377)
Cash flows from financing activities	—	59	(59)	—
	December 31, 2006	December 31, 2005
Balance sheets:
Current assets	$5,298	$4,409
Non-current assets	10,734	11,757

Total assets	$16,032	$16,166
Current liabilities	2,299	1,216
Non-current liabilities	—	—

Equity	$13,733	$14,950

22.    Segmented Information

          The Company manages its operations on a geographic basis and determines its operating segments accordingly. In conjunction with the Transaction, a majority of the existing long-term debt was repaid, and the Company entered into new debt facilities. These new debt facilities contain certain covenants which are calculated using an adjusted earnings measure defined as earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") as defined in the credit agreement. Prior to the Transaction and the new debt facilities, the performance of each geographic segment was measured on the basis of operating income. As a result of the new debt facilities, the performance measurement of each of the geographic segments was changed and is now evaluated and monitored on the basis of sales and Adjusted EBITDA. Defined adjustments (as defined in the Senior Secured Credit Facilities Agreement), as shown on the following table, include (but are not limited to) items such as extraordinary gains or losses and unusual or non-recurring charges, non-cash charges related to stock-based awards, gains or losses on asset sales, disposals or abandonments, restructuring charges, management fees paid to KKR, impairment charges on intangible assets, and all taxes upon capital and/or assets that are not in the nature of income taxes.

          Intersegment transfers are negotiated as if the transactions were to third parties, at market prices. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Certain information with respect to geographic segments is as follows:

	2006	2005 Successor Period (Restated—note 2)
Geographic segment data
Sales:
North America	$1,899,396	$1,445,251
Europe and Other	644,239	458,033
Intersegment	(79,164)	(74,901)

	2,464,471	1,828,383

Adjusted EBITDA:
North America	236,122	156,765
Europe and Other	96,460	71,995

	332,582	228,760

Defined adjustments:
Receivables transaction charges	7,932	5,296
Inventory purchase accounting adjustment	—	21,753
Hurricanes impact	(654)	7,862
United Kingdom fire	—	1,565
Inventory losses	11,539	8,419
Acquisitions impact (including synergies)	—	7,314
Stock-based awards	2,031	2,956
Franchise and capital taxes	2,211	2,704
Foreign exchange gains	(1,082)	(2,862)
KKR management fees	2,105	1,503
Facility closures and realignments	1,889	358
Pension and post-retirement expense and funding, net	623	903
Other	3,553	1,859

	30,147	59,630
Depreciation	88,992	60,338
Amortization of intangible assets	35,650	29,915
Interest	182,616	137,081
Other expense, net	38,989	22,600
Income taxes	(15,656)	(16,285)
Non-controlling interest	6,178	5,281

	366,916	298,560

Net loss	$(34,334)	$(69,800)

	2005 Predecessor Period	2004 Predecessor Year-End
Geographic segment data
Sales:
North America	$473,436	$1,760,317
Europe and Other	143,986	487,625
Intersegment	(17,307)	(48,077)

	600,115	2,199,865

Adjusted EBITDA:
North America	44,663	240,102
Europe and Other	24,966	79,276

	69,629	319,378

Defined adjustments:
Receivables transaction charges	1,218	1,763
United States fire	5,043	—
Facility closures and realignments	1,798	—
Hurricanes impact	—	1,800
Acquisitions impact (including synergies)	2,179	13,126
Stock-based awards	—	5,948
Franchise and capital taxes	344	1,603
Foreign exchange (gains) losses	(1,338)	200
Craftmaster contract termination	1,250	10,200
Pension and post-retirement expense (income) and funding, net	190	(2,527)

	10,684	32,113
Depreciation	17,919	58,520
Amortization of intangible assets	1,093	4,067
Interest	11,201	39,532
Other expense, net	66,383	7,703
Income taxes	(8,316)	42,653
Non-controlling interest	1,330	6,839

	100,294	191,427

Net (loss) income	$(30,665)	$127,951

	December 31, 2006	December 31, 2005
Identifiable assets:
North America	$2,428,236	$2,646,860
Europe and Other	571,850	493,778
Corporate assets, including cash	164,426	156,667

	$3,164,512	$3,297,305

          The consolidated financial information of the Predecessor in the 2005 Predecessor Period and the 2004 Predecessor Year-End presented above is not comparable in all respects to those presented in 2006 and the 2005 Successor Period as a result of the application of purchase accounting adjustments as described in note 3.

          The Company derives revenue from two major product lines, interior and exterior products as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Sales:
Interior products	$1,625,040	$1,149,553	$409,418	$1,364,683
Exterior products	839,431	678,830	190,697	835,182

	$2,464,471	$1,828,383	$600,115	$2,199,865

          The Company does not review or analyze its two major product lines below net sales.

          Information about geographic areas, exceeding 5% of consolidated net sales, is as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Sales to all external customers from facilities in:
Canada	$369,349	$295,192	$84,284	$361,362
United States	1,462,545	1,136,377	349,559	1,329,070
United Kingdom	194,603	138,613	51,276	201,511
France	152,573	99,402	38,969	123,052

          Additional segmented information, exceeding 5% of consolidated property, plant and equipment and goodwill is as follows:

	December 31, 2006	December 31, 2005
Property, plant and equipment:
Canada	$108,045	$132,036
United States	387,683	426,603
Other	12,467	10,252

North America	$508,195	$568,891
Ireland	130,310	130,318
United Kingdom	62,307	63,236
Chile	54,709	57,041
Malaysia	44,736	44,167
France	42,816	44,311
Other	30,503	32,789

Europe and Other	365,381	371,862

	$873,576	$940,753

Goodwill:
Canada	185,178	180,240
United States	730,612	739,870
Other	—	—

North America	$915,790	$920,110
Europe and Other	53,690	48,657

	$969,480	$968,767

          Total sales to one customer within the North American segment for the year ended December 31, 2006 was $610,760 (2005 Successor Period–$503,028; 2005 Predecessor Period–$148,271; 2004 Predecessor Year-End–$593,716).

          Included in accounts receivable are balances owing from one customer of $12,576 as of December 31, 2006 (December 31, 2005—$5,375).

          Segmented export sales are as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
Sales:
North America	$10,522	$12,139	$4,558	$14,295
Europe and Other	74,288	85,852	14,454	61,305

	$84,810	$97,991	$19,012	$75,600

          Transfers between geographic regions and product lines are generally accounted for at prices meant to approximate those charged to customers outside the enterprise.

          Depreciation and amortization of intangible assets are as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
North America	$92,462	$66,916	$12,964	$43,629
Europe and Other	32,180	23,337	6,048	18,958

	$124,642	$90,253	$19,012	$62,587

          Capital expenditures are as follows:

	2006	2005 Successor Period	2005 Predecessor Period	2004 Predecessor Year-End
North America	$37,148	$53,800	$11,567	$54,674
Europe and Other	12,421	16,008	834	15,574

	$49,569	$69,808	$12,401	$70,248

23.    Related party transactions

          In connection with the Transaction (see note 3), Masonite paid KKR a $30,000 fee for services provided in completing the Transaction, plus out of pocket costs of $547, all of which was capitalized as part of the Transaction. The Company has also entered into an agreement to pay KKR annual management fees of $2,000 for services provided, which are payable quarterly in advance and subject to a 5% increase each year. For the 2006 Successor Period, the Company paid KKR fees of $2,105 (2005 Successor Period—$1,503; 2005 Predecessor Period—$nil; 2004 Predecessor Year-End—$nil) in accordance with the management fee agreement.

          In addition, the Company incurred costs of $2,856 for the year ended December 31, 2006 (2005 Successor Period—$700; 2005 Predecessor Period—$nil; 2004 Predecessor Year-End—$nil) for fees paid to Capstone Consulting ("Capstone") for services provided during the Successor Periods, and have engaged Capstone on a per-diem basis for management consulting services.

  Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone.

24.    Fair value of financial instruments

  (i)
  Financial instruments

          The Company utilizes certain financial instruments, principally interest rate swap contracts and forward currency exchange contracts to manage the risk associated with fluctuations in interest rates and currency exchange rates. Interest rate swap contracts are used to reduce the impact of fluctuating interest rates on the Company's long-term debt, and forward currency exchange contracts are used to reduce the impact of fluctuating exchange rates on the Company's purchases of materials and sale of goods in foreign currencies.

          The carrying value and fair value of these financial instruments, where there are differences, are as follows:

December 31, 2006	Carrying Value Asset (Liability)	Fair Value Asset (Liability)
Long-term debt	$(1,955,779)	$(1,870,139)
Interest rate swaps	2,258	18,953
Forward foreign currency contracts	—	(42)

	$(1,953,521)	$(1,851,228)

December 31, 2005	Carrying Value Asset (Liability)	Fair Value Asset (Liability)
Long-term debt	$(1,976,462)	$(1,941,700)
Interest rate swaps	(30)	15,874
Forward foreign currency contracts	—	111

	$(1,976,492)	$(1,925,715)

  (ii)
  Credit risk

          Credit risk arises from the potential default of a customer in meeting its financial obligations to the Company. The Company had credit evaluation, approval and monitoring processes, including credit insurance, intended to mitigate potential credit risk. The Company evaluates the collectibility of accounts receivable and records an allowance for doubtful accounts, which reduces the receivables to the amount management believes will be collected. The allowance for doubtful accounts as at December 31, 2006 was $3,999 (December 31, 2005—$2,132).

25.    Reconciliation of Canadian and United States generally accepted accounting principles

          These consolidated financial statements have been prepared in accordance with Canadian GAAP which differs in certain respects from United States GAAP. The following is a summary of the effect of significant differences between United States and Canadian GAAP on the Company's consolidated financial statements.

          If United States GAAP were applied, net (loss) income for 2006, the 2005 Successor Period, the 2005 Predecessor Period and the 2004 Predecessor Year-End would be adjusted as follows:

	2006	2005 Successor Period (Restated—note 2)	2005 Predecessor Period	2004 Predecessor Year-End
Net (loss) income based on Canadian GAAP	$(34,334)	$(69,800)	$(30,665)	$127,951
Effect of EITF 88-16 (i)	(4)	304	—	—
Effect of SFAS 133 (ii)	—	—	1,373	6,636
Tax effect on US GAAP adjustments	(21)	(150)	(453)	(1,888)

Net (loss) income based on United States GAAP	$(34,359)	$(69,646)	$(29,745)	$132,699

          Comprehensive (loss) income under United States GAAP is as follows:

	2006	2005 Successor Period (Restated—note 2)	2005 Predecessor Period	2004 Predecessor Year-End
Net (loss) income based on United States GAAP	$(34,359)	$(69,646)	$(29,745)	$132,699
Effect of SFAS 130 (iv)	23,967	(7,984)	(20,406)	53,399
Effect of SFAS 87 (iii)	—	—	(198)	(1,021)
Effect of SFAS 133 (ii)	2,926	15,985	168	5,164
Tax effect of US GAAP adjustments	(745)	(6,065)	39	(1,458)

Comprehensive (loss) income based on United States GAAP	$(8,211)	$(67,710)	$(50,142)	$188,783

          The statement of accumulated other comprehensive income under United States GAAP is as follows:

	2006	2005 Successor Period Restated (note 2)	2005 Predecessor Period	2004 Predecessor Year-End
Opening balance of foreign currency translation account	$(7,984)	$—	$115,178	$61,779
Foreign current translation gain (loss)	23,967	(7,984)	(20,406)	53,399

Closing balance	15,983	(7,984)	94,772	115,178

Opening balance of additional minimum pension liability	—	—	(2,009)	(1,293)
Change in minimum pension liability, net of tax	—	—	(138)	(716)
Adoption of SFAS 158 (iii)	2,270	—	—	—

Closing balance	2,270	—	(2,147)	(2,009)

Opening balance of accumulated net gain on cash flow hedges	9,920	—	3,401	—
Net gain on derivatives designated as cash flow hedges	2,181	9,920	147	3,401

Closing balance	12,101	9,920	3,548	3,401

Accumulated other comprehensive income based on United States GAAP	$30,354	$1,936	$96,173	$116,570

          Consolidated balance sheets:

          A reconciliation between the carrying values of assets, liabilities and components of equity as reported under Canadian GAAP as compared to United States GAAP is as follows:

December 31, 2006	Canadian GAAP	Adjustments	United States GAAP
Current assets(a)	$704,647	$—	$704,647
Property, plant and equipment(b)	873,576	(24)	873,552
Goodwill(c)	969,480	(1,043)	968,437
Intangible assets(d)	508,968	(379)	508,589
Other assets(e)	89,334	18,953	108,287
Current liabilities(f)	464,834	29	464,863
Long-term future income taxes(g)	214,185	6,748	220,933
Other long-term liabilities(h)	41,081	(2,270)	38,811
Share capital(i)	567,177	(1,500)	565,677
Deficit(j)	(104,134)	129	(104,005)
Cumulative translation adjustments(k)	15,983	(15,983)	—
Accumulated other comprehensive income	—	30,354	30,354
December 31, 2005	Canadian GAAP (Restated—note 2)	Adjustments	United States GAAP
Current assets(a)	$751,313	$111	$751,424
Property, plant and equipment(b)	940,753	(96)	940,657
Goodwill(c)	968,767	(4,329)	964,438
Intangible assets(d)	544,618	(2,169)	542,449
Other assets(e)	73,310	15,874	89,184
Current liabilities(f)	540,099	33	540,132
Long-term future income taxes(g)	243,570	5,284	248,854
Other long-term liabilities(h)	48,486	—	48,486
Share capital(i)	567,177	(6,000)	567,177
Deficit(j)	(69,800)	154	(69,646)
Cumulative translation adjustments(k)	(7,984)	7,984	—
Accumulated other comprehensive income	—	1,936	1,936

        Adjustments to the carrying value of assets, liabilities and equity are as follows:

		December 31, 2006	December 31, 2005
(a)	The adjustment to current assets consists of: Forward exchange contracts (ii)	$—	$111
(b)	The adjustment to property, plant and equipment consists of: EITF 88-16 (i)	$(24)	$(96)
(c)	The adjustment to goodwill consists of: EITF 88-16 (i)	$(1,043)	$(4,329)
(d)	The adjustment to intangible assets consists of: EITF 88-16 (i)	$(379)	$(2,169)
(e)	The adjustment to other assets consists of: Interest rate swaps (ii)	$18,953	$15,874
(f)	The adjustment to current liabilities consists of: Forward exchange contracts (ii)	$29	$33
(g)	The adjustment to long-term future income taxes consists of: EITF 88-16 (i)	$(75)	$(748)
	Interest rate swaps (ii)	6,823	6,032

		$6,748	$5,284
(h)	The adjustment to other long-term liabilities consists of:
	SFAS 158 (iii)	$(2,270)	$—
(i)	The adjustment to share capital consists of:
	EITF 88-16 (i)	$(1,500)	$(6,000)
(j)	The adjustment to deficit consists of:
	EITF 88-16 (i)	$129	$154
(k)	The adjustment to cumulative translation adjustments consists of:
	Cumulative translation adjustments under Canadian GAAP (iv)	$(15,983)	$7,984

          Cash flows under U.S. GAAP would appear as follows:

	2006	2005 Successor Period (Restated—note 2)	2005 Predecessor Period	2004 Predecessor Year-End
Operating activities under Canadian and U.S. GAAP	$146,236	$(28,182)	$126,757	$146,895

Financing activities under Canadian GAAP	$(112,467)	$2,094,656	$(144,967)	$107,887
Impact of EITF 88-16 (i)	—	(15,200)	—	—

Financing activities under U.S. GAAP	$(112,467)	$2,079,456	$(144,967)	$107,887

Investing activities under Canadian GAAP	$(39,522)	$(2,019,858)	$(13,615)	$(317,810)
Impact of EITF 88-16 (i)	—	15,200	—	—

Investing activities under U.S. GAAP	$(39,522)	$(2,004,658)	$(13,615)	$(317,810)

(Decrease) increase in cash	$(36)	$47,459	$(38,473)	$(43,188)

  (i)
  EITF 88-16: Basis in leveraged buyout transactions

          Under Canadian GAAP, the Transaction (note 3) was accounted for using the purchase method with a 100% change in basis. Under U.S. GAAP, a portion of the purchase cost (representing approximately 1% of the purchase price) of the Transaction is accounted for at the carrying value of management's continuing equity interests. The termination of a former senior executive resulted in the 2005 Successor Period resulted in a step acquisition, as the percentage of the Company owned by management decreased. In addition, other former executive were terminated or left the Company, resulting in subsequent step acquisitions. The results of these step acquisitions are reflected in the operations of the Company in the 2005 and 2006 Successor Periods. As at December 31, 2006, approximately 0.1% (December 31, 2005—approximately 0.4%) of the purchase cost of the Transaction is accounted for at the carrying value of management's continuing equity interests. As a result, the purchase cost and the reduction of purchase costs are allocated pro rata to the assets acquired and liabilities assumed and shareholder's equity is reduced by a similar amount.

  (ii)
  SFAS No. 133: Accounting for derivative instruments and hedging activities ("SFAS 133")

          SFAS 133 and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of SFAS 133", ("SFAS 138") requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships.

    Forward exchange contracts

    The Company enters into forward exchange contracts to hedge certain forecasted cash flows. The contracts are for periods consistent with the forecasted transactions. All relationships between hedging instruments and hedged items, as well as risk management objectives and strategies are documented. Changes in the spot value of the foreign currency contracts that are designated, effective and qualified as cash flow hedges of forecasted transactions are reported in accumulated other comprehensive income and are reclassified into the same component of earnings and in the same period as the hedged transaction is recognized. Under Canadian GAAP, the derivative instruments are not marked to market and the related off balance sheet gains and losses are recognized in earnings in the same period as the hedged transactions.

    Interest rate swap agreements

    The Company has entered into interest rate swap agreements to convert a portion of its floating rate debt into fixed rate debt in accordance with the Company's risk management objective of mitigating the variability and uncertainty in its cash flows due to variable interest rates. As of December 31, 2006, the total floating rate debt effectively converted to fixed rate debt was $1,050,000 (December 31, 2005—$1,150,000). These agreements mature in 2010. At the inception of these hedges, Masonite had met the criteria for designation and assessing the effectiveness of hedging relationships, thus these interest rate swaps were designated as cash flow hedges.

  (iii)
  SFAS No. 158: Employer's Accounting for Defined Benefit Pension and Other Post-Retirement Plans:

          This standard requires the full recognition of the funded status of an entity's defined benefit and other post-retirement plans either as an asset or a liability on its year-end balance sheet. As a result, this standard eliminates the recognition of an Additional Minimum Pension Liability ("AML") as well as other previously unreported pension adjustments for defined benefit and other post-retirement plans that were not previously required under SFAS 87 "Employer's Accounting for Pensions". As a result of early adopting the provisions of SFAS 158 in 2006, the Company reduced its long-term pension liability by $2,270, with an offset to accumulated other comprehensive income.

  (iv)
  SFAS No. 130: Reporting comprehensive income

          This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Comprehensive income is comprised of two components, net income and Other Comprehensive Income ("OCI"). OCI refers to amounts that are recorded as an element of shareholder's equity but are excluded from net income because these transactions or events were attributed to changes from non-owner sources.

  (v)
  SFAS No. 123: Accounting for stock-based compensation

          The disclosure requirements of SFAS No. 123 are different from CICA recommendations. SFAS No. 123 requires disclosure of the pro-forma effect of fair value accounting applied to all options issued while CICA recommendations only require disclosure of the pro-forma effect of options issued after January 1, 2002. Pro-forma disclosure under U.S. GAAP would be as follows:

	2006	2005 Successor Period (Restated—note 2)	2005 Predecessor Period	2004 Predecessor Year-End
Net (loss) income based on United States GAAP	$(34,359)	$(69,646)	$(29,745)	$132,699
Stock-based compensation costs using fair value method, net of tax	—	—	47,496	(510)

Pro forma net (loss) income	$(34,359)	$(69,646)	$17,751	$132,189

          Accounting policies:

          Effective for year-ends beginning on or after January 1, 2003, the Financial Accounting Standards Board ("FASB") issued Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 requires stock based compensation expense to be accounted for using the fair value method for all options granted after January 1, 2003. Accordingly, all options granted subsequently to January 1, 2003 were accounted for using the fair value method. Effective January 1, 2006, the Company adopted SFAS Statement No. 123(R), "Share Based Payments" ("SFAS 123(R)"). This revised statement requires the Company to recognize compensation expense for unvested stock options that were awarded prior to January 1, 2003 through the remaining vesting periods, without restatement of prior year information. The adoption of this standard had no impact on the Company.

          In January 2003, the Financial Accounting Standards Board ("FASB") issued FIN 46, "Consolidation of Variable Interest Entities" which was revised in December 2003. FIN 46 requires variable interest entities, previously referred to as special-purpose entities or off-balance sheet structures, to be consolidated by a company if that company is subject to a majority of the risk of loss from the entity's activities or is entitled to receive a majority of the entity's returns or both. The consolidation provisions of FIN 46 are effective for new variable interest entities created after January 31, 2003, and are applicable to existing entities of foreign private issuers as of January 1, 2004. The Company has consolidated certain investments as a result of this requirement (see note 20).

          During 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The standard is effective for the Company's U.S. GAAP reporting for the year commencing January 1, 2004 and requires presentation as a liability for instruments that meet certain criteria. This standard did not have a significant impact on the Company's financial statements under U.S. GAAP.

          In September 2006, the SEC Staff issued SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. This bulletin addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. The bulletin requires registrants to quantify misstatements using both the balance sheet ("iron curtain") and income statement ("rollover") approaches and to evaluate whether either approach results in an error that is material in light of relevant quantitative and qualitative factors. The guidance is effective at the beginning of the first fiscal year ending after November 15, 2006. A material error identified upon application of this guidance for the first fiscal year ending after November 15, 2006 may be corrected through a one-time cumulative-effect adjustment to beginning of year retained earnings, provided that the misstatement was determined to be immaterial in the past based on the application of the registrants' previous method for quantifying misstatements. This bulletin is applicable to all SEC registrants. The adoption of this standard had no impact on the Company's financial statements under U.S. GAAP.

  Recently issued accounting standards:

          In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB Statements No. 133 and 140 which amends SFAS 133, (Accounting for Derivative Instruments and Hedging Activities and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities) to simplify the accounting for hybrid instruments and to eliminate a temporary exemption from SFAS 133 for certain securitized interests. This statement permits fair value re-measurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation and also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133. This statement establishes a requirement to evaluate beneficial interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. It clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. This statement amends SFAS 140 to eliminate the prohibition on a qualifying SPE from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all instruments acquired, issued or subject to a re-measurement event occurring after the beginning of fiscal years that begin after September 15, 2006. The Company is currently assessing the impact of this standard.

          In March 2006, the FASB issued SFAS No. 156: Accounting for Servicing of Financial Assets—An Amendment of SFAS No. 140; which amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and liabilities. SFAS 156 allows mark-to-market accounting for servicing rights and also permits a one-time reclassification of available-for-sale securities to trading securities under certain conditions. This statement is effective for fiscal years beginning after September 15, 2006. The Company is currently assessing the impact of this standard.

          In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This interpretation to clarify the accounting for uncertain tax positions in accordance with SFAS 109, Accounting for Income Taxes. The initial benefit recognition model follows a two-step approach. First, an enterprise evaluates if the tax position is more-likely-than-not of being sustained on audit based solely on the technical merits of the position. Second, the enterprise measures the appropriate amount of benefit to recognize. This is calculated as the largest amount of tax benefit that has a greater than 50% likelihood of ultimately being realized upon settlement. Subsequently at each reporting date, the largest amount that has a greater than 50% likelihood of ultimately being realized, based on the information available at that date, will be recognized and measured. Subsequent recognition, derecognition, and measurement should be based on new information. The change in net assets as a result of applying the provisions of the final interpretation will be considered a change in accounting principle with the cumulative effect of the change treated as an offsetting adjustment to the opening balance of retained earnings in the period of transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of 2008. The Company is currently assessing the impact of this standard.

          In September 2006, the FASB issued SFAS 157: Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. The statement applies only to fair value measurements that are already required or permitted by other current accounting standards. This statement replaces the different definitions of fair value in accounting literature with a single definition. The statement requires reporting entities to establish a valuation premise based on the asset's highest and best use. This premise is often an integral part of valuing non-financial assets and other assets for which there is no observable market price. Three possible valuation approaches are identified by the statement; the market, income and cost approaches. The statement requires expanded disclosures in both interim and annual periods by each major category of assets and liabilities. The statement is effective for fair value measures already required or permitted by other standards for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier adoption is permitted if no interim or annual financial statements have been issued for the earlier periods. The requirements of the statement are effective on a prospective basis except for changes in fair value related to estimating the fair value of a large block position and instruments measured at fair value at initial recognition based on transaction price in accordance with EITF 02-3 or SFAS 155. If these exceptions are present, the statement should be applied by adjusting the opening balance of retained earnings in the period of adoption. The Company is currently assessing the impact of this standard.

          Canadian GAAP requires the proportionate consolidation of interests in joint ventures. Proportionate consolidation is not permitted under U.S. GAAP and interests in joint ventures are accounted for under the equity method. However, as allowed by the Securities and Exchange

  Commission ("SEC"), reclassification is not required in an SEC filing when specified criteria are met and the information is disclosed. Although adoption of proportionate consolidation has no impact on net earnings or shareholder's equity, it does increase assets, liabilities, revenues, expenses and cash flows from operations from those amounts otherwise reported under U.S. GAAP.

          Other matters:

          The tax effect of temporary differences under Canadian GAAP are described as future income taxes in these financial statements whereas such amounts are described as deferred income taxes under U.S. GAAP.

          U.S. GAAP requires that depreciation and amortization, impairment of property, plant and equipment, and restructuring expenses be included in the determination of operating income and does not permit the disclosure of a sub-total of income before such items.

26.    Subsequent events

          In the first quarter of 2007, the Company was notified by its largest customer that they would be moving substantially all of their business in certain geographic regions from the Company to a competitor later in 2007. As a result, the Company announced the permanent closure of three facilities, as well as the significant curtailment of activities at three additional facilities in the United States that serviced that customer. The closure of the three facilities is expected to be completed by the end of the third quarter of 2007. Net sales to this customer in the regions impacted are approximately $250,000 to $300,000 on an annualized basis.

          On April 16, 2007, the Company filed an Amended Registration Statement with the U.S. Securities and Exchange Commission.

27.    Consolidating financial information

          As part of the Transaction, Masonite (formerly known as Stile Consolidated, "Parent") through its subsidiaries, Masonite International Corporation (formerly known as Stile Acquisition, "Canadian Issuer") and Masonite Corporation (formerly known as Masonite US Corporation, formerly known as Stile US Acquisition, "US Issuer"), entered into a Senior Secured Credit Facility agreement and a Senior Subordinated Loan agreement. The Senior Secured Credit Facility and the Senior Subordinated Loan which was replaced with the Senior Subordinated Term Loan and subsequently the Senior Subordinated Notes (the "Guaranteed Debt") are fully and unconditionally guaranteed on a joint and several basis by Masonite and certain of its 100% owned subsidiaries ("Guarantor Subsidiaries"). The Guaranteed Debt is not guaranteed by the Company's less than 100% owned subsidiaries and certain other subsidiaries of the Company (collectively the "Non-Guarantor Subsidiaries").

          The consolidating financial information below for the year ended December 31, 2006; the period from February 2, 2005 (date of Incorporation) to December 31, 2005, the period from January 1, 2005 to April 6, 2005 and the year ended December 31, 2004 is presented pursuant to Article 3-10(d) of Regulation S-X. The operations of the Company for year ended December 31, 2006, and the period from February 2, 2005 (date of Incorporation) to December 31, 2005 consist of Masonite. The information presented for the period from January 1, 2005 to April 6, 2005 and for the year ended December 31, 2004 consists of the operations of the Predecessor. The operations of the US Issuer consist of the operations of Masonite Holdings (which was a subsidiary of Masonite International Corporation until April 6, 2005) and its subsidiaries, which was the predecessor to Masonite US Corporation. The operations of the Canadian Issuer consist of all other operations of the Predecessor. The operations of the Guarantor Subsidiaries consist of the operations of the subsidiaries of the Canadian Issuer and the US Issuer (the "Issuers") which became guarantors of the Guaranteed Debt upon its issuance on April 6, 2005. For purposes of presenting the following consolidating financial information, for the period from January 1, 2005 to April 6, 2005 and the year ended December 31, 2004, amounts were allocated to the columns Canadian Issuer, US Issuer, Guarantor Subsidiaries and Non-Guarantor Subsidiaries on the same basis as in periods subsequent to April 6, 2005 and applied by Masonite. This consolidating information has been revised to give effect to the items disclosed in note 2.

          The consolidating financial information reflects the investments of the Parent Company in the Issuers, and of the Issuer in their respective Guarantor and Non-Guarantor subsidiaries using the equity method.

Consolidating Statement of Operations
For the year ended December 31, 2006

	Parent	Canadian Issuer	US Issuer	Guarantor Subsidiaries	Guarantor Adjustments	Combined	Non-Guarantor Subsidiaries	Adjustments	Consolidated
Sales	$—	$533,196	$1,470,979	$485,731	$(338,662)	$2,151,244	$416,143	$(102,916)	$2,464,471
Cost of sales	—	469,657	1,199,275	408,548	(338,662)	1,738,818	314,345	(102,916)	1,950,247

	—	63,539	271,704	77,183	—	412,426	101,798	—	514,224
Selling, general and administration expenses	—	36,269	115,555	18,519	—	170,343	41,446	—	211,789
Depreciation and amortization	—	15,426	69,611	17,725	—	102,762	21,252	628	124,642
Interest	—	87,561	119,433	(982)	—	206,012	(23,396)	—	182,616
Loss (income) from equity investments	34,334	(62,585)	(12,100)	—	(4,951)	(45,302)	—	45,302	—
Other expense	—	7,990	27,705	2,768	—	38,463	526	—	38,989

(Loss) income before income taxes and non-controlling interest	(34,334)	(21,122)	(48,500)	39,153	4,951	(59,852)	61,970	(45,930)	(43,812)
Income taxes	—	(13,951)	(18,171)	6,604	—	(25,518)	10,019	(157)	(15,656)
Non controlling interest	—	—	—	—	—	—	—	6,178	6,178

Net (loss) income	$(34,334)	$(7,171)	$(30,329)	$32,549	$4,951	$(34,334)	$51,951	$(51,951)	$(34,334)

Reconciliation to United States GAAP is as follows:
Net (loss) income based on Canadian GAAP	$(34,334)	$(7,171)	$(30,329)	$32,549	$4,951	$(34,334)	$51,951	$(51,951)	$(34,334)
Effect of EITF 88-16	(4)	(39)	35	—	4	(4)	—	—	(4)
Tax effect on US GAAP adjustments	(21)	(4)	(17)	—	21	(21)	—	—	(21)

Net (loss) income based on United States GAAP	(34,359)	(7,214)	(30,311)	32,549	4,976	(34,359)	51,951	(51,951)	(34,359)
Effect of SFAS 130	23,967	(4,665)	(20)	28,652	(23,967)	23,967	(731)	731	23,967
Effect of SFAS 133	2,926	1,387	1,539	—	(2,926)	2,926	—	—	2,926
Tax effect on US GAAP adjustments	(745)	(160)	(585)	—	745	(745)	—	—	(745)

Comprehensive (loss) income based on United States GAAP	$(8,211)	$(10,652)	$(29,377)	$61,201	$(21,172)	$(8,211)	$51,220	$(51,220)	$(8,211)

Consolidating Statement of Operations
For the period from February 2, 2005 (date of Incorporation) to December 31, 2005
(Restated — note 2)

	Parent	Canadian Issuer	US Issuer	Guarantor Subsidiaries	Guarantor Adjustments	Combined	Non-Guarantor Subsidiaries	Adjustments	Consolidated
Sales	$—	$408,544	$1,117,472	$357,139	$(261,180)	$1,621,975	$301,375	$(94,967)	$1,828,383
Cost of sales	—	362,000	958,577	296,684	(261,180)	1,356,081	236,463	(94,610)	1,497,934

	—	46,544	158,895	60,455	—	265,894	64,912	(357)	330,449
Selling, general and administration expenses	—	28,125	86,979	17,475	—	132,579	28,740	—	161,319
Depreciation and amortization	—	11,227	50,501	13,044	—	74,772	14,479	1,002	90,253
Interest	—	66,524	89,668	(147)	—	156,045	(18,964)	—	137,081
Loss (income) from equity investments	69,800	(46,670)	(3,943)	—	(45,772)	(26,585)	19	26,585	19
Other expense (income)	—	18,683	4,391	291	—	23,365	(784)	—	22,581

(Loss) income before income taxes and non-controlling interest	(69,800)	(31,345)	(68,701)	29,792	45,772	(94,282)	41,422	(27,944)	(80,804)
Income taxes	—	(16,141)	(15,043)	5,764	—	(25,420)	9,353	(218)	(16,285)
Non-controlling interest	—	938	—	—	—	938	—	4,343	5,281

Net (loss) income	$(69,800)	$(16,142)	$(53,658)	$24,028	$45,772	$(69,800)	$32,069	$(32,069)	$(69,800)

Reconciliation to United States GAAP is as follows:
Net (loss) income based on Canadian GAAP	$(69,800)	$(16,142)	$(53,658)	$24,028	$45,772	$(69,800)	$32,069	$(32,069)	$(69,800)
Effect of EITF 88-16	304	98	206	—	(304)	304	—	—	304
Tax effect on US GAAP adjustments	(150)	(64)	(86)	—	150	(150)	—	—	(150)

Net (loss) income based on United States GAAP	(69,646)	(16,108)	(53,538)	24,028	45,618	(69,646)	32,069	(32,069)	(69,646)
Effect of SFAS 130	(7,984)	(7,711)	(108)	(165)	7,984	(7,984)	514	(514)	(7,984)
Effect of SFAS 133	15,985	8,048	7,937	—	(15,985)	15,985	—	—	15,985
Tax effect on US GAAP adjustments	(6,065)	(3,049)	(3,016)	—	6,065	(6,065)	—	—	(6,065)

Comprehensive (loss) income based on United States GAAP	$(67,710)	$(18,820)	$(48,725)	$23,863	$43,682	$(67,710)	$32,583	$(32,583)	$(67,710)

Consolidating Statement of Operations
For the period from January 1, 2005 to April 6, 2005

	Parent	Canadian Issuer	US Issuer	Guarantor Subsidiaries	Guarantor Adjustments	Combined	Non-Guarantor Subsidiaries	Adjustments	Consolidated
Sales	$—	$130,345	$354,670	$112,233	$(62,561)	$534,687	$93,984	$(28,556)	$600,115
Cost of sales	—	107,164	308,678	88,393	(62,561)	441,674	73,628	(28,556)	486,746

	—	23,181	45,992	23,840	—	93,013	20,356	—	113,369
Selling, general and administration expenses	—	11,542	28,861	5,341	—	45,744	8,680	—	54,424
Depreciation and amortization	—	2,276	9,003	2,922	—	14,201	4,819	(8)	19,012
Interest	—	7,619	9,804	(391)	—	17,032	(5,831)	—	11,201
Loss (income) from equity investments	—	5,115	(1,569)	—	(6,592)	(3,046)	(292)	3,046	(292)
Other expense	—	41,738	23,057	1,409	—	66,204	471	—	66,675

(Loss) income before income taxes and non-controlling interest	—	(45,109)	(23,164)	14,559	6,592	(47,122)	12,509	(3,038)	(37,651)
Income taxes	—	(15,097)	(5,695)	3,682	—	(17,110)	8,794	—	(8,316)
Non-controlling interest	—	653	—	—	—	653	—	677	1,330

Net (loss) income	$—	$(30,665)	$(17,469)	$10,877	$6,592	$(30,665)	$3,715	$(3,715)	$(30,665)

Reconciliation to United States GAAP is as follows:
Net (loss) income based on Canadian GAAP	$—	$(30,665)	$(17,469)	$10,877	$6,592	$(30,665)	$3,715	$(3,715)	$(30,665)
Effect of SFAS 133	—	1,373	—	—	—	1,373	—	—	1,373
Tax effect on US GAAP adjustments	—	(453)	—	—	—	(453)	—	—	(453)

Net (loss) income based on United States GAAP	—	(29,745)	(17,469)	10,877	6,592	(29,745)	3,715	(3,715)	(29,745)
Effect of SFAS 130	—	(20,406)	(2,222)	(1,124)	3,346	(20,406)	(91)	91	(20,406)
Effect of SFAS 87	—	(198)	—	(198)	198	(198)	—	—	(198)
Effect of SFAS 133	—	168	—	—	—	168	—	—	168
Tax effect on US GAAP adjustments	—	39	—	89	(89)	39	—	—	39

Comprehensive (loss) income based on United States GAAP	$—	$(50,142)	$(19,691)	$9,644	$10,047	$(50,142)	$3,624	$(3,624)	$(50,142)

Consolidating Statement of Operations
For the year ended December 31, 2004

	Parent	Canadian Issuer	US Issuer	Guarantor Subsidiaries	Guarantor Adjustments	Combined	Non-Guarantor Subsidiaries	Adjustments	Consolidated
Sales	$—	$407,435	$1,342,591	$343,857	$(166,539)	$1,927,344	$396,087	$(123,566)	$2,199,865
Cost of sales	—	317,338	1,103,451	281,003	(166,539)	1,535,253	311,024	(123,566)	1,722,711

	—	90,097	239,140	62,854	—	392,091	85,063	—	477,154
Selling, general and administration expenses	—	37,986	98,914	18,286	—	155,186	34,703	—	189,889
Depreciation and amortization	—	6,746	32,306	10,119	—	49,171	13,290	126	62,587
Interest	—	31,155	39,468	(5,337)	—	65,286	(25,754)	—	39,532
(Income) loss from equity investments	—	(121,548)	(2,781)	—	81,216	(43,113)	14	42,998	(101)
Other expense	—	5,768	1,235	6	—	7,009	795	—	7,804

Income (loss) before income taxes and non-controlling interest	—	129,990	69,998	39,780	(81,216)	158,552	62,015	(43,124)	177,443
Income taxes	—	2,039	23,153	5,409	—	30,601	12,052	—	42,653
Non-controlling interest	—	—	—	—	—	—	—	6,839	6,839

Net income (loss)	$—	$127,951	$46,845	$34,371	$(81,216)	$127,951	$49,963	$(49,963)	$127,951

Reconciliation to United States GAAP is as follows:
Net income (loss) based on Canadian GAAP	$—	$127,951	$46,845	$34,371	$(81,216)	$127,951	$49,963	$(49,963)	$127,951
Effect of SFAS 133	—	6,636	—	—	—	6,636	—	—	6,636
Tax effect on US GAAP adjustments	—	(1,888)	—	—	—	(1,888)	—	—	(1,888)

Net income (loss) based on United States GAAP	—	132,699	46,845	34,371	(81,216)	132,699	49,963	(49,963)	132,699
Effect of SFAS 130	—	53,399	3,441	2,048	(5,489)	53,399	554	(554)	53,399
Effect of SFAS 87	—	(1,021)	—	(1,021)	1,021	(1,021)	—	—	(1,021)
Effect of SFAS 133	—	5,164	—	—	—	5,164	—	—	5,164
Tax effect on US GAAP adjustments	—	(1,458)	—	306	(306)	(1,458)	—	—	(1,458)

Comprehensive income (loss) based on United States GAAP	$—	$188,783	$50,286	$35,704	$(85,990)	$188,783	$50,517	$(50,517)	$188,783

Consolidating Balance Sheet
December 31, 2006

	Parent	Canadian Issuer	US Issuer	Guarantor Subsidiaries	Guarantor Adjustments	Combined	Non-Guarantor Subsidiaries	Adjustments	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$18,196	$2,971	$5,361	$—	$26,528	$20,895	$—	$47,423
Accounts receivable	—	47,522	57,504	64,898	—	169,924	77,746	—	247,670
Intercompany receivable	—	69,958	23,528	15,204	(98,911)	9,779	12,880	(22,659)	—
Inventories	—	62,429	157,908	68,387	—	288,724	62,814	—	351,538
Prepaid expenses	—	1,219	8,640	4,488	—	14,347	4,784	—	19,131
Current future income taxes	—	8,110	25,099	261	—	33,470	5,415	—	38,885

	—	207,434	275,650	158,599	(98,911)	542,772	184,534	(22,659)	704,647
Property, plant and equipment	—	70,880	373,118	212,885	—	656,883	216,693	—	873,576
Goodwill	—	175,484	730,979	24,701	—	931,164	18,591	19,725	969,480
Intangible assets	—	228,777	253,569	11,197	—	493,543	10,230	5,195	508,968
Investments and advances	485,365	712,219	154,156	179,023	(858,753)	672,010	269,187	(941,197)	—
Other assets	—	46,797	41,683	274	—	88,754	580	—	89,334
Long-term future income taxes	—	—	—	—	—	—	18,507	—	18,507

	$485,365	$1,441,591	$1,829,155	$586,679	$(957,664)	$3,385,126	$718,322	$(938,936)	$3,164,512

Liabilities and Shareholder's Equity
Current liabilities:
Bank indebtedness	$—	$—	$43,000	$—	$—	$43,000	$17,393	$—	$60,393
Trade payables and accrued expenses	1,352	71,908	157,477	48,890	—	279,627	64,055	—	343,682
Intercompany payable	—	22,118	76,155	14,616	(98,911)	13,978	8,681	(22,659)	—
Income taxes payable	—	10,351	8,927	2,632	—	21,910	4,999	—	26,909
Current future income taxes	—	—	—	405	—	405	1,224	—	1,629
Current portion of long-term debt	—	6,234	5,956	57	—	12,247	19,974	—	32,221

	1,352	110,611	291,515	66,600	(98,911)	371,167	116,326	(22,659)	464,834

Long-term debt	—	929,888	1,221,086	64,493	—	2,215,467	89,690	(381,599)	1,923,558
Long-term future income taxes	—	55,486	122,980	13,155	—	191,621	21,265	1,299	214,185
Long-term liabilities	—	4,635	14,841	8,670	—	28,146	12,935	—	41,081

	1,352	1,100,620	1,650,422	152,918	(98,911)	2,806,401	240,216	(402,959)	2,643,658
Non-controlling interest	—	—	—	—	—	—	—	36,841	36,841

Shareholders' equity	484,013	340,971	178,733	433,761	(858,753)	578,725	478,106	(572,818)	484,013

	$485,365	$1,441,591	$1,829,155	$586,679	$(957,664)	$3,385,126	$718,322	$(938,936)	$3,164,512

Consolidating Balance Sheet
December 31, 2005
(Restated — note 2)

	Parent	Canadian Issuer	US Issuer	Guarantor Subsidiaries	Guarantor Adjustments	Combined	Non-Guarantor Subsidiaries	Adjustments	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$11,495	$4,188	$8,724	$—	$24,407	$23,052	$—	$47,459
Accounts receivable	—	57,905	60,332	57,854	—	176,091	70,189	—	246,280
Intercompany receivable	—	18,329	21,410	14,152	(39,813)	14,078	22,466	(36,544)	—
Inventories	—	77,983	200,329	60,591	—	338,903	61,192	—	400,095
Prepaid expenses	—	1,460	8,727	4,895	—	15,082	6,012	—	21,094
Current future income taxes	—	587	32,382	2,263	—	35,232	1,153	—	36,385

	—	167,759	327,368	148,479	(39,813)	603,793	184,064	(36,544)	751,313
Property, plant and equipment	—	86,824	402,587	221,624	—	711,035	232,514	(2,796)	940,753
Goodwill	—	183,978	739,049	10,340	—	933,367	15,636	19,764	968,767
Intangible assets	—	235,092	279,889	12,554	—	527,535	11,260	5,823	544,618
Investments and advances	495,849	863,603	17,536	181,548	(911,473)	647,063	378,870	(1,025,933)	—
Other assets	—	35,185	36,715	267	—	72,167	1,143	—	73,310
Long-term future income taxes	—	—	—	1,381	—	1,381	17,163	—	18,544

	$495,849	$1,572,441	$1,803,144	$576,193	$(951,286)	$3,496,341	$840,650	$(1,039,686)	$3,297,305

Liabilities and Shareholders' Equity
Current liabilities:
Bank indebtedness	$—	$56,000	$55,000	$—	$—	$111,000	$17,767	$—	$128,767
Trade payables and accrued expenses	3,500	73,773	172,790	43,014	—	293,077	62,326	—	355,403
Intercompany payable	—	11,710	29,480	21,104	(39,813)	22,481	14,063	(36,544)	—
Income taxes payable	—	9,795	4,209	1,866	—	15,870	3,293	—	19,163
Current future income taxes	—	—	—	2,242	—	2,242	195	—	2,437
Current portion of long-term debt	—	6,234	5,818	—	—	12,052	22,277	—	34,329

	3,500	157,512	267,297	68,226	(39,813)	456,722	119,921	(36,544)	540,099
Long-term debt	—	966,047	1,276,055	57,784	—	2,299,886	102,980	(460,733)	1,942,133
Long-term future income taxes	—	63,471	143,083	23,092	—	229,646	13,167	757	243,570
Other long-term liabilities	—	7,346	13,533	7,967	—	28,846	19,640	—	48,486

	3,500	1,194,376	1,699,968	157,069	(39,813)	3,015,100	255,708	(496,520)	2,744,288
Non-controlling interest	—	—	—	—	—	—	—	30,668	30,668
Shareholders' equity	492,349	378,065	103,176	419,124	(911,473)	481,241	584,942	(573,834)	492,349

	$495,849	$1,572,441	$1,803,144	$576,193	$(951,286)	$3,496,341	$840,650	$(1,039,686)	$3,297,305

The reconciliation of condensed consolidating balance sheet captions is as follows:
December 31, 2006

	Parent
	Canadian GAAP	Adjustments	U.S. GAAP
Investments and advances	$485,365	13,000	$498,365
Shareholders' equity	484,013	13,000	497,013
Total assets	$485,365	13,000	$498,365
	Canadian Issuer
	Canadian GAAP	Adjustments	U.S. GAAP
Property, plant and equipment	$70,880	(24)	$70,856
Goodwill	175,484	(212)	175,272
Intangible assets	228,777	(265)	228,512
Other assets	759,016	9,477	768,493
Current liabilities	110,611	29	110,640
Long-term future income tax liabilities	55,486	3,169	58,655
Shareholders' equity	340,971	5,778	346,749
Total assets	$1,441,591	8,976	$1,450,567
	US Issuer
	Canadian GAAP	Adjustments	U.S. GAAP
Goodwill	$730,979	(831)	$730,148
Intangible assets	253,569	(114)	253,455
Other assets	195,839	9,476	205,315
Long-term future income tax liabilities	122,980	3,579	126,559
Other long-term liabilities	14,841	(1,824)	13,017
Shareholders' equity	178,733	6,776	185,509
Total assets	$1,829,155	8,531	$1,837,686
	Guarantor Subsidiaries
	Canadian GAAP	Adjustments	U.S. GAAP
Other long-term liabilities	$8,670	(446)	$8,224
Shareholders' equity	433,761	446	434,207
Total assets	$586,679	—	$586,679

The reconciliation of condensed consolidating balance sheet captions is as follows:
December 31, 2005

	Parent
	Canadian GAAP	Adjustments	U.S. GAAP
Investments and advances	$495,849	4,074	$499,923
Shareholders' equity	492,349	4,074	496,423
Total assets	$495,849	4,074	$499,923
	Canadian Issuer
	Canadian GAAP	Adjustments	U.S. GAAP
Current assets	$167,759	111	$167,870
Property, plant and equipment	86,824	(96)	86,728
Goodwill	183,978	(878)	183,100
Intangible assets	235,092	(1,094)	233,998
Other assets	898,788	7,937	906,725
Current liabilities	157,512	33	157,545
Long-term future income taxes	63,471	2,640	66,111
Shareholders' equity	378,065	3,307	381,372
Total assets	$1,572,441	5,980	$1,578,421
	US Issuer
	Canadian GAAP	Adjustments	U.S. GAAP
Goodwill	$739,049	(3,451)	$735,598
Intangible assets	279,889	(1,075)	278,814
Other assets	54,251	7,937	62,188
Long-term future income taxes	143,083	2,644	145,727
Shareholders' equity	103,176	767	103,943
Total assets	$1,803,144	3,411	$1,806,555

Consolidating Statement of Cash Flows
For the year ended December 31, 2006

	Parent	Canadian Issuer	US Issuer	Guarantor Subsidiaries	Guarantor Adjustments	Combined	Non-Guarantor Subsidiaries	Adjustments	Consolidated
Cash provided by (used in):
Operating activities:
Net (loss) income	$(34,334)	$(7,171)	$(30,329)	$32,549	$4,951	$(34,334)	$51,951	$(51,951)	$(34,334)
Items not involving cash:
Depreciation and amortization	—	15,426	69,611	17,725	—	102,762	21,252	628	124,642
Amortization of financing fees	—	4,176	4,315	—	—	8,491	67	—	8,558
Impairment of property, plant and equipment	—	—	15,810	991	—	16,801	52	—	16,853
Loss on sale of property, plant and equipment	—	11	6,092	271	—	6,374	418	—	6,792
Loss (income) from equity investments	34,334	(62,585)	(12,100)	—	(4,951)	(45,302)	—	45,302	—
Share based awards	—	(139)	1,822	141	—	1,824	207	—	2,031
Future income taxes	—	(15,310)	(18,753)	359	—	(33,704)	5,377	(157)	(28,484)
Pension and post retirement expense (income) and funding, net	—	—	938	(380)	—	558	68	—	626
Unrealized foreign exchange on long-term liabilities	—	551	—	836	—	1,387	(187)	—	1,200
Non-controlling interest	—	—	—	—	—	—	—	6,178	6,178
Change in non-cash operating working capital:
Accounts receivable	—	12,207	5,353	(7,052)	—	10,508	(11,666)	—	(1,158)
Inventories	—	16,841	46,104	(5,437)	—	57,508	(8,951)	—	48,557
Income taxes payable	—	4,093	8,846	(2,259)	—	10,680	(1,133)	—	9,547
Prepaid expenses	—	(698)	791	(128)	—	(35)	648	—	613
Accounts payable and accrued liabilities	—	(10,224)	(9,931)	—	—	(20,155)	4,770	—	(15,385)
Intercompany receivable	—	(14,287)	12,306	(869)	6,316	3,466	9,322	(12,788)	—
Intercompany payable	—	(3,591)	20,195	(19,545)	(6,316)	(9,257)	(3,531)	12,788	—

	—	(60,700)	121,070	17,202	—	77,572	68,664	—	146,236

Financing activities
Change in bank and other indebtedness	—	(56,000)	(12,000)	—	—	(68,000)	2,587	—	(65,413)
Proceeds from issuance of long-term debt	—	—	—	—	—	—	12,170	—	12,170
Repayment of long-term debt	—	(6,911)	(54,548)	6,484	—	(54,975)	(31,390)	49,334	(37,031)
Change in other long-term liabilities	(2,148)	(1,720)	—	—	—	(3,868)	—	—	(3,868)
Deferred financing fees	—	(8,623)	(9,702)	—	—	(18,325)	—	—	(18,325)

	(2,148)	(73,254)	(76,250)	6,484	—	(145,168)	(16,633)	49,334	(112,467)

Investing activities
Proceeds from sale of property, plant and equipment	—	5,574	10,857	3,994	—	20,425	116	—	20,541
Additions to property, plant and equipment	—	2,993	(35,298)	(6,547)	—	(38,852)	(10,717)	—	(49,569)
Investments and advances	2,148	137,712	(22,432)	(32,320)	976	86,084	(36,750)	(49,334)	—
Distributions to minority partners	—	—	—	—	—	—	(4,096)	—	(4,096)
Other investing activities	—	(8,007)	1,273	(19)	—	(6,753)	355	—	(6,398)

	2,148	138,272	(45,600)	(34,892)	976	60,904	(51,092)	(49,334)	(39,522)

Net foreign currency translation adjustment	—	(1,794)	(318)	7,492	(976)	4,404	1,313	—	5,717

Increase (decrease) in cash and cash equivalents	—	2,524	(1,098)	(3,714)	—	(2,288)	2,252	—	(36)
Cash and cash equivalents, beginning of period	—	15,672	4,069	9,075	—	28,816	18,643	—	47,459

Cash and cash equivalents, end of period	$—	$18,196	$2,971	$5,361	$—	$26,528	$20,895	$—	$47,423

Consolidating Statement of Cash Flows
For the period from February 2, 2005 (date of Incorporation) to December 31, 2005
(Restated — note 2)

	Parent	Canadian Issuer	US Issuer	Guarantor Subsidiaries	Guarantor Adjustments	Combined	Non-Guarantor Subsidiaries	Adjustments	Consolidated
Cash provided by (used in):
Operating activities:
Net (loss) income	$(69,800)	$(16,142)	$(53,658)	$24,028	$45,772	$(69,800)	$32,069	$(32,069)	$(69,800)
Items not involving cash:
Depreciation and amortization	—	11,227	50,501	13,044	—	74,772	14,479	1,002	90,253
Amortization of financing fees	—	9,040	7,445	—	—	16,485	—	—	16,485
(Gain) loss on sale of property, plant and equipment	—	(50)	2,420	1	—	2,371	43	—	2,414
Loss (income) from equity investments	69,800	(46,670)	(3,943)	—	(45,772)	(26,585)	19	26,585	19
Share based awards	—	553	2,115	116	—	2,784	172	—	2,956
Future income taxes	—	(23,142)	(11,602)	527	—	(34,217)	5,289	(218)	(29,146)
Pension and post-retirement expense and funding, net	—	—	721	182	—	903	—	—	903
Non-controlling interest	—	938	—	—	—	938	—	4,343	5,281
Change in non-cash operating working capital:
Accounts receivable	—	(2,541)	(2,015)	3,017	—	(1,539)	4,888	—	3,349
Inventories	—	13,776	30,584	4,095	—	48,455	1,732	357	50,544
Income taxes payable	—	7,362	2,213	1,791	—	11,366	225	—	11,591
Prepaid expenses	—	2,847	(1,957)	1,784	—	2,674	(1,858)	—	816
Accounts payable and accrued liabilities	3,500	(20,534)	(19,469)	(12,330)	—	(48,833)	(7,272)	—	(56,105)
Intercompany receivable	—	31,304	7,064	7,698	(32,251)	13,815	16,965	(30,780)	—
Intercompany payable	—	(27,900)	(33,347)	9,768	32,251	(19,228)	(11,552)	30,780	—
Equity compensation settlement liability	—	(35,906)	(21,780)	—	—	(57,686)	(56)	—	(57,742)

	3,500	(95,838)	(44,708)	53,721	—	(83,325)	55,143	—	(28,182)

Financing activities
Change in bank and other indebtedness	—	56,000	55,002	181	—	111,183	(9,138)	—	102,045
Proceeds from issuance of common shares	567,177	403,983	163,194	—	(567,177)	567,177	—	—	567,177
Proceeds from issuance of long-term debt	—	945,500	999,500	—	—	1,945,000	7,500	—	1,952,500
Repayment of long-term debt	—	(330,014)	(112,557)	—	—	(442,571)	(6,495)	—	(449,066)
Deferred financing fees	—	(39,057)	(38,943)	—	—	(78,000)	—	—	(78,000)

	567,177	1,036,412	1,066,196	181	(567,177)	2,102,789	(8,133)	—	2,094,656

Investing activities
Proceeds from sale of property, plant and equipment	—	—	1,348	44	—	1,392	7,805	—	9,197
Additions to property, plant and equipment	—	(7,885)	(41,934)	(4,980)	—	(54,799)	(15,009)	—	(69,808)
Acquisitions	(5,014)	(953,204)	(993,807)	4,972	—	(1,947,053)	15,176	—	(1,931,877)
Investments and advances	(565,663)	55,971	16,395	(40,697)	567,177	33,183	(33,183)	—	—
Distributions to minority partners	—	(22,275)	—	—	—	(22,275)	—	—	(22,275)
Other investing activities	—	(6,209)	401	(486)	—	(6,294)	1,199	—	(5,095)

	(570,677)	(933,602)	(1,017,597)	(41,147)	567,177	(1,995,846)	(24,012)	—	(2,019,858)

Net foreign currency translation adjustment	—	4,523	297	(4,031)	—	789	54	—	843

Increase in cash and cash equivalents	—	11,495	4,188	8,724	—	24,407	23,052	—	47,459
Cash and cash equivalents, beginning of period	—	—	—	—	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$11,495	$4,188	$8,724	$—	$24,407	$23,052	$—	$47,459

Consolidating Statement of Cash Flows
For the period from January 1, 2005 to April 6, 2005

	Parent	Canadian Issuer	US Issuer	Guarantor Subsidiaries	Guarantor Adjustments	Combined	Non-Guarantor Subsidiaries	Adjustments	Consolidated
Cash provided by (used in):
Operating activities:
Net (loss) income	$—	$(30,665)	$(17,469)	$10,877	$6,592	$(30,665)	$3,715	$(3,715)	$(30,665)
Items not involving cash:
Depreciation and amortization	—	2,276	9,003	2,922	—	14,201	4,819	(8)	19,012
Amortization of financing fees	—	208	179	—	—	387	—	—	387
Loss on sale of property, plant and equipment	—	—	44	—	—	44	74	—	118
Loss (income) from equity investments	—	5,115	(1,569)	—	(6,592)	(3,046)	(292)	3,046	(292)
Share based awards	—	101	128	—	—	229	—	—	229
Future income taxes	—	(18,396)	(9)	2,350	—	(16,055)	2,206	—	(13,849)
Pension and post-retirement expense and funding, net	—	—	190	—	—	190	—	—	190
Non-controlling interest	—	653	—	—	—	653	—	677	1,330
Change in non-cash operating working capital:
Accounts receivable	—	(8,724)	29,683	4,129	—	25,088	(7,110)	—	17,978
Inventories	—	211	(3,612)	1,805	—	(1,596)	1,509	—	(87)
Income taxes payable	—	452	(4,842)	(303)	—	(4,693)	4,830	—	137
Prepaid expenses	—	(6,799)	106	(2,154)	—	(8,847)	(1,448)	—	(10,295)
Accounts payable and accrued liabilities	—	35,099	35,802	11,623	—	82,524	2,298	—	84,822
Intercompany receivable	—	(8,186)	(3,573)	(10,059)	18,454	(3,364)	(12,803)	16,167	—
Intercompany payable	—	5,280	21,260	4,991	(18,454)	13,077	3,090	(16,167)	—
Equity compensation settlement liability	—	35,906	21,780	—	—	57,686	56	—	57,742

	—	12,531	87,101	26,181	—	125,813	944	—	126,757

Financing activities
Change in bank and other indebtedness	—	—	(2)	(181)	—	(183)	201	—	18
Proceeds from issuance of common shares	—	469	—	—	—	469	—	—	469
Repayment of long-term debt	—	(94,410)	(48,570)	—	—	(142,980)	(2,474)	—	(145,454)

	—	(93,941)	(48,572)	(181)	—	(142,694)	(2,273)	—	(144,967)

Investing activities
Proceeds from sale of property, plant and equipment	—	133	52	—	—	185	218	—	403
Additions to property, plant and equipment	—	(2,219)	(7,979)	(623)	—	(10,821)	(1,580)	—	(12,401)
Investments and advances	—	79,349	(19,604)	(29,742)	—	30,003	(30,003)	—	—
Other investing activities	—	(1,573)	2	242	—	(1,329)	(288)	—	(1,617)

	—	75,690	(27,529)	(30,123)	—	18,038	(31,653)	—	(13,615)

Net foreign currency translation adjustment	—	2,382	—	(3,114)	—	(732)	(5,916)	—	(6,648)

(Decrease) increase in cash and cash equivalents	—	(3,338)	11,000	(7,237)	—	425	(38,898)	—	(38,473)
Cash and cash equivalents, beginning of period	—	14,838	6,490	12,209	—	33,537	52,951	—	86,488

Cash and cash equivalents, end of period	$—	$11,500	$17,490	$4,972	$—	$33,962	$14,053	$—	$48,015

Consolidating Statement of Cash Flows
For the year ended December 31, 2004

	Parent	Canadian Issuer	US Issuer	Guarantor Subsidiaries	Guarantor Adjustments	Combined	Non-Guarantor Subsidiaries	Adjustments	Consolidated
Cash provided by (used in):
Operating activities:
Net income (loss)	$—	$127,951	$46,845	$34,371	$(81,216)	$127,951	$49,963	$(49,963)	$127,951
Items not involving cash:
Depreciation and amortization	—	6,746	32,306	10,119	—	49,171	13,290	126	62,587
Amortization of financing fees	—	830	497	—	—	1,327	—	—	1,327
Impairment of property, plant and equipment	—	30	2,889	—	—	2,919	—	—	2,919
(Gain) loss on sale of property, plant and equipment	—	(253)	(5,097)	6	—	(5,344)	199	—	(5,145)
(Income) loss from equity investments	—	(121,548)	(2,781)	—	81,216	(43,113)	14	42,998	(101)
Share based awards	—	396	—	—	—	396	—	—	396
Future income taxes	—	2,032	18,292	4,512	—	24,836	4,662	—	29,498
Pension and post-retirement income and funding, net	—	—	(2,527)	—	—	(2,527)	—	—	(2,527)
Non-controlling interest	—	—	—	—	—	—	—	6,839	6,839
Change in non-cash operating working capital:
Accounts receivable	—	(4,253)	36,984	(7,690)	—	25,041	4,212	—	29,253
Inventories	—	(17,720)	(48,638)	(4,089)	—	(70,447)	(4,811)	—	(75,258)
Income taxes payable	—	(8,123)	(444)	(103)	—	(8,670)	(3,297)	—	(11,967)
Prepaid expenses	—	(1,674)	885	867	—	78	1,087	—	1,165
Accounts payable and accrued liabilities	—	10,106	(25,839)	8,660	—	(7,073)	(12,969)	—	(20,042)
Intercompany receivable	—	3,741	19,753	(10,862)	(16,741)	(4,109)	(7,945)	12,054	—
Intercompany payable	—	(9,387)	11,033	2,518	16,741	20,905	(8,851)	(12,054)	—

	—	(11,126)	84,158	38,309	—	111,341	35,554	—	146,895

Financing activities
Change in bank and other indebtedness	—	(2)	—	2	—	—	12,474	—	12,474
Proceeds from issuance of common shares	—	4,750	—	28,875	(28,875)	4,750	—	—	4,750
Repurchase of common shares	—	(2,359)	—	—	—	(2,359)	—	—	(2,359)
Proceeds from issuance of long-term debt	—	—	200,000	—	—	200,000	—	—	200,000
Repayment of long-term debt	—	(23,341)	(60,897)	(17)	—	(84,255)	(19,496)	—	(103,751)
Deferred financing fees	—	—	(3,227)	—	—	(3,227)	—	—	(3,227)

	—	(20,952)	135,876	28,860	(28,875)	114,909	(7,022)	—	107,887

Investing activities
Proceeds from sale of property, plant and equipment	—	3,749	6,215	5	—	9,969	412	—	10,381
Additions to property, plant and equipment	—	(3,717)	(47,220)	(7,910)	—	(58,847)	(11,401)	—	(70,248)
Acquisitions	—	(84,691)	(172,913)	1,406	—	(256,198)	1,419	—	(254,779)
Investments and advances	—	28,257	(4,891)	(58,636)	28,875	(6,395)	6,395	—	—
Distributions to minority partners	—	—	—	—	—	—	—	—	—
Other investing activities	—	(2,997)	(104)	1,620	—	(1,481)	(1,683)	—	(3,164)

	—	(59,399)	(218,913)	(63,515)	28,875	(312,952)	(4,858)	—	(317,810)

Net foreign currency translation adjustment	—	10,414	—	3,700	—	14,114	5,726	—	19,840

(Decrease) increase in cash and cash equivalents	—	(81,063)	1,121	7,354	—	(72,588)	29,400	—	(43,188)
Cash and cash equivalents, beginning of period	—	95,901	5,369	4,855	—	106,125	23,551	—	129,676

Cash and cash equivalents, end of period	$—	$14,838	$6,490	$12,209	$—	$33,537	$52,951	$—	$86,488

Prospectus

Offer to Exchange

        Up to $412,000,000 aggregate principal amount of Senior Subordinated Notes due 2015 issued by Masonite Corporation, which have been registered under the Securities Act of 1933, for any and all outstanding Senior Subordinated Notes due 2015 issued by Masonite Corporation.

        Up to $358,000,000 aggregate principal amount of Senior Subordinated Notes due 2015 issued by Masonite International Corporation, which have been registered under the Securities Act of 1933, for any and all outstanding Senior Subordinated Notes due 2015 issued by Masonite International Corporation.

        Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

                         , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        (a)   Eger Properties is incorporated under the laws of California.

        Under Section 317 of the California General Corporation Law ("CGCL"), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor), by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding, if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

        Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized under Section 317.

        The amended and restated by-laws of Eger Properties provide that any person, his heirs, or his personal representative, made, or threatened to be made, a party to any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative, because he is or was a director, officer, employee, or agent of the corporation or serves or served any other corporation or other enterprise in any capacity at the request of the corporation, shall be indemnified by the corporation, and the corporation may advance his related expenses to the full extent permitted by California law. In discharging his duty, any director, officer, employee, or agent, when acting in good faith, may rely upon information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by (1) one or more officers or employees of the corporation whom the director, officer, employee, or agent reasonably believes to be reliable and competent in the matters presented, (2) counsel, public accountants, or other persons as to matters that the director, officer, employee, or agent believes to be within that person's professional or expert competence, or (3) in the case of a director, a committee of the board of directors upon which he does not serve, duly designated according to law, as to matters within its designated authority, if the director reasonably believes that the committee is competent. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which the person, his heirs, or personal representatives may be entitled. The corporation may, upon the affirmative vote of a majority of its board of directors, purchase insurance for the purpose of indemnifying these persons. The insurance may be for the benefit of all directors, officers, or employees.

        (b)   Castlegate Entry Systems, Inc., Crown Door Corporation and Masonite International Inc. are incorporated under the Canada Business Corporations Act (the "CBCA").

        The CBCA provides under Section 124 as follows:

          (1)   A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

          (2)   A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

          (3)   A corporation may not indemnify an individual under subsection (1) unless the individual:

  (a)
  acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

          (4)   A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

          (5)   Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual is seeking indemnity (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfils the conditions set out in subsection (3).

        The by-laws of Castlegate Entry Systems, Inc. provide that subject to subsections (2) and (3) stated above, the corporation shall indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

  (a)
  he acted honestly and in good faith with a view to the best interests of the corporation; and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        The corporation is also authorized to execute agreements evidencing its indemnity in favor of the foregoing persons to the full extent permitted by law.

        The by-laws of Crown Door Corporation provides that subject to the limitations contained in the CBCA, the corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or such body corporate, if

  (a)
  he acted honestly and in good faith with a view to the best interests of the corporation; and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        The corporation shall also indemnify such person in such other circumstances as the CBCA permits or requires. In addition, the corporation may purchase and maintain insurance for the benefit of any person referred to in the previous paragraph against such liabilities and in such amounts as the board may from time to time determine and as permitted by the CBCA.

        (c)   Masonite Chile Holdings S.A. is incorporated under the laws of Chile.

        Chilean law provides that directors and officers acting in such capacity must use the care that a reasonably prudent and careful person would use under similar circumstances, guided by those ordinary considerations which ordinarily regulate human affairs. Likewise, directors and officers of a company are jointly and severally liable for any damage occasioned to the company and its shareholders arising from willful misconduct or negligence. Any provision of the company's by-laws or shareholder resolution providing any release or limitation of such liability of directors and officers to the company and its shareholders is null and void.

        (d)   Masonite Corporation, Pintu Acquisition Company, Inc. and WMW, Inc. are incorporated under the laws of Delaware.

        Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        In accordance with these provisions, the by-laws of Masonite Corporation provide that the corporation (i) shall indemnify every person who is or was a director or officer of the corporation or is or was serving at the corporation's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise; and (ii) shall, if the board of directors so directs, indemnify any person who is or was an employee or agent of the corporation or is or was serving at the corporation's request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the extent, in the manner, and subject to compliance with the applicable standards of conduct, provided by Section 145 of the General Corporation Law of the State of Delaware as the same (or any substitute therefor) may be in effect from time to time, provided that the reference to

"stockholders" in subsection (d) (3) of Section 145 shall require action by a quorum of disinterested directors of the sole stockholder.

        In addition, such indemnification (i) shall not be deemed exclusive of any other rights to which any person seeking indemnification under or apart from these provisions may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and (ii) shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        The by-laws of Pintu Acquisition Company, Inc. provide that directors, officers and employees of the corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding against any such person (except such proceedings as may be brought by the corporation) arising out of their service to the corporation or to another organization at the corporation's request, except for any liability arising out of or based upon personal injury or death which, however, the corporation may indemnify at its discretion. The corporation may maintain insurance to protect itself and any such director, officer or employee against any liability, cost or expense incurred in connection with any such action, suit or proceedings. These provisions shall be applicable to all actions, suits or proceedings commenced after the date of incorporation of the corporation and shall be applicable to persons who have ceased to be directors, officers or employees and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.

        Likewise, the articles of incorporation of WMW, Inc. provides that each person who at any time is or was a director or officer of the corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (in this paragraph, a "Proceeding"), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is an alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the corporation to provide broader Indemnification rights than such law prior to such amendment or enactment permitted the corporation to provide), against all expense, liability and loss (including, without limitation, court costs and attorneys' fees, judgments, fines, excise taxes or penalties. and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding, and such indemnification shall continue as to a person who has ceased to be a director or officer of the corporation or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, and shall inure to the benefit of such person's heirs, executors and administrators. The corporation's obligations under this section include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.

        (e)   Premdor Finance LLC is a limited liability company organized under the laws of Delaware.

        Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

        In accordance with this provision, the Limited Liability Company Agreement of Premdor Finance LLC states that (a) to the fullest extent permitted by the Act, or other applicable law, each Covered Person shall be entitled to indemnification from the company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnification under the indemnification section shall be provided out of and to the extent of company assets only, and neither the Founding Member nor any Member or Manager shall have personal liability on account thereof. Such indemnification shall include the right to have expenses incurred by such Covered Person in connection with an action paid in advance by the company prior to final disposition of such action, subject to subsequent determination of the right to be so indemnified. Persons who are not Covered Persons may be similarly indemnified in respect of service to the company or to another such entity at the request of the company to the extent the Founding Member at any time determines that such person is entitled to the benefits of this Section. As used in the agreement, "expense" shall include fees and expenses of counsel selected by such person; and "liability" shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement of an action. (b) The company shall have the express authority to enter into such agreements as the Board of Managers deems appropriate for the indemnification, including advancement of expenses, of present or future Covered Persons and other persons in connection with their service to, or status with, the company or any other corporation, partnership, joint venture, trust, employee benefit plan or other entity with whom such Covered Person or other person is serving at the request of the company. (c) The right of indemnification or advancement of expenses provided for (i) shall not be deemed exclusive of any other rights to which those seeking indemnification hereunder may be entitled, (ii) shall be deemed to create contractual rights in favor of persons entitled to indemnification, (iii) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were determined to be entitled to indemnification and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification and (iv) shall be applicable to actions, suits or proceedings commenced after the adoption of the agreement, whether arising from acts or omissions occurring before or after the adoption. The rights of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal. (d) The company may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the company would have the power to indemnify such person against such liability or expense by law or under this article.

        (f)    Bonlea Limited, Masonite Europe Limited, Premdor Crosby Limited and Premdor U.K. Holdings Limited are incorporated under English Law and are subject to the Companies Act of 1985, as amended (the "Companies Act").

        English law does not permit a company to indemnify to any extent (whether directly or indirectly) a director of the company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company. However, this prohibition does not apply to a "qualifying third party indemnity provision" (see below section 309B(1) of the Companies Act) which satisfies conditions A to C set out in sections 309(B)(2), (3) and (4) of the Companies Act (see below). Section 309(C) of the Companies Act requires that each qualifying indemnity provision made by a company must be open to inspection by the shareholders of the company. In addition, this section requires that if any qualifying indemnity provision is in force when the directors' report was approved or at any time during the financial year to which the directors' report relates, the directors' report must include a statement to this effect.

        The Companies Act provides as follows:

        309A Provisions protecting directors from liability

        (1)   This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

        (2)   Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

        (3)   Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of—(a) the company, or (b) an associated company, against any liability within subsection (1) is void. This is subject to subsections (4) and (5).

        (4)   Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

        (5)   Subsection (3) does not prevent a company from purchasing and maintaining for a director of—(a) the company, or (b) an associated company, insurance against any liability within subsection (1).

        (6)   In this section—"associated company", in relation to a company ("C"), means a company which is C's subsidiary, or C's holding company or a subsidiary of C's holding company; "provision" means a provision of any nature, whether or not it is contained in a company's articles or in any contract with a company.

        309B Qualifying third party indemnity provisions

        (1)   For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

        (2)   Condition A is that the provision does not provide any indemnity against any liability incurred by the director—(a) to the company, or (b) to any associated company.

        (3)   Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay—(a) a fine imposed in criminal proceedings, or (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

        (4)   Condition C is that the provision does not provide any indemnity against any liability incurred by the director—(a) in defending any criminal proceedings in which he is convicted, or (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely—(i) section 144(3) or (4) (acquisition of shares by innocent nominee), or (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

        (5)   In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

        (6)   For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final—(a) if not appealed against, at the end of the period of bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

        (7)   An appeal is disposed of—(a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

        (8)   In this section "associated company" and "provision" have the same meaning as in section 309A.

        309C Disclosure of qualifying third party indemnity provisions

        (1)   Subsections (2) and (3) impose disclosure requirements in relation to a directors' report under section 234 in respect of a financial year.

        (2)   If—(a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that any such provision is or (as the case may be) was so in force.

        (3)   If the company has made a qualifying third party indemnity provision and—(a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that any such provision is or (as the case may be) was so in force.

        (4)   Subsection (5) applies where a company has made a qualifying third party indemnity provision for the benefit of a director of the company or of an associated company.

        (5)   Section 318 shall apply to—(a) the company, and (b) if the director is a director of an associated company, the associated company, as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

        (6)   In this section—"associated company" and "provision" have the same meaning as in section 309A; and "qualifying third party indemnity provision" has the meaning given by section 309B(1).

        Section 310 of the Companies Act provides as follows:

        (1)   This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

        (2)   Except as provided by the following subsection, any such provision is void.

        (3)   This section does not prevent a company—(a) from purchasing and maintaining for any such auditor insurance against any such liability, or (b) from indemnifying any such auditor against any liability incurred by him—(i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or (ii) in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

        Section 727 of the Companies Act provides as follows:

        (1)   If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability in such terms as the court thinks fit.

        (2)   If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

        (3)   Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

        The articles of association of Bonlea Limited provide that every Director or other officer or auditor of the company shall be indemnified out of the assets of the company against any losses or liabilities incurred by him in or about the lawful execution and discharge of his duties subject to the provisions of the Companies Act.

        The articles of association of Masonite Europe Limited and Premdor Crosby Limited state that Table A of the Companies Act applies to the company. In addition the company can purchase insurance in order to indemnify directors or officers in accordance with the indemnification provisions of the Companies Act.

        The articles of association of Premdor U.K. Holdings Limited provide that in addition to the indemnity conferred by Regulation 118 of Table A and subject to the provisions of the Companies Act, every such person as is mentioned in the said Regulation shall be entitled to be indemnified out of the assets of the company against all expenses, losses or liabilities incurred by him as agent of the company or for the company's benefit or intended benefit or in or about the discharge or intended discharge of his duties in relation to the company.

        (g)   Cutting Edge Tooling, Inc., Door Installation Specialists Corporation and Florida Made Door Co. are each incorporated under the laws of Florida.

        Section 607.0850 of the Florida Business Corporation Act, as amended ("FBCA"), grants each corporation organized thereunder the authority to indemnify each of its directors and officers in connection with actions, suits and proceedings brought against such person if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of directors who were not parties to the proceeding or a committee consisting solely of two or more directors not parties to the proceeding, (ii) independent legal counsel selected by a majority vote of the directors who were not parties to the proceeding or by a committee of directors duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding (or selected by the full board if a quorum or committee cannot be obtained), or (iii) the affirmative vote of the majority of the corporation's shareholders who were not parties to the proceeding.

        The FBCA further provides that the corporations may make any other or further indemnity by resolution, by-law, agreement, vote of shareholders or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his or her conduct was lawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

        The articles of incorporation and/or the amended and restated by-laws of Cutting Edge Tooling, Inc. provide that in addition to any rights and duties under applicable law, and as stated in the Articles of Incorporation, the corporation will indemnify and hold harmless all of its directors, officers, employees and agents, and former directors, officers, employees and agents, from and against all liabilities and obligations, including attorneys' fees incurred in connection with any actions taken or failed to be taken by said directors, officers, employees and agents in their capacity as such, including those actions taken or failed to be taken by said directors, officers, employees and agents in their capacity as such which amount to gross negligence, but not those actions which amount to willful misconduct.

        The amended and restated by-laws also state that the indemnification will not extend to any violation of the criminal law, a transaction from which an improper personal benefit was derived, those circumstances under which the director liability provisions of Chapter 607 of the Florida Status apply and willful misconduct or a conscious disregard for the best interests of the corporation taken by any of the corporation's directors, officers, employees or agents.

        The by-laws of Door Installation Specialists Corporation and the amended and restated by-laws of Florida Made Door Co. provide that any person, his heirs, or his personal representative, made, or threatened to be made, a party to any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative, because he is or was a director, officer, employee, or agent of the corporation or serves or served any other corporation or other enterprise in any capacity at the request of the corporation, shall be indemnified by the corporation, and the corporation may advance his related expenses to the full extent permitted by Florida law. In discharging his duty, any director, officer, employee, or agent, when acting in good faith, may rely upon information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by (1) one or more officers or employees of the corporation whom the director, officer, employee, or agent reasonably believes to be reliable and competent in the matters presented, (2) counsel, public accountants, or other persons as to matters that the director, officer, employee, or agent believes to be within that person's professional or expert competence, or (3) in the case of a director, a committee of the board of directors upon which he does not serve, duly designated according to law, as to matters within its designated authority, if the director reasonably believes that the committee is competent. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which the person, his heirs, or personal representative may be entitled. The corporation may, upon the affirmative vote of a majority of its board of directors, purchase insurance for the purpose of indemnifying these persons. The insurance may be for the benefit of all directors, officers, or employees.

        (h)   Masonite Components, Masonite Europe and Masonite Ireland are incorporated under the laws of Ireland.

        Section 200 of the Irish Companies Act of 1963 (as amended) provides as follows:

          (1)   Subject as hereinafter provided, any provision whether contained in the articles of a company or in any contract with a company or otherwise for exempting any officer of the company or any person employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company shall be void, so, however, that: (a) nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and (b) notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted, or in connection with any application under section 391 of the Company Act, 1963, or section 42 of the Companies (Amendment) Act, 1983, in which relief is granted to him by the court.

          (2)   Notwithstanding subsection (1), a company may purchase and maintain for any of its officers or auditors insurance in respect of any liability referred to in that subsection.

          (3)   Notwithstanding any provision contained in an enactment, the articles of a company or otherwise, a director may be counted in the quorum and may vote on any resolution to purchase or maintain any insurance under which the director may benefit.

          (4)   Any directors' and officers' insurance purchased or maintained by a company before the date on which the amendments made to this section by the Companies (Auditing and Accounting) Act 2003 came into operation is as valid and effective as it would have been if those amendments had been in operation when that insurance was purchased or maintained.

          (5)   In this section a reference to an officer or auditor includes any former or current officer or auditor of the company, as the case may be.

        The memorandum and articles of association of each of Masonite Components, Masonite Europe and Masonite Ireland provides that subject to section 200 of the Act every director of the company shall be indemnified by the company against, and it shall be the duty of the directors out of the funds of the company to pay, all costs, losses and expenses which any such director may incur or become liable to by reason of any contract entered into or any act or thing done by him as such director or in any way in the discharge of his duties. No director shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the company, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the company shall be vested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act by any person with whom any moneys, securities or effects shall be deposited, for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of this office or in relation thereto unless the same were to happen through his own wilful act or default.

        (i)    Masonite Mexico, S.A. de C.V. is incorporated under the laws of Mexico.

        Under Mexican law, a company will be jointly liable for resulting liabilities or expenses of the activities resulting from acts or activities carried out by the officers of the company within the scope of his/her authority. Pursuant to article 309 of the Commerce Code (Código de Comercio) an officer of the company is a director of the same or any person who is authorized to represent the company in the daily business development. In addition, article 146 of the General Law of Commercial Entities (Ley de Sociedades Mercantiles "LGSM") states that the officers shall perform their respective positions with their sole appointment. The officers do not need a specific authorization from the management body to perform their correspondent activities. Nevertheless, article 2563 of the Federal Civil Code (Código Civil Federal) states that an officer shall be liable for their acts in the event that they acted without (i) all possible and necessary diligence; or, (ii) as if they were the owners of the business.

        (j)    3061275 Nova Scotia Company is incorporated under the Companies Act (Nova Scotia).

        Under applicable Nova Scotia law, 3061275 Nova Scotia Company ("3061275 Nova Scotia") is permitted to indemnify its officers and directors on terms acceptable to its shareholders subject only to the general common law restrictions based on public policy and restrictions residing under specific legislation of relevant jurisdictions.

        Section 160 of the articles of association of 3061275 Nova Scotia provides that every current or former director or officer of 3061275 Nova Scotia, or person who acts or acted at such company's request, in the absence of dishonesty on such person's part, shall be indemnified by 3061275 Nova Scotia against all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any (i) claim made against such person or (ii) civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of 3061275 Nova Scotia or such body corporate, partnership or other association, whether 3061275 Nova Scotia is a claimant or party to such action or proceeding or otherwise.

        (k)   Masonite International Corporation is incorporated under the Business Corporations Act (Ontario).

        Section 136 of the Business Corporations Act (Ontario) provides that: (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if, (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. (2) A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1) (a) and (b). (3) Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defence of the action or proceeding; and (b) fulfils the conditions set out in clauses (1)(a) and (b).

        The by-laws of Masonite International Corporation provide that the corporation shall indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the heirs and legal representatives of any such person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if

  (a)
  the person acted honestly and in good faith with a view to the best interests of the corporation; and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the relevant conduct was lawful.

        In addition, the corporation may, with the approval of the court, indemnify a person referred to above in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by that person in connection with such action if the person fulfills the conditions set out in (a) and (b) above.

        The person referred to above is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by that person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate if the person seeking indemnity meets certain requirements set forth in the by-laws of the company.

        Subject to the Business Corporations Act (Ontario), the corporation may purchase and maintain insurance for the benefit of any person referred to above against any liability incurred by that person: (a) in the capacity as a director or officer of the corporation, except where the liability relates to that person's failure to act honestly and in good faith with a view to the best interests of the corporation; or (b) in the capacity as a director or officer of another body corporate where said person acts or acted in that capacity at the corporation's request, except where the liability relates to that person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

        (l)    Masonite PrimeBoard Acquisition Inc. is incorporated under the laws of North Dakota.

        Section 10-19.1-91 of North Dakota Business Corporation Act states that absent a provision in the company's articles or by-laws prohibiting indemnification or advancement of expenses, a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines including excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

  a.
  Has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines including excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

  b.
  Acted in good faith;

  c.
  Received no improper personal benefit and section 10-19.1-51, if applicable, has been satisfied;

  d.
  In the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

  e.
  In the case of acts or omissions occurring in the official capacity as described in the Act, the person reasonably believed that the conduct was in the best interests of the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person's acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

        In addition, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorney's fees and disbursements, incurred by the person in advance of the final disposition of the proceeding.

        The by-laws of Masonite PrimeBoard Inc. state that each director, officer, employee or agent of the corporation now or hereafter serving as such shall be indemnified by the corporation against any and all claims and liabilities including reasonable settlements to which he has or shall become subject by reason of serving or having served in such capacity, or by reason of any action alleged to have been taken, omitted, or neglected by him as such director, employee or agent; and the corporation shall reimburse each such person for all legal expenses reasonably incurred by him in connection with any such claim or liability, provided, however, that no such person shall be indemnified against, or reimbursed for any expense incurred in connection with, any claim or liability arising out of his own willful misconduct or gross negligence.

        (m)  Woodlands Millwork I, Ltd. is a limited partnership governed by the laws of Texas.

        Section 8.051 of Texas Business Organization Code states that: (a) An enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. (b) A court that determines, in a suit for indemnification, that a governing person, former governing person, or delegate is entitled to indemnification under this section shall order indemnification and award to the person the expenses incurred in securing the indemnification.

        Section 8.052 states that (a) on application of a governing person, former governing person, or delegate and after notice is provided as required by the court, a court may order an enterprise to indemnify the person to the extent the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. (b) This section applies without regard to whether the governing person, former governing person, or delegate applying to the court satisfies the requirements of Section 8.101 or has been found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person's official capacity. (c) The indemnification ordered by the court under this section is limited to reasonable expenses if the governing person, former governing person, or delegate is found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person's official capacity.

        Section 8.101 states that (a) An enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 if it is determined in accordance with Section 8.103 that: (1) the person: (A) acted in good faith; (B) reasonably believed: (i) in the case of conduct in the person's official capacity that the person's conduct was in the enterprise's best interests; and (ii) in any other case, that the person's conduct was not opposed to the enterprise's best interests; and (C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person's conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid. (b) Action taken or omitted by a governing person or delegate with respect to an employee benefit plan in the performance of the person's duties for a purpose reasonably believed by the person to be in the interest of the participants and beneficiaries of the plan is for a purpose that is not opposed to the best interests of the enterprise. (c) Action taken or omitted by a delegate to another enterprise for a purpose reasonably believed by the delegate to be in the interest of the other enterprise or its owners or members is for a purpose that is not opposed to the best interests of the enterprise. (d) A person does not fail to meet the standard under Subsection (a)(1) solely because of the termination of a proceeding by: (1) judgment; (2) order; (3) settlement; (4) conviction; or (5) a plea of nolo contendere or its equivalent.

        Section 8.102 states that (a) subject to subsection (b), an enterprise may indemnify a governing person, former governing person, or delegate against: (1) a judgment; and (2) expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding. (b) Indemnification under this subchapter of a person who is found liable to the enterprise or is found liable because the person improperly received a personal benefit: (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding; (2) does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan; and (3) may not be made in relation to a proceeding in which the person has been found liable for: (A) willful or intentional misconduct in the performance of the person's duty to the enterprise; (B) breach of the person's duty of loyalty owed to the enterprise; or (C) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise. (c) A governing person, former governing person, or delegate is considered to have been found liable in relation to a claim, issue, or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals of the order are exhausted or foreclosed by law.

        The Limited Partnership Agreement of Woodlands Millwork I, Ltd. states that it will indemnify, hold harmless, and pay all judgments and claims by third parties against any General Partner relating to any liability or damage incurred by reason of any authorized act performed or omitted to be performed by such General Partner in connection with the business of the Partnership, including attorney fees incurred by such General Partner in connection with the defense of any action based on any such act or omission, which attorney fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law. In the event of any action by a Partner against any General Partner, including a Partnership derivative suit, the Partnership shall indemnify, hold harmless, and pay all expenses of the General Partner, including attorney fees, if such General Partner is successful in such action.

        It also provides that it will indemnify, hold harmless, and pay all expenses, costs, or liabilities of any General Partner who, for the benefit of the Partnership, makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and who suffers any financial loss as the result of such action. In addition, no General Partner will be indemnified from any liability for fraud, bad faith, willful misconduct or gross negligence.

Item 21. Exhibits and Financial Statement Schedules

    (a)
    Exhibits

Exhibit No.	Description
2.1	Combination Agreement, dated December 22, 2004, by and between Stile Acquisition Corp. and Masonite International Corporation (incorporated by reference to Exhibit 99.1 filed with Masonite International Corporation's Report of Foreign Issuer on Form 6-K for the month of January 2005 (Commission File No. 001-11796))
2.2
Amended and Restated Combination Agreement, dated January 16, 2005, by and between Stile Acquisition Corp. and Masonite International Corporation (incorporated by reference to Exhibit 99.(A)(1) filed with Masonite International Corporation's Schedule 13E-3 filed on January 19, 2005 (Commission File No. 005-43863))

2.3
Second Amended and Restated Combination Agreement, dated February 17, 2005, by and between Stile Acquisition Corp. and Masonite International Corporation (incorporated by reference to Exhibit 99.2 filed with Masonite International Corporation's Report of Foreign Private Issuer on Form 6-K for the month of February 2005 (Commission File No. 001-11796))
3.1	*	Certificate of Incorporation and Certificate of Amendment of Certificate of the Incorporation of Masonite International Inc.
3.2	*	By-laws of Masonite International Inc.
3.3	*	Restated Certificate of Incorporation and Certificate of Amendment of the Certificate of Incorporation of Masonite Corporation
3.4	*	By-laws of Masonite Corporation
3.5	*	Articles of Amalgamation of Masonite International Corporation
3.6	*	By-laws of Masonite International Corporation
3.7	*	Memorandum and Articles of Association of 3061275 Nova Scotia Company
3.8	*	Memorandum and Articles of Association of Bonlea Limited
3.9	*	Certificate of Incorporation of Castlegate Entry Systems, Inc.
3.10	*	By-laws of Castlegate Entry Systems, Inc.
3.11	*	Certificate of Incorporation and Certificate of Amendment of Certificate of Incorporation of Crown Door Corporation
3.12	*	By-laws of Crown Door Corporation
3.13	*	Articles of Incorporation of Cutting Edge Tooling, Inc.
3.14	*	Amended and Restated By-laws of Cutting Edge Tooling, Inc.
3.15	*	Articles of Incorporation and Articles of Amendment of the Articles of Incorporation of Door Installation Specialists Corporation
3.16	*	By-laws of Door Installation Specialists Corporation
3.17	*	Certificate of Incorporation of Eger Properties
3.18	*	Amended and Restated By-laws of Eger Properties
3.19	*	Articles of Incorporation and Amendment to Articles of Incorporation of Florida Made Door Co.
3.20	*	Amended and Restated By-laws of Florida Made Door Co.
3.21	*	Certificate of Incorporation (Estatutos Sociales) of Masonite Chile Holdings S.A. (with English translation)
3.22	*	By-laws (Estatutos Sociales) of Masonite Chile Holdings S.A. (with English translation)
3.23	*	Memorandum and Articles of Association of Masonite Components
3.24	*	Memorandum and Articles of Association of Masonite Europe
3.25	*	Memorandum and Articles of Association of Masonite Europe Limited
3.26	*	Memorandum and Articles of Association of Masonite Ireland

3.27	*	Certificate of Incorporation (Estatutos Sociales) of Masonite Mexico, S.A. de C.V. (with English translation)
3.28	*	By-laws (Estatutos Sociales) of Masonite Mexico, S.A. de C.V. (with English translation)
3.29	*	Articles of Incorporation and Articles of Amendment to the Articles of Incorporation of Masonite Primeboard Inc.
3.30	*	By-laws of Masonite Primeboard Inc.
3.31	*	Certificate of Incorporation and Certificate of Amendment of the Certificate of Incorporation of Pintu Acquisition Company, Inc.
3.32	*	By-laws of Pintu Acquisition Company, Inc.
3.33	*	Memorandum and New Articles of Association of Premdor Crosby Limited
3.34	*	Certificate of Formation of Premdor Finance LLC
3.35	*	Limited Liability Company Agreement of Premdor Finance LLC
3.36	*	Memorandum and Articles of Association of Premdor U.K. Holdings Limited
3.37	*	Certificate of Incorporation of WMW, Inc.
3.38	*	By-laws of WMW, Inc.
3.39	*	Certificate of Limited Partnership of Woodlands Millwork I, Ltd.
3.40	*	Limited Partnership Agreement of Woodlands Millwork I, Ltd.
4.1	*
Indenture, dated October 6, 2006, by and among Masonite Corporation, as issuer, Masonite International Corporation, Masonite International Inc. and the other guarantors thereto and The Bank of New York, as Trustee, governing the Senior Subordinated Notes Due 2015
4.2	*
Indenture, dated October 6, 2006, by and among Masonite International Corporation, as issuer, Masonite Corporation, Masonite International Inc. and the other guarantors thereto and The Bank of New York, as Trustee, governing the Senior Subordinated Notes Due 2015
4.3	*
Registration Rights Agreement, dated October 6, 2006, by and among Masonite Corporation, Masonite International Corporation, Masonite International Inc. and the other guarantors thereto and The Bank of New York, as Trustee
5.1	*	Opinion and Consent of Davies Ward Phillips & Vineberg LLP
5.2	*	Opinion and Consent of Simpson Thacher & Bartlett LLP
5.3	*	Opinion and Consent of González Calvillo, S.C.
5.4	*	Opinion and Consent of Holland & Knight LLP
5.5	*	Opinion and Consent of Mason Hayes+Curran
5.6	*	Opinion and Consent of Morales, Noguera, Valdivieso & Besa
5.7	*	Opinion and Consent of Pinsent Masons
5.8	*	Opinion and Consent of Smith, Strege & Fredericksen, Ltd.

10.1	*
Credit Agreement, dated as of April 6, 2005, among Stile U.S. Acquisition Corp., as the U.S. Borrower, Stile Acquisition Corp., as the Canadian Borrower, Stile Consolidated Corp., as Guarantor, The Several Lenders from Time to Time Parties Hereto and The Bank of Nova Scotia, as Administrative Agent and as Canadian Administrative Agent, and the other parties thereto
10.2	*
Senior Subordinated Loan Agreement, dated as of April 6, 2005, among Stile U.S. Acquisition Corp., as the U.S. Borrower, Stile Acquisition Corp., as the Canadian Borrower, Stile Consolidated Corp., as Guarantor, The Several Lenders from Time to Time Parties Hereto and The Bank of Nova Scotia, as Administrative Agent and as Canadian Administrative Agent, and the other parties thereto
10.3	*	Registration Rights Agreement, dated as of April 6, 2005, among Stile Holding Corp., KKR Millennium Fund (Overseas) Limited Partnership and KKR Partners (International) Limited Partnership
10.4	*	Management and Advisory Services Retainer Agreement, dated as of April 6, 2005, between Stile U.S. Acquisition Corp. and Kohlberg Kravis Roberts & Co. L.P.
10.5	*	Form of Management Stockholder's Agreement
10.6	*	Form of Sale Participation Agreement
12.1	*	Computation of Earnings to Fixed Charges
21.1	*	List of Subsidiaries
23.1	**	Consent of KPMG LLP
23.2	**	Consent of Deloitte & Touche LLP
23.3	*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.2 hereof)
23.4	*	Consent of Davies Ward Phillips & Vineberg LLP (included as part of its opinion filed as Exhibit 5.1 hereof)
23.5	*	Consent of González Calvillo, S.C. (included as part of its opinion filed as Exhibit 5.3 hereof)
23.6	*	Consent of Holland & Knight LLP (included as part of its opinion filed as Exhibit 5.4 hereof)
23.7	*	Consent of Mason Hayes+Curran (included as part of its opinion filed as Exhibit 5.5 hereof)
23.8	*	Consent of Morales, Noguera, Valdivieso & Besa (include as part of its opinion filed as Exhibit 5.6 hereof)
23.9	*	Consent of Pinsent Masons (included as part of its opinion filed as Exhibit 5.7 hereof)
23.10	*	Consent of Smith, Strege & Fredericksen, Ltd. (included as part of its opinion filed as Exhibit 5.8 hereof)
24.1	*	Powers of Attorney for Masonite International Inc. (included in signature pages of the initial filing of this Registration Statement)
24.2	*	Powers of Attorney for Masonite Corporation (included in signature pages of the initial filing of this Registration Statement)

24.3	*	Powers of Attorney for Masonite International Corporation (included in signature pages of the initial filing of this Registration Statement)
24.4	*	Powers of Attorney for Additional Registrants (included in signature pages of the initial filing of this Registration Statement)
25.1	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indentures
99.1	*	Form of Letter of Transmittal
99.2	*	Form of Letter to Brokers, Dealers
99.3	*	Form of Letter to Clients
99.4	*	Form of Notice of Guaranteed Delivery

*
Previously filed.

**
Filed herewith.

  (b)
  Financial Statement Schedules.

Schedule IIa. Valuation And Qualifying Accounts And Reserves
(In thousands of U.S. Dollars)

Column A	Column B	Column C and D	Column E
DESCRIPTION	Balance At Beginning Of Period	Additions and Deductions	Balance At End Of Period
Year Ended December 31, 2006
Reserve for doubtful accounts	$2,132	$1,867	$3,999

For the Period February 2, 2005 to December 31, 2005
Reserve for doubtful accounts	2,216	(84)	2,132

For the Period January 1, 2005 to April 6, 2005
Reserve for doubtful accounts	1,957	259	2,216

Year Ended December 31, 2004
Reserve for doubtful accounts	2,606	(649)	1,957

Item 22. Undertakings

        Each of the undersigned registrants hereby undertakes:

        (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

          (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4)   to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A.4 of Form 20-F at the start of any delayed offering or throughout a continuous offering;

        (5)   to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Masonite International Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario, Canada, on May 16, 2007.

MASONITE INTERNATIONAL INC.
By:	*
	Name:	Kenneth W. Freeman
	Title:	Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	Scott C. Nuttall Director
*	Tagar C. Olson Director
*	Robert V. Tubbesing Director
*	Paul E. Raether Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Masonite Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 16, 2007.

MASONITE CORPORATION
By:	*
	Name:	Kenneth W. Freeman
	Title:	Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	Scott C. Nuttall Director
*	Tagar C. Olson Director
*	Kenneth W. Freeman Director
*	Paul E. Raether Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Masonite International Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario, Canada, on May 16, 2007.

MASONITE INTERNATIONAL CORPORATION
By:	*
	Name:	Kenneth W. Freeman
	Title:	Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	Scott C. Nuttall Director
*	Robert V. Tubbesing Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, 3061275 Nova Scotia Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario, Canada, on May 16, 2007.

3061275 NOVA SCOTIA COMPANY
By:	*
	Name:	Kenneth W. Freeman
	Title:	Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	Lawrence P. Repar Director
*	James U. Morrison Director
/s/ FREDERICK ARNOLD	Frederick Arnold Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Bonlea Limited has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Darton, Barnsley, United Kingdom on May 16, 2007.

BONLEA LIMITED
By:	*
Name: Kenneth G. McKenzie Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth G. McKenzie (Principal Executive Officer) Chief Executive Officer
*	Michael A. Armstrong Controller, Financial Reporting (Principal Financial Officer and Principal Accounting Officer)
*	Michael A. Armstrong Director
*	Rose M. Murphy Director
*	Kenneth G. McKenzie Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Castlegate Entry Systems, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario, Canada on May 16, 2007.

CASTLEGATE ENTRY SYSTEMS, INC.
By:	*
Name: Kenneth W. Freeman Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	Lawrence P. Repar Director
*	Robert V. Tubbesing Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Crown Door Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario, Canada on May 16, 2007.

CROWN DOOR CORPORATION
By:	*
Name: Kenneth W. Freeman Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Lawrence P. Repar Director
*	Robert V. Tubbesing Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Cutting Edge Tooling, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 16, 2007.

CUTTING EDGE TOOLING, INC.
By:	*
Name: Kenneth W. Freeman Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	Lawrence P. Repar Director
*	James U. Morrison Director
*	Stephen MacIsaac Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Door Installation Specialists Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 16, 2007.

DOOR INSTALLATION SPECIALISTS CORPORATION
By:	*
	Name:	Kenneth W. Freeman
	Title:	Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	Lawrence P. Repar Director
*	James U. Morrison Director
*	Stephen MacIsaac Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Eger Properties has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 16, 2007.

EGER PROPERTIES
By:	*
	Name:	Kenneth W. Freeman
	Title:	Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	Lawrence P. Repar Director
*	James U. Morrison Director
*	Stephen MacIsaac Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Florida Made Door Co. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 16, 2007.

FLORIDA MADE DOOR CO.
By:	*
	Name:	Kenneth W. Freeman
	Title:	Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	Lawrence P. Repar Director
*	James U. Morrison Director
*	Stephen MacIsaac Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Masonite Chile Holdings S.A. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cabrero, Chile, on May 16, 2007.

MASONITE CHILE HOLDINGS S.A.
By:	*
Name: Jorge Véjar Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Jorge Véjar Chief Executive Officer (Principal Executive Officer)
*	Adamo Pesce (Principal Financial Officer and Principal Accounting Officer) Controller
*	James U. Morrison Director
*	Daniel Ellis Director
*	Jorge Véjar Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Masonite Components has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Co. Leitrim, Republic of Ireland on May 16, 2007.

MASONITE COMPONENTS
By:	*
Name: James Hoey Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	James Hoey Chief Executive Officer (Principal Executive Officer)
*	Cormac Kearns (Principal Financial Officer and Principal Accounting Officer)
*	Cormac Kearns Director
*	James Hoey Director
*	James U. Morrison Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Masonite Europe has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Co. Leitrim, Republic of Ireland on May 16, 2007.

MASONITE EUROPE
By:	*
Name: James Hoey Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	James Hoey Chief Executive Officer (Principal Executive Officer)
*	Cormac Kearns (Principal Financial Officer and Principal Accounting Officer)
*	Cormac Kearns Director
*	James Hoey Director
*	James U. Morrison Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Masonite Europe Limited has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Darton, Barnsley, United Kingdom on May 16, 2007.

MASONITE EUROPE LIMITED
By:	*
Name: Kenneth G. McKenzie Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth G. McKenzie Chief Executive Officer (Principal Executive Officer)
*	Michael A. Armstrong (Principal Financial Officer and Principal Accounting Officer)
*	Roger Bruce Director
*	Michael A. Armstrong Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Masonite Ireland has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Co. Leitrim, Republic of Ireland on May 16, 2007.

MASONITE IRELAND
By:	*
Name: James Hoey Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	James Hoey Chief Executive Officer (Principal Executive Officer)
*	Cormac Kearns (Principal Financial Officer and Principal Accounting Officer)
*	Cormac Kearns Director
*	James Hoey Director
*	James U. Morrison Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Masonite Mexico, S.A. de C.V. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cienega de Flores, Estado Nuevo Leon, Mexico, on May 16, 2007.

MASONITE MEXICO, S.A. DE C.V.
By:	*
Name: Michael Steven Hall Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Michael Steven Hall Chief Executive Officer (Principal Executive Officer)
*	José Luis Oyervides Alonso (Principal Financial Officer and Chief Accounting Officer)
*	Michael Steven Hall Director
/s/ FREDERICK ARNOLD	Frederick Arnold Director
*	Rose M. Murphy Director
*	Guillermo Ortiz Hernández Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Masonite PrimeBoard, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 16, 2007.

MASONITE PRIMEBOARD, INC.
By:	*
Name: Kenneth W. Freeman Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	James U. Morrison Director
*	Stephen MacIsaac Director
*	Lawrence P. Repar Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Pintu Acquisition Company, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 16, 2007.

PINTU ACQUISITION COMPANY, INC.
By:	*
Name: Kenneth W. Freeman Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	Lawrence P. Repar Director
*	James U. Morrison Director
*	Stephen MacIsaac Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Premdor Crosby Limited has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Darton, Barnsley, United Kingdom, on May 16, 2007.

PREMDOR CROSBY LIMITED
By:	*
Name: Kenneth G. McKenzie Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth G. McKenzie Chief Executive Officer (Principal Executive Officer)
*	Michael A. Armstrong (Principal Financial Officer and Principal Accounting Officer)
*	Michael A. Armstrong Director
*	Kenneth G. McKenzie Director
*	Rose M. Murphy Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Premdor Finance LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on May 16, 2007.

PREMDOR FINANCE LLC
By:	/s/ FREDERICK ARNOLD
Name: Frederick Arnold Title: Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

/s/ FREDERICK ARNOLD	Frederick Arnold Manager
*	Karen A. Radtke Manager
*	Trevor Hewelett Manager
*	Rose M. Murphy Manager
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Premdor U.K. Holdings Limited has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Darton, Barnsley, United Kingdom, on May 16, 2007.

PREMDOR U.K. HOLDINGS LIMITED
By:	*
Name: Kenneth G. McKenzie Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth G. McKenzie Chief Executive Officer (Principal Executive Officer)
*	Michael A. Armstrong (Principal Financial Officer and Principal Accounting Officer)
*	Michael A. Armstrong Director
*	Kenneth G. McKenzie Director
*	Rose M. Murphy Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, WMW, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 16, 2007.

WMW, INC.
By:	*
Name: Kenneth W. Freeman Title: Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting (Principal Accounting Officer)
*	Lawrence P. Repar Director
*	James U. Morrison Director
*	Stephen MacIsaac Director
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Woodlands Millwork I, Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 16, 2007.

WOODLANDS MILLWORK I, LTD.
By:	*
Name: Kenneth W. Freeman Title: Chief Executive Officer of WMW, Inc., the General Partner (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2007.

Signature	Capacity

*	Kenneth W. Freeman Chief Executive Officer of WMW, Inc., the General Partner (Principal Executive Officer)
/s/ FREDERICK ARNOLD	Frederick Arnold Executive Vice President, Finance of WMW, Inc., the General Partner (Principal Financial Officer)
*	Christopher A. Virostek Controller, Financial Reporting of WMW, Inc., the General Partner (Principal Accounting Officer)
*	Lawrence P. Repar Director of WMW, Inc., the General Partner
*	James U. Morrison Director of WMW, Inc., the General Partner
*	Stephen MacIsaac Director of WMW, Inc., the General Partner
*By:	/s/ FREDERICK ARNOLD Frederick Arnold Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description
2.1		Combination Agreement, dated December 22, 2004, by and between Stile Acquisition Corp. and Masonite International Corporation (incorporated by reference to Exhibit 99.1 filed with Masonite International Corporation's Report of Foreign Issuer on Form 6-K for the month of January 2005 (Commission File No. 001-11796))
2.2
Amended and Restated Combination Agreement, dated January 16, 2005, by and between Stile Acquisition Corp. and Masonite International Corporation (incorporated by reference to Exhibit 99.(A)(1) filed with Masonite International Corporation's Schedule 13E-3 filed on January 19, 2005 (Commission File No. 005-43863))
2.3
Second Amended and Restated Combination Agreement, dated February 17, 2005, by and between Stile Acquisition Corp. and Masonite International Corporation (incorporated by reference to Exhibit 99.2 filed with Masonite International Corporation's Report of Foreign Private Issuer on Form 6-K for the month of February 2005 (Commission File No. 001-11796))
3.1	*	Certificate of Incorporation and Certificate of Amendment of Certificate of the Incorporation of Masonite International Inc.
3.2	*	By-laws of Masonite International Inc.
3.3	*	Restated Certificate of Incorporation and Certificate of Amendment of the Certificate of Incorporation of Masonite Corporation
3.4	*	By-laws of Masonite Corporation
3.5	*	Articles of Amalgamation of Masonite International Corporation
3.6	*	By-laws of Masonite International Corporation
3.7	*	Memorandum and Articles of Association of 3061275 Nova Scotia Company
3.8	*	Memorandum and Articles of Association of Bonlea Limited
3.9	*	Certificate of Incorporation of Castlegate Entry Systems, Inc.
3.10	*	By-laws of Castlegate Entry Systems, Inc.
3.11	*	Certificate of Incorporation and Certificate of Amendment of Certificate of Incorporation of Crown Door Corporation
3.12	*	By-laws of Crown Door Corporation
3.13	*	Articles of Incorporation of Cutting Edge Tooling, Inc.
3.14	*	Amended and Restated By-laws of Cutting Edge Tooling, Inc.
3.15	*	Articles of Incorporation and Articles of Amendment of the Articles of Incorporation of Door Installation Specialists Corporation
3.16	*	By-laws of Door Installation Specialists Corporation
3.17	*	Certificate of Incorporation of Eger Properties
3.18	*	Amended and Restated By-laws of Eger Properties
3.19	*	Articles of Incorporation and Amendment to Articles of Incorporation of Florida Made Door Co.
3.20	*	Amended and Restated By-laws of Florida Made Door Co.

3.21	*	Certificate of Incorporation (Estatutos Sociales) of Masonite Chile Holdings S.A. (with English translation)
3.22	*	By-laws (Estatutos Sociales) of Masonite Chile Holdings S.A. (with English translation)
3.23	*	Memorandum and Articles of Association of Masonite Components
3.24	*	Memorandum and Articles of Association of Masonite Europe
3.25	*	Memorandum and Articles of Association of Masonite Europe Limited
3.26	*	Memorandum and Articles of Association of Masonite Ireland
3.27	*	Certificate of Incorporation (Estatutos Sociales) of Masonite Mexico, S.A. de C.V. (with English translation)
3.28	*	By-laws (Estatutos Sociales) of Masonite Mexico, S.A. de C.V. (with English translation)
3.29	*	Articles of Incorporation and Articles of Amendment to the Articles of Incorporation of Masonite Primeboard Inc.
3.30	*	By-laws of Masonite Primeboard Inc.
3.31	*	Certificate of Incorporation and Certificate of Amendment of the Certificate of Incorporation of Pintu Acquisition Company, Inc.
3.32	*	By-laws of Pintu Acquisition Company, Inc.
3.33	*	Memorandum and New Articles of Association of Premdor Crosby Limited
3.34	*	Certificate of Formation of Premdor Finance LLC
3.35	*	Limited Liability Company Agreement of Premdor Finance LLC
3.36	*	Memorandum and Articles of Association of Premdor U.K. Holdings Limited
3.37	*	Certificate of Incorporation of WMW, Inc.
3.38	*	By-laws of WMW, Inc.
3.39	*	Certificate of Limited Partnership of Woodlands Millwork I, Ltd.
3.40	*	Limited Partnership Agreement of Woodlands Millwork I, Ltd.
4.1	*
Indenture, dated October 6, 2006, by and among Masonite Corporation, as issuer, Masonite International Corporation, Masonite International Inc. and the other guarantors thereto and The Bank of New York, as Trustee, governing the Senior Subordinated Notes Due 2015
4.2	*
Indenture, dated October 6, 2006, by and among Masonite International Corporation, as issuer, Masonite Corporation, Masonite International Inc. and the other guarantors thereto and The Bank of New York, as Trustee, governing the Senior Subordinated Notes Due 2015
4.3	*
Registration Rights Agreement, dated October 6, 2006, by and among Masonite Corporation, Masonite International Corporation, Masonite International Inc. and the other guarantors thereto and The Bank of New York, as Trustee
5.1	*	Opinion and Consent of Davies Ward Phillips & Vineberg LLP
5.2	*	Opinion and Consent of Simpson Thacher & Bartlett LLP
5.3	*	Opinion and Consent of González Calvillo, S.C.
5.4	*	Opinion and Consent of Holland & Knight LLP
5.5	*	Opinion and Consent of Mason Hayes+Curran
5.6	*	Opinion and Consent of Morales, Noguera, Valdivieso & Besa

5.7	*	Opinion and Consent of Pinsent Masons
5.8	*	Opinion and Consent of Smith, Strege & Fredericksen, Ltd.
10.1	*
Credit Agreement, dated as of April 6, 2005, among Stile U.S. Acquisition Corp., as the U.S. Borrower, Stile Acquisition Corp., as the Canadian Borrower, Stile Consolidated Corp., as Guarantor, The Several Lenders from Time to Time Parties Hereto and The Bank of Nova Scotia, as Administrative Agent and as Canadian Administrative Agent, and the other parties thereto
10.2	*
Senior Subordinated Loan Agreement, dated as of April 6, 2005, among Stile U.S. Acquisition Corp., as the U.S. Borrower, Stile Acquisition Corp., as the Canadian Borrower, Stile Consolidated Corp., as Guarantor, The Several Lenders from Time to Time Parties Hereto and The Bank of Nova Scotia, as Administrative Agent and as Canadian Administrative Agent, and the other parties thereto
10.3	*	Registration Rights Agreement, dated as of April 6, 2005, among Stile Holding Corp., KKR Millennium Fund (Overseas) Limited Partnership and KKR Partners (International) Limited Partnership
10.4	*	Management and Advisory Services Retainer Agreement, dated as of April 6, 2005, between Stile U.S. Acquisition Corp. and Kohlberg Kravis Roberts & Co. L.P.
10.5	*	Form of Management Stockholder's Agreement
10.6	*	Form of Sale Participation Agreement
12.1	*	Computation of Earnings to Fixed Charges
21.1	*	List of Subsidiaries
23.1	**	Consent of KPMG LLP
23.2	**	Consent of Deloitte & Touche LLP
23.3	*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.2 hereof)
23.4	*	Consent of Davies Ward Phillips & Vineberg LLP (included as part of its opinion filed as Exhibit 5.1 hereof)
23.5	*	Consent of González Calvillo, S.C. (included as part of its opinion filed as Exhibit 5.3 hereof)
23.6	*	Consent of Holland & Knight LLP (included as part of its opinion filed as Exhibit 5.4 hereof)
23.7	*	Consent of Mason Hayes+Curran (included as part of its opinion filed as Exhibit 5.5 hereof)
23.8	*	Consent of Morales, Noguera, Valdivieso & Besa (include as part of its opinion filed as Exhibit 5.6 hereof)
23.9	*	Consent of Pinsent Masons (included as part of its opinion filed as Exhibit 5.7 hereof)
23.10	*	Consent of Smith, Strege & Fredericksen, Ltd. (included as part of its opinion filed as Exhibit 5.8 hereof)
24.1	*	Powers of Attorney for Masonite International Inc. (included in signature pages of the initial filing of this Registration Statement)
24.2	*	Powers of Attorney for Masonite Corporation (included in signature pages of the initial filing of this Registration Statement)

24.3	*	Powers of Attorney for Masonite International Corporation (included in signature pages of the initial filing of this Registration Statement)
24.4	*	Powers of Attorney for Additional Registrants (included in signature pages of the initial filing of this Registration Statement)
25.1	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indentures
99.1	*	Form of Letter of Transmittal
99.2	*	Form of Letter to Brokers, Dealers
99.3	*	Form of Letter to Clients
99.4	*	Form of Notice of Guaranteed Delivery

*
Previously filed.

**
Filed herewith.

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TABLE OF ADDITIONAL REGISTRANT GUARANTORS
OFFER TO EXCHANGE
TABLE OF CONTENTS
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES
EXCHANGE RATE INFORMATION
INDUSTRY DATA
PROSPECTUS SUMMARY
Our Company
Post-Transaction Initiatives
Business Strengths
Business Strategy
Recent Developments
Issuer Information
Summary of the Terms of the Exchange Offer
Summary of the Terms of the Exchange Notes
Risk Factors
Summary Consolidated Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
THE TRANSACTION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
BUSINESS
DIRECTORS AND SENIOR MANAGEMENT
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
U.S. FEDERAL INCOME TAX CONSEQUENCES
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
ERISA CONSIDERATIONS
BOOK-ENTRY, SETTLEMENT AND CLEARANCE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AUDITORS' REPORT TO THE BOARD OF DIRECTORS OF MASONITE INTERNATIONAL INC.
Masonite International Inc. Consolidated Statements of Operations For the Year Ended December 31, 2006; the Period from February 2, 2005 (Date of Incorporation) to December 31, 2005; the Predecessor Period from January 1, 2005 to April 6, 2005; and the Predecessor Year Ended December 31, 2004 (in thousands of U.S. dollars)
Masonite International Inc. Consolidated Balance Sheets As at December 31, 2006 and December 31, 2005 (in thousands of U.S. dollars)
Masonite International Inc. Consolidated Statements of Changes in Shareholder's Equity For the Year Ended December 31, 2006; the Period from February 2, 2005 (Date of Incorporation) to December 31, 2005; the Predecessor Period from January 1, 2005 to April 6, 2005; and the Predecessor Year Ended December 31, 2004 (in thousands of U.S. dollars)
Masonite International Inc. Consolidated Statements of Cash Flows For the Year Ended December 31, 2006; the Period from February 2, 2005 (Date of Incorporation) to December 31, 2005; the Predecessor Period from January 1, 2005 to April 6, 2005; and the Predecessor Year Ended December 31, 2004 (in thousands of U.S. dollars)
Masonite International Inc. Notes to Consolidated Financial Statements For the year ended December 31, 2006; the Period from February 2, 2005 (date of Incorporation) to December 31, 2005; the Predecessor Period from January 1, 2005 to April 6, 2005; and the Predecessor Year Ended December 31, 2004 (in thousands of U.S. dollars, except share and option information)
Consolidating Statement of Operations For the year ended December 31, 2006
Consolidating Statement of Operations For the period from February 2, 2005 (date of Incorporation) to December 31, 2005 (Restated — note 2)
Consolidating Statement of Operations For the period from January 1, 2005 to April 6, 2005
Consolidating Statement of Operations For the year ended December 31, 2004
Consolidating Balance Sheet December 31, 2006
Consolidating Balance Sheet December 31, 2005 (Restated — note 2)
The reconciliation of condensed consolidating balance sheet captions is as follows: December 31, 2006
The reconciliation of condensed consolidating balance sheet captions is as follows: December 31, 2005
Consolidating Statement of Cash Flows For the year ended December 31, 2006
Consolidating Statement of Cash Flows For the period from February 2, 2005 (date of Incorporation) to December 31, 2005 (Restated — note 2)
Consolidating Statement of Cash Flows For the period from January 1, 2005 to April 6, 2005
Consolidating Statement of Cash Flows For the year ended December 31, 2004
Prospectus
Offer to Exchange
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Schedule IIa. Valuation And Qualifying Accounts And Reserves (In thousands of U.S. Dollars)
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EXHIBIT INDEX